                                                                                        Filed ing Pursuant to Rule No. 424(b)(3)
                                                                                         Registration No. 333-166530

PROSPECTUS

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Berry Plastics Corporation

OFFER TO EXCHANGE

$500,000,000 9½% Second Priority Senior Secured Notes due 2018 registered under the Securities Act of 1933

For

A Like Principal Amount of 9½% Second Priority Senior Secured Notes

We offer to exchange up to $500,000,000 aggregate principal amount of our 9½% Second Priority Senior Secured Notes due 2018 that are registered under the Securities Act of 1933, which we refer to as the “exchange notes” or “Second Priority Notes” for an equal principal amount of our 9½% Second Priority Senior Secured Notes due 2018, or the “outstanding notes,” which were issued previously without registration under the Securities Act.  We refer to the outstanding notes and the exchange notes collectively in this prospectus as the “notes.”  If you participate in the exchange offer, you will receive registered 9½% Second Priority Senior Secured Notes due 2018 for your outstanding 9½% Second Priority Senior Secured Notes due 2018 that are tendered properly for exchange.  The exchange notes are substantially identical to the outstanding notes, except that the exchange notes will not be subject to transfer restrictions or entitled to registration rights, and the additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer will not apply to the exchange notes.  The outstanding notes are, and the exchange notes will be, issued by Berry Plastics Corporation and guaranteed by Aerocon, LLC, Berry Iowa, LLC, Berry Plastics Design, LLC, Berry Plastics Technical Services, Inc., Berry Sterling Corporation, CPI Holding Corporation, Knight Plastics, LLC, Packerware, LLC, Pescor, Inc., Poly-Seal, LLC, Venture Packaging, Inc., Venture Packaging Midwest, Inc., Berry Plastics Acquisition Corporation III, Berry Plastics Opco, Inc., Berry Plastics Acquisition Corporation V, Berry Plastics Acquisition Corporation VIII, Berry Plastics Acquisition Corporation IX, Berry Plastics Acquisition Corporation X, Berry Plastics Acquisition Corporation XI, Berry Plastics Acquisition Corporation XII, Berry Plastics Acquisition Corporation XIII, Berry Plastics Acquisition Corporation XV, LLC, Kerr Group, LLC, Saffron Acquisition, LLC, Setco, LLC, Sun Coast Industries, LLC, Cardinal Packaging, Inc., Covalence Specialty Adhesives LLC, Covalence Specialty Coatings LLC, Caplas LLC, Caplas Neptune, LLC, Captive Plastics Holdings, LLC, Captive Plastics, LLC, Grafco Industries Limited Partnership, Rollpak Acquisition Corporation, Rollpak Corporation, Pliant LLC, Pliant Corporation International, Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Uniplast Holdings Inc. Uniplast U.S., Inc. and Superfos Packaging, Inc., all wholly owned subsidiaries of Berry Plastics Corporation. We refer to each of the existing and future domestic subsidiaries of Berry Plastics that will guarantee the notes as the Guarantors or the Note Guarantors.  The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indentures.

Terms of the Exchange Offer

The exchange offer expires at 5:00 p.m., New York City time, on September 3, 2010, unless extended.  Completion of the exchange offer is subject to certain customary conditions, which we may waive.  The exchange offer is not conditioned upon any minimum principal amount of the outstanding notes being tendered for exchange.  You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

All outstanding notes that are validly tendered and not withdrawn will be exchanged for exchange notes.  The exchange of outstanding notes for exchange notes pursuant to the exchange offer should not constitute a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

There is no existing market for the exchange notes to be issued, and we do not intend to apply for listing or quotation on any exchange or other securities market.

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must scknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.  The accompanying letter of transmittal relating to the exchange offer states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after consummation of the registered exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 19 for a discussion of the factors you should consider in connection with the exchange offer and exchange of outstanding notes for exchange notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE OUTSTANDING NOTES OR THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 6, 2010.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION ABOUT US	ii
SUMMARY	1
RISK FACTORS	19
THE EXCHANGE OFFER	34
USE OF PROCEEDS	44
CAPITALIZATION	45
SELECTED HISTORICAL FINANCIAL DATA	46
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION	47
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	53
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	69
BUSINESS	70
PROPERTIES	81
LEGAL PROCEEDINGS	82
MANAGEMENT	83
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	93
PRINCIPAL STOCKHOLDERS	94
DESCRIPTION OF OTHER INDEBTEDNESS	96
DESCRIPTION OF EXCHANGE NOTES	102
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	158
PLAN OF DISTRIBUTION	160
LEGAL MATTERS	160
EXPERTS	160
INDEX TO FINANCIAL STATEMENTS	F-1

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WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed with the U.S. Securities and Exchange Commission, or the “SEC,” a registration statement on Form S-4, which we refer to as the “exchange offer registration statement,” under the Securities Act of 1933, as amended, and the rules and regulations thereunder, which we refer to collectively as the “Securities Act,” covering the exchange notes being offered.  This prospectus does not contain all the information in the exchange offer registration statement.  For further information with respect to Berry Plastics Corporation and the exchange offer, reference is made to the exchange offer registration statement.  Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete.  For a more complete understanding of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits.

After the registration statement becomes effective, we will file annual, quarterly and current reports and other information with the SEC.  You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

You may obtain copies of the information and documents referenced in this prospectus at no charge by accessing the SEC’s website at http://www.sec.gov or by requesting them from us in writing or by telephone at:

Berry Plastics Corporation
101 Oakley Street
Evansville, Indiana 47710
(812) 424-2904

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than at least five business days before the expiration date of the exchange offer.  In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended.  We may extend the exchange offer in our sole discretion.  See “Exchange Offer” for more detailed information.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, our beliefs and management’s assumptions.  Such forward-looking statements include statements regarding expected financial results and other planned events, including, but not limited to, anticipated liquidity, Adjusted EBITDA and capital expenditures.  Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “project,” “target,” “goal,” “likely,” “will,” “would,” “could,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control.  Therefore, actual future events or results may differ materially from these statements.

The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements:

•	risks associated with our substantial indebtedness and debt service;

•	changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis;

•	performance of our business and future operating results;

•	risks related to our acquisition strategy and integration of acquired businesses, including Pliant;

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•	reliance on unpatented proprietary know-how and trade secrets;

•	increases in the cost of compliance with laws and regulations, including environmental laws and regulations;

•	risks related to disruptions in the overall economy and the financial markets may adversely impact our business;

•	catastrophic loss of one of our key manufacturing facilities;

•	risks of competition, including foreign competition, in our existing and future markets;

•	general business and economic conditions, particularly an economic downturn;

•	our ownership structure;

•	reduction in net worth; and

•	the other factors discussed in the section of this prospectus titled “Risk Factors.”

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.  Forward-looking statements should, therefore, be considered in light of various factors, including those set forth in this prospectus under “Risk Factors,” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus.  Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made.  We do not undertake any obligation to update or publicly release any revisions to these forward-looking statements to reflect changes in underlying assumptions, new information, future events or other changes after the date of this prospectus or to reflect the occurrence of unanticipated events.

TERMS USED IN THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, in this prospectus:

•	the term “Apollo” refers to Apollo Management, L.P. and its affiliates;

•	the terms “Berry,” “Berry Plastics,” “we,” “us,” “our” and the “Company” refer to Berry Plastics Corporation and its predecessors and consolidated subsidiaries;

•	the term “Berry Covalence Merger” refers to Berry Group’s stock-for-stock merger with Covalence Specialty Materials Holding Corp.;

•	the term “Berry Group” refers to Berry Plastics Group, Inc., a Delaware corporation, the parent company of Berry Plastics;

•
the term “Berry Merger” refers to the merger of BPC Holding Corporation and BPC Acquisition Corp., the indirect principal stockholders of which are affiliates of Apollo Management, L.P. and Graham Partners, Inc.;

•	the term “Graham” refers to Graham Partners, Inc. and its affiliates;

•	the terms “guarantors” and “note guarantors” refer to each of the existing and future domestic subsidiaries of Berry Plastics Corporation that will guarantee the notes;

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•	the term “PE” refers to polyethylene;

•	the term “PET” refers to polyethylene terephthalate;

•	the term “Pliant” refers to Pliant LLC (formerly known as Pliant Corporation);

•	the term “PP” refers to polypropylene;

•	the term “SEC” refers to the Securities and Exchange Commission; and

•	the term “Sponsors” refers to Apollo and Graham.

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SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. This summary is not complete and may not contain all of the information that may be important to you. You should carefully read the entire prospectus, including the “Risk Factors” section and our consolidated financial statements and notes to those statements, before making an investment decision.

Our Company

We believe we are one of the world’s leading manufacturers and marketers of plastic packaging products, plastic film products, specialty adhesives and coated products. We manufacture a broad range of innovative, high quality packaging solutions using our collection of over 2,200 proprietary molds and an extensive set of internally developed processes and technologies. Our principal products include containers, drink cups, bottles, closures and overcaps, tubes and prescription containers, trash bags, stretch films, plastic sheeting, corrosion protective films, agricultural films, shrink film and tapes which we sell into a diverse selection of attractive and stable end markets, including food and beverage, healthcare, personal care, quick service and family dining restaurants, custom and retail, agricultural, horticultural, institutional, industrial, construction, aerospace, and automotive. We sell our packaging solutions to more than 13,000 customers, ranging from large multinational corporations to small local businesses comprised of a favorable balance of leading national blue-chip customers as well as a collection of smaller local specialty businesses. We believe that we are one of the largest global purchasers of polyethylene resin. We believe that our proprietary tools and technologies, low-cost manufacturing capabilities and significant operating and purchasing scale provide us with a competitive advantage in the marketplace. Our unique combination of leading market positions, proven management team, product and customer diversity and manufacturing and design innovation provides access to a variety of growth opportunities. Our top 10 customers represented approximately 21% of our fiscal 2009 net sales with no customer accounting for more than 6% of our fiscal 2009 net sales. The average length of our relationship with these customers is over 20 years. Additionally, we operate more than 80 strategically located manufacturing facilities and have extensive distribution capabilities.

We believe that our unique combination of leading market positions, proven management team, product and customer diversity and manufacturing and design innovation provides access to a variety of growth opportunities and has allowed us to achieve consistent organic volume growth in excess of market growth rates. Our strong profit margins and efficient deployment of capital have allowed us to consistently generate strong cash flow and high returns on invested capital.

Our Businesses

We operate in the plastic packaging segment. Demand for our plastic packaging products is driven by the consumption of consumer products, including food, beverages, pharmaceuticals and personal care products. Plastic packaging has benefited from the shift from metal, paper and glass containers to plastics, which has taken place over the last 20 years. This conversion has been driven by factors including consumer preference, weight advantages, shatter resistance and barrier properties. Recent technological advancements have allowed for additional conversions of packaging from glass to plastic containers for a number of products that require barrier properties and/or are filled at high temperatures.

The product categories on which we focus utilize similar manufacturing processes, share common raw materials (principally polypropylene and polyethylene resin) and sell into end markets where customers demand innovative packaging solutions and quick and seamless design and delivery. We organize our business into four operating divisions: Rigid Open Top, Rigid Closed Top, Specialty Films, and Tapes, Bags, and Coatings.

Rigid Open Top

Our Rigid Open Top division consists of three product categories: containers, foodservice items (drink cups, institutional catering, and cutlery) and home and party. The largest end-uses for our containers are food and beverage products, building products and chemicals. We believe that we offer one of the broadest product lines among U.S.-based injection-molded plastic container and drink cup manufacturers and are a leader in thermoformed container and drink cup offerings, which provide a superior combination of value and quality relative to competing processes. Many of our open top products are manufactured from proprietary molds that we develop and own, which results in significant switching costs to our customers. In addition to a complete product line, we have sophisticated printing capabilities and in-house graphic arts and tooling departments, which allow us to integrate ourselves into, and add material value to, our customers’ packaging design processes. Our product engineers work directly with customers to design and commercialize new products. In order to identify new markets and applications for existing products and opportunities to create new products, we rely extensively on our national sales force. Once these opportunities are identified, our sales force works with our product design engineers and artists to satisfy customers’ needs. Our low-cost manufacturing capability with plants strategically located throughout the United States and a dedication to high-quality products and customer service have allowed us to further develop and maintain strong relationships with our attractive base of customers. Our primary competitors include Airlite, Huhtamaki, Letica, Polytainers, Pactiv and Solo. These competitors individually only compete on certain of our open top products, whereas we offer a complete selection of open top products.

Rigid Closed Top

Our Rigid Closed Top division is comprised of three product categories; closures and overcaps, bottles and prescription containers, and tubes. We believe that this line of products gives us a competitive advantage in being able to provide a complete plastic package to our customers. We have a number of leading positions in which we have been able to leverage this capability such as prescription container packages, Tab II® pharmaceutical packages, and proprietary tube and closure designs. Our innovative design center and product development engineers regularly work with our customers to develop differentiated packages that offer unique shelf presence, functionality, and cost competitiveness. Combining our design expertise with our world class manufacturing facilities, we are uniquely positioned to take projects from creative concept to delivered end product. We utilize a broad range of manufacturing technologies, offering several different manufacturing processes, including various forms of injection, extrusion, compression, and blow molding, as well as decorating and lining services. This allows us to match the optimal manufacturing platform with each customer’s desired package design and volume. Our quality system, which includes an emphasis on process control and vision technology, allows us to meet the increasingly high performance and cosmetic standards of our customers. Our primary competitors include Graham Packaging, Rexam, Rank/Alcoa, Ball and Silgan. With few exceptions, these competitors do not compete with us across many of our products and market segments. We believe that we are the only industry participant that offers the entire product line of our Rigid Closed Top products described below. We have a strong reputation for quality and service, and have received numerous “Supplier Quality Achievement Awards” from customers, as well as “Distribution Industry Awards” from market associations.

Specialty Films

Our Specialty Films division manufactures and sells primarily PE-based film products with some PVC and PP offerings. Our principal products include agricultural film, stretch film, shrink film, engineered film, personal care film and PVC film. We are one of the largest producers of stretch films, institutional can liners and engineered films in the United States.  Our primary competitors include Heritage, AEP, Sigma and Bemis.

Tapes, Bags and Coatings
Our Tapes, Bags and Coatings division manufactures and sells tape, adhesive, corrosion protective and PE-based film products to a diverse base of customers around the world.  We offer a broad product portfolio of key product groups to a wide range of global end markets that include corrosion protection, HVAC, building and construction, industrial, retail, DIY, automotive, medical and aerospace.  Our principal products include heat shrinkable and PE-based tape coatings, PE coated cloth tapes, splicing/laminating tapes, flame-retardant tapes, vinyl-coated tapes, trash bags, drop cloths, plastic sheeting and a variety of other specialty tapes, including carton sealing, masking, mounting and OEM medical tapes.  We specialize in manufacturing laminated and coated products for a diverse range of applications, including flexible packaging, products for the housing construction and woven polypropylene flexible intermediate bulk containers (“FIBC”).  We use a wide range of substrates and basic weights of paper, film, foil and woven and non-woven fabrics to service the residential building, industrial, food packaging, healthcare and military markets.  Our primary competitors include Intertape Polymers, 3-M, ShurTape, Canusa, Denso, Caddalic, Coated Excellence, FortaFiber, PolyAmerica, Clorex and Pactiv.

Our Strengths

We believe our consistent financial performance is the direct result of the following competitive strengths:

Leading market positions across a broad product offering. One of our key business strategies is to be a market leader in each of our product lines. Through quality manufacturing, innovation in product design, a focus on customer service and a skilled and dedicated workforce, we have achieved leading competitive positions in many of our major product lines, including thinwall, pry-off, dairy and clear polypropylene containers; drink cups; spice and pharmaceutical bottles and prescription vials; spirits, continuous thread, and pharmaceutical closures; aerosol overcaps and plastic squeeze tubes; institutional can liners, and cloth and foil tape products and adhesives. We believe that our leading market positions enable us to attract and expand our business with blue chip customers, cross-sell products, launch new products and maintain high margins.

Large, diverse and stable customer base. We sell our packaging solutions to more than 13,000 customers, ranging from large multinational corporations to small local businesses in diverse industries. Our customers are principally engaged in industries that are considered to be generally less sensitive to changing economic conditions, including pharmaceuticals, food, dairy, and health and beauty. Our top 10 customers represented approximately 21% of our fiscal 2009 net sales with no customer accounting for more than 6% of our fiscal 2009 net sales. Our co-design capabilities and proactive approach to customer service makes us an integral part of our customers’ long-term marketing and packaging decisions. The average length of our relationship with our top 10 customers over 20 years.

Strong organic growth through continued focus on best-in-class technology and innovation. We believe that our manufacturing technology and expertise are best-in-class and that we are a leader in new product innovation, as evidenced by our offering of an extensive proprietary product line of value-added plastic packaging in North America. We currently own over 2,200 proprietary molds and have pioneered a variety of production processes such as what we believe to be the world’s largest deep draw PP thermoforming system for drink cups. We focus our research and development efforts on high value-added products that offer unique performance characteristics and provide opportunities to achieve premium pricing and further enhance our strategic position with our customers. Our dedicated professionals work collaboratively with our customers’ marketing departments in identifying and delivering new package designs. This skill set has allowed us to consistently achieve annual organic volume growth in excess of market growth rates.

Scale and low-cost operations drive profitability. We are one of the largest domestic manufacturers and suppliers of plastic packaging solutions and we believe we are one of the lowest-cost manufacturers in the industry. We believe that our proprietary tools and technologies, low-cost manufacturing capabilities and operating and purchasing scale provide us with a competitive advantage in the marketplace. Our large, high-volume equipment and flexible, cross-facility manufacturing capabilities result in lower unit-production costs than many of our competitors as we can leverage our fixed costs, higher capacity utilization and longer production runs. Our scale also enhances our purchasing power and lowers our cost of raw materials such as resin, a raw material where we believe we are one of the largest global buyers in the market. In addition, as a result of the strategic location of our more than 80 manufacturing facilities and our national footprint of several warehouse and distribution facilities, we have broad distribution capabilities, which reduce shipping costs and allow for quick turnaround times to our customers. Our scale enables us to dedicate certain sales and marketing efforts to particular products, customers or geographic regions, when applicable, which enables us to develop expertise that is valued by our customers. In addition, to continuously improve our cost position, our managers are charged with meeting specific cost reduction and productivity improvement targets each year, with a material amount of their compensation tied to their performance versus these targets.

Ability to pass through changes in the price of resin. We have generally been able to pass through to our customers increases in the cost of raw materials, especially resin, the principal raw material used in manufacturing our products. In many cases, we have contractual price escalators/de-escalators tied to the price of resin that result in relatively rapid price adjustments to these customers. In addition, we have experienced high success rates in quickly passing through increases and decreases in the price of resin to customers without indexed price agreements. Historically, we have consistently grown our earnings even during periods of volatility in raw material markets.

Track record of strong and stable cash flow. Our strong earnings, combined with our modest maintenance capital expenditure profile and relatively low cash taxes due to various tax attributes, result in the generation of significant cash flow. We have a consistent track record of generating high cash flow as a percentage of net sales relative to our plastic packaging peers. In addition, the capital expenditures required to support our targeted manufacturing platforms and market segments is lower than in many other areas of the plastic packaging industry.

Motivated management team with highly successful track record. We believe that our management team is among the deepest and most experienced in the packaging industry. The senior management team includes Chairman and CEO Ira Boots, who has been with us for over 30 years, and CFO Jim Kratochvil, who has been with us for over 20 years. This team has been responsible for developing and executing our strategy that has generated a track record of earnings growth and strong cash flow. In addition, management has successfully integrated 29 acquisitions since 1988, and has generally achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, reducing headcount, rationalizing facilities and tools, applying best practices and capitalizing on economies of scale. Members of Berry’s senior management team and other employees own approximately 22% of the equity of Berry Group, Berry Plastics’ parent company.

Our Strategy

Our goal is to maintain and enhance our market position and leverage our core strengths to increase profitability and maximize cash flow. Our strategy to achieve these goals includes the following elements:

Increase sales to our existing customers. We believe we have significant opportunities to increase our share of the packaging purchases made by our more than 13,000 existing customers as we expand our product portfolio and extend our existing product lines. We believe our broad and growing product lines will allow us to capitalize on the corporate consolidation occurring among our customers and the continuing consolidation of their vendor relationships. With our extensive manufacturing capabilities, product breadth and national distribution capabilities, we can provide our customers with a cost-effective, single source from which to purchase a broad range of their plastic packaging needs.

Aggressively pursue new customers. We intend to aggressively pursue new customer relationships in order to drive additional organic growth. We believe that our national direct sales force, our ability to offer new customers a cost-effective, single source from which to purchase a broad range of plastic packaging products, and our proven ability to design innovative new products position us well to continue to grow and diversify our existing customer base.

Manage costs and capital expenditures to drive cash flow and returns on capital. We continually focus on reducing our costs in order to maintain and enhance our low-cost position. We employ a team culture of continuous improvement operating under an International Organization for Standardization management system and employing Six Sigma throughout the organization. Our principal cost-reduction strategies include (i) leveraging our scale to reduce material costs, (ii) efficiently reinvesting capital into our manufacturing processes to maintain technological leadership and achieve productivity gains, (iii) focusing on ways to streamline operations through plant and overhead rationalization and (iv) monitoring and rationalizing the number of vendors from which we purchase materials in order to increase our purchasing power. In addition, our managers are charged with meeting specific cost reduction and productivity improvement targets each year, with a material amount of their compensation tied to their performance versus these targets. Return on capital is a key metric throughout the organization and we require that capital expenditures meet certain return thresholds, which encourages prudent levels of spending on expansion and cost-saving opportunities.

Selectively pursue strategic mergers and acquisitions. In addition to the significant growth in earnings and cash flow we expect to generate from organic volume growth and continued cost reductions, we believe that there will continue to be opportunities for future growth through selective and prudent acquisitions. Our industry is highly fragmented and our customers are focused on working with a small set of key vendors. We have a successful track record of executing and integrating acquisitions, having completed 29 acquisitions since 1988, and have developed an expertise in synergy realization. In the past five years, we have successfully integrated Erie County Plastics Corporation, Captive Plastics, Inc., MAC Closures, Inc., Kerr Group Inc., Rollpak Corporation, and Covalence Specialty Materials Corp., realizing significant synergies and we are well underway with our integration of Pliant Corporation and Superfos Packaging, Inc. We intend to continue to apply a selective and disciplined acquisition strategy, which is focused on improving our financial performance in the long-term and further developing our scale and diversity in new or existing product lines. We continue to evaluate additional acquisition opportunities on an ongoing basis and may at any time be in preliminary discussions with third parties regarding acquisitions.
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Recent Developments

Pliant Corporation

On December 3, 2009, the Company obtained control of 100% of the capital stock of Pliant upon Pliant’s emergence from reorganization pursuant to a proceeding under Chapter 11 of the Bankruptcy Code, which we refer to as the “Pliant Transaction,” for a purchase price of $602.7 million ($576.5 million, net of cash acquired).  Pliant is a leading manufacturer of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications.  The acquired business is included in the Specialty Films reporting segment.  The purchase price was funded utilizing the proceeds from private placement offerings, consisting of $370.0 million aggregate principal amount of 8¼% first priority senior secured fixed rate notes (“First Priority Fixed Rate Notes”) and $250.0 million additional principal amount of 8⅞% second priority senior secured fixed rate notes (“Second Priority Fixed Rate Notes”).

Superfos Packaging, Inc.

In December 2009, the Company acquired 100% of the outstanding common stock of Superfos Packaging, Inc., a manufacturer of injection molded plastic rigid open top containers and other plastic packaging products primarily for food, industrial and personal care end markets.  The newly added business is primarily operated in Berry’s Rigid Open Top Division.

Segment Realignment

In January 2010, the Company elected to realign its five reporting segments into four, the Rigid Open Top, Rigid Closed Top, Specialty Films and Tapes, Bags and Coating. The realignment was completed in order to better service customers, accelerate synergy realization and enhance product-line cross selling.

Our Sponsors

Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Singapore, Frankfurt, Luxembourg and Mumbai. As of December 31, 2009, Apollo has assets under management in excess of $52 billion in private equity, capital markets and real estate funds, invested across a core group of industries where Apollo has considerable knowledge and resources.

Graham is a leading middle market industrial private equity firm based in suburban Philadelphia with over $1.5 billion under management. Graham is sponsored by the privately held Graham Group, an industrial and investment concern with global interests in plastics, packaging, machinery, building products and water management, among other industries. Graham seeks to acquire industrial companies that participate in growing manufacturing niches, often involving plastics or other synthetic materials, where Graham can leverage its unique combination of operating resources and financial expertise. Companies owned or controlled by Graham or in which Graham has significant equity investments include, among others, National Diversified Sales, Inc., Infiltrator Systems, Inc., Line-X LLC, Schneller, LLC, B&B Electronics, and HB&G Building Products

Risk Factors

You should consider carefully all the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” for risks you should consider in connection with the exchange offer.

Additional Information

Berry Plastics is a Delaware corporation.  Our principal executive offices are located at 101 Oakley Street, Evansville, Indiana 47710.  Our telephone number is (812) 424-2904.  Our website address is located at www.berryplastics.com.  The information that appears on our website is not a part of, and is not incorporated into, this prospectus.

Summary of the Exchange Offer

The following is a brief summary of the terms of the exchange offer.  For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	Up to $500,000,000 9½% Second Priority Senior Secured Notes due 2018, which have been registered under the Securities Act.
The form and terms of these exchange notes are identical in all material respects to those of the outstanding notes of the same series except that:
•the exchange notes have been registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;
•the exchange notes bear a different CUSIP number than the outstanding notes;
•the exchange notes will not be subject to transfer restrictions or entitled to registration rights; and

•the exchange notes will not be entitled to additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer.  See “The Exchange Offer―Terms of the Exchange Offer; Acceptance of Tendered Notes.”

The Exchange Offer	We are offering to exchange the exchange notes for a like principal amount of the outstanding notes.
In the exchange offer, we will exchange registered 9½% Second Priority Senior Secured Notes due 2018 for outstanding 9½% Second Priority Senior Secured Notes due.

We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on September 3, 2010.  Holders may tender some or all of their outstanding notes pursuant to the exchange offer.  However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount, subject to a minimum denomination of $2,000.

In order to be exchanged, an outstanding note must be properly tendered and accepted.  All outstanding notes that are validly tendered and not withdrawn will be exchanged.  As of the date of this prospectus, there are $500,000,000 aggregate principal amount of 9½% Second Priority Senior Secured Notes due 2018 outstanding.  We will issue exchange notes promptly after the expiration of the exchange offer.  See “The Exchange Offer—Terms of the Exchange Offer―Acceptance of Tendered Notes.”

Transferability of Exchange Notes
Based on interpretations by the staff of the SEC, as detailed in previous no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•you are acquiring the exchange notes in the ordinary course of your business;
•you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the exchange notes; and
•you are not our “affiliate” as defined in Rule 405 under the Securities Act.
If you are an affiliate of ours, or are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:
•you cannot rely on the applicable interpretations of the staff of the SEC;
•you will not be entitled to participate in the exchange offer; and
•you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in the exchange offer for outstanding notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the exchange notes issued in the exchange offer.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us, in the absence of an exemption therefrom,

•may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.
See “Plan of Distribution.”

We do not intend to apply for listing of the exchange notes on any securities exchange or to seek approval for quotation through an automated quotation system.  Accordingly, there can be no assurance that an active market will develop upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on September 3, 2010, unless we extend the expiration date.
Exchange Date; Issuance of Exchange Notes
The date of acceptance for exchange of the outstanding notes is the exchange date, which will be the first business day following the expiration date of the exchange offer.  We will issue the exchange notes in exchange for the outstanding notes tendered and accepted in the exchange offer promptly following the exchange date.  See “The Exchange Offer―Terms of the Exchange Offer; Acceptance of Tendered Notes.”

Conditions to the Exchange Offer
The exchange offer is subject to customary conditions.  We may assert or waive these conditions in our reasonable discretion.  See “The Exchange Offer―Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Special Procedures for Beneficial Holders
If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact such registered holder promptly and instruct such person to tender on your behalf.  See “The Exchange Offer―Procedures for Tendering Outstanding Notes.”

Effect of Not Tendering
Any outstanding notes that are not tendered in the exchange offer, or that are not accepted in the exchange, will remain subject to the restrictions on transfer.  Since the outstanding notes have not been registered under the U.S. federal securities laws, you will not be able to offer or sell the outstanding notes except under an exemption from the requirements of the Securities Act or unless the outstanding notes are registered under the Securities Act.  Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the U.S. federal securities laws.  See “The Exchange Offer―Effect of Not Tendering.”

Withdrawal Rights	You may withdraw your tender at any time before the exchange offer expires.
Interest on Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes, or, if no interest has been paid, from November 15, 2010.

Acceptance of Outstanding Notes and Delivery of Exchange Notes
Subject to the conditions stated in the section “The Exchange Offer―Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date.  The exchange notes will be delivered promptly after the expiration date.  See “The Exchange Offer―Terms of the Exchange Offer; Acceptance of Tendered Notes.”

Material U. S. Federal Income Tax Consequences
The exchange by a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) of outstanding notes for exchange notes in the exchange offer should not constitute a taxable exchange for U.S. federal income tax purposes.  See “Material U.S. Federal Income Tax Consequences.”

Accounting Treatment
We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer.  The expenses of the exchange offer that we pay will be charged to expense in accordance with generally accepted accounting principles.  See “The Exchange Offer―Accounting Treatment.”

Exchange Agent
U.S. Bank National Association, the trustee under the Indenture, is serving as exchange agent in connection with the exchange offer.  The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer―Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds.”

Summary of the Terms of the Exchange Notes

The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except that the transfer restrictions, registration rights and additional interest provisions in some circumstances relating to the timing of the exchange offer, which are applicable to the outstanding notes, do not apply to the exchange notes.  The exchange notes will evidence the same debt as the outstanding notes and will be governed by the same indenture, which we refer to as the Indenture.

Issuer	Berry Plastics Corporation
Notes Offered	$500,000,000 aggregate principal amount of 9½% second priority senior secured fixed rate notes due 2018.
Maturity Date	The exchange notes will mature on September 15, 2018.
Interest	The exchange notes will bear interest from April 30, 2010 at a rate of 9½% per annum, payable semiannually, in cash in arrears, on May 15 and November 15 of each year, commencing November 15, 2010.
Security
The exchange notes will be secured by a lien (subject to certain exceptions and permitted liens) on all of Berry Plastics’ and the guarantors’ property and assets that secure our senior secured credit facilities and our first priority senior secured notes, which excludes (i) any license, contract or agreement of Berry Plastics or the guarantors, if and only for so long as the grant of a security interest under the security documents would result in a breach or default under, or abandonment, invalidation or unenforceability of that license, contract or agreement; (ii) any deposit accounts, securities accounts or cash; and (iii) certain other limited exclusions. While the collateral securing our senior secured credit facilities and, subject to certain exceptions, our existing first priority senior secured notes includes the equity interests of substantially all of our domestic subsidiaries and “first-tier” foreign subsidiaries, the collateral securing the exchange notes will not include securities and other equity interests of our subsidiaries.

In addition to not guaranteeing the exchange notes, Berry Group will not pledge the stock of Berry Plastics as security for the exchange notes.
You should read “Description of Exchange Notes—Security for the Second Priority Notes” for a more complete description of the security granted to the holders of the exchange notes.
The value of collateral securing the exchange notes at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of exchange notes if collateral is disposed of in a transaction that complies with the applicable indenture, security documents and intercreditor agreement or agreements. In the event of a liquidation of the collateral, the proceeds may not be sufficient to satisfy the obligations under the exchange notes and any other indebtedness secured on a senior or pari passu basis thereto. See “Risk Factors—Risks Related to the Exchange Notes—It may be difficult to realize the value of the collateral securing the Exchange Notes.”

Intercreditor Agreement
The collateral agent for the trustee and the holders of the exchange notes, and the trustee in respect of the exchange notes, will become parties to an intercreditor agreement among the trustees under the indentures governing our existing second priority senior secured notes, the trustees and the collateral agents under the indentures governing our existing first priority senior secured notes, and the collateral agents and the administrative agents under the senior secured credit facilities as to the relative priorities of their respective security interests in the assets securing Berry Plastics’ and the guarantors’ obligations under the exchange notes, our existing first priority senior secured notes, our existing second priority senior secured notes and our senior secured credit facilities and certain other matters relating to the administration of security interests. The terms of such intercreditor agreement are set forth under “Description of Exchange Notes—Security for the Second Priority Notes.”

Optional Redemption
Prior to May 15, 2014, Berry Plastics may redeem some or all of the exchange notes at a price equal to 100% of the principal amount of the exchange notes redeemed plus accrued and unpaid interest and additional interest, if any, to the redemption date plus the “applicable premium.” On or after May 15, 2014, Berry Plastics may redeem some or all of the exchange notes at the redemption prices set forth in this prospectus, plus accrued and unpaid interest and additional interest, if any, to the redemption date. See “Description of Exchange Notes—Optional Redemption.” Additionally, on or prior to May 15, 2013, Berry Plastics may redeem up to 35% of the aggregate principal amount of exchange notes with the net proceeds of specified equity offerings at the redemption price specified in “Description of Exchange Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date.

Change of Control
If a change of control occurs, Berry Plastics must give holders of the exchange notes an opportunity to sell to Berry Plastics their exchange notes at a purchase price of 101% of the principal amount of such exchange notes, plus accrued and unpaid interest to the date of purchase. The term “Change of Control” for of the exchange notes is defined under “Description of Exchange Notes—Change of Control.”

Guarantees
The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a second priority senior secured basis, by each of Berry Plastics’ existing and future direct or indirect domestic subsidiaries that guarantees our senior secured credit facilities and our first priority senior secured notes.  Under certain circumstances, subsidiaries may be released from these guarantees without the consent of the holders of the exchange notes.  See “Description of Exchange Notes—Note Guarantees.” The exchange notes will not be guaranteed by Berry Group, the parent of Berry Plastics.

Ranking
The exchange notes and guarantees will constitute Berry Plastics’ and the guarantors’ senior secured debt. Subject to the contractual arrangements described above under “Collateral” and “Intercreditor Agreements,” they will rank:

• equally in right of payment with all of Berry Plastics’ and the guarantors’ existing and future senior debt;
• senior to all of Berry Plastics’ and the guarantors’ existing and future subordinated debt;

•     effectively subordinated to all of Berry Plastics’ and the guarantors’ first priority secured debt, including the borrowings under Berry Plastics’ senior secured credit facilities and debt under Berry Plastics’ existing first priority senior secured notes, to the extent of the collateral securing such debt; and

• effectively junior in right of payment to all existing and future indebtedness and other liabilities of any subsidiary that is not a guarantor of the exchange notes.
As of April 3, 2010, after giving pro forma effect to the issuance of the exchange notes and the use of proceeds therefrom, we would have had outstanding on a consolidated basis:

•      $2,259.3 million of secured senior indebtedness constituting first priority lien obligations, primarily consisting of the term loans and revolving loans under our senior secured credit facilities and our existing first priority senior secured notes. In addition, as of such date we would have had $448.6 million of availability under our revolving credit facility, all of which is secured by a first priority lien on the collateral securing the second priority notes.

• $1,481.5 million of secured senior indebtedness constituting second priority lien obligations, consisting of the existing second priority senior secured notes and the exchange notes.
• $669.9 million of unsecured senior subordinated indebtedness, consisting of the existing senior subordinated notes.
As of April 3, 2010, Berry Plastics’ non-guarantor subsidiaries had liabilities of $61.9 million.
Certain Covenants	The indenture governing the exchange notes will contain covenants that limit the ability of Berry Plastics and certain of its subsidiaries’ ability, from and after the Issue Date, to:
• incur or guarantee additional indebtedness;
• pay dividends and make other restricted payments;
• create restrictions on the payment of dividends or other distributions to Berry Plastics from its restricted subsidiaries;
• create or incur certain liens;
• make certain investments;
• engage in sales of assets and subsidiary stock; and
• transfer all or substantially all of Berry Plastics’ assets or enter into merger or consolidation transactions.

These covenants are subject to a number of important limitations and exceptions as described under “Description of Exchange Notes—Certain Covenants.” Certain covenants will cease to apply to the exchange notes at all times after the exchange notes have investment grade ratings from both Moody’s and S&P; provided that no event of default has occurred and is continuing. Similarly, the “Change of Control” covenant will be suspended with respect to the exchange notes during all periods when the exchange notes have investment grade ratings from Moody’s and S&P; provided that no default has occurred and is continuing.

Summary Historical and Unaudited Pro Forma Financial Data

The following table sets forth certain historical and pro forma financial data for Berry Plastics. Our fiscal year is the 52- or 53-week period ending generally on the Saturday closest to September 30. The summary historical financial data for the fiscal year ended September 26, 2009 has been derived from our audited consolidated financial statements and related notes included in this prospectus.

The summary historical financial data as of and for the two quarterly periods ended April 3, 2010 and March 28, 2009 is derived from our unaudited financial statements included in this prospectus. The summary historical financial data for the twelve month period ended September 26,2009 is derived from our audited financial statements included in this prospectus. The summary historical financial data set forth below should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited consolidated financial statements and the related notes included in this prospectus.

The following table also includes summary unaudited pro forma financial information as of and for the twelve month period ended September 26, 2009. The summary unaudited pro forma financial information has been derived from the pro forma financial information set forth under “Unaudited Pro Forma Condensed Consolidated Financial Information,” which has been prepared to give pro forma effect to the Pliant Transaction and this offering. The summary unaudited pro forma condensed consolidated statement of operations data gives effect to the Pliant Transaction and this offering as if they had occurred on the first day of the twelve month period ended September 26, 2009. The summary unaudited pro forma condensed consolidated balance sheet data as of April 3, 2010 gives effect to this offering as if it had occurred on April 3, 2010.

The Pliant Transaction has been accounted for using the purchase method of accounting. Pliant filed for bankruptcy on February 11, 2009 and on December 3, 2009 we acquired all the capital stock of Pliant for an acquisition purchase price of approximately $602.7 ($576.5, net of cash required) million including fees and expenses. The purchase accounting allocations in the Pliant Transaction are preliminary and have been included in the Company’s unaudited consolidated balance sheet as of April 3, 2010. An independent third-party appraiser has been engaged to assist with the purchase price allocation and valuation of these assets as of the closing date of the Pliant Transaction, and upon a final valuation the allocations will be adjusted. The Company is still finalizing a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed in the Pliant Transaction. Such final adjustments will likely include adjustments to the allocations of the purchase price to tangible and intangible assets, which may result in increases to depreciation and amortization, which may be material. The excess proceeds have been accounted for as goodwill.

As a result of the acquisition, Pliant became be a wholly owned subsidiary of Berry Plastics with assets, liabilities and an equity structure that are not comparable to historical periods.

The summary unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and does not purport to represent what our results of operations and financial condition would have been had the Pliant Transaction and this offering actually occurred as of the dates indicated, nor does it project our results of operations for any future period or our financial condition at any future date. Berry Plastics or Pliant may have performed differently had they been combined during the periods presented. The following financial information should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Risk Factors,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our and Pliant’s historical consolidated financial statements included in this prospectus.

Unaudited	Audited	Unaudited
($ in millions)	Two Quarterly periods ended April 3, 2010	Two Quarterly periods ended March 28, 2009	Year ended September 26, 2009	Pro Forma Year ended September 26, 2009
Statement of Operations Data:
Net sales	$1,935.3	$1,622.8	$3,187.1	$4,120.6
Cost of sales	1,660.0	1,373.4	2,641.1	3,489.6

Gross profit	275.3	249.4	546.0	631.0
Operating expenses	217.9	175.5	360.2	565.2
Operating income	57.4	73.9	185.8	65.8

Other expense (income)	(7.1)	(14.8)	(30.4)	(30.9)
Interest expense, net	108.0	138.4	244.5	354.9

Loss before income taxes	(43.5)	(49.7)	(28.3)	258.2
Income tax benefit	(10.2)	(17.1)	(6.3)	(103.3)
Discontinued operations, net of income taxes	—	4.2	4.2	4.2

Net loss	$(33.3)	$(36.8)	$(26.2)	$(159.2)

Balance Sheet Data (at period end):
Working capital(1)	$501.6	$509.5	$351.4	$861.0
Total assets	5,491.5	4,360.3	4,401.0	5,656.2
Total long-term debt, less current portion	4,135.0	3,388.9	3,342.2	4,384.3
Stockholders’ equity	300.0	293.4	321.7	299.9

Other Financial Data:
Capital expenditures	129.0	98.7	194.4
Depreciation and amortization	151.1	124.9	253.5
Adjusted EBITDA	297.7	308.5	518.9	659.3

(1)	Represents total current assets less total current liabilities.

($ in millions)	Two Quarterly periods ended April 3, 2010	Two Quarterly periods ended March 28, 2009	Year ended September 26, 2009	Pro Forma Year ended September 26, 2009
Adjustments to reconcile Net loss to Adjusted EBITDA:
Net loss	$(33.3)	$(36.8)	$(26.2)	$(159.2)
Interest expense, net	(108.0)	(138.4)	(244.5)	(354.9)
Depreciation and amortization	(151.1)	(124.9)	(253.5)	(303.5)
Income tax benefit	10.2	17.1	6.3	103.3
Stock based compensation	(0.7)	(12.0)	(12.4)	(12.4)
Business optimization expense(1)	(31.2)	(7.8)	(19.3)	(38.0)
Restructuring, reorganization and other non-cash items(2)	(9.1)	(0.8)	(11.3)	(111.7)
Management fees	(3.3)	(2.8)	(6.4)	(7.4)
Other non-cash income (expense)	5.7	10.0	25.1	(6.3)
Unrealized cost reductions	(2.4)	(11.6)	(16.2)	(16.2)
Pro forma acquisitions(4)	(15.4)	(39.0)	—	(13.4)
Unrealized synergies(3)	(25.7)	(35.1)	(12.9)	(57.9)

Adjusted EBITDA	$297.7	$308.5	$518.9	$659.3

(1)
Business optimization expenses consist of expenses related to transaction and merger costs associated with the acquisitions, mergers, plant rationalizations, and miscellaneous product launches and other one-time costs.

(2)
Restructuring and impairment charges relate to decisions to shut down various manufacturing facilities. These charges have been accounted for under the provisions of Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-lived Assets and Statement of Financial Accounting Standard No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The costs consist of severance and termination benefits, facility exit costs, non-cash impairment charges and other costs.

(3)	Represents process improvements, plant network optimization, procurement and selling general and administrative cost savings associated with the acquisitions and mergers.
(4)	Represents Superfos and Pliant EBITDA from beginning of period to acquisition date for quarterly periods ending and Superfos for the Pro Forma year ended September 26, 2009.

.

 RISK FACTORS

Investing in the Notes involves a high degree of risk.  You should carefully consider the following risk factors and all other information contained in this prospectus, including our financial statements and the related notes, before deciding to participate in the exchange offer.  The risks described below are not the only risks facing us.  Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations.  If any of the following risks materialize, our business, financial condition or results of operations could be materially and adversely affected.  In that case, you may lose some or all of your investment.

Risks Related to Our Exchange Notes and the Exchange Offer

If you fail to exchange your outstanding notes, they will continue to be restricted securities and may become less liquid.

Outstanding notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.  We will issue the exchange notes in exchange for the outstanding notes in the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer―Procedures for Tendering Outstanding Notes.”  Such procedures and conditions include timely receipt by the exchange agent of such outstanding notes and of a properly completed and duly executed letter of transmittal.  Because we anticipate that most holders of the outstanding notes will elect to exchange their outstanding notes, we expect that the liquidity of the market for the outstanding notes remaining after the completion of the exchange offer will be substantially limited.  Any outstanding notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the outstanding notes.  Further, following the exchange offer, if you did not tender your outstanding notes, you generally will not have any further registration rights, and such outstanding notes will continue to be subject to certain transfer restrictions.

You may find it difficult to sell your exchange notes because there is no existing trading market for the exchange notes.

The exchange notes are being offered to the holders of the outstanding notes.  The outstanding notes were issued on April 30, 2010, primarily to a small number of institutional investors.  There is no existing trading market for the exchange notes and there can be no assurance regarding the future development of a market for the exchange notes, or the ability of the holders of the exchange notes to sell their exchange notes or the price at which such holders may be able to sell their exchange notes.  If such a market were to develop, the exchange notes could trade at prices that may be higher or lower than the initial offering price of the outstanding notes depending on many factors, including prevailing interest rates, our financial position, operating results and the market for similar securities.  We do not intend to apply for listing or quotation of the exchange notes on any exchange and we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be.  The initial purchasers of the outstanding notes are not obligated to make a market in the exchange notes, and any market-making may be discontinued at any time without notice.  Therefore, there can be no assurance as to the liquidity of any trading market for the exchange notes or that an active market for the exchange notes will develop.  As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities.  There can be no assurance that the market for the exchange notes will not be subject to similar disruptions.  Any such disruptions may have an adverse effect on holders of the exchange notes.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer.  Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the exchange notes in exchange for your outstanding notes only if you properly tender the outstanding notes before expiration of the exchange offer.  Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the outstanding notes for exchange.  If you are the beneficial holder of outstanding notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your outstanding notes are held and instruct that person to tender on your behalf.

Risks Related to the Exchange Notes

We have substantial indebtedness, which could affect our ability to meet our obligations under the Exchange Notes and may otherwise restrict our activities.

As of April 3, 2010, we would have had, after giving pro forma effect to the issuance of the exchange notes and the intended use of proceeds, $4,410.7 million of outstanding indebtedness and, for the twelve months ended April 3, 2010, debt service payment obligations of $321.0 million (including approximately $277.4 million of debt service on fixed rate obligations). We are permitted by the terms of the exchange notes and our other debt instruments to incur substantial additional indebtedness, subject to the restrictions therein. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations under our indebtedness, including the exchange notes;

•	limit our ability to borrow money for our working capital, capital expenditures, debt service requirements or other corporate purposes;

•
require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, product development and other corporate requirements;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to respond to business opportunities; and

•	subject us to financial and other restrictive covenants, which, if we fail to comply with these covenants and our failure is not waived or cured, could result in an event of default under our debt.

Despite our substantial indebtedness, we and our subsidiaries may still be able to incur significantly more debt. This could intensify the risks described above.

The terms of the indentures governing the exchange notes, our existing first priority senior secured notes, our existing second priority senior secured notes, our senior subordinated notes and the terms of our senior secured credit facilities contain restrictions on our and our subsidiaries’ ability to incur additional indebtedness, including senior secured indebtedness that will be effectively senior to the exchange notes to the extent of the assets securing such indebtedness, subject to the terms of the intercreditor agreements. However, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, much of which could constitute secured or senior indebtedness. As of April 3, 2010, after giving pro forma effect to the issuance of the exchange notes and the intended use of proceeds, we would have had $448.6 million available for additional borrowing under our revolving credit facility (subject to $33.1 million in outstanding letters of credit), all of which would be secured on a first priority basis. In addition to the exchange notes, the existing first priority senior secured notes, the existing second priority senior secured notes, the senior subordinated notes and our borrowings under our senior secured credit facilities, the covenants under any other existing or future debt instruments could allow us to borrow a significant amount of additional indebtedness. The more leveraged we become, the more we, and in turn our security holders, become exposed to the risks described above under “—We have substantial indebtedness, which could affect our ability to meet our obligations under the Exchange Notes and may otherwise restrict our activities.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the Exchange Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to pay principal and interest on the exchange notes and to satisfy our other debt obligations will depend upon, among other things:

•
our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	the future availability of borrowings under our senior secured credit facilities, which depends on, among other things, our complying with the covenants in our senior secured credit facilities.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior secured credit facilities or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the exchange notes. See “Disclosure Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” included in this prospectus.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the exchange notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, including our senior secured credit facilities and the indentures governing the exchange notes, the existing first priority senior secured notes, the existing second priority senior secured notes and the senior subordinated notes, may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Furthermore, the Sponsors have no continuing obligation to provide us with debt or equity financing.

Repayment of our debt, including the Exchange Notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the exchange notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and (if they are not guarantors of the exchange notes) their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the exchange notes, our subsidiaries do not have any obligation to pay amounts due on the exchange notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the exchange notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the exchange notes will limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations will be subject to certain qualifications and exceptions. In the event that we do not receive distributions from our non-guarantor subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the exchange notes.

The collateral securing the Exchange Notes is subject to control by creditors with first priority liens and subject to the terms of the applicable intercreditor agreement. If there is a default, the value of the collateral may not be sufficient to repay both the first priority creditors and the holders of the Exchange Notes and the other second priority creditors.

The exchange notes will be secured on a second priority basis by substantially all of the collateral of our restricted subsidiaries that secures our senior secured credit facilities, our existing first priority senior secured notes on a first priority basis (in each case subject to certain exceptions described herein). Under the terms of the indenture governing the exchange notes, we are permitted in the future to incur additional indebtedness and other obligations that may share in the second priority liens on the collateral securing the exchange notes and, in certain circumstances, in the first priority liens on the collateral securing our senior secured credit facilities and our existing first priority senior secured notes, and under certain circumstances we will be permitted to contribute cash or other assets held by Berry Plastics or its restricted subsidiaries to unrestricted subsidiaries.

The holders of obligations secured by the first priority liens on the collateral will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the exchange notes and other obligations secured by second priority liens will be entitled to any recovery from the collateral. We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of all of such collateral would be sufficient to satisfy the amounts outstanding under the exchange notes and other obligations secured by the second priority liens, if any, after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the exchange notes, then holders of the exchange notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets, which claim will rank equal in priority to the unsecured claims with respect to any unsatisfied portion of the obligations secured by the first priority liens or other second priority liens and our other unsecured senior indebtedness. As of April 3, 2010, on a pro forma basis after giving effect to the issuance of the exchange notes and the intended use of proceeds, the aggregate amount of senior secured indebtedness outstanding and constituting first priority lien obligations would have been approximately $2,259.3 million. In addition, we would have had $448.6 million of availability under our revolving credit facility. Under the indenture governing the exchange notes, we can also incur additional indebtedness secured by first priority liens and second priority liens so long as such first and second priority liens are securing indebtedness permitted to be incurred by the covenants described under “Description of exchange notes” and certain other conditions are met. Our ability to designate future debt as either first priority secured or second priority secured and, in either event, to enable the holders thereof to share in the collateral on either a priority basis or a pari passu basis with holders of the exchange notes, our senior secured credit facilities, our existing first priority senior secured notes and our existing second priority senior secured notes, may have the effect of diluting the ratio of the value of such collateral to the aggregate amount of the obligations secured by the collateral.

In addition, the asset sale covenant and the definition of asset sale, each in the indenture governing the exchange notes, have a number of exceptions pursuant to which we would be able to sell collateral without being required to reinvest the proceeds of such sale into assets that will comprise collateral, or collateral of the same type, or to make an offer to the holders of the exchange notes to repurchase the exchange notes. See “Description of Exchange Notes—Certain Covenants—Asset Sales,” and “Description of Exchange Notes—Certain Definitions.”

Our senior secured credit facilities have the benefit of a pledge of the stock of Berry Plastics and a guarantee from Berry Group, which the exchange notes will not have and the existing second priority senior secured notes do not have. In addition, our obligations under our senior secured credit facilities and, subject to certain limitations, the existing first priority senior secured notes are secured by pledges of stock of subsidiaries of Berry Plastics (with certain exceptions), while our obligations under the existing second priority senior secured notes are not and our obligations under the exchange notes will not be secured by such pledges. The proceeds of such assets, if any, may not be available to repay the exchange notes.

The lien-ranking provisions set forth in the indenture governing the Exchange Notes and the applicable intercreditor agreement will substantially limit the rights of the holders of the Exchange Notes with respect to the collateral securing the Exchange Notes.

The rights of the holders of the exchange notes with respect to the collateral securing the exchange notes will be substantially limited pursuant to the terms of the lien-ranking provisions set forth in the indenture governing the exchange notes and the intercreditor agreement. Under those lien-ranking provisions, at any time that obligations that have the benefit of the first priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents, will be at the direction of the holders of the obligations secured by the first priority liens. The trustee, on behalf of the holders of the exchange notes, will not have the ability to control or direct such actions, even if the rights of the holders of the exchange notes are adversely affected. Additional releases of collateral from the second priority lien securing the exchange notes are permitted under some circumstances. The holders will also waive certain rights normally accruing to secured creditors in a bankruptcy. See “Description of Exchange Notes—Security for the Exchange Notes.”

It may be difficult to realize the value of the collateral securing the Exchange Notes.

The collateral securing the exchange notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the exchange notes and any other creditors that also have the benefit of first liens on the collateral securing the exchange notes from time to time, whether on or after the date the exchange notes are issued. The initial purchasers neither analyzed the effect of, nor participated in any negotiations relating to such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the exchange notes, as well as the ability of the collateral agent, to realize or foreclose on such collateral.

The collateral securing the exchange notes does not include all of Berry Plastics’ or the guarantors’ assets. In particular, the collateral does not include (i) any property or assets owned by our foreign subsidiaries and two of our domestic subsidiaries, (ii) any license, contract or agreement, if and only for so long as the grant of a security interest under the security documents relating to the exchange notes would result in a breach or default under, or abandonment, invalidation or unenforceability of, such license, contract or agreement, (iii) any securities or other equity interests of our subsidiaries, (iv) any vehicle, (v) any deposit accounts, securities accounts or cash, (vi) real property held by us or any of our subsidiaries as a lessee under a lease and (vii) certain other exceptions described in such security documents. No appraisals of any collateral have been prepared in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the exchange notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the exchange notes and all other senior secured obligations, interest may cease to accrue on the exchange notes from and after the date the bankruptcy petition is filed.

The security interest of the collateral agent for the exchange notes will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the exchange notes, the holders of the exchange notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law provides that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the exchange notes may not be perfected with respect to the claims of such exchange notes if the collateral agent for the exchange notes is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing such Notes. In addition, applicable law provides that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. Berry Plastics and the guarantors have limited obligations to perfect the noteholders’ security interest in specified collateral. There can be no assurance that the collateral agent for the exchange notes will monitor, or that we will inform the trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the exchange notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the collateral agent for the exchange notes, as applicable, against third parties.

The documentation related to the exchange notes shall provide that Berry Plastics and the guarantors are obligated to deliver mortgages and related documentation to the collateral agent within 120 days after the Issue Date in order to provide the holders of the exchange notes a perfected security interest in certain real property owned by Berry Plastics and the guarantors. Such real property is subject to mortgages in favor of the lenders under our senior secured credit facilities and holders of our existing first priority senior secured notes and existing second priority senior secured notes. Until such time as such mortgages and related documentation are delivered, if at all, such real estate and the proceeds thereof will not constitute collateral securing the exchange notes.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the exchange notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the Bankruptcy Code, a secured creditor such as the collateral agent in respect of the exchange notes is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the Bankruptcy Code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•	how long payments under the exchange notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the exchange notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court.

In addition, with respect to the exchange notes, the applicable intercreditor agreement provides that, in the event of a bankruptcy, the trustee, as the collateral agent for the exchange notes, may not object to a number of important matters following the filing of a bankruptcy petition so long as any first lien debt is outstanding. After such a filing, the value of the collateral securing the exchange notes could materially deteriorate and holders of exchange notes would be unable to raise an objection.

The right of the holders of obligations secured by first priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.

 In the event of a bankruptcy of us or any of the guarantors, holders of the Exchange Notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the Exchange Notes exceed the fair market value of the collateral securing the Exchange Notes.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect the exchange notes on the date of the bankruptcy filing was less than the then-current principal amount of the exchange notes. Upon a finding by the bankruptcy court that the exchange notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the exchange notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the exchange notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the exchange notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the exchange notes.

The value of the collateral securing the Exchange Notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the exchange notes will only be entitled to post-petition interest under the Bankruptcy Code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the exchange notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the Bankruptcy Code. No appraisal of the fair market value of the collateral has been prepared in connection with this offering and we therefore cannot assure you that the value of the noteholders’ interest in the collateral equals or exceeds the principal amount of the exchange notes.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent for the trustees and holders of the exchange notes, including pursuant to mortgages and security documents delivered after the date of the indenture governing the exchange notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the exchange notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. We note that the documentation related to the exchange notes shall provide that Berry Plastics and the guarantors are obligated to deliver mortgages and related documentation to the collateral agent within 120 days after the Issue Date in order to provide the holders of the exchange notes a perfected security interest in certain real property owned by Berry Plastics and the guarantors.

 If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Exchange Notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities and our existing first priority senior secured notes, that is not waived by the required holders of such indebtedness, and any remedies sought by the holders of such indebtedness, could prohibit us from making payments of principal, premium, if any, or interest on the exchange notes and could substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. More specifically, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under our revolving credit facility or any of the other agreements governing our indebtedness and seek a waiver, we may not be able to obtain a waiver from the required holders of such indebtedness. If this occurs, we would be in default under such indebtedness, the holders of such indebtedness could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of Exchange Notes.”

 The Exchange Notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.

The exchange notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries that are not guaranteeing the exchange notes, which include two of our domestic subsidiaries and all of our non-U.S. subsidiaries. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the exchange notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. In the two quarterly periods ended April 3, 2010, the subsidiaries that are not guaranteeing the exchange notes had net sales of $149.2 million not including pro forma for the Pliant acquisition and, as of such date, held $510.2 million of our total assets. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of exchange notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

Federal and state fraudulent transfer laws permit a court, under certain circumstances, to void the Exchange Notes, guarantees and security interests, and, if that occurs, you may not receive any payments on the Exchange Notes.

The issuance of the exchange notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. While the relevant laws may vary from state to state, the incurrence of the obligations in respect of the exchange notes and the guarantees, and the granting of the security interests in respect thereof, will generally be a fraudulent conveyance if (i) the consideration was paid with the intent of hindering, delaying or defrauding creditors or (ii) we or any of our subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the exchange notes or a guarantee, and, in the case of (ii) only, one of the following is also true:

•	we or any of our subsidiary guarantors were or was insolvent or rendered insolvent by reason of issuing the exchange notes or the guarantees;

•	payment of the consideration left us or any of our subsidiary guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our subsidiary guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the exchange notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the exchange notes or such guarantee or further subordinate the exchange notes or such guarantee to presently existing and future indebtedness of ours or such subsidiary guarantor, require the holders of the exchange notes to repay any amounts received with respect to the exchange notes or such guarantee or void or otherwise decline to enforce the security interests and related security agreements in respect thereof. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the exchange notes. Further, the voidance of the exchange notes could result in an event of default with respect to our other debt and that of our subsidiary guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of fraudulent conveyance laws vary depending upon the law of the jurisdiction that is being applied. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were solvent at the relevant time, or regardless of the standard used, that the issuance of the exchange notes and the guarantees would not be subordinated to our or any subsidiary guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. Therefore, a court could void the obligations under the guarantees, subordinate them to the applicable subsidiary guarantor’s other debt or take other action detrimental to the holders of the exchange notes. In addition, a recent bankruptcy court decision in Florida questioned the validity of a customary savings clause in a guarantee.

Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

You have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending on the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under Federal or state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of Exchange Notes—Note Guarantees.”

The terms of our senior secured credit facilities and the indentures governing the Exchange Notes, the existing first priority senior secured notes, the existing second priority senior secured notes and the senior subordinated notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The credit agreements governing our senior secured credit facilities and the indentures governing the exchange notes, the existing first priority senior secured notes, the existing second priority senior secured notes and the senior subordinated notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other restricted payments;

•	create or incur certain liens;

•	make certain investments;

•	engage in sales of assets and subsidiary stock;

•	enter into transactions with affiliates;

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions; and

•	make capital expenditures.

In addition, under certain circumstances our revolving credit facility requires us to maintain a minimum fixed charge coverage ratio. As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

A failure to comply with the covenants contained in our senior secured credit facilities, the indenture governing the exchange notes or the indentures governing our existing first priority senior secured notes, existing second priority senior secured notes or senior subordinated notes could result in an event of default under our senior secured credit facilities, the indenture governing the exchange notes or the indentures governing our existing first priority senior secured notes, existing second priority senior secured notes or senior subordinated notes, which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations. In the event of any default under our senior secured credit facilities, the indenture governing the exchange notes or the indentures governing our existing first priority senior secured notes, existing second priority senior secured notes or senior subordinated notes, the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•
may prevent us from making debt service payments under our other agreements, including the indenture governing the exchange notes, any of which could result in an event of default under the exchange notes.

If the indebtedness under our senior secured credit facilities, our existing first priority senior secured notes or our other indebtedness, including the exchange notes, were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. See “Description of Other Indebtedness” and “Description of Exchange Notes.”

If a bankruptcy petition were filed by or against us, holders of Exchange Notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the Exchange Notes.

If a bankruptcy petition were filed by or against us under the Bankruptcy Code after the issuance of the exchange notes, the claim by any holder of the exchange notes for the principal amount of the exchange notes may be limited to an amount equal to the sum of:

•	the original issue price for the exchange notes; and

•	that portion of the original issue discount, if any, that does not constitute “unmetered interest” for the purposes of the Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmetered interest. Accordingly, holders of the exchange notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the terms of the exchange notes.

We may not be able to repurchase the Exchange Notes upon a change of control.

Upon a change of control as defined in the indenture governing the exchange notes, we will be required to make an offer to repurchase all outstanding exchange notes at 101% of their principal amount and an offer to repurchase all outstanding existing first priority senior secured notes, existing second priority senior secured notes and existing senior subordinated notes at 101% of their principal amount, in each case plus accrued and unpaid interest, unless we have previously given notice of our intention to exercise our right to redeem the exchange notes or unless such obligation is suspended. See “Description of Exchange Notes—Change of Control.” We may not have sufficient financial resources to purchase all of the exchange notes that are tendered upon a change of control offer or, if then permitted under the indenture governing the exchange notes, to redeem the exchange notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under each of the applicable indentures. The occurrence of a change of control would also constitute an event of default under our senior secured credit facilities and may constitute an event of default under the terms of our other indebtedness. The terms of the credit agreements governing our senior secured credit facilities and the indentures governing our existing first priority senior secured notes and existing second priority senior secured notes limit, and the indenture governing the exchange notes will limit, our right to purchase or redeem certain indebtedness. In the event any purchase or redemption is prohibited, we may seek to obtain waivers from the required lenders under our senior secured credit facilities or holders of our existing first priority senior secured notes, existing second priority senior secured notes and the exchange notes to permit the required repurchase or redemption, but the required holders of such indebtedness have no obligation to grant, and may refuse to grant such a waiver. A change of control is defined in the indenture governing the exchange notes and would not include all transactions that could involve a change of control of our day-to-day operations, including a transaction involving the Management Group as defined in the indenture governing the exchange notes. See “Description of Exchange Notes—Change of Control.”

There may be no active trading market for the Exchange Notes, and if one develops, it may not be liquid.

The Notes will constitute new issues of securities for which there is no established trading market. We do not intend to list the exchange notes (or any exchange notes that may be issued pursuant to the exchange offer we have agreed to make) on any national securities exchange or to seek the admission of the exchange notes (or any such exchange notes) for quotation through the National Association of Securities Dealers Automated Quotation System. Any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and may be limited during the exchange offer and the pendency of any shelf registration statement. There can be no assurance as to the development or liquidity of any market for the exchange notes (or the exchange notes, if issued), the ability of the holders of the exchange notes (or the exchange notes, if issued) to sell their exchange notes (or the exchange notes, if issued) or the price at which the holders would be able to sell their exchange notes (or the exchange notes, if issued). Future trading prices of the exchange notes and the exchange notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the exchange notes for the exchange notes;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes offered hereby. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your exchange notes.

Risks Related To Our Business

Our substantial indebtedness could have important consequences.  For example, it could:

•	make it more difficult for us to satisfy our obligations under our indebtedness;

•	limit our ability to borrow money for our working capital, capital expenditures, debt service requirements or other corporate purposes;

•
require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, product development and other corporate requirements;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to respond to business opportunities; and

•	subject us to financial and other restrictive covenants, which, if we fail to comply with these covenants and our failure is not waived or cured, could result in an event of default under our debt.

Increases in resin prices or a shortage of available resin could harm our financial condition and results of operations.

To produce our products, we use large quantities of plastic resins.  Plastic resins are subject to price fluctuations, including those arising from supply shortages and changes in the prices of natural gas, crude oil and other petrochemical intermediates from which resins are produced.  Over the past several years, we have at times experienced rapidly increasing resin prices.  If rapid increases in resin prices continue, our revenue and profitability may be materially and adversely affected, both in the short-term as we attempt to pass through changes in the price of resin to customers under current agreements and in the long-term as we negotiate new agreements or if our customers seek product substitution.

We source plastic resin primarily from major industry suppliers such as Chevron, DAK Americas, Dow, Dupont, Eastman Chemical, Exxon Mobil, Flint Hills Resources, Georgia Gulf, Lyondell/Bassell, Nova, PolyOne Corp., Sunoco, Total, and Westlake.  We have long-standing relationships with certain of these suppliers but have not entered into a firm supply contract with any of them.  We may not be able to arrange for other sources of resin in the event of an industry-wide general shortage of resins used by us, or a shortage or discontinuation of certain types of grades of resin purchased from one or more of our suppliers.  Any such shortage may materially negatively impact our competitive position versus companies that are able to better or more cheaply source resin.

We may not be able to compete successfully and our customers may not continue to purchase our products.

We face intense competition in the sale of our products and compete with multiple companies in each of our product lines.  We compete on the basis of a number of considerations, including price, service, quality, product characteristics and the ability to supply products to customers in a timely manner.  Our products also compete with metal, glass, paper and other packaging materials as well as plastic packaging materials made through different manufacturing processes.  Some of these competitive products are not subject to the impact of changes in resin prices which may have a significant and negative impact on our competitive position versus substitute products.  Our competitors may have financial and other resources that are substantially greater than ours and may be better able than us to withstand price competition.  In addition, some of our customers do and could in the future choose to manufacture the products they require for themselves.  Each of our product lines faces a different competitive landscape.  Competition could result in our products losing market share or our having to reduce our prices, either of which would have a material adverse effect on our business and results of operations and financial condition.  In addition, since we do not have long-term arrangements with many of our customers these competitive factors could cause our customers to shift suppliers and/or packaging material quickly.

We may pursue and execute acquisitions, which could adversely affect our business.

As part of our growth strategy, we plan to consider the acquisition of other companies, assets and product lines that either complement or expand our existing business and create economic value.  We cannot assure you that we will be able to consummate any such transactions or that any future acquisitions will be consummated at acceptable prices and terms.  We continually evaluate potential acquisition opportunities in the ordinary course of business, including those that could be material in size and scope.  Acquisitions involve a number of special risks, including:

•	the diversion of management’s attention to the assimilation of the acquired companies and their employees and on the management of expanding operations;

•	the incorporation of acquired products into our product line;

•	the increasing demands on our operational systems;

•	possible adverse effects on our reported operating results, particularly during the first several reporting periods after such acquisitions are completed; and

•	the loss of key employees and the difficulty of presenting a unified corporate image.

We may become responsible for unexpected liabilities that we failed or were unable to discover in the course of performing due diligence in connection with historical acquisitions and any future acquisitions.  We have typically required selling stockholders to indemnify us against certain undisclosed liabilities.  However, we cannot assure you that indemnification rights we have obtained, or will in the future obtain, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired.  Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

In addition, we may not be able to successfully integrate Pliant or future acquisitions without substantial costs, delays or other problems.  The costs of such integration could have a material adverse effect on our operating results and financial condition.  Although we conduct what we believe to be a prudent level of investigation regarding the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses.  Until we actually assume operating control of such business assets and their operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations.

We may not be successful in protecting our intellectual property rights, including our unpatented proprietary know-how and trade secrets, or in avoiding claims that we infringed on the intellectual property rights of others.

In addition to relying on patent and trademark rights, we rely on unpatented proprietary know-how and trade secrets, and employ various methods, including confidentiality agreements with employees and consultants, to protect our know-how and trade secrets.  However, these methods and our patents and trademarks may not afford complete protection and there can be no assurance that others will not independently develop the know-how and trade secrets or develop better production methods than us.  Further, we may not be able to deter current and former employees, contractors and other parties from breaching confidentiality agreements and misappropriating proprietary information and it is possible that third parties may copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights.  Additionally, we have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to third parties.  While we attempt to ensure that our intellectual property and similar proprietary rights are protected when entering into business relationships, third parties may take actions that could materially and adversely affect our rights or the value of our intellectual property, similar proprietary rights or reputation.  In the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights, and, if not successful, we may not be able to protect the value of our intellectual property.  Any litigation could be protracted and costly and could have a material adverse effect on our business and results of operations regardless of its outcome.

Our success depends in part on our ability to obtain, or license from third parties, patents, trademarks, trade secrets and similar proprietary rights without infringing on the proprietary rights of third parties.  Although we believe our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties, our products may infringe on the intellectual property rights of such persons.

Furthermore, no assurance can be given that we will not be subject to claims asserting the infringement of the intellectual property rights of third parties seeking damages, the payment of royalties or licensing fees and/or injunctions against the sale of our products.  Any such litigation could be protracted and costly and could have a material adverse effect on our business and results of operations.

Current and future environmental and other governmental requirements could adversely affect our financial condition and our ability to conduct our business.

Our operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes and require clean up of contaminated sites.  While we have not been required historically to make significant capital expenditures in order to comply with applicable environmental laws and regulations, we cannot predict with any certainty our future capital expenditure requirements because of continually changing compliance standards and environmental technology.  Furthermore, violations or contaminated sites that we do not know about (including contamination caused by prior owners and operators of such sites) (or newly discovered information) could result in additional compliance or remediation costs or other liabilities, which could be material.  We have limited insurance coverage for potential environmental liabilities associated with historic and current operations and we do not anticipate increasing such coverage in the future.  We may also assume significant environmental liabilities in acquisitions.  In addition, federal, state, local and foreign governments could enact laws or regulations concerning environmental matters that increase the cost of producing, or otherwise adversely affect the demand for, plastic products.  Legislation that would prohibit, tax or restrict the sale or use of certain types of plastic and other containers, and would require diversion of solid wastes such as packaging materials from disposal in landfills, has been or may be introduced in the U.S. Congress, in state legislatures and other legislative bodies.  While container legislation has been adopted in a few jurisdictions, similar legislation has been defeated in public referenda in several states, local elections and many state and local legislative sessions.  Although we believe that the laws promulgated to date have not had a material adverse effect on us, there can be no assurance that future legislation or regulation would not have a material adverse effect on us.  Furthermore, a decline in consumer preference for plastic products due to environmental considerations could have a negative effect on our business.

The Food and Drug Administration (“FDA”) regulates the material content of direct-contact food and drug packages we manufacture pursuant to the Federal Food, Drug and Cosmetic Act.  Furthermore, some of our products are regulated by the Consumer Product Safety Commission (“CPSC”) pursuant to various federal laws, including the Consumer Product Safety Act and the Poison Prevention Packaging Act.  Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall these products and may also impose fines or penalties on the manufacturer.  Similar laws exist in some states, cities and other countries in which we sell products.  In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals and imposing fines and penalties for noncompliance.  Although we use FDA-approved resins and pigments in our products that directly contact food and drug products and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found not to be in compliance with these and other requirements.  A recall of any of our products or any fines and penalties imposed in connection with noncompliance could have a materially adverse effect on us.  See “Business—Environmental Matters and Government Regulation.”

In the event of a catastrophic loss of one of our key manufacturing facilities, our business would be adversely affected.

While we manufacture our products in a large number of diversified facilities and maintain insurance covering our facilities, including business interruption insurance, a catastrophic loss of the use of all or a portion of one of our key manufacturing facilities due to accident, labor issues, weather conditions, natural disaster or otherwise, whether short- or long-term, could have a material adverse effect on us.

Our business operations could be significantly disrupted if members of our senior management team were to leave.

Our success depends to a significant degree upon the continued contributions of our senior management team.  Our senior management team has extensive manufacturing, finance and engineering experience, and we believe that the depth of our management team is instrumental to our continued success.  While we have entered into employment agreements with certain executive officers, the loss of any of our key executive officers in the future could significantly impede our ability to successfully implement our business strategy, financial plans, expansion of services, marketing and other objectives.

Goodwill and other intangibles represent a significant amount of our net worth, and a write-off could result in lower reported net income and a reduction of our net worth.

At the end of fiscal 2009, the net value of our goodwill and other intangibles was $2,538.6 million.  We are no longer required or permitted to amortize goodwill reflected on our balance sheet.  We are, however, required to evaluate goodwill reflected on our balance sheet when circumstances indicate a potential impairment, or at least annually, under the impairment testing guidelines outlined in the standard.  Future changes in the cost of capital, expected cash flows, or other factors may cause our goodwill to be impaired, resulting in a non-cash charge against results of operations to write-off goodwill for the amount of impairment.  If a significant write-off is required, the charge would have a material adverse effect on our reported results of operations and net worth in the period of any such write-off.

We are controlled by funds affiliated with Apollo and its interests as an equity holder may conflict with yours.

A majority of the common stock of our parent company, Berry Group, on a fully diluted basis, is held by funds affiliated with Apollo.  Funds affiliated with Apollo control Berry Group and therefore control us as a wholly owned subsidiary of Berry Group.  As a result, Apollo has the power to elect a majority of the members of our board of directors, appoint new management and approve any action requiring the approval of the holders of Berry Group’s stock, including approving acquisitions or sales of all or substantially all of our assets.  The directors elected by Apollo have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.  Apollo’s interests may not in all cases be aligned with your interests.  For example, if we encounter financial difficulties or are unable to pay our debts as they mature, Apollo’s interests, as equity holders, might conflict with your interests.  Affiliates of Apollo may also have an interest in pursuing acquisitions, divestitures, financings and other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you.  Additionally, Apollo is in the business of investing in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us.  Furthermore, Apollo has no continuing obligation to provide us with debt or equity financing or to provide us with joint purchasing or similar opportunities with its other portfolio companies.  Apollo may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.  In connection with the reorganization of Pliant, Berry management and the Sponsors received a structuring fee of $7 million, and our Sponsors also received approximately 17.5 cents per dollar of principal amount with respect to their interests in Pliant’s existing second lien notes, or approximately $22 million in cash in the aggregate, such 17.5 cents is equal to the amount received by all other holders of Pliant’s existing second lien notes.

The recent disruptions in the overall economy and the financial markets may adversely impact our business.

Our industry has been affected by current economic factors, including the deterioration of national, regional and local economic conditions, declines in employment levels and shifts in consumer spending patterns.  The recent disruptions in the overall economy and volatility in the financial markets have reduced, and may continue to reduce, consumer confidence in the economy, negatively affecting consumer spending, which could be harmful to our financial position and results of operations.  As a result, decreased cash flow generated from our business may adversely affect our financial position and our ability to fund our operations.  In addition, macroeconomic disruptions, as well as the restructuring of various commercial and investment banking organizations, could adversely affect our ability to access the credit markets.  The disruption in the credit markets may also adversely affect the availability of financing for our operations.  There can be no assurance that government responses to the disruptions in the financial markets will restore consumer confidence, stabilize the markets or increase liquidity and the availability of credit.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We entered into a registration rights agreement with the initial purchasers of the outstanding notes, in which we agreed to file a registration statement relating to an offer to exchange the outstanding notes for the exchange notes.  The registration statement of which this prospectus forms a part was filed in compliance with this obligation.  We also agreed to use our commercially reasonable efforts to file the registration statement with the SEC within 180 days of the issuance of the outstanding notes and to cause it to become effective under the Securities Act as promptly as possible, but in no event later than 270 days after such date.  The exchange notes will have terms substantially identical to the outstanding notes except that the exchange notes do not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer.

Within 180 days of the occurrence of any of the circumstances outlined below, we have agreed to file a shelf registration statement with the SEC to cover the resale of the outstanding notes by the holders thereof.  We have further agreed that we will use our commercially reasonable efforts to cause the SEC to declare such a shelf registration statement effective as promptly as possible, and in any event on or before the 270th day after the obligation to file a shelf registration statement arises and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement.  The circumstances are:

•	the consummation of the exchange offer is not permitted by applicable law or SEC policy;

•	the exchange offer is not consummated within 30 days after the date notice of the exchange offer is required to be mailed to holders of the outstanding notes; or

•	any holder of outstanding notes notifies us prior to the 20th day following consummation of the exchange offer that:

(a)	it is prohibited by law or SEC policy from participating in the exchange offer; or

(b)
it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus (other than by reason of such holder’s status as our affiliate) and the prospectus contained in this exchange offer registration statement is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns outstanding notes acquired directly from us or our affiliate.

Transferability of the Exchange Notes

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters.  However, we have not sought our own no-action letter.  Based upon these interpretations, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such exchange notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

•	you, or the person or entity receiving such exchange notes, is acquiring such exchange notes in the ordinary course of business;

•	neither you nor any such person or entity is participating in or intends to participate in a distribution of the exchange notes within the meaning of the U.S. federal securities laws;

•	neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

•	neither you nor any such person or entity is our “affiliate” as such term is defined under Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

In order to participate in the exchange offer, each holder of exchange notes must represent to us that each of these statements is true:

•	such holder is not an affiliate of ours;

•	such holder is not engaged in and does not intend to engage in, and has no arrangement or understanding with any person to participate in a distribution of the exchange notes; and

•	any exchange notes such holder receives will be acquired in the ordinary course business.

Broker-dealers and each holder of outstanding notes intending to use the exchange offer to participate in a distribution of exchange notes (1) may not rely under the SEC’s policy on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993) and (2) must comply with the registration and prospectus requirements of the Securities Act in connection with a secondary resale transaction and will deliver a prospectus in connection with any such resale of the exchange notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for the outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.  We have agreed that for a period of not less than 180 days after the expiration date for the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any such resale, if requested by the initial purchasers or by a broker-dealer that receives the exchange notes for its own account in the exchange offer in exchange for the outstanding notes, as a result of market-making activities or other trading activities.

Maturity and Interest on the Exchange Notes

Interest will accrue at a per annum rate of 9½% on the exchange notes from the most recent date to which interest on the outstanding notes has been paid or, if no interest has been paid, from November 15, 2010.  The exchange notes will mature on November 15, 2018.

Terms of the Exchange Offer; Acceptance of Tendered Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on September 3, 2010.  The date of acceptance for exchange of the outstanding notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date (unless extended as described in this prospectus).  We will issue, on or promptly after the exchange date, up to $500,000,000 of exchange notes for a like principal amount of outstanding notes tendered and accepted in the exchange offer.  Holders may tender some or all of their outstanding notes pursuant to the exchange offer.  However, outstanding notes may be tendered only in integral multiples of $1,000, subject to a minimum denomination of $2,000.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes bear a different CUSIP number from the outstanding notes;

•	the exchange notes will not be subject to transfer restrictions or entitled to registration rights; and

•
the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

The exchange notes will evidence the same debt as the outstanding notes.  Holders of exchange notes will be entitled to the benefits of the Indenture.

As of the date of this prospectus, $500,000,000 aggregate principal amount of the outstanding notes was outstanding. The exchange notes offered will be limited to $500,000,000 in aggregate principal amount.

In connection with the issuance of the outstanding notes, we have arranged for the outstanding notes to be issued in the form of global notes through the facilities of The Depository Trust Company, or “DTC” acting as depositary.  The exchange notes will also be issued in the form of global notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.  Outstanding notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the Indenture under which they were issued, including accrual of interest, but, subject to a limited exception, will not be entitled to any registration rights under the applicable registration rights agreement.  See “Effect of Not Tendering.”

We will be deemed to have accepted validly tendered outstanding notes when and if we have given oral or written notice to the exchange agent of our acceptance.  The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.  If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted outstanding notes, at our expense, to the tendering holder promptly after expiration of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of outstanding notes.  We will pay all charges and expenses in connection with the exchange offer as described under the subheading “Solicitation of Tenders; Fees and Expenses.”  Tendering holders will also not be required to pay transfer taxes in the exchange offer.  However, we will not pay any taxes incurred in connection with a holder’s request to have exchange notes or non-exchanged notes issued in the name of a person other than the registered holder.  See “Transfer Taxes” in this section below.

Expiration Date; Extensions; Amendment

The exchange offer will expire at 5:00 p.m., New York City time, on September 3, 2010, or the “expiration date,” unless we extend the exchange offer.  To extend the exchange offer, we will notify the exchange agent and each registered holder of outstanding notes of any extension before 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date.  We reserve the right to extend the exchange offer, delay accepting any tendered outstanding notes in the case of an extension of the exchange offer or, if any of the conditions described below under the heading “Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer.  Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.  We will give oral or written notice of such delay, extension, termination or amendment to the exchange agent.

If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

If we delay accepting any outstanding notes or terminate the exchange offer, we promptly will pay the consideration offered, or return any outstanding notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Procedures for Tendering Outstanding Notes

We understand that the exchange agent has confirmed with DTC that any financial institution that is a participant in DTC’s system may use its Automated Tender Offer Program, or “ATOP,” to tender outstanding notes.  We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that DTC establish an account relating to the outstanding notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account in accordance with ATOP procedures for transfer.  Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP procedures, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, stating that DTC has received an express acknowledgment from a participant tendering outstanding notes that are the subject of the book-entry confirmation and that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the participant.  An agent’s message must, in any case, be transmitted to and received or confirmed by the exchange agent, at its address set forth under the caption “Exchange Agent” below, prior to 5:00 p.m., New York City time, on the expiration date.  Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

Unless the tender is being made in book-entry form, to tender in the exchange offer, you must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signatures guaranteed if required by the letter of transmittal; and

•
mail or otherwise deliver the letter of transmittal or such facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

By executing the letter of transmittal, you will make to us the representations set forth in the second paragraph under the heading “Transferability of the Exchange Notes.”

All tenders not withdrawn before the expiration date and the acceptance of the tender by us will constitute agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal including an agreement to deliver good and marketable title to all tendered notes prior to the expiration date free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder.  Instead of delivery by mail, you should use an overnight or hand delivery service.  In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer.  You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.  You should not send any note, letter of transmittal or other required document to us.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner.  If the beneficial owner wishes to tender on that owner’s own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder.  The transfer of registered ownership may take considerable time.

The exchange of outstanding notes will be made only after timely receipt by the exchange agent of certificates for outstanding notes, a letter of transmittal and all other required documents, or timely completion of a book-entry transfer.  If any tendered notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or non-exchanged notes to the tendering holder promptly after the expiration or termination of the exchange offer.  In the case of outstanding notes tendered by book-entry transfer, the exchange agent will credit the non-exchanged notes to an account maintained with the DTC.

Guarantee of Signatures

Signatures on letters of transmittal or notices of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the original notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; and

•	for the account of an eligible guarantor institution.

In the event that a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, such guarantee must be made by:

•	a member firm of a registered national securities exchange of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; and

•	another eligible guarantor institution.

Signature on the Letter of Transmittal; Bond Powers and Endorsements

If the letter of transmittal is signed by a person other than the registered holder of the outstanding notes, the registered holder must endorse the outstanding notes or provide a properly completed bond power.  Any such endorsement or bond power must be signed by the registered holder as that registered holder’s name appears on the outstanding notes.  Signatures on such outstanding notes and bond powers must be guaranteed by an “eligible guarantor institution.”

If you sign the letter of transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing.  You must submit satisfactory evidence to the exchange agent of your authority to act in such capacity.

Determination of Valid Tenders; Our Rights under the Exchange Offer

All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes will be determined by us in our sole discretion, which determination will be final and binding on all parties.  We expressly reserve the absolute right, in our sole discretion, to reject any or all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful.  We also reserve the absolute right in our sole discretion to waive or amend any conditions of the exchange offer or to waive any defects or irregularities of tender for any particular note, whether or not similar defects or irregularities are waived in the case of other notes.  Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties.  No alternative, conditional or contingent tenders will be accepted.  Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the tendering holder within such time as we determine.

Although we intend to request the exchange agent to notify holders of defects or irregularities in tenders of outstanding notes, neither we, the exchange agent nor any other person will have any duty to give notification of defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification.  Holders will be deemed to have tendered outstanding notes only when such defects or irregularities have been cured or waived.  Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

If you desire to tender outstanding notes pursuant to the exchange offer and (1) certificates representing such outstanding notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the expiration date, or (3) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender such outstanding notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution,” which is defined above under the heading “Guarantee of Signatures.”

•
a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

•
the certificates for the tendered notes, in proper form for transfer (or a book entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw tendered notes at any time before 5:00 p.m., New York City time, on the expiration date.  For a withdrawal of tendered notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer at the address set forth herein.  Any notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•
identify the outstanding notes to be withdrawn (including the certificate number(s) of the outstanding notes physically delivered) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC;

•
be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such notes are to be registered, if different from that of the registered holder.

If the outstanding notes have been tendered under the book entry delivery procedure described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC’s book entry transfer facility.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such outstanding notes in our sole discretion, and our determination will be final and binding on all parties.  Any permitted withdrawal of notes may not be rescinded.  Any notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer.  The exchange agent will return any withdrawn notes without cost to the holder promptly after withdrawal of the notes.  Holders may retender properly withdrawn notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading “Procedures for Tendering Outstanding Notes.”

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and may terminate or amend the exchange offer before the expiration  of the exchange offer , if:

•
we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; or

•
any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions.  We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date.  The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the Indenture under the Trust Indenture Act of 1939.  In any such event, we must use commercially reasonable efforts to obtain the withdrawal or lifting of any stop order at the earliest possible moment.

Effect of Not Tendering

To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will be reduced by the amount so tendered and a holder’s ability to sell untendered outstanding notes could be adversely affected.  In addition, after the completion of the exchange offer, the outstanding notes will remain subject to restrictions on transfer.  Because the outstanding notes have not been registered under the U.S. federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration.  The holders of outstanding notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a “shelf” registration statement for a continuous offer of outstanding notes.

Accordingly, the outstanding notes not tendered may be resold only:

•	to us or our subsidiaries;

•	pursuant to a registration statement which has been declared effective under the Securities Act;

•
for so long as the outstanding notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A; or

•
pursuant to any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee), subject in each of the foregoing cases to any requirements of law that the disposition of the seller’s property or the property of such investor account or accounts be at all times within its or their control and in compliance with any applicable state securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes.  Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes.

Regulatory Approvals

Other than the U.S. federal securities laws, there are no U.S. federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Solicitation of Tenders; Fees and Expenses

We will bear the expenses of soliciting tenders and are mailing the principal solicitation.  However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.

We have not retained any dealer-manager in connection with the exchange offer.  We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer.  However, we may pay the exchange agent reasonable and customary fees for its services and may reimburse it for its reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with the exchange offer.  These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.  We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees.

Transfer Taxes

We will pay all transfer taxes, if any, required to be paid by us in connection with the exchange of the outstanding notes for the exchange notes.   However, if:

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer,

then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder.  If satisfactory evidence of payment of such transfer taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange.  Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer.  The expenses of the exchange offer that we pay will be charged to expense in accordance with generally accepted accounting principles.

The Exchange Agent

U.S. Bank National Association is serving as the exchange agent for the exchange offer.  ALL EXECUTED LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE EXCHANGE AGENT AT THE ADDRESS LISTED BELOW.  Questions, requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent at the address or telephone number listed below.

By Registered or Certified Mail:	U.S. Bank National Association
West Side Flats Operations Center Attn: Brandi Steward 60 Livingston Avenue Mail Station – EP-MN-WS2N St. Paul, MN 55107-2292

By Overnight Courier or Regular Mail:	U.S. Bank National Association
West Side Flats Operations Center Attn: Brandi Steward 60 Livingston Avenue Mail Station – EP-MN-WS2N St. Paul, MN 55107-2292

By Hand Delivery:	U.S. Bank National Association
West Side Flats Operations Center Attn: Brandi Steward 60 Livingston Avenue Mail Station – EP-MN-WS2N St. Paul, MN 55107-2292
Confirm by Telephone:	(651) 495-3738

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of exchange notes in the exchange offer.  The net proceeds from the issuance of the outstanding notes has been used for general corporate purposes, which may include the repayment of debt, payment of related transaction costs, capital expenditure projects and the funding of potential future acquisitions.  In consideration for issuing the exchange notes, we will receive in exchange the outstanding notes of like principal amount.  The outstanding notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued.  Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness.  We have agreed to bear the expenses of the exchange offer.  No underwriter is being used in connection with the exchange offer.

CAPITALIZATION

I
The following table sets forth our cash and capitalization as of April 3, 2010, both on an actual basis and on a pro forma basis to give effect to the offering of the outstanding notes and the intended use of the proceeds therefrom. You should read this table in conjunction with the consolidated financial statements and the related notes included in this prospectus and “Use of Proceeds,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” and “Selected Historical Financial Data.”

	As of April 3, 2010
	Unaudited
	Actual	Pro Forma
	($ in millions)
Cash	$23.3	$263.3

Term loan	1,164.0	1,164.0
Revolving line of credit(1)	248.0	—
First Priority Senior Secured Floating Rate Notes	666.9	666.9
First Priority Senior Secured Fixed Rate Notes	365.9	365.9
Second Priority Notes offered hereby	—	500.0
Second Priority Fixed Rate Senior Secured Notes	756.5	756.5
Second Priority Floating Rate Senior Secured Notes	225.0	225.0
11% Senior Subordinated Notes	454.6	454.6
10 ¼% Senior Subordinated Notes	215.3	215.3
Capital leases and other	62.5	62.5

Total debt, including current portion	$4,158.7	$4,410.7
Total stockholders’ equity	300.0	300.0

Total capitalization	$4,458.7	$4,710.7

(1)
As of April 3, 2010, our borrowing availability under the revolving loan commitments under our senior secured credit facility was $448.6 million (after giving effect to this offering and $33.1 million in letters of credit outstanding).

SELECTED HISTORICAL FINANCIAL DATA

The following table presents selected historical financial data for Berry Plastics and Tyco Plastics & Adhesives ("Predecessor" or "TP&A") and should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the respective financial statements and notes to the financial statements included elsewhere in this prospectus.

The selected historical financial data of TP&A has been derived from the audited financial statements that were prepared in accordance with GAAP.  These financial statements have been prepared on a going-concern basis, as if certain assets of TP&A, which was acquired by Old Covalence (as defined herein) on February 16, 2006, had existed as an entity separate from TP&A during the periods presented.  Tyco charged the Predecessor operations a portion of its corporate support costs, including engineering, legal, treasury, planning, environmental, tax, auditing, information technology and other corporate services, based on usage, actual costs or other allocation methods considered reasonable by Tyco management.  Accordingly, expenses included in the financial statements may not be indicative of the level of expenses that might have been incurred had the Predecessor been operating as a separate stand-alone company.

	Successor					Predecessor
($ in millions)	Unaudited Two Quarterly Period Ended April 3, 2010	Unaudited Two Quarterly Period Ended March 28, 2009	Year ended September 26, 2009	Year ended September 27, 2008	Year ended September 29, 2007	Period from February 17 to September 30, 2006	Period from October 1, 2005 to February 16, 2006	Year ended September 29, 2005
Statement of Operations Data:
Net sales(1)	$1,935.3	$1,622.8	$3,187.1	$3,513.1	$3,055.0	$1,138.8	$666.9	$1,725.2
Cost of sales	1,660.0	1,373.4	2,641.1	3,019.3	2,583.4	1,022.9	579.0	1,477.4
Gross profit	275.3	249.4	546.0	493.8	471.6	115.9	87.9	247.8
Charges and allocations from Tyco and affiliates	—	—	—	—	—	—	10.4	56.4
Selling, general and administrative expenses	176.0	163.5	325.2	340.0	321.5	107.6	50.0	124.6
Restructuring and impairment charges, net	9.1	0.8	11.3	9.6	39.1	0.6	0.6	3.3
Other operating expenses	32.8	11.2	23.7	32.8	43.6	—	—	—
Operating income	57.4	73.9	185.8	111.4	67.4	7.7	26.9	63.5
Other expense	(7.1)	(14.8)	(30.4)	—	37.3	12.3	—	—
Interest expense, net	108.0	138.4	244.5	261.7	237.6	46.5	2.1	4.5
Interest expense, net—Tyco and affiliates	—	—	—	—	—	—	5.5	11.2
Income (loss) before income taxes	(43.5)	(49.7)	(28.3)	(150.3)	(207.5)	(51.1)	19.3	47.8
Income tax expense (benefit)	(10.2)	(17.1)	(6.3)	(49.2)	(88.6)	(18.1)	1.6	3.8
Minority interest	—	—	—	—	(2.7)	(1.8)	—	—
Loss from discontinued operations	—	4.2	4.2	—	—	—	—	—
Net income (loss)	(33.3)	(36.8)	$(26.2)	$(101.1)	$(116.2)	$(31.2)	$17.7	$44.0
Balance Sheet Data (at period end):
Cash and cash equivalents	$23.3	$135.3	$10.0	$189.7	$14.6	$83.1	$4.9	$2.7
Property, plant and equipment, net	1,144.4	871.5	875.6	862.8	785.0	816.6	275.6	283.1
Total assets	5,491.5	4,360.3	4,401.0	4,724.1	3,869.4	3,821.4	1,279.5	1,206.7
Total long-term debt, less current portion	4,135.0	3,388.9	3,342.2	3,578.2	2,693.3	2,612.3	—	—
Stockholders’ equity	300.0	293.4	321.7	351.9	450.0	409.6	877.7	855.1
Cash Flow and other Financial Data:
Net cash provided by (used in) operating activities	$43.0	$226.9	$414.4	$9.8	$137.3	$96.7	$(119.2)	$117.3
Net cash used in investing activities	(766.0)	(100.9)	(364.2)	(655.6)	(164.3)	(3,252.0)	(9.1)	(29.2)
Net cash provided by (used in) financing activities	736.8	(179.2)	(229.7)	821.0	(40.4)	3,212.5	130.6	(89.2)
Capital expenditures	129.0	98.7	194.4	162.4	99.3	34.8	12.2	32.1

(1)	Net sales includes related party sales of $11.6 million for the period from October 1, 2005 to February 16, 2006. Additionally, revenue is presented net of certain rebates paid to customers.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth unaudited pro forma condensed consolidated financial information of Berry Plastics as of April 3, 2010, and for the two quarter periods ended April 3, 2010 and March 28, 2009 and for fiscal 2009 and have been derived by application of pro forma adjustments to our audited and unaudited historical consolidated financial statements included in this prospectus.

The unaudited pro forma condensed consolidated balance sheet gives effect to the offering and the intended use of proceeds as if they had occurred on April 3, 2010.

The unaudited pro forma condensed consolidated statements of operations give effect to the Pliant Transaction as if it had occurred on the first day of the applicable period. The results of the Pliant acquisition have been included in operations since December 3, 2009. The Company completed its acquisition of Superfos Packaging, Inc. on December 30, 2009 and no pro-forma adjustments have been made to any of the periods presented to effect the acquisition because the acquisition was not considered significant per the provisions of Article 11-01(b) of Regulation S-X.

The unaudited pro forma condensed consolidated financial information includes adjustments directly attributable to the Pliant Transaction that are expected to have a continuing impact on us. The pro forma adjustments are described in the notes accompanying the unaudited pro forma condensed consolidated financial information. The pro forma adjustments are based upon available information and certain assumptions we believe are reasonable.

The Pliant Transaction has been accounted for using the purchase method of accounting. Pliant filed for bankruptcy on February 11, 2009 and on December 3, 2009, Berry Plastics acquired all the capital stock of Pliant upon its emergence from bankruptcy. The preliminary purchase accounting allocations have been included in the Company’s unaudited consolidated financial statements at April 3, 2010. An independent third-party appraiser has been engaged to perform a valuation of these assets as of the closing date of the Pliant Transaction, and upon a final valuation the allocations will be adjusted. Such final purchase price adjustments will include adjustments to the allocations of working capital and tangible and intangible assets which may result in an increase or decrease to depreciation and amortization which may be material. The remaining excess proceeds have been accounted for as goodwill.

The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations and financial condition would have been had the Pliant Transaction actually occurred as of the dates indicated, nor does it project our results of operations for any future period or our financial condition at any future date.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Risk Factors,” “Selected Historical Financial Data,” Management’s Discussion and Analysis of Financial Condition and Results of Operations, and our and Pliant’s historical consolidated financial statements included in this prospectus.

Berry Plastics Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of April 3, 2010
($ in millions)

	Berry Plastics Historical	Pro Forma Adjustment		Pro Forma
Cash	$23.3	$240.0	(a)	$263.3
Accounts receivable, net	468.4	—		468.4
Inventories, net	587.2	—		587.2
Deferred income taxes	52.5	—		52.5
Prepaid expenses and other current assets	41.9	—		41.9

Total current assets	1,173.3	240.0		1,413.3
Property, plant and equipment, net	1,144.4	—		1,144.4
Goodwill, intangible assets, and deferred costs	2,923.3	12.0	(b)	2,935.3
Other assets	250.5	—		250.0

Total assets	$5,491.5	$252.0		$5,743.5

Accounts payable	$401.2	$—		401.2
Accrued expenses and other current liabilities	246.8	—		246.8
Current portion of long-term debt	23.7	—		23.7

Total current liabilities	671.7	—		671.7
Long-term debt, less current portion	4,135.0	252.0	(c)	4,387.0
Deferred income taxes	259.3	—		259.3
Other long-term liabilities	125.5	—		125.5
Stockholders’ equity	300.0	—		300.0

Total liabilities and equity	$5,491.5	$252.0		$5,743.5

Berry Plastics Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Fiscal Year Ended September 26, 2009
($ in millions)

	Berry Plastics Historical	Pliant Historical(1)	Pro Forma Adjustments (2),(3)		Pro Forma
Net sales	$3,187.1	$933.5	$—		$4,120.6
Cost of goods sold	2,641.1	848.5	—		3,489.6

Gross profit	546.0	85.0	—		631.0
Selling, general and administrative	325.2	66.2	6.0	(d)	397.4
Restructuring, reorganization and impairment	11.3	131.8	—		143.1
Other expenses	23.7	—	1.0	(e)	24.7

Operating income	185.8	(113.0)	(7.0)		65.8
Interest expense, net	244.5	81.6	28.8	(f)	354.9
Other (income), expense	(30.4)	(0.5)	—		(30.9)

Loss before taxes	(28.3)	(194.1)	(35.8)		(258.2)
Income tax benefit	(6.3)	5.5	(102.5	)(g)	(103.3)
Discontinued operations, net of tax	4.2	—	—		4.2

Net loss	$(26.2)	$(199.6)	$66.7		$(159.1)

Berry Plastics Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Two Quarterly Periods Ended April 3, 2010
($ in millions)

	Berry Plastics Historical	Pliant Historical(1)	Pro Forma Adjustment(2),(3)		Pro Forma
Net sales	$1,935.3	$161.8	$—		$2,097.1
Cost of goods sold	1,660.0	146.9	—		1,806.9

Gross profit	275.3	14.9	—		290.2
Selling, general and administrative	176.0	10.5	1.5	(d)	188.0
Restructuring, reorganization and impairment	9.1	22.3	—		31.4
Acquisition costs	20.1	—	—		20.1
Other expenses	12.7	—	0.3	(e)	13.0

Operating income	57.4	(17.9)	(1.8)		37.7
Interest expense, net	108.0	11.8	28.1	(f)	147.9
Other income	(7.1)	0.1	—		(7.0)

Loss before taxes	(43.5)	(29.8)	(29.9)		(103.2)
Income tax benefit	(10.2)	(4.5)	(26.6	)(g)	(41.3)

Net loss	$(33.3)	$(25.3)	$(3.3)		$(61.9)

Berry Plastics Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Two Quarterly Periods Ended March 28, 2009
($ in millions)

	Berry Plastics Historical	Pliant Historical(1)	Pro Forma Adjustment(2),(3)		Pro Forma
Net sales	$1,622.8	$479.1	$—		$2,101.9
Cost of goods sold	1,373.4	438.1	—		1,811.5

Gross profit	249.4	41.0	—		290.4
Selling, general and administrative	163.5	37.5	3.0	(d)	204.0
Restructuring, reorganization and impairment	0.8	104.5	—		105.3
Other expenses	11.2	—	0.5	(e)	11.7

Operating income	73.9	(101.0)	(3.5)		(30.6)
Interest expense, net	138.4	47.7	7.5	(f)	193.6
Other income	(14.8)	0.0	—		(14.8)

Loss before taxes	(49.7)	(148.7)	(11.0)		(209.4)
Income tax benefit	(17.1)	17.4	(84.1	)(g)	(83.8)

Discontinued operations, net of income taxes	4.2	—	—		4.2
Net loss	$(36.8)	$(166.1)	$73.1		$(129.8)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting and was based on the historical financial statements of Berry Plastics and Pliant.

The purchase method of accounting is based on the Financial Accounting Standards Board (“FASB”) accounting standard on Business Combinations (formerly Statement of Financial Accounting Standard (SFAS) No. 141R), which Berry Plastics adopted on September 27, 2009 and uses the fair value concepts defined in the FASB accounting standards (formerly SFAS No. 157, Fair Value Measurements, as amended). The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting, under these existing U.S. GAAP standards, which are subject to change and interpretation.

The accounting standard defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Berry Plastics may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Berry Plastics’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the purchase method of accounting, the assets acquired and liabilities assumed were recorded on December 3, 2009, the date of the completion of the Pliant Transaction at their respective fair values and added to those of Berry Plastics. The Company has completed their preliminary allocation of the purchase price as of April 3, 2010 and the Pliant acquisition is reflected in their unaudited consolidated balance sheet. The purchase price allocation is preliminary and subject to change.

Acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition, advisory, legal, regulatory and valuation costs expected to be incurred by Berry Plastics are estimated to be approximately $20 million. The unaudited pro forma condensed consolidated financial statements do not reflect any restructuring and integration charges expected to be incurred in connection with the transaction as Berry Plastics continues to formulate its integration plan. These costs will be expensed as incurred.

Balance Sheet

(a)	This adjustment reflects the excess cash from this offering.

(b)	This adjustment reflects the estimated deferred financing fees associated with this offering.

(c)
This adjustment reflects the increase in the Company’s long-term debt after they repay approximately $248.0 million outstanding on revolving line of credit and record the new $500.0 million of Second Priority Notes offered hereby.

Income Statement

(1)	The statement of operations for the periods presented have been derived from the audited and unaudited historical financial statements of Pliant.

(2)
The Pliant Transaction is being accounted for using the purchase method of accounting. The preliminary purchase accounting allocations in the Pliant Transaction have been utilized for purposes of presenting the pro-forma financial information, however these estimates are subject to change upon finalization of the valuation of the Company’s tangible and intangible assets and liabilities. An independent third-party appraiser has been engaged by the Company and is assisting with the valuation of these assets as of the closing date of the Pliant Transaction. Such final adjustments, may include increases in the allocations of purchase price tangible and intangible assets which may result in increases to depreciation and amortization, which may be material. Accordingly, the allocation described below is subject to change. An increase or decrease in fixed assets by $10.0 million would result in a change in depreciation expense of $1.4 million assuming an average useful life of seven years for fixed assets. An increase or decrease in intangible assets by $10 million would result in a change in amortization expense of $0.7 million assuming an average useful life of fifteen years for intangible assets.

(3)
The Pro Forma adjustments presented below only adjust the Pliant Transaction and the notes offered hereby. Superfos Packaging, Inc. which was acquired by us on December 30, 2009 has been included from the date of acquisition, but has been excluded from our pro-forma adjustments as it is not material to our results.

(d)
This adjustment relates to the incremental amortization that would result from the allocation of approximately $118.9 million of excess purchase price to intangible assets. Given an estimated useful life of 15 years, amortization expense would increase by $7.9 million, $2.0 million and $4.0 million for the fiscal year ended September 26, 2009, two quarterly periods ended April 3, 2010 and March 28, 2009, respectively. The adjustment also includes the reduction of the value of Pliant’s property plant and equipment by $13.5 million based on the preliminary purchase price allocation. This will result in a reduction of depreciation expense by $1.9 million, $0.5 million, $1.0 million for the fiscal year ended September 26, 2009, two quarterly periods ended April 3, 2010, and March 28, 2009, respectively.

(e)
This adjustment relates to the incremental management fees that would have been payable to the Sponsors under Berry Plastics’ management fee agreement as if the Pliant Transaction had happened on the first day of the applicable period. Berry Plastics’ management fee agreement requires a payment of management fees of the higher of $3.0 million or 1.25% of Adjusted EBITDA.

(f)
This adjustment represents the elimination of the historical interest expense of Pliant including the amortization of deferred financing fees and the new pro forma interest expense related to the Pliant Transaction and this offering. The adjustment is as follows:

	Year ended September 26, 2009	Two Quarterly periods ended
		April 3, 2010	March 28, 2009
Eliminate historical interest expense	$(81.6)	$(11.8)	$(47.7)
Notes offering to finance Pliant Transaction	61.5	15.4	30.7
Notes offered hereby	47.5	23.8	23.8
Amortization of deferred financing fees	1.5	0.8	0.8

Interest expense, net	$28.8	$28.1	$7.5

(g)
This adjustment reflects the elimination of the historical tax expense (benefit) of Berry Plastics and Pliant and the adjustment needed to record Berry Plastics’ pro forma tax expense (benefit) at a statutory rate of 40.0%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the consolidated financial statements of Berry and its subsidiaries and the accompanying notes thereto, which information is included elsewhere herein.  This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section.  Our actual results may differ materially from those contained in any forward-looking statements.

Overview

In December 2007, Berry Plastics Holding Corporation completed an internal entity restructuring.  Pursuant to this restructuring, effective December 28, 2007, Berry Plastics Corporation converted to Berry Plastics, LLC and then merged with and into Berry Plastics Holding Corporation.  In addition, Berry Plastics Holding Corporation changed its name to Berry Plastics Corporation (“Berry” or the “Company”).  References herein to “we”, “us”, the “Company”, “Berry”, and “Berry Plastics” refer to Berry Plastics Group, Inc (“Berry Group”) and its consolidated subsidiaries, including Berry, after giving effect to the transactions.

We believe we are one of the world’s leading manufacturer and marketers of plastic packaging products, plastic film products, specialty adhesives and coated products.  We manufacture a broad range of innovative, high quality packaging solutions using our collection of over 2,200 proprietary molds and an extensive set of internally developed processes and technologies. Our principal products include containers, drink cups, bottles, closures and overcaps, tubes, prescription containers, trash bags, stretch films, plastic sheeting and tapes which we sell into a diverse selection of attractive and stable end markets, including food and beverage, healthcare, personal care, quick service and family dining restaurants, custom and retail, agricultural, horticultural, institutional, industrial, construction, aerospace and automotive.  We sell our packaging solutions to approximately 13,000 customers, ranging from large multinational corporations to small local businesses comprised of a favorable balance of leading national blue-chip customers as well as a collection of smaller local specialty businesses.  We believe that we are one of the largest global purchasers of PE resin, our principal raw material, processing approximately one billion pounds annually.  We believe that our proprietary tools and technologies, low-cost manufacturing capabilities and significant operating and purchasing scale provide us with a competitive advantage in the marketplace. Our unique combination of leading market positions, proven management team, product and customer diversity and manufacturing and design innovation provides access to a variety of growth opportunities. Our top 10 customers represented approximately 21% of our fiscal 2009 net sales with no customer accounting for more than 6% of our fiscal 2009 net sales.  The average length of our relationship with these customers was over 20 years. Additionally, we operate more than 60 strategically located manufacturing facilities and have extensive distribution capabilities.  At the end of fiscal 2009, we had approximately 13,200 employees.

Executive Summary

Business. The Company is organized into four operating segments: Rigid Open Top, Rigid Closed Top, Flexible Films and Tapes and Coatings.  The Rigid Open Top division sells products in three categories including containers, foodservice items and home and party.  The Rigid Closed Top division sells products in three categories including closures and overcaps, bottles and prescription containers and tubes.  The Flexible Films division sells primarily plastic trash bags, stretch film and plastic sheeting to the agricultural, horticultural, institutional, foodservice and retail markets.  Our Tapes and Coatings division sells specialty adhesive products and flexible packaging and building materials to a variety of different industries including building and construction, retail, automotive, industrial and medical markets.

Some of our key accomplishments in fiscal 2009 included: generating $414.4 million of cash from operating activities, both from a reduction of working capital and improvement to operations; rationalizing multiple production facilities without disruption to customers; committing substantial capital to upgrading equipment for expansion and cost reduction in each operating segment; implemented numerous cost reduction programs; continued integration efforts and realization of synergies related to our prior mergers and acquisitions.

Raw Material Trends. Our primary raw material is plastic resin.  Polypropylene and polyethylene account for more than 80% of our plastic resin purchases based on the pounds purchased.  The average industry prices, as published in industry sources, per pound were as follows per fiscal year:

	Polyethylene Butene Film				Polypropylene
	2010	2009	2008	2007	2010	2009	2008	2007
1st quarter	$.70	$.67	$.82	$.64	$.66	$.56	$.85	$.71
2nd quarter	.68	.59	.84	.63	.66	.46	.80	.71
3rd quarter	.64	.64	.91	.69	.68	.53	.89	.77
4th quarter	.65	.68	1.00	.75	.74	.67	.99	.79

Plastic resins are subject to price fluctuations, including those arising from supply shortages and changes in the prices of natural gas, crude oil and other petrochemical intermediates from which resins are produced.

Outlook. The Company is impacted by general economic and industrial growth, housing starts, automotive builds, plastic resin availability and affordability, and general industrial production. Our business has both geographic and end market diversity which reduces the impact of any one of these factors on our overall performance. We are impacted by our ability to maintain selling price increases, raw material pricing and volume growth of our customers.  We expect continued strength in our thermoforming product lines, which would have a positive impact on volumes in our Rigid Open Top segment.  We expect our bottle business to continue to grow with an increasing amount of quoting activity and strong new product pipeline, which would have a positive impact in or Rigid Closed Top segment.  Flexible segments continue to be extremely competitive as a result of excess capacity in the housing products markets.  We anticipate continued softness in U.S. housing starts in 2010 that will impact in both our Tapes and Coatings and Flexible Films segments.  We also anticipate continued softness in 2010 in North American automotive build rates which will impact various product lines in our Tapes and Coatings segment.  We continually focus on improving our overall profitability by implementing cost reduction programs for our manufacturing, selling, general and administrative expenses on an annual basis.

Recent Developments

On December 3, 2009, we acquired all the capital stock of Pliant, for an acquisition purchase price of approximately $602.7 million ($576.5 million, net of cash acquired), upon Pliant’s emergence from reorganization pursuant to a proceeding under Chapter 11 of the Bankruptcy Code.  Pliant is a leading manufacturer of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications.  Pliant manufactures key components in a wide variety of flexible packaging products for use in end-use markets such as coffee, confections, snacks, fresh produce, lidding, and hot-fill liquids as well as providing printed rollstock, bags and sheets used to package consumer goods.  Pliant also offers a diverse product line of film industry-related products and has achieved leading positions in many of these product lines.  Pliant operates manufacturing and research and development facilities in four business segments:  Engineered Films, Industrial Films, Specialty Films and Printed Products.  We believe that Pliant has approximately one billion pounds of annual production capacity.

In November 2009, in order to fund the $602.7 million ($576.5 million, net of chase acquired) Pliant acquisition estimated purchase price, the Escrow Issuers, two of our unrestricted subsidiaries completed a private placement of the existing notes, consisting of $370.0 million aggregate principal amount of 8 ¼% First Priority Senior Secured Notes due on November 15, 2015 and $250.0 million aggregate principal amount of 8⅞% Second Priority Senior Secured Notes due on September 15, 2014.  The proceeds of the private placement were placed into escrow pending the fulfillment of certain conditions related to the Pliant acquisition.  On December 3, 2009, substantially simultaneously with the Pliant acquisition, we assumed the obligations under the existing notes and the proceeds of the existing notes were released from escrow.  As part of the acquisition of Pliant and the private placement offering , on December 23, 3009, we increased the amount of our lender commitments under our revolving credit facility by $100 million.

In December 2009, we acquired 100% of the outstanding common stock of Superfos Packaging, Inc., a manufacturer of injection molded plastic rigid open top containers and other plastic packaging products for the food, industrial and household chemical, building materials and personal care end markets which had 2008 annual net sales of $46.8 million.  The purchase price was funded from cash on hand or existing credit facilities.

In December 2009, R. Brent Beeler retired as President and Chief Operating Officer of the Registrant and its affiliates.  The Registrant and Mr. Beeler have reached an agreement pursuant to which Mr. Beeler will continue to serve in a consulting role for the Registrant.  Mr. Randall Becker assumed the role of President and Chief Operating Officer of the Registrant effective December 31, 2009.  Prior to his new role, Mr. Becker served as Executive Vice President of Operations in the Registrant’s Rigid Open Top Division and has been with the company for more than 20 years.

Acquisitions, Disposition and Facility Rationalizations

We maintain a selective and disciplined acquisition strategy, which is focused on improving our long term financial performance, enhancing our market positions and expanding our product lines or, in some cases, providing us with a new or complementary product line.  Most businesses we have acquired had profit margins that are lower than that of our existing business, which resulted in a temporary decrease in our margins.  We have historically achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, exiting low-margin businesses or product lines, reducing headcount, rationalizing facilities and machinery, applying best practices and capitalizing on economies of scale.  In connection with our acquisitions, we have in the past and may in the future incur charges related to these reductions and rationalizations.

The Company has a long history of acquiring and integrating companies.  The Company has been able to achieve these synergies by eliminating duplicative costs and rationalizing facilities and integrating the production into the most efficient operating facility.  While the expected benefits on earnings are estimated at the commencement of each transaction, once the execution of the plan and integration occur, we are generally unable to accurately estimate or track what the ultimate effects on future earnings have been due to systems integrations and movement of activities to multiple facilities.  The historical business combinations have not allowed the Company to accurately separate realized synergies compared to what was initially identified during the due diligence phase of each acquisition.

The Company has included the expected benefits of acquisition integrations within our unrealized synergies which are in turn recognized in earnings after an acquisition has been fully integrated.  While the expected benefits on earnings is estimated at the commencement of each transaction, due to the nature of the matters we are generally unable to accurately estimate or track what the ultimate effects have been due to system integrations and movements of activities to multiple facilities.

Acquisition of Rollpak Acquisition Corporation

On April 11, 2007, the Company completed its acquisition of 100% of the outstanding common stock of Rollpak Acquisition Corporation, which is the sole stockholder of Rollpak Corporation (“Rollpak”).  Rollpak is a flexible film manufacturer located in Goshen, Indiana with annual net sales of approximately $50.0 million in calendar 2006 sales.  The purchase price was funded utilizing cash on hand.  The Rollpak acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date.

Acquisition of MAC Closures, Inc.

On December 19, 2007, the Company acquired 100% of the outstanding common stock of MAC Closures, Inc. (“MAC”), a plastic cap and closure manufacturer located in Waterloo, Quebec.  MAC is a fully integrated manufacturer of injection molded plastic caps and closures primarily serving the pharmaceutical, nutraceutical, personal care, amenity, and household and industrial chemical industries with calendar year 2007 sales of $37.1 million.  MAC manufactures stock and custom products for U.S. and Canadian based private and national brand owners, distributors and other packaging suppliers.  The MAC acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date.  The purchase price was funded utilizing cash on hand from the sale-leaseback transaction pursuant to which the Company sold its manufacturing facilities located in Baltimore, Maryland; Evansville, Indiana; and Lawrence, Kansas.  During June 2008 the Company announced the shut down of its manufacturing facility in Oakville, Ontario.  The affected business accounted for less than $7.0 million of annual net sales and the business was transferred to other facilities within the Rigid Closed Top segment.

Acquisition of Captive Holdings, Inc.

On February 5, 2008, the Company completed its acquisition of 100% of the outstanding capital stock Captive Holdings, Inc., the parent company of Captive Plastics, Inc. (“Captive”) for approximately $500.0 million.  Captive is a manufacturer of blow-molded bottles and injection-molded closures for the food, healthcare, spirits and personal care end markets with annual net sales of approximately $290.3 million in calendar 2007.  The purchase price was funded utilizing the proceeds of a senior secured bridge loan facility which in turn was repaid with the proceeds from the senior secured First Priority Notes discussed in the Notes to the Consolidated or Combined Financial Statements section of this prospectus.  The Captive acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date.

Acquisition of Assets of Erie County Plastics Corporation

In November 2008, the Company was the successful bidder to acquire certain assets of Erie County Plastics Corporation, a custom injection molder of plastics packaging and components for $4.6 million.  Erie Plastics previously filed for bankruptcy protection on September 29, 2008.  The Company funded the acquisition of these assets with cash from operations.  Synergies identified from the Erie acquisition were $4.0 million.

Sale of Capsol Berry Plastics S.p.a.

In March 2009, the Company sold Capsol Berry Plastics S.p.a.  This business generated annual net sales of approximately $17.0 million and was included in our Rigid Closed Top segment.  The sale resulted in a net loss of $4.2 million, net of tax, which is included in Discontinued Operations.

Plant Rationalizations

The Company has included the expected impact of restructuring plans within our unrealized synergies which are in turn recognized in earnings after the restructuring plans are completed.  While the expected benefits on earnings is estimated at the commencement of each plan, due to the nature of the matters we are generally unable to accurately estimate or track what the ultimate effects have been.  The Company intends to fund these restructuring plans with cash from operations.

During fiscal 2009, the Company announced its intention to shut down one manufacturing facility within its Flexible Films division located in Bloomington, Minnesota and one manufacturing facility within its Rigid Open Top division located in Toluca, Mexico.  The Company recorded total restructuring charges of $11.3 million in fiscal 2009.  This charge included $7.8 million of non-cash asset impairment costs.  The remaining liability has been included within Accrued expenses and other current liabilities on the Consolidated Balance Sheet.  The affected business accounted for approximately $65 million of fiscal 2008 annual net sales with the majority of the operations transferred to other facilities.  Future costs associated with these rationalizations are not expected to be material.

In September of 2009, the Company announced the shut down of our Piscataway, New Jersey facility.  The Company established opening balance sheet reserves associated with the Captive Plastics acquisition of $2.4 million for a facility shut down of which $1.5 million is expected to be paid in future periods.

Results of Operations

Comparison of the Two Quarterly Periods Ended April 3, 2010 (the “YTD”) and the Two Quarterly Periods Ended March 20, 2009 (the “Prior YTD”)

Net Sales.  Net sales increased by 19% to $1.935.3 million for the YTD from $1,622.8 million for the Prior YTD.  This $312.5 million increase includes acquisition volume increase of 20% and a base volume increase of 10% partially offset by net selling price decreases of 11%.  The following discussion in this section provides a comparison of net sales by business segment.

	Two Quarterly Periods Ended
	April 3, 2010	March 28, 2009	$ Change	% Change
Net sales:
Rigid Open Top	$538.8	$527.2	$11.6	2.2%
Rigid Closed Top	462.2	440.8	21.4	4.9%
Specialty Films	599.1	281.4	317.7	112.9%
Tapes, Bags and Coatings	335.2	373.4	(38.2)	(10.2%)
Total net sales	$1,935.3	$1,622.8	$312.5	19.3%

Net sales in the Rigid Open Top segment increased from $527.2 million in the Prior YTD to $538.8 million in the YTD as a result of net selling price decreases of 16% partially offset by base volume growth of 16% and acquisition growth attributed to Superfos.  The base volume growth is primarily attributed to increased sales in various container product lines, thermoformed drink cup and houseware product lines.  Net sales in the Rigid Closed Top business increased  from $440.8 million in the Prior YTD to $462.2 million in the YTD as a result of net selling price decreases of 12% offset by base volume growth of 16% and acquisition volume growth attributed to Superfos.  The base volume growth is primarily attributed to increased sales in our overcaps, closures, bottles, tubes and prescription vial product lines.  The Specialty Films business net sales increased from $281.4 million in the Prior YTD to $599.1 million in the YTD as a result of a result of net selling price decreases of 8% offset by base volume growth of 10% and acquisition volume growth attributed to Pliant.  The base volume growth is primarily attributed to increased sales in our institutional can liners and stretch film product lines.  Net sales in the Tapes, Bags and Coatings business decreased from $373.4 million in the Prior YTD to $335.2 million in the YTD primarily as a result of net selling price decreases of 6% and base volume decline of 4% primarily attributed to softness in the corrosion protection markets and decreased sales in our trash bag product line.

Gross Profit.  Gross profit increased by $6.1 million to $133.0 million (15% of net sales) for the Quarter from $126.9 million (15% of net sales) for the Prior Quarter.  This increase is primarily attributed to higher sales volumes, realization of synergies and cost reduction efforts partially offset by a timing lag of passing through raw material costs to our customers.

Operating Expenses.  Selling, general and administrative expenses increased by $12.5 million to $176.0 million for the YTD from $163.5 million for the Prior YTD primarily as a result of increased amortization of intangibles due to the Pliant and Superfos acquisitions partially offset by a decrease in stock compensation expense.  Restructuring and impairment charges increased by $8.3 million to $9.1 million in the YTD compared to $0.8 million in the Prior YTD primarily as a result of severance charges related to the Pliant acquisition and plant consolidation within the Rigid Closed Top segment.  Acquisition transaction costs of $20.1 million in the YTD are attributed to the Pliant and Superfos acquisitions.  Other operating expenses increased by $1.5 million to to $12.7 million in the YTD compared to $11.2 million in the Prior YTD.

Operating Income.  Operating income decreased $16.5 million from $73.9 million in the Prior YTD to $57.4 million in the YTD.  The following discussion in this section provides a comparison of operating income by business segment.

	Two Quarterly Periods Ended
	April 3, 2010	March 28, 2009	$ Change	% Change
Operating income (loss):
Rigid Open Top	$49.6	$55.3	$(5.7)	(10.3)%
Rigid Closed Top	32.7	24.1	8.6	35.7%
Specialty Films	(23.0)	(12.5)	(10.5)	(84.0)%
Tapes, Bags and Coatings	(1.9)	7.0	(8.9)	(127.1)%
Total operating income	$57.4	$73.9	$(16.5)	(22.3)%

Operating income for the Rigid Open Top business decreased from $55.3 million for the Prior YTD to $49.6 million in the YTD.  The decrease of $5.7 million is attributable to a timing lag of passing through increases in raw material costs to our customers partially offset by base volume growth and acquistion volume growth attributed to Superfos.  Operating income for the Rigid Closed Top business increased from $24.1 million for the Prior YTD to $32.7 million in the YTD.  The increase of $8.6 million is primarily attributable to base volume growth partially offset by a timing lag of passing through increases in raw material costs to our customers.  Operating loss for the Specialty Films business decreased from $12.5 million for the Prior YTD to an operating loss of $23.0 million in the YTD.  The decrease of $10.5 million is primarily attributable to a negative selling price to raw material relationship and transaction costs related to the Pliant acquisition offset by base volume growth and improved operating performance.  Operating income for the Tapes, Bags and Coatings business decreased from $7.0 million of operating income for the Prior YTD to an operating loss of $1.9 million in the YTD.  The decrease of $8.9 million is pimarily attributable to a negative selling price to raw material relationship and a base volume decline.

Other Income, Net. Other income recorded in the YTD is primarily attributed to the fair value adjustment for our interest rate swaps.

Interest Expense.  Interest expense increased by $3.9 million in the YTD primarily as a result of increased borrowings to finance the Pliant and Superfos acquisitions offset by a decline in borrowing rates on variable rate debt partially attributed to the swap agreement that expired in November 2009.

Interest Income.  Interest income increased $34.3 million to $34.4 million for the YTD from $0.1 million in Prior YTD.  The increase in primarily attributed to non-cash interest and accretion income from our investments in Berry Group’s senior unsecured term loan.

Income Tax Expense (Benefit).  For the YTD, we recorded an income tax benefit of $10.2 million as compared to an income tax benefit of $17.1 million in the Prior YTD.  The effective tax rate is less then the statutory rate for the YTD, primarily due to the non-deductibility of acquisition costs.

Net Loss.  Net loss was $33.3 million for the YTD compared to a net loss of $36.8 million for the Prior YTD for the reasons discussed above.

Discussion of Results of Operations for Fiscal 2009 Compared to Fiscal 2008

Net Sales.  Net sales decreased by 9% to $3,187.1 million for fiscal 2009 from $3,513.1 million for fiscal 2008.  This $326.0 million decrease includes base volume decline of 5% and net selling price decreases of 6% offset by acquisition volume growth of 2%.  The following discussion in this section provides a comparison of net sales by business segment.

	Fiscal years ended
	2009	2008	$ Change	% Change
Net sales:
Rigid Open Top	$1,062.9	$1,053.2	$9.7	0.9%
Rigid Closed Top	857.5	853.4	4.1	0.5%
Flexible Films	838.8	1,092.2	(253.4)	(23.2%)
Tapes and Coatings	427.9	514.3	(86.3)	(16.8%)
Total net sales	$3,187.1	$3,513.1	$(326.0)	(9.3%)

Net sales in the Rigid Open Top business increased from $1,053.2 million in fiscal 2008 to $1,062.9 million in fiscal 2009 as a result of base volume growth of 6% offset by net selling price deceases of 5% primarily due to lower raw material costs.  The base volume growth is primarily attributed to increased sales in our container and thermoformed drink cup product line due to strong sales to end customers in quick service restaurants, family dining restaurants, and leading food and consumer product companies.  Net sales in the Rigid Closed Top business increased from $853.4 million in fiscal 2008 to $857.5 million in fiscal 2009 as a result of acquisition volume growth attributed to Captive, MAC and Erie Plastics of 11% partially offset by a base volume decline of 3% and net selling price decreases of 8%.  The base volume decline is primarily attributed to decreased sales in our aerosol overcaps and tubes product lines primarily as a result of contracting end use markets.  Net sales in the Flexible Films business decreased from $1,092.2 million in fiscal 2008 to $838.8 million in fiscal 2009 as a result of base volume decline of 12% and net selling price decreases of 11% primarily due to lower raw material costs.  The base volume decline is primarily attributed to the slowness in the housing sector.  Net sales in the Tapes and Coatings business decreased from $514.3 million in fiscal 2008 to $427.9 million in fiscal 2009 primarily as a result of base volume decline of 17%.  The base volume decline is primarily attributed to softness in the new home construction, corrosion protection and automotive markets.

Gross Profit.  Gross profit increased by $52.2 million to $546.0 million (17% of net sales) for fiscal 2009 from $493.8 million (14% of net sales) for fiscal 2008.  This increase is primarily attributed to a timing lag of passing through raw material costs to our customers in our Rigid Open Top and Rigid Closed Top segments, realization of synergies and cost reduction efforts partially offset by lower volumes.

Operating Expenses.  Selling, general and administrative expenses decreased by $14.8 million to $325.2 million for fiscal 2009 from $340.0 million for fiscal 2008 primarily as a result of cost reduction efforts and realization of synergies partially offset by increased accrued bonus expense.  Restructuring and impairment charges increased to $11.3 million in fiscal 2009 compared to $9.6 million in fiscal 2008 as a result of $7.8 million of non-cash fixed asset impairment charges associated with the plant consolidations within the Flexible Films and Rigid Open Top segments.  Other expenses decreased from $32.8 million in fiscal 2008 to $23.7 million for fiscal 2009 primarily as a result of a decrease in business optimization expenses.

Operating Income.  Operating income increased $74.4 million from $111.4 million in fiscal 2008 to $185.8 million in fiscal 2009.  The following discussion in this section provides a comparison of operating income by business segment.

	Fiscal years ended
	2009	2008	$ Change	% Change
Operating income (loss):
Rigid Open Top	$117.8	$73.7	$44.1	59.8%
Rigid Closed Top	59.2	42.0	17.2	41.0%
Flexible Films	5.8	(10.3)	16.1	156.3%
Tapes and Coatings	3.0	6.0	(3.0)	(50.0%)
Total operating income	$185.8	$111.4	$74.4	66.8%

Operating income for the Rigid Open Top business increased from $73.7 million for fiscal 2008 to $117.8 million in fiscal 2009.  The increase of $44.1 million is attributable to base volume growth and a timing lag of passing through a reduction in raw material costs to our customers.  Operating income for the Rigid Closed Top business increased from $42.0 million for fiscal 2008 to $59.2 million in fiscal 2009.  The increase of $17.2 million is primarily attributable to the acquisition of Captive Plastics.  Operating income for the Flexible Film business increased from an operating loss of $10.3 million for fiscal 2008 to operating income of $5.8 million in fiscal 2009.  The increase of $16.1 million is primarily attributable to improved operating performance and various cost reduction efforts.  Operating income for the Tapes and Coatings business decreased from an operating income of $6.0 million for fiscal 2008 to $3.0 million in fiscal 2009.  The decrease of $3.0 million is primarily attributable to base volume decline.

Other Income. Other income recorded in fiscal 2009 is attributed to a $25.1 million gain related to the repurchase of the 10 ¼% Senior Subordinated Notes and a $5.7 million gain attributed to the fair value adjustment for our interest rate swaps.

Interest Expense.  Interest expense decreased $0.5 million to $262.8 million for fiscal 2009 from $262.3 million in fiscal 2008.

Interest Income.  Interest income increased from $0.6 million in fiscal 2008 to $18.3 million in fiscal 2009 primarily as a result of $17.6 million of interest and accretion income from our investments in Berry Group’s senior unsecured term loan.

Income Tax Benefit.  For fiscal 2009, we recorded an income tax benefit of $6.3 million or an effective tax rate of 22%, which is a change of $42.9 million from the income tax benefit of $49.2 million or an effective tax rate of 33% in fiscal 2008.  The effective tax rate is less than the statutory rate primarily attributed to the smaller net loss and relative impact to permanent items and establishment of valuation allowance for certain foreign operating losses where the benefits are not expected to be realized.

Net Loss.  Net loss was $26.2 million for fiscal 2009 compared to a net loss of $101.1 million for fiscal 2008 for the reasons discussed above.

Discussion of Results of Operations for Fiscal 2008 Compared to Fiscal 2007

Net Sales.  Net sales increased 15% to $3,513.1 million for the fiscal 2008 from $3,055.0 million for the fiscal 2007.  This $458.1 million increase includes acquisition volume growth of 8%.  The following discussion in this section provides a comparison of net sales by business segment.

	Fiscal years ended
	2008	2007	$ Change	% Change
Net sales:
Rigid Open Top	$1,053.2	$881.3	$171.9	19.5%
Rigid Closed Top	853.4	598.0	255.4	42.7%
Flexible Films	1,092.2	1,042.8	49.4	4.7%
Tapes and Coatings	514.3	532.9	(18.6)	(3.5%)
Total net sales	$3,513.1	$3,055.0	$458.1	15.0%

Net sales in the Rigid Open Top business increased from $881.3 million in fiscal 2007 to $1,053.2 million in fiscal 2008.  Base volume growth in the Rigid Open Top business, excluding net selling price increases, was 6% driven primarily by growth in our various container product lines and thermoformed drink cups.  Net sales in the Rigid Closed Top business increased from $598.0 million in fiscal 2007 to $853.4 million in fiscal 2008 primarily as a result of acquisition volume growth attributed to Captive and MAC totaling $215.3 million for fiscal 2008.  The Flexible Films business net sales increased from $1,042.8 million in fiscal 2007 to $1,092.2 million in fiscal 2008.  Base volume declined, excluding net selling price increases, by 3% primarily due to the Company’s decision to discontinue historically lower margin business and slowness in the housing sector.  Net sales in the Tapes and Coatings business decreased from $536.7 million in fiscal 2007 to $514.3 million in fiscal 2008 primarily driven by softness in the new home construction and automotive markets partially offset by strong volume growth in the corrosion protection business.

Gross Profit.  Gross profit increased by $22.2 million to $493.8 million (14% of net sales) for fiscal 2008 from $471.6 million (15% of net sales) for fiscal 2007.  This increase is attributed to the productivity improvements in the Flexible Films and Tapes and Coatings segments as a result of realizing synergies and increased selling prices partially offset by the timing lag of passing through increased raw material costs to customers.

Selling, General and Administrative Expenses.  Selling, general and administrative expense increased by $18.5 million to $340.0 million for fiscal 2008 from $321.5 million for fiscal 2007 primarily as a result of a $15.1 million increase in amortization of intangible assets related to the Captive and Mac acquisitions.

Restructuring Charges.  Restructuring and impairment charges were $9.6 million in fiscal 2008 compared to $39.1 million in fiscal 2007.  The costs are associated with the shut down of several facilities in the Flexible Films, Rigid Closed Top and Tapes and Coatings segments.  The restructuring and impairment charges for fiscal 2008 consisted of $0.3 million for severance and termination benefits, $7.9 million of facility exit costs, and $1.4 million of other costs as a result of plant rationalizations discussed above.

Other Operating Expenses.  Other expenses decreased from $43.6 million in fiscal 2007 to $32.8 million for fiscal 2008 primarily as a result of a decrease in transaction and integration costs associated with the Merger with Covalence.

Other Expense.  The Company incurred a $37.3 million loss on extinguished debt in fiscal 2007 primarily as a result of the write-off of deferred financing fees from Covalence’s and Old Berry’s senior credit facilities and Covalence’s second priority floating rate notes that were extinguished in connection with the merger with Covalence Specialty Material Holding Corp.

Interest Expense, Net.  Net interest expense increased $24.1 million to $261.7 million for fiscal 2008 from $237.6 million in fiscal 2007 primarily as a result of increased borrowings to finance the Captive acquisition, partially offset by a decline in borrowing costs of our variable rate debt instruments.

Income Tax Benefit.  For fiscal 2008, we recorded an income tax benefit of $49.2 million or an effective tax rate of 33%, which is a change of $39.4 million from the income tax benefit of $88.6 million or an effective tax rate of 43% in fiscal 2007.  This decrease in the income tax benefit primarily relates to a decrease in the loss before income taxes in fiscal 2008 versus fiscal 2007 and because the effective rate differed from the statutory rate as the Company concluded it was more likely than not that certain foreign operating losses would not be realized.

Net Loss.  Net loss was $101.1 million for fiscal 2008 compared to a net loss of $116.2 million for fiscal 2007 for the reasons discussed above.

Income Tax Matters

At fiscal year end 2009, the Company has unused operating loss carryforwards of $485.3 million for federal which begin to expire in 2021 and $42.0 million of foreign operating loss carryforwards.  Alternative minimum tax credit carryforwards of approximately $7.4 million are available to the Company indefinitely to reduce future years’ federal income taxes.  The net operating losses are subject to an annual limitation under guidance from the Internal Revenue Code, however the annual limitation is in excess of the net operating loss, effectively no limitation exists.  As part of the effective tax rate calculation, if we determine that a deferred tax asset arising from temporary differences is not likely to be utilized, we will establish a valuation allowance against that asset to record it at its expected realizable value.  The Company has not provided a valuation allowance on its net operating loss carryforwards in the United Statues because it has determined that future rewards of its temporary taxable differences will occur in the same periods and are of the same nature as the temporary differences giving rise to the deferred tax assets.  Our valuation allowance against deferred tax assets was $8.2 million and $5.0 million at the end of fiscal 2009 and 2008, respectively, related to the foreign operating loss carryforwards for Ociesse s.r.l. and Berry Plastics de Mexico.

Liquidity and Capital Resources

Senior Secured Credit Facility
The Company’s senior secured credit facilities consist of $1,200.0 million term loan and $481.7 million asset based revolving line of credit, net of defaulting lenders.  The availability under the revolving line of credit is the lesser of $500.0 million or based on a defined borrowing base which is calculated based on available accounts receivable and inventory.  The term loan matures on April 3, 2015 and the revolving line of credit matures on April 3, 2013.  The LIBOR rate on the term loan and the line of credit were 0.29% and 0.31% at April 3, 2010, respectively, determined by reference to the costs of funds for eurodollar deposits in dollars in the LIBOR for the interest period relevant to such borrowing plus the applicable margin.  The applicable margin for LIBOR rate borrowings under the revolving credit facility ranges from 1.25% to 1.75% and for the term loan is 2.00%.  The line of credit is also subject to an unused commitment fee for unused borrowings ranging from 0.25% to 0.35% per annum and a letter of credit fee of 0.125% per annum for each letter of credit that is issued.  The revolving line of credit allows up to $100.0 million of letters of credit to be issued instead of borrowings under the revolving line of credit.  At April 3, 2010, the Company had $23.3 million of cash and $248.0 million outstanding on the revolving credit facility providing unused borrowing capacity of $292.0 million under the revolving line of credit subject to the solvency of our lenders to fund their obligations and our borrowing base calculations.  The Company was in compliance with all covenants at April 3, 2010.

Our fixed charge coverage ratio, as defined in the revolving credit facility, is calculated based on a numerator consisting of adjusted EBITDA less pro forma adjustments, income taxes paid in cash and capital expenditures, and a denominator consisting of scheduled principal payments in respect of indebtedness for borrowed money, interest expense and certain distributions.  We are obligated to sustain a minimum fixed charge coverage ratio of 1.0 to 1.0 under the revolving credit facility at any time when the aggregate unused capacity under the revolving credit facility is less than 10% of the lesser of the revolving credit facility commitments and the borrowing base (and for 10 business days following the date upon which availability exceeds such threshold) or during the continuation of an event of default.  As of April 3, 2010, the Company had unused borrowing capacity of $200.6 million under the revolving credit facility subject to a borrowing base and thus was not subject to the minimum fixed charge coverage ratio covenant.  Our fixed charge ratio was 1.3 to 1.0 as of April 3, 2010.

Despite not having financial maintenance covenants, our debt agreements contain certain negative covenants.  The failure to comply with these negative covenants could restrict our ability to incur additional indebtedness, effect acquisitions, enter into certain significant business combinations, make distributions or redeem indebtedness.  The term loan facility contains a negative covenant first lien secured leverage ratio covenant of 4.0 to 1.0 on a pro forma basis for a proposed transaction, such as an acquisition or incurrence of additional first lien debt.  Our first lien secured leverage ratio was 3.8 to 1.0 as of April 3, 2010.

A key financial metric utilized in the calculation of the first lien leverage ratio is Adjusted EBITDA.  The following table reconciles our Adjusted EBITDA for the twelve months ended April 3, 2010 to net loss.

Four Quarterly Periods ended April 3, 2010
Adjusted EBITDA	$656.2
Net interest expense	(216.5)
Depreciation and amortization	(279.7)
Income tax expense	(0.6)
Business optimization expense (a)	(42.3)
Restructuring and impairment (b)	(20.0)
Management fees	(6.9)
Other non-cash income, net	22.3
Pro forma acquisitions	(72.8)
Pro forma cost reductions	(7.0)
Pro forma synergies (c)	(55.1)
Net loss	$(22.4)

Cash flow from operating activities	$230.5
Cash flow from investing activities	$(1,029.3)
Cash flow from financing activities	$686.3
(a)	Includes $20.1 million of acquisition transaction costs attributed to the Pliant and Superfos acquisitions
(b)	Includes $7.8 million of non-cash asset impairments
(c)	Represents synergies related to the following: Pliant ($48.0 million), Superfos ($1.4 million), Covalence ($1.2 million), Captive ($3.0 million) and Erie ($1.5 million)

For comparison purposes, the following table reconciles our Adjusted EBITDA for the quarterly period ended April 3, 2010 and March 28, 2009.

	Quarterly Period Ended
	April 3, 2010	March 28, 2009
Adjusted EBITDA	$149.6	$159.8
Net interest expense	(53.9)	(65.8)
Depreciation and amortization	(80.3)	(63.2)
Income tax benefit	1.7	1.3
Business optimization expense	(5.8)	(4.0)
Restructuring and impairment	(2.9)	(0.2)
Stock based compensation	(0.4)	(0.4)
Management fees	(1.8)	(1.4)
Other non-cash income, net	1.9	14.2
Pro forma acquisitions	—	(25.1)
Pro forma cost reductions	(0.9)	(5.6)
Pro forma synergies	(11.0)	(17.0)
Net income loss	$(3.8)	$(7.4)

Cash flow from operating activities	$(23.2)	$115.3
Cash flow from investing activities	$(59.0)	$(53.5)
Cash flow from financing activities	$83.8	$(96.8)

While the determination of appropriate adjustments in the calculation of Adjusted EBITDA is subject to interpretation under the terms of your senior secured credit facilites, management believes the adjustments described above are in accordance with the covenants in the senior secured credit facilites.  Adjusted EBITDA should not be considered in isolation or construed as an alternative to our net loss, operating cash flows or other measures as determined in accordance with GAAP.  In addition, other companies in our industry or across different industries may calculate bank covenants and related definitions differently than we do, limiting the usefulness of our calculation of Adjusted EBITDA as a comparative measure.

Contractual Obligations and Off Balance Sheet Transactions

Our contractual cash obligations at the end of fiscal 2009 on a pro forma basis for the Pliant Transaction, the offering of the outstanding notes and the application of the proceeds therefrom are summarized in the following table.

	Payments due by period as of the end of fiscal 2009
	Total	< 1 year	1-3 years	4-5 years	> 5 years
Long-term debt, excluding capital leases	$4,397.2	$12.0	$24.0	$1,024.0	$3,337.2
Capital leases (a)	58.0	10.3	16.9	16.0	14.8
Fixed interest rate payments (b)	1,481.5	215.9	437.7	435.0	329.9
Variable interest rate payments (c)	366.7	63.8	140.1	138.6	24.3
Operating leases	287.7	47.0	80.0	48.3	112.4
Funding of pension & other postretirement obligations (d)	3.0	3.0	—	—	—
Total contractual cash obligations	$6,531.1	$352.0	$698.7	$1,661.8	$3,818.6

Our contractual cash obligations at the end of fiscal 2009 are summarized in the following table.

	Payments due by period as of the end of fiscal 2009
	Total	< 1 year	1-3 years	4-5 years	> 5 years
Long-term debt, excluding capital leases	$3,346.2	$12.0	$24.0	$843.0	$2,467.2
Capital leases (a)	37.0	7.3	11.9	11.0	6.8
Fixed interest rate payments (b)	741.3	139.4	237.3	235.4	129.2
Variable interest rate payments (c)	367.8	64.0	140.8	138.7	24.3
Operating leases	287.7	47.0	80.0	48.3	112.4
Funding of pension & other postretirement obligations (d)	3.0	3.0	—	—	—
Total contractual cash obligations	$4,783.0	$272.7	$494.0	$1,276.4	$2,739.9

(a)	Includes anticipated interest of $8.4 million over the life of the capital leases.
(b)	Includes variable rate debt subject to interest rate swap agreements.
(c)	Based on applicable interest rates in effect end of fiscal 2009.
(d)
Pension and other postretirement contributions have been included in the above table for the next year.  The amount is the estimated contributions to our funded defined benefit plans.  The assumptions used by the actuary in calculating the projection includes weighted average return on pension assets of approximately 8% for 2010.  The estimation may vary based on the actual return on our plan assets.  See Note 9 to the Consolidated or Combined Financial Statements included in this prospectus for more information on these obligations.

Cash Flows from Operating Activities

Net cash provided by operating activities was $43.0 million for the YTD compared to $226.9 million for the Prior YTD.  This decrease of $183.9 million is primarily the result of a $172.8 million change in working capital and acquisition transaction costs incurred of $20.1 million.  The working capital change is primarily attributed to higher sales volumes and increased raw material costs.

Net cash provided by operating activities was $414.4 million for fiscal 2009 compared to $9.8 million of cash flows provided by operating activities for fiscal 2008.  This increase of $404.6 million is primarily the result of a $322.8 million change in working capital primarily due to declining resin costs and improved operating performance primarily driven by realization of synergies and the effect of the cost reduction efforts.

Net cash provided by operating activities was $9.8 million for fiscal 2008 compared to $137.3 million of cash flows provided by operating activities for fiscal 2007.  The change in cash flow from operating activities is the result of a change in working capital primarily due to increased resin costs and timing lag of passing through raw material costs to our customers in our Rigid Open Top and Rigid Closed Top segments contributing to increases in receivables, inventory and payables.

Cash Flows from Investing Activities

Net cash used for investing activities increased from $100.9 million for the Prior YTD to $766.0 million for the YTD primarily as a result of the Pliant and Superfos acquisitions.  Our capital expenditures are forecasted to be approximately $220 million, excluding the effect of the sale leaseback more fully described in Footnote 14, for fiscal 2010 and will be funded from cash flows from operating activities and availability under our revolving credit facilities.

Net cash used for investing activities was $364.2 million for fiscal 2009 compared to net cash used of $655.6 million for fiscal 2008.  This change of $291.4 million is primarily a result of the acquisition of Captive in fiscal 2008 partially offset by increased capital spending and the investment in Berry Group’s Senior Unsecured Term Loan in fiscal 2009.

Net cash used for investing activities was $655.6 million for fiscal 2008 compared to $164.3 million for fiscal 2007 primarily as a result of the acquisition of Captive and MAC.  In addition, our investments in capital expenditures for fiscal 2008 totaled $162.4 million partially offset by $83.0 million from disposition of assets, including proceeds from sale-leaseback transactions.

Our investments in capital expenditures for fiscal 2007 totaled $99.3 million partially offset by $10.8 million of cash received from disposition of assets which was primarily the sale of Berry Plastics UK Ltd. in April 2007.  In addition, we used $75.8 million primarily for (1) the acquisition of Rollpak Corporation and (2) a $30.0 million payment to Tyco as finalization of the working capital settlement.

Cash Flows from Financing Activities

Net cash provided by financing activities was $736.8 million for the YTD compared to net cash used for $179.2 million for the Prior YTD.  This change of $916.0 million is primarily attributed to the borrowing of the First and Second Priority Fixed Rate Notes to fund the Pliant acquisition and an increase in the revolving line of credit partially attributed to the Superfos acquisition.

Net cash used for financing activities was $229.7 million for fiscal 2009 compared to net cash provided by financing activities of $821.0 million for fiscal 2008.  This change of $1,050.7 million is primarily attributed to the reduction of revolving line of credit in fiscal 2009 and the borrowing in fiscal 2008 to fund the Captive acquisition.

Net cash provided by financing activities was $821.0 million for fiscal 2008 compared to $40.4 million used for financing activities.  In February 2008, we used the proceeds from the senior secured bridge facility to fund the $520.0 million acquisition of Captive Plastics.  This senior secured bridge facility was subsequently retired in April 2008, in connection with the issuance of our First Priority Floating Rate Notes which resulted in us receiving approximately $661.4 million of cash proceeds.  The excess proceeds from our April offering were used to pay down our outstanding borrowings on our revolving line of credit.  We subsequently borrowed $257.1 million under our revolving credit facilities to fund working capital and to ensure that we had liquidity to finance our operations given the turmoil in the financial markets.  We had approximately $189.7 million in cash at the end of fiscal 2008.  We paid approximately $26.4 million in financing fees related to the First Priority Floating Rate Notes.

Net cash used for financing activities was $40.4 million for fiscal 2007.  In the period, we generated cash of $1,233.0 million from long-term borrowing in connection with the merger with Covalence and paid $9.7 million of debt financing costs associated with closing these borrowings.  We paid $1,161.2 million of long-term borrowings primarily as a result of the merger with Covalence and had net equity distributions of $102.5 million primarily a result of the dividend to Berry Group in June 2007 described above.

Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our senior secured credit facilities, will be adequate to meet our short-term liquidity needs over the next twelve months.  We base such belief on historical experience and the funds available under the senior secured credit facility.  However, we cannot predict our future results of operations and our ability to meet our obligations involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in this prospectus.  In particular, increases in the cost of resin which we are unable to pass through to our customers on a timely basis or significant acquisitions could severely impact our liquidity.  At the end of fiscal 2009, our cash balance was $10.0 million, and we had unused borrowing capacity of $279.0 million under our revolving line of credit, net of defaulting lenders.

Accounts Receivable and Inventory

	2009	2008
Net Sales (last 12 months)	$3,187.1	$3,513.1
Average Accounts Receivable	377.9	397.5
AR Turnover Rate (a)	8.4	8.8

Cost of Goods Sold (last 12 months)	$2,641.0	$3,019.3
Average Inventory	437.2	442.8
Inventory Turnover Rate (b)	6.0	6.8

(a) Accounts Receivable Turnover Rate = Revenue for the last twelve months divided by average accounts receivable.
(b) Inventory Turnover Rate = Cost of goods sold for the last twelve months divided by average ending inventory.

Critical Accounting Policies and Estimates

We disclosed those accounting policies that we consider to be significant in determining the amounts to be utilized for communicating our consolidated financial position, results of operations and cash flows in the first note to our consolidated financial statements included elsewhere in this prospectus.  Our discussion and analysis of our financial condition and results of operations are based on our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of financial statements in conformity with these principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes.  Actual results are likely to differ from these estimates, but management does not believe such differences will materially affect our financial position or results of operations, although no assurance can be given as to such affect.  The following critical accounting policies have been updated for the period ended April 3, 2010.

Goodwill and Other Indefinite Lived Intangible Assets.  We are required to perform a review for impairment of goodwill and other indefinite lived intangibles to evaluate whether events and circumstances have occurred that may indicate a potential impairment. Goodwill is considered to be impaired if we determine that the carrying value of the reporting unit exceeds its fair value.  Other indefinite lived intangibles are considered to be impaired if the carrying value excess the fair value.  In addition to the annual review, an interim review is required if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Examples of such events or circumstances could include, but are not limited to: a significant decline in our earnings, a significant decline in the total value of our Company, unanticipated competition or a loss of key personnel.

The following table presents carrying value as of our most recent evaluation for impairment of goodwill compared to Goodwill by reportable segment:
	Carrying Value as of	Goodwill as of
	July 1, 2009	April 3, 2010	September 26, 2009
Rigid Open Top	$1,572.6	$691.0	$646.3
Rigid Closed Top	1,364.1	770.9	768.1
Flexible/Specialty Films	427.1	238.3	16.8

    In accordance with our policy, we completed our most recent annual evaluation for impairment of goodwill as of the first day of the fourth fiscal quarter of 2009.  Based on this evaluation we determined that no impairment existed. Our evaluation method included management estimates of cash flow projections based on an internal strategic review and comparable EBITDA multiples of our market peer companies to derive our fair values.  A decline of greater than 10% in the fair value of our Rigid Open Top and Rigid Closed Top segments could result in a potential impairment of goodwill or trademarks depending on revenue or earnings growth, the cost of capital and other factors we utilize to determine our segment and trademark fair values.  Our Flexible Films Segment would need to decline more than 20% to result in a potential impairment.  For purposes of this test, we held our EBITDA as a percentage of revenue consistent with our margins as of the testing date.  Growth by reporting unit varies from year-to-year between segments.  For purposes of this test, the Rigid Open Top forecasted overall growth ranges between 4.0% and 5.0%  in the following five years and 3.0% in the terminal year.  The Rigid Closed Top forecasted overall growth ranges between 3.0% and 4.3% in the following five years and 3.0% in the terminal year.  We assumed that the Company would maintain capital spending of approximately $175 million to continue to increase efficiencies in production and have assumed that these efficiencies would be offset by other rising costs in selling, general and administrative expenses.  Given the uncertainty in economic trends, there can be no assurance that when we complete our future annual or other periodic reviews for impairment of goodwill that a material impairment charge will not be recorded.  There was not indicators of impairment in the first two fiscal quarters of 2010.  Goodwill and indefinite lived trademarks totaled $1.7 billion and $220.2 million at April 3, 2010, respectively, and includes goodwill from the Pliant and Superfos acquisitions which occurred in the first fiscal quarter of 2010.

Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, we believe that our Consolidated Financial Statements provide a meaningful and fair perspective of the Company and its consolidated subsidiaries.  This is not to suggest that other risk factors such as changes in economic conditions, changes in material costs, our ability to pass through changes in material costs, and others could not materially adversely impact our consolidated financial position, results of operations and cash flows in future periods.

Deferred Taxes and Effective Tax Rates.  We estimate the effective tax rates (“ETR”) and associated liabilities or assets for each legal entity of ours in accordance with authoritative guidance.  We use tax-planning to minimize or defer tax liabilities to future periods. In recording ETR’s and related liabilities and assets, we rely upon estimates, which are based upon our interpretation of United States and local tax laws as they apply to our legal entities and our overall tax structure.  Audits by local tax jurisdictions, including the United States Government, could yield different interpretations from our own and cause the Company to owe more taxes than originally recorded.  For interim periods, we accrue our tax provision at the ETR that we expect for the full year.  As the actual results from our various businesses vary from our estimates earlier in the year, we adjust the succeeding interim periods’ ETR’s to reflect our best estimate for the year-to-date results and for the full year.  As part of the ETR, if we determine that a deferred tax asset arising from temporary differences is not likely to be utilized, we will establish a valuation allowance against that asset to record it at its expected realizable value.  The Company believes that it will not generate sufficient future taxable income to realize the tax benefits in foreign jurisdictions related to the deferred tax assets of Ociesse s.r.l. and Berry Plastics de Mexico.  Therefore, the Company has provided a full valuation allowance against its foreign net operating losses included within the deferred tax assets for Ociesse s.r.l. and Berry Plastics de Mexico.  The Company has not provided a valuation allowance on its net operating losses in the United States because it has determined that future reversals of its temporary taxable differences will occur in the same periods and are of the same nature as the temporary differences giving rise to the deferred tax assets.  Our valuation allowance against deferred tax assets was $8.2 million and $5.0 million as of fiscal year end 2009 and 2008, respectively.

Accrued Rebates.  We offer various rebates to our customers in exchange for their purchases.  These rebate programs are individually negotiated with our customers and contain a variety of different terms and conditions.  Certain rebates are calculated as flat percentages of purchases, while others included tiered volume incentives.  These rebates may be payable monthly, quarterly, or annually.  The calculation of the accrued rebate balance involves significant management estimates, especially where the terms of the rebate involve tiered volume levels that require estimates of expected annual sales.  These provisions are based on estimates derived from current program requirements and historical experience.  We use all available information when calculating these reserves.  Our accrual for customer rebates was $43.9 million and $51.5 million as of fiscal year end 2009 and 2008, respectively.

Pension.  Pension benefit costs include assumptions for the discount rate, retirement age, and expected return on plan assets.  Retiree medical plan costs include assumptions for the discount rate, retirement age, and health-care-cost trend rates.  These assumptions have a significant effect on the amounts reported.  In addition to the analysis below, see the notes to the consolidated financial statements for additional information regarding our retirement benefits.  Periodically, we evaluate the discount rate and the expected return on plan assets in our defined benefit pension and retiree health benefit plans.  In evaluating these assumptions, we consider many factors, including an evaluation of the discount rates, expected return on plan assets and the health-care-cost trend rates of other companies; our historical assumptions compared with actual results; an analysis of current market conditions and asset allocations; and the views of advisers.  In evaluating our expected retirement age assumption, we consider the retirement ages of our past employees eligible for pension and medical benefits together with our expectations of future retirement ages.  We believe our pension and retiree medical plan assumptions are appropriate based upon the above factors.  A one percent increase or decrease in our health-care-cost trend rates would not have a material impact on the results of operations of the Company.  Also, a one quarter percentage point change in our discount rate or expected return on plan assets would not have a material impact on the results of operations of the Company.

Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, we believe that our consolidated financial statements provide a meaningful and fair perspective of the Company and its consolidated subsidiaries.  This is not to suggest that other risk factors such as changes in economic conditions, changes in material costs, our ability to pass through changes in material costs, and others could not materially adversely impact our consolidated financial position, results of operations and cash flows in future periods.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Sensitivity

We are exposed to market risk from changes in interest rates primarily through our senior secured credit facilities, senior secured first priority notes and second priority senior secured notes.  Our senior secured credit facilities are comprised of (i) a $1,200.0 million term loan and (ii) a $400.0 million revolving credit facility.  At the end of fiscal 2009, $69.0 million was outstanding on the revolving credit facility.  The net outstanding balance of the term loan at the end of fiscal 2009 was $1,173.0 million.  Borrowings under our senior secured credit facilities bear interest, at our option, at either an alternate base rate or an adjusted LIBOR rate for a one-, two-, three- or six month interest period, or a nine- or twelve-month period, if available to all relevant lenders, in each case, plus an applicable margin.  The alternate base rate is the mean the greater of (i) Credit Suisse’s prime rate and (ii) one-half of 1.0% over the weighted average of rates on overnight Federal Funds as published by the Federal Reserve Bank of New York.  Our $680.6 million of senior secured first priority notes accrue interest at a rate per annum, reset quarterly, equal to LIBOR plus 4.75%.  Our second priority senior secured notes are comprised of (i) $525.0 million fixed rate notes and (ii) $225.0 million floating rate notes.  The floating rate notes bear interest at a rate of LIBOR plus 3.875% per annum, which resets quarterly.

At the end of fiscal 2009, the LIBOR rate of 0.28% was applicable to the term loan, senior secured first priority notes and second priority floating rate notes.  If the LIBOR rate increases 0.25% and 0.50%, we estimate an annual increase in our interest expense of $3.9 million and $7.7 million, respectively.

In August 2007, Berry entered into two separate interest rate swap transactions to protect $600.0 million of the outstanding variable rate term loan debt from future interest rate volatility.  The swap agreements became effective in November 2007.  The first agreement had a notional amount of $300.0 million and became effective November 5, 2007 and swaps three month variable LIBOR contracts for a fixed two year rate of 4.875% and expires on November 5, 2009.  The second agreement had a notional amount of $300.0 million and became effective November 5, 2007 and swaps three month variable LIBOR contracts for a fixed three year rate of 4.920% and expires on November 5, 2010.  The Company’s term loan gives it the option to elect different interest rate reset options.  On November 5, 2008, the Company began and continues to utilize 1-month LIBOR contracts for the underlying senior term loan.  The Company’s change in interest rate selection along with their continued use of this alternative rate caused the Company to lose hedge accounting.  The Company has recorded all subsequent changes in fair value from November 5, 2008 to the end of fiscal 2009 in the income statement and is amortizing the interest rate swap balance in Accumulated other comprehensive income to Interest expense through the end of the respective swap agreement.  The Company estimates the fair value of the interest rate swap transactions identified above to be a liability of $14.9 million and $15.0 million at the end of fiscal 2009 and 2008, respectively.  The fair value of these interest rate swaps is subject to movements in LIBOR and may fluctuate in future periods.  A .25% change in LIBOR would not have a material impact on the fair value of the interest rate swaps.

Resin Cost Sensitivity

We are exposed to market risk from changes in plastic resin prices that could impact our results of operations and financial condition.  Our plastic resin purchasing strategy is to deal with only high-quality, dependable suppliers, such as Chevron, DAK Americas, Dow, Dupont, Eastman Chemical, Exxon Mobil, Flint Hills Resources, Georgia Gulf, Lyondell/Bassell, Nova, PolyOne Corp., Sunoco, Total, and Westlake.  We believe that we have maintained strong relationships with these key suppliers and expect that such relationships will continue into the foreseeable future.  The resin market is a global market and, based on our experience, we believe that adequate quantities of plastic resins will be available at market prices, but we can give you no assurances as to such availability or the prices thereof.  If the price of resin increased or decreased from fiscal 2009 by 5% this would result in a material change to our cost of goods sold.

BUSINESS

General

We believe we are one of the world’s leading manufacturers and marketers of plastic packaging products, plastic film products, specialty adhesives and coated products. We manufacture a broad range of innovative, high quality packaging solutions using our collection of over 2,200 proprietary molds and an extensive set of internally developed processes and technologies. Our principal products include containers, drink cups, bottles, closures and overcaps, tubes and prescription containers, trash bags, stretch films, plastic sheeting, corrosion protective films, agricultural films, shrink film and tapes which we sell into a diverse selection of attractive and stable end markets, including food and beverage, healthcare, personal care, quick service and family dining restaurants, custom and retail, agricultural, horticultural, institutional, industrial, construction, aerospace, and automotive. We sell our packaging solutions to more than 13,000 customers, ranging from large multinational corporations to small local businesses comprised of a favorable balance of leading national blue-chip customers as well as a collection of smaller local specialty businesses. We believe that we are one of the largest global purchasers of polyethylene resin, processing approximately 1.7 billion pounds annually. We believe that our proprietary tools and technologies, low-cost manufacturing capabilities and significant operating and purchasing scale provide us with a competitive advantage in the marketplace. Our unique combination of leading market positions, proven management team, product and customer diversity and manufacturing and design innovation provides access to a variety of growth opportunities. Our top 10 customers represented approximately 21% of our fiscal 2009 net sales with no customer accounting for more than 6% of our fiscal 2009 net sales. The average length of our relationship with these customers is over 20 years. Additionally, we operate more than 80 strategically located manufacturing facilities and have extensive distribution capabilities.

Formation of Berry Holding

On February 16, 2006, Apollo Management, L.P., an investment management firm, through its affiliate Apollo Management V, L.P., acquired substantially all of the assets and liabilities of Tyco Plastics & Adhesives (“TP&A”) under a Stock and Asset Purchase Agreement dated December 20, 2005 among Covalence Specialty Materials Holding Corp. (“Old Covalence Holding”), Tyco International S.A., and Tyco Group S.a.r.l. These assets and liabilities were acquired by Old Covalence Holding’s wholly owned subsidiary, Covalence Specialty Materials Corp. (“Old Covalence”) and its affiliates. Old Covalence recorded the assets and liabilities using the purchase method of accounting.

On September 20, 2006, Berry Plastics Group, Inc.’s (an affiliate of Apollo Management, L.P. and investee of Apollo Investment Fund VI, L.P.) (“Old Berry Group”) wholly owned subsidiary BPC Acquisition Corp. merged with and into BPC Holding Corporation pursuant to an agreement and plan of merger (the “Berry Merger”), dated June 28, 2006, with BPC Holding Corporation continuing as the surviving corporation. Following the consummation of the Berry Merger, BPC Holding Corporation changed its name to Berry Plastics Holding Corporation (“Old Berry Holding”). Pursuant to the Berry Merger, Old Berry Holding was a wholly owned subsidiary of Old Berry Group, the principal stockholders of which were Apollo Investment Fund VI, L.P., AP Berry Holdings, LLC, Graham Berry Holdings, L.P. and management. Apollo Investment Fund VI, L.P. and AP Berry Holdings, LLC are affiliates of Apollo. Graham Berry Holdings, L.P. is an affiliate of Graham Partners, Inc. The Berry Merger was accounted for using the purchase method of accounting.

On April 3, 2007, Old Covalence Holding merged with Old Berry Group (the “Merger”). Old Covalence Holding was the surviving corporation and changed its name to Berry Plastics Group, Inc. (“Berry Group”). As a result of the Merger, Old Berry Holding and Old Covalence were combined as a direct subsidiary of Berry Group and retained the name Berry Plastics Holding Corporation.

Prior to the Merger, Old Covalence and Old Berry Holding were considered entities under the common control of Apollo Management, L.P. as defined in Emerging Issues Task Force (“EITF”) Issue No. 02-5, Definition of Common Control in Relation to FASB Statement of Financial Accounting Standards No. 141, Business Combinations. As a result of the Merger, the financial statements of these entities are being presented retroactively on a combined basis in a manner similar to a pooling of interests, and include the results of operations of each business from the date of acquisition by the Apollo Management, L. P. affiliates.

In connection with the closing of the Merger, Berry Plastics Holding Corporation adopted the fiscal year-end of the accounting acquirer, Old Covalence. Berry Plastics Holding Corporation, therefore, adopted a September year-end, and commencing with periodic reports after the consummation of the Merger on April 3, 2007 began filing its periodic reports on a combined basis.

In December 2007, Berry Plastics Holding Corporation completed an internal entity restructuring. Pursuant to this restructuring, effective December 28, 2007, Berry Plastics Corporation converted to Berry Plastics, LLC and then merged with and into Berry Plastics Holding Corporation. In addition, Berry Plastics Holding Corporation changed its name to Berry Plastics Corporation, which we refer to as Berry Plastics. References in this “Business” section to “we,” “us,” the “Company,” “Berry,” and “Berry Plastics” also refer to Berry Group and its consolidated subsidiaries, including Berry, after giving effect to the transactions.

History of Old Berry Holding

Imperial Plastics was established in 1967 in Evansville, Indiana. Berry Plastics, Inc. was formed in 1983 to purchase substantially all of the assets of Imperial Plastics. In 1988, Berry Plastics, Inc. acquired Gilbert Plastics of New Brunswick, New Jersey, a leading manufacturer of aerosol overcaps, and subsequently relocated Gilbert Plastics’ production to Berry Plastics, Inc.’s Evansville, Indiana facility.

We have continued to grow both organically and through acquisition by acquiring companies that we believed would improve our financial performance in the long-term, expand our product lines, or in some cases, provide us with a new or complementary product line. In 1992, we acquired the assets of the Mammoth Containers division of Genpak Corporation. In 1995, we acquired substantially all of the assets of Sterling Products, Inc., a producer of injection-molded plastic drink cups and lids, and Tri-Plas, Inc., a manufacturer of injection-molded containers. In 1997, we acquired (1) certain assets of Container Industries, Inc., a manufacturer and marketer of injection-molded industrial and pry-off containers, (2) PackerWare Corporation, a manufacturer and marketer of plastic containers, drink cups, housewares, and lawn and garden products, (3) substantially all of the assets of Virginia Design Packaging Corp., a manufacturer and marketer of injection-molded containers used primarily for food packaging, and (4) Venture Packaging, Inc., a manufacturer and marketer of injection-molded containers used in the food, dairy and various other markets. In 1998, we acquired substantially all of the assets of the Knight Engineering and Plastics Division of Courtaulds Packaging Inc., a manufacturer of aerosol overcaps. In 1999, we acquired all of the outstanding capital stock of CPI Holding Corporation, the parent company of Cardinal Packaging, Inc., a manufacturer and marketer of open-top containers. In 2000, we acquired all of the outstanding capital stock of (1) Poly-Seal Corporation, a manufacturer and marketer of closures and (2) Capsol S.p.a. (now known as Capsol Berry Plastics S.p.a.), a manufacturer and marketer of aerosol overcaps and closures. In 2001, we acquired all of the outstanding capital stock of Pescor Plastics, Inc., a manufacturer and marketer of drink cups, and in 2002, we acquired the injection molding assets from Mount Vernon Plastics Corporation. In 2003, we acquired (1) the 400 series continuous threaded injection molded closure assets from CCL Plastic Packaging, (2) the injection molded overcap lid assets from APM Inc., and (3) all of the outstanding capital stock of Landis Plastics, Inc., a manufacturer and marketer of open-top containers. In 2005, (1) a subsidiary of Berry Plastics, Berry Plastics de México, S. de R.L. de C.V., acquired all of the injection molding closure assets from Euromex Plastics, S.A. de C.V., and (2) we acquired Kerr Group, Inc., a manufacturer and marketer of closures, bottles, vials, and tubes.

Recent Acquisitions

Pliant Corporation

On December 3, 2009, we acquired all the capital stock of Pliant upon Pliant’s emergence from reorganization pursuant to a proceeding under Chapter 11 of the Bankruptcy Code. Pliant is a leading manufacturer of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications. Pliant manufactures key components in a wide variety of flexible packaging products for use in end-use markets such as coffee, confections, snacks, fresh produce, lidding, and hot-fill liquids as well as providing printed rollstock, bags and sheets used to package consumer goods. Pliant also offers a diverse product line of film industry-related products and has achieved leading positions in many of these product lines. The purchase price was funded from proceeds from a private placement consisting of $370.0 million aggregate principal amount of 8 1/4% first priority senior secured notes due on November 15, 2015 and $250.0 million aggregate principal amount of 8 7/8% second priority senior secured notes due on September 15, 2014. As part of the acquisition of Pliant and the private placement offering, on December 23, 2009, we increased the amount of our lender commitments under our revolving credit facility by $100 million.

Superfos Packaging, Inc.

In December 2009, we acquired 100% of the outstanding common stock of Superfos Packaging, Inc., a manufacturer of injection molded plastic rigid open top containers and other plastic packaging products for the food, industrial and household chemical, building materials and personal care end markets which had 2008 annual net sales of $46.8 million. The purchase price was funded from cash on hand or existing credit facilities.

Rollpak Acquisition Corporation

On April 11, 2007, we completed the acquisition of 100% of the outstanding common stock of Rollpak Acquisition Corporation, which is the sole stockholder of Rollpak Corporation (“Rollpak”). Rollpak is a flexible film manufacturer located in Goshen, Indiana. The purchase price was funded utilizing cash on hand.

MAC Closures, Inc.

On December 19, 2007, the Company acquired 100% of the outstanding common stock of MAC Closures, Inc. (“MAC”), a plastic cap and closure manufacturer located in Waterloo, Quebec. MAC is a fully integrated manufacturer of injection-molded plastic caps and closures primarily serving the pharmaceutical, nutraceutical, personal care, amenity, and household and industrial chemical industries. MAC manufactures stock and custom products for U.S.- and Canadian-based private and national brand owners, distributors and other packaging suppliers and is included in our Rigid Closed Top segment. The purchase price was funded utilizing cash on hand from the sale-leaseback transaction discussed in the Company’s Form 10-K filed on December 16, 2008.

Captive Holdings, Inc.

On February 5, 2008, Berry completed its purchase of the outstanding capital stock of Captive Holdings, Inc., the parent company of Captive Plastics, Inc. (“Captive”). Captive manufactures blow-molded bottles and injection-molded closures for the food, healthcare, spirits and personal care end markets and is included in the Company’s Rigid Closed Top segment. To finance the purchase, Berry used the proceeds from a $520.0 million bridge loan facility which was subsequently retired with the issuance of the existing senior secured first priority notes.

Acquisition of Assets of Erie County Plastics Corporation

In November 2008, the Company was the successful bidder to acquire certain assets of Erie County Plastics Corporation, a custom injection molder of plastics packaging and components for $4.6 million. Erie Plastics previously filed for bankruptcy protection on September 29, 2008. The purchase price was funded utilizing cash on hand.

Product Overview

We organize our business into four operating divisions: Rigid Open Top, Rigid Closed Top, Specialty Films, and Tapes, Bags and Coatings. Additional financial information about our business segments is provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Notes to Consolidated Financial Statements,” included in this prospectus.

Rigid Open Top

Our Rigid Open Top division is comprised of three product categories: containers, foodservice items (drink cups, institutional catering, and cutlery) and home and party. The largest end-uses for our containers are food and beverage products, building products and chemicals. We believe that we offer one of the broadest product lines among U.S.-based injection-molded plastic container and drink cup manufacturers and are a leader in thermoformed container and drink cup offerings, which provide a superior combination of value and quality relative to competing processes. Many of our open top products are manufactured from proprietary molds that we develop and own, which results in significant switching costs to our customers. In addition to a complete product line, we have sophisticated printing capabilities and in-house graphic arts and tooling departments, which allow us to integrate ourselves into, and add material value to, our customers’ packaging design process. Our product engineers work directly with customers to design and commercialize new products. In order to identify new markets and applications for existing products and opportunities to create new products, we rely extensively on our national sales force. Once these opportunities are identified, our sales force works with our product design engineers and artists to satisfy customers’ needs. Our low-cost manufacturing capability with plants strategically located throughout the United States and a dedication to high-quality products and customer service have allowed us to further develop and maintain strong relationships with our attractive base of customers. Our primary competitors include Airlite, Huhtamaki, Letica, Polytainers, Pactiv and Solo. These competitors individually only compete on certain of our open top products, whereas we offer the entire selection of open top products described below.

Containers.  We manufacture a collection of nationally branded container products and also seek to develop customized container products for niche applications by leveraging of our state-of-the-art design, decoration and graphic arts capabilities. This mix allows us to both achieve significant economies of scale, while also maintaining an attractive portfolio of specialty products. Our container capacities range from 4 ounces to 5 gallons and are offered in various styles with accompanying lids, bails and handles, some of which we produce, as well as a wide array of decorating options. We have long-standing supply relationships with many of the nation’s leading food and consumer products companies, including Dannon, Dean Foods, General Mills, Kraft, Kroger and Unilever.

Foodservice.  We believe that we are the largest provider of large size thermoformed polypropylene (“PP”) and injection-molded plastic drink cups in the United States. We are the leading producer of 32 ounce or larger thermoformed PP drink cups and offer a product line with sizes ranging from 12 to 52 ounces. Our thermoform process uses PP instead of more expensive polystyrene or polyethylene terephthalate (“PET”) in producing deep draw drink cups to generate a cup of superior quality with a material competitive cost advantage versus thermoformed polystyrene or PET drink cups. Additionally, we produce injection-molded plastic cups that range in size from 12 to 64 ounces. Primary markets for our plastic drink cups are quick service and family dining restaurants, convenience stores, stadiums and retail stores. Many of our cups are decorated, often as promotional items, and we believe we have a reputation in the industry for innovative, state-of-the-art graphics. Selected drink cup customers and end users include Hardee’s, McDonald’s, Quik Trip, Starbucks, Subway, Wendy’s and Yum! Brands.

Home and Party.  Our participation in the home and party market is focused on producing semi-disposable plastic home and party and plastic garden products. Examples of our products include plates, bowls, pitchers, tumblers and outdoor flowerpots. We sell virtually all of our products in this market through major national retail marketers and national chain stores, such as WalMart. PackerWare is our recognized brand name in these markets and PackerWare branded products are often cobranded by our customers. Our strategy in this market has been to provide high value to consumers at a relatively modest price, consistent with the key price points of the retail marketers. We believe outstanding service and the ability to deliver products with timely combination of color and design further enhance our position in this market.

Rigid Closed Top

Our Rigid Closed Top division is comprised of three product categories; closures and overcaps, bottles and prescription containers, and tubes. We believe that this line of products gives us a competitive advantage in being able to provide a complete plastic package to our customers. We have a number of leading positions in which we have been able to leverage this capability such as prescription container packages, Tab II pharmaceutical packages, and proprietary tube and closure designs. Our innovative design center and product development engineers regularly work with our customers to develop differentiated packages that offer unique shelf presence, functionality, and cost competitiveness. Combine our design expertise with our world class manufacturing facilities, and we are uniquely positioned to take projects from creative concept to delivered end product. We utilize a broad range of manufacturing technologies, offering several different manufacturing processes, including various forms of injection, extrusion, compression, and blow molding, as well as decorating and lining services. This allows us to match the optimal manufacturing platform with each customer’s desired package design and volume. Our quality system, which includes an emphasis on process control and vision technology, allows us to meet the increasingly high performance and cosmetic standards of our customers. Our primary competitors include Graham Packaging, Rexam, Rank/Alcoa, Ball and Silgan. With few exceptions, these competitors do not compete with us across many of our products and market segments. We believe that we are the only industry participant that offers the entire product line of our Rigid Closed Top products described below. We have a strong reputation for quality and service, and have received numerous “Supplier Quality Achievement Awards” from customers, as well as “Distribution Industry Awards” from market associations.

Closures and Overcaps.   We are a leading producer of closures and overcaps across several of our product lines, including continuous thread and child resistant closures, as well as aerosol overcaps. Our dispensing closure business has been growing rapidly, as more consumer products migrate towards functional closures. We currently sell our closures into numerous end markets, including pharmaceutical, vitamin/nutritional, healthcare, food/beverage and personal care. In addition to traditional closures, we are a provider of a wide selection of custom closure solutions including fitments and plugs for medical applications, cups and spouts for liquid laundry detergent, and dropper bulb assemblies for medical and personal care applications. Further, we believe that we are the leading domestic producer of injection-molded aerosol overcaps. Our aerosol overcaps are used in a wide variety of consumer goods including spray paints, household and personal care products, insecticides and numerous other commercial and consumer products. We believe our technical expertise and manufacturing capabilities provide us a low cost position that has allowed us to become a leading provider of high quality closures and overcaps to a diverse set of leading companies. Our manufacturing advantage is driven by our position on the forefront of various technologies, including the latest in single and biinjection processes, compression molding of thermoplastic and thermoset resins, precise reproduction of colors, automation and vision technology, and proprietary packing technology that minimizes freight cost and warehouse space. The majority of our overcaps and closures are manufactured from proprietary molds, which we design, develop, and own. In addition to these molds, we utilize state of the art lining, assembly, and decorating equipment to enhance the value and performance of our products in the market. Our closure and aerosol overcap customers include McCormick, Bayer, Diageo, Pepsico, Wyeth, Kraft, Sherwin-Williams and S.C. Johnson.

Bottles and Prescription Containers.  Our bottle and prescription container businesses target similar markets as our closure business. We believe we are the leading supplier of spice containers in the United States and have a leadership position in various food and beverage, vitamin and nutritional markets, as well as selling bottles into prescription and pharmaceutical applications. Additionally, we are a leading supplier in the prescription container market, supplying a complete line of amber containers with both one-piece and two-piece child-resistant closures. We offer an extensive line of stock polyethylene (“PE”) and PET bottles for the vitamin and nutritional markets. Our design capabilities, along with internal engineering strength give us the ability to compete on customized designs to provide desired differentiation from traditional packages. We also offer our customers decorated bottles with hot stamping, silk screening and labeling. We sell these products to personal care, pharmaceutical, food and consumer product customers, including McCormick, Pepsico, Carriage House, Perrigo, CVS, NBTY, Target Stores, John Paul Mitchell and Novartis.

Tubes.   We believe that we are one of the largest suppliers of extruded plastic squeeze tubes in the United States. We offer a complete line of tubes from  1/2” to 2 1/4” in diameter. We have also introduced laminate tubes to complement our extruded tube business. Our focus and investments are made to ensure that we are able to meet the increasing trend towards large diameter tubes with high-end decoration. We have several proprietary designs in this market that combine tube and closure, that have won prestigious package awards, and are viewed as very innovative both in appearance, functionality, and from a sustainability standpoint. The majority of our tubes are sold in the personal care market, focusing on products like facial/cold creams, shampoos, conditioners, bath/shower gels, lotions, sun care, hair gels and anti-aging creams. We also sell our tubes into the pharmaceutical and household chemical markets. We believe that our ability to provide creative package designs, combined with a complementary line of closures, makes us a preferred supplier for many customers in our target markets including Kao Brands, L’Oreal, Avon, and Procter & Gamble.

Specialty Films
 Our Specialty Films division manufactures and sells primarily PE-based film products with some PVC and PP offerings. Our principal products include agricultural film, stretch film, shrink film, engineered film, personal care film and PVC film. We are one of the largest producers of stretch films, institutional can liners and engineered films in the United States.  Our primary competitors include Heritage, AEP, Sigma and Bemis. The Specialty Film division includes the following product groups:

Institutional.  We sell trash-can liners and food bags for “away from home” locations such as offices, restaurants, schools, hospitals, hotels, municipalities and manufacturing facilities.  We also sell products under the Big City®, Hospi-Tuff®, Plas-Tuff®, Rhino-X® and Steel-Flex® brands.  Our institutional customers include Unisource and Gorden Food Service.

Shrink Films.  We manufacture a diverse group of shrink-bundling films used to wrap and consolidate sets of products for food, beverage and industrial packaging.  These products are sold directly to converters and end users, as well as through distributors.  Our shrink films customers include Nestle, Pepsi and Group O.

Stretch Films.  We produce both hand and machine-wrap stretch films, which are used by end users to wrap products and packages for storage and shipping.  We sell stretch film products to distributors and retail and industrial end users under the MaxTech® and PalleTech® brands.  Our stretch films customers include XPEDX and Unisource.

Engineered Films.  We sell specialized engineered films to converters and end users for a variety of uses from food packaging to solar panels.  Our Engineered customers include Kraft, Ralcorp and Sonoco.

Personal Care Films.  We manufacture film for use in personal care items from diapers to adult incontinence. Our personal care customers include Kimberly Clark, Johnson and Johnson and First Quality.

PVC Films.  We are a leader in the PVC films offering a broad array of PVC products.  Our PVC customers include Bunzl,  Costco and Publix.

Tapes, Bags, and Coatings
Our Tapes, Bags and Coatings division manufactures and sells tape, adhesive, corrosion protective and PE-based film products to a diverse base of customers around the world.  We offer a broad product portfolio of key product groups to a wide range of global end markets that include corrosion protection, HVAC, building and construction, industrial, retail, DIY, automotive, medical and aerospace.  Our principal products include heat shrinkable and PE-based tape coatings, PE coated cloth tapes, splicing/laminating tapes, flame-retardant tapes, vinyl-coated tapes, trash bags, drop cloths, plastic sheeting and a variety of other specialty tapes, including carton sealing, masking, mounting and OEM medical tapes.  We specialize in manufacturing laminated and coated products for a diverse range of applications, including flexible packaging, products for the housing construction and woven polypropylene flexible intermediate bulk containers (“FIBC”).  We use a wide range of substrates and basic weights of paper, film, foil and woven and non-woven fabrics to service the residential building, industrial, food packaging, healthcare and military markets.  Our primary competitors include Intertape Polymers, 3-M, ShurTape, Canusa, Denso, Caddalic, Coated Excellence, FortaFiber, PolyAmerica, Clorex and Pactiv.

Tapes:  We produce and sell a diverse portfolio of specialty adhesive products and provide products to end users in the industrial, oil, gas and water supply, HVAC, building and construction, retail, automotive, and medical markets.  We sell our products to a wide-range of customers, including retailers, distributors and end users.  We manufacture our products primarily under eight brands, including Nashua® and Polyken® and include the following product groups:

Tape Products.  We are the leading North American manufacturer of cloth and foil tape products.  Other tape products include high-quality, high performance liners of splicing and laminating tapes, flame-retardant tapes, vinyl-coated and carton sealing tapes, electrical, double-faced cloth, masking, mounting, OEM medical and specialty tapes.  These products are sold under the National™, Nashua®, and Polyken® brands in the United States.  Tape products are sold primarily through distributors and directly to end users and are used predominantly in industrial, HVAC, automotive, construction and retail market applications.  In addition to serving our core tape end markets, we are also a leading producer of tapes in the niche aerospace, construction and medical end markets.  We believe that our success in serving these additional markets is principally due to a combination of technical and manufacturing expertise leveraged in favor of customized applications.  Our tape products customers include Home Depot,  Gorilla Glue and RH Elliott.

Corrosion Protection Products.  We are are the leading global producer of adhesive products to infrastructure, rehabilitation and new pipeline projects throughout the world.  Our products deliver superior performance across all climates and terrains for the purpose of sealing, coupling, rehabilitation and corrosion protection of pipelines.  Products include heat-shrinkable coatings, single- and multi-layer sleeves, pipeline coating tapes, anode systems for cathodic protection and epoxy coatings.  These products are used in oil, gas and water supply and construction applications.  Our customers primarily include contractors managing discrete construction projects around the world as well as distributors and applicators.  Our corrosion protection products customers include Tyco Electronics, Northwest Pipe and Midwestern Pipeline Products.

Specialty Adhesives.  Our specialty adhesives manufacturing and design capabilities support many applications in virtually every industry.  We produce single and double coated transfer tapes for bonding applications for the medical, aerospace, specialty industrial and automotive assembly end markets.  Our products are primarily sold under its Patco™ and STG™ brand names and the vast majority of them are sold directly to end-use customers with whom we work to develop products for application-specific uses.  Our specialty adhesives customers include Covidien, Cardinal Healthcare and Rogers Corp.

Bags. We manufacture and sell a diversified portfolio of PE-based film products to end users in the retail markets.  We are one of the largest producers of plastic trash bags and plastic sheeting in the United States.  Our primary competitors include PolyAmerica, Clorex and Pactiv. Our bags business segment includes the following product groups:

Do-It-Yourself.  We sell branded and private label plastic sheeting for construction and consumer end users.  These products are sold under leading brands such as Film-Gard®.  Our products also include drop cloths, painters’ plastics, Ruffies®, Ruffies Pro® and private label trash bags.  Our do-it-yourself products are sold primarily through wholesale outlets, hardware stores and home centers, paint stores and mass merchandisers.  Our Do-It-Yourself customers include Home Depot, Lowes, True Value and ACE.

Retail.  We primarily sell branded and private label retail trash bags.  Our Ruffies® brand of trash bags is a leading value brand in the United States.  Private label products are manufactured to the specifications of retailers and carry their customers’ brands.  Retail products are sold to mass merchandisers, grocery stores, and drug stores.  Our retail customers include Walmart, Target, Big Lots and HEB.

Coatings. We manufacture and sell a diversified portfolio of coated and laminated products, including flexible packaging, multi-wall bags, fiber-drum packaging, housewrap, and PP-based storage containers.  These products are sold for use in packaging, construction, and material handling applications.  We sell our coated products under a number of brands, including Barricade® and R-Wrap®.  In addition, a number of our construction-related products are also sold under private labels.  Our customers include converters, distributors, contractors and manufacturers.  We provide products to a diverse group of end users in the food, consumer, building and construction, medical, chemical, agriculture, mining and military markets under the following product lines:

Flexible Packaging.  We manufacture specialty coated and laminated products for a wide variety of packaging applications.  The key end-markets and applications for our products include food, consumer, healthcare, industrial and military pouches, roll wrap, multi-wall bags and fiber drum packaging.  Our products are sold under the MarvelGuard™ and MarvelSeal™ brands and are predominately sold to converters who transform them into finished goods.  Our flexible packaging customers include Covidien, Edco Supply and Morton Salt.

Building Products.  We produce exterior linerboard and foil laminated sheathing, housewrap and exterior window and door flashings for the building and construction end-markets.  Our products are sold under a number of market leading brands, including Barricade®, Contour™, Energy-Wrap®, Opti-Flash®, R-Wrap®, Thermo-Ply®, and WeatherTrek®. These products are sold to wholesale distributors, lumberyards and directly to building contractors.  Our building products customers include Blue Linx Corp. and Hutting Building Products.

FIBC. We manufacture customized polypropylene-based, woven and sewn containers for the transportation and storage of raw materials such as seeds, titanium dioxide, clay and resin pellets.  Our FIBC customers include Texene LLC, Pioneer Hi-Bred Intl. and Superior Ingenio.

Marketing and Sales

We reach our large and diversified base of more than 13,000 customers through our direct field sales force of dedicated professionals and the strategic use of distributors. Our field sales, production and support staff meet with customers to understand their needs and improve our product offerings and services. Our scale enables us to dedicate certain sales and marketing efforts to particular products, customers or geographic regions, when applicable, which enables us to develop expertise that is valued by our customers. In addition, because we serve common customers across segments, we have the ability to efficiently utilize our sales and marketing resources to minimize costs. Highly skilled customer service representatives are strategically located throughout our facilities to support the national field sales force. In addition, telemarketing representatives, marketing managers and sales/marketing executives oversee the marketing and sales efforts. Manufacturing and engineering personnel work closely with field sales personnel and customer service representatives to satisfy customers’ needs through the production of high-quality, value-added products and ontime deliveries.

Our sales force is also supported by technical specialists and our in-house graphics and design personnel. Our creative services department includes computer-assisted graphic design capabilities and in-house production of photo-polymer printing plates. We also have a centralized color matching and materials blending department that utilizes a computerized spectrophotometer to insure that colors match those requested by customers.

We believe that we have differentiated ourselves from competitors by building a reputation for high-quality products, customer service, and innovation. Our sales team monitors customer service in an effort to ensure that we remain the primary supplier for our key accounts. This strategy requires us to develop and maintain strong relationships with our customers, including end users as well as distributors and converters. We have a technical sales team with significant knowledge of our products and processes, particularly in specialized products. This knowledge enables our sales and marketing team to work closely with our research and development organization and our customers to co-develop products and formulations to meet specific performance requirements. This partnership approach enables us to further expand our relationships with our existing customer base, develop relationships with new customers and increase sales of new products.

Manufacturing

We manufacture our Rigid Open Top and Rigid Closed Top products utilizing several primary molding methods including: injection, thermoforming, compression, tube extrusion and blow molding. These processes begin with raw plastic pellets, which are then converted into finished products. In the injection process, the raw pellets are melted to a liquid state and injected into a multi-cavity steel mold where the resin is allowed to solidify to take the final shape of the part. In the thermoform process, the raw resin is softened to the point where sheets of material are drawn into multi-cavity molds and formed over the molds to form the desired shape. Compression molding is a high-speed process that begins with a continuously extruded plastic melt stream that is cut while remaining at molding temperature and carried to the mold cavity. Independent mold cavities close around the molten plastic, compressing it to form the part, which is cooled and ejected. In the tube extrusion process, we extrude resin that is solidified in the shape of a tube and then cut to length. The tube then has the head added by using another extruder that extrudes molten resin into a steel die where the cut tube is inserted into the steel die. In blow molding we use three blow molding systems: injection, extrusion, and stretch blow. Injection blow molding involves injecting molten resin into a multiple cavity steel die and allowing it to solidify into a preform. The parts are then indexed to a blow station where high-pressure air is used to form the preform into the bottle. In extrusion blow molding, we extrude molten plastic into a long tube and then aluminum dies clamp around the tube and high-pressure air is used to form the bottle. In stretch blow molding, we inject molten plastic into a multi-cavity steel mold where the parts are allowed to cool in the mold until they are solidified. The parts are then brought to a stretch blow molding machine where they are reheated and then placed in aluminum dies where high pressure air is used to form the bottle. The final cured parts are transferred from the primary molding process to corrugated containers for shipment to customers or for post-molding secondary operations (offset printing, labeling, lining, silkscreening, handle applications, etc.).

We manufacture our film products by combining thermoplastic resin pellets with other resins, plasticizers or modifiers, then melting them in a controlled, high temperature, pressurized process known as extrusion to create films with specific performance characteristics. The films are then placed on a circular core, packaged, and shipped directly to customers as rollstock or may undergo further processing. Additional processing steps can include printing various colors, slitting down to a narrower width roll or converting into finished bags.

We manufacture our Tapes and Coated products utilizing a wide variety of processing equipment including coating lines, calenders, and extruders. Base raw materials include both PE and PP resins, as well as specialty resins, cloth, natural rubber, synthetic rubber, tackifiers and colorants that are converted into finished goods via the use of winding and slitting equipment.

We continuously test raw material and finished-good shipments to ensure that both our inputs and outputs meet our quality specifications. Additionally, we perform regular audits of our products and processes throughout fabrication. Given the highly competitive industry in which we compete, product quality and competitive pricing are important to maintaining our market positions. Our national manufacturing capabilities and broad distribution network allow us to provide a high level of service to our customers in nearly every major population center in North America. Our customer base includes many national retailers, manufacturers, and distributors which rely on us to distribute to locations throughout North America. Our broad distribution network enables us to work in conjunction with our customers to minimize their lead times, reduce freight cost, and minimize inventory levels. Each plant has maintenance capabilities to support manufacturing operations. We have historically made, and intend to continue to make, significant capital investments in plant and equipment because of our objectives to improve productivity, maintain competitive advantages and foster continued growth. Capital expenditures for fiscal 2009 were $194.4 million which includes a significant amount of expenditures for capacity additions and other growth opportunities across our business as well as expenditures related to cost-saving opportunities and our estimated annual level of maintenance capital expenditures of approximately $34.8 million.

Research, Product Development and Design

We believe our technology base and research and development support are among the best in the plastics packaging industry. Using three-dimensional computer aided design technologies, our full time product designers develop innovative product designs and models for the packaging market. We can simulate the molding environment by running unit-cavity prototype molds in small injection-molding, thermoform, compression and blow molding machines for research and development of new products. Production molds are then designed and outsourced for production by various companies with which we have extensive experience and established relationships or built by our in-house tooling division located in Evansville. Our engineers oversee the mold-building process from start to finish. We currently have a collection of over 2,200 proprietary molds. Many of our customers work in partnership with our technical representatives to develop new, more competitive products. We have enhanced our relationships with these customers by providing the technical service needed to develop products combined with our internal graphic arts support. We also utilize our in-house graphic design department to develop color and styles for new rigid products. Our design professionals work directly with our customers to develop new styles and use computer-generated graphics to enable our customers to visualize the finished product.

Additionally, at our major technical centers in Lancaster, Pennsylvania, Lexington, Massachusetts, and Homer, Louisiana, and satellite technical hubs in Lakeville, Minnesota, Evansville, Indiana and Covington, Georgia, we proto-type new ideas, conduct research and development of new products and processes, and qualify production systems that go directly to our facilities and into production. We also have a complete product testing and quality laboratory at our Lancaster, Pennsylvania, technical center and in our pilot plants in our technical centers in Lexington, Massachusetts and Homer, Louisiana, we are able to experiment with new compositions and processes with a focus on minimizing waste and improving productivity. With this combination of manufacturing simulation and quality systems support we are able to improve time to market and reduce cost. We spent $15.7 million, $13.9 million, and $11.2 million on research and development in fiscal 2009, 2008 and 2007, respectively.

Quality Assurance

We believe in a Total Quality Management philosophy, including the use of statistical process control and extensive involvement of employee teams that increase productivity and reduce internal cost. The guidelines of International Organization for Standardization (“ISO”) 9001/2008 are the disciplines to build a solid foundation in systems, employee involvement and team work. All employees are encouraged to belong to a team that focuses on problem-solving, continuous improvement or cost reduction. Training is provided in Lean/Six Sigma, the application of ISO 9001/2008 and understanding business needs.

Teams utilize the Six Sigma methodology to improve internal processes and provide a systematic approach to problem solving resulting in improved customer service. The drive for team work and continuous improvement is an ongoing quality focus. All of our facilities are ISO9001/2008 certified or have ISO Certification as a key goal to be accomplished.

Certification requires a demonstrated compliance by a company with a set of shipping, trading and technology standards promulgated by ISO. ISO 9001/2008 is the discipline that encourages continuous improvement throughout the organization. Extensive testing of parts for size, color, strength and material quality using statistical process control techniques and sophisticated technology is also an ongoing part of our quality assurance activities.

We drove the team concept to develop a “working together business relationship,” internally as well as externally with customers and suppliers. All employees are challenged to know their business, understand business goals and held to high level of performance to meet Company goals.

Systems

We deploy a shared information service model throughout the Company. We believe this service model along with our standardized set of applications gives us a clear competitive advantage. This single, company wide, management information and accounting system further enhances our internal control over financial reporting and our operating efficiencies.

Sources and Availability of Raw Materials

The most important raw material purchased by us is plastic resin. Our plastic resin purchasing strategy is to deal with only high-quality, dependable suppliers, such as Chevron, DAK Americas, Dow, Dupont, Eastman Chemical, Exxon Mobil, Flint Hills Resources, Georgia Gulf, LyondellBasell, Nova, PolyOne Corp., Sunoco, Total, and Westlake. We believe that we have maintained strong relationships with these key suppliers and expect that such relationships will continue into the foreseeable future. The resin market is a global market and, based on our experience, we believe that adequate quantities of plastic resins will be available at market prices, but we can give you no assurances as to such availability or the prices thereof.

We also purchase various other materials, including natural and butyl rubber, tackifying resins, chemicals and adhesives, paper and packaging materials, polyester staple, raw cotton, linerboard and kraft, woven and non-woven cloth and foil. These materials are generally available from a number of suppliers.

Employees

At the end of fiscal 2009, we employed approximately 13,200 employees. Approximately 4% of our employees are covered by collective bargaining agreements. One of the agreements, covering approximately 91 employees, is scheduled for renegotiation in fiscal 2010. The remaining agreements expire after fiscal 2010. Our relations with employees remain satisfactory.

Patents and Trademarks

We rely on a combination of patents, trade secrets, unpatented know-how, trademarks, copyrights and other intellectual property rights, nondisclosure agreements and other protective measures to protect our proprietary rights. We do not believe that any individual item of our intellectual property portfolio is material to our current business. We employ various methods, including confidentiality and non-disclosure agreements with third parties, employees and consultants, to protect our trade secrets and know-how. We have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to and from third parties.

Environmental Matters and Government Regulation

Our past and present operations and our past and present ownership and operations of real property are subject to extensive and changing federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposition of wastes, and cleanup of contaminated soil and ground water, or otherwise relating to the protection of the environment. We believe that we are in substantial compliance with applicable environmental laws and regulations. However, we cannot predict with any certainty that we will not in the future incur liability, which could be significant under environmental statutes and regulations with respect to non-compliance with environmental laws, contamination of sites formerly or currently owned or operated by us (including contamination caused by prior owners and operators of such sites) or the off-site disposal of regulated materials, which could be material.

We may from time to time be required to conduct remediation of releases of regulated materials at our owned or operated facilities. None of our pending remediation projects are expected to result in material costs. Like any manufacturer, we are also subject to the possibility that we may receive notices of potential liability in connection with materials that were sent to third-party recycling, treatment, and/or disposal facilities under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (“CERCLA”), and comparable state statutes, which impose liability for investigation and remediation of contamination without regard to fault or the legality of the conduct that contributed to the contamination, and for damages to natural resources. Liability under CERCLA is retroactive, and, under certain circumstances, liability for the entire cost of a cleanup can be imposed on any responsible party. No such notices are currently pending which are expected to result in material costs.

The Food and Drug Administration (“FDA”) regulates the material content of direct-contact food and drug packages, including certain packages we manufacture pursuant to the Federal Food, Drug and Cosmetics Act. Certain of our products are also regulated by the Consumer Product Safety Commission (“CPSC”) pursuant to various federal laws, including the Consumer Product Safety Act and the Poison Prevention Packaging Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall such products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell our products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals, imposing fines and penalties for non-compliance. Although we use FDA approved resins and pigments in our products that directly contact food and drug products and believe they are in material compliance with all such applicable FDA regulations, and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found not to be in compliance with such requirements.

The plastics industry, including us, is subject to existing and potential federal, state, local and foreign legislation designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. In particular, certain states have enacted legislation requiring products packaged in plastic containers to comply with standards intended to encourage recycling and increased use of recycled materials. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of these and other similar measures. We believe that the legislation promulgated to date and such initiatives to date have not had a material adverse effect on us. There can be no assurance that any such future legislative or regulatory efforts or future initiatives would not have a material adverse effect on us.

PROPERTIES

We believe that our property and equipment is well-maintained, in good operating condition and adequate for our present needs.  The following table sets forth our principal manufacturing facilities:
Location	Square Footage (1)	Owned/Leased	Location	Square Footage (1)	Owned/Leased
Aarschot, Belgium	70.6	Leased	Houston, TX	18.0	Owned
Ahoskie, NC	150.0	Owned	Iowa Falls, IA	100.0	Owned
Albertville, AL	318.0	Owned	Jackson, TN	211.0	Leased
Atlacomulco, Mexico	116.3	Owned	Kent, WA	177.0	Owned
Anaheim, CA	248.0	Leased	Lakeville, MN	200.0	Owned
Atlanta, GA	100.0	Leased	Lathrop, CA	173.5	Leased
Aurora, IL	66.9	Leased	Lawrence, KS	424.0	Leased
Baltimore, MD	244.0	Leased	Lewisburg, TN	142.0	Owned
Baroda, India	24.2	Owned	Louisville, KY	90.0	Leased
Battleboro, NC	390.7	Owned	Macedon, NY	380.0	Owned
Beaumont, TX	42.3	Owned	McAlester, OK	170.0	Owned
Belleville, Canada	46.0	Owned	Mexico City, Mexico	220.0	Leased
Bloomington, IN	85.8	Leased	Middlesex, NJ	29.0	Owned
Bowling Green, KY	168.0	Leased	Monroe, LA	452.5	Owned
Bremen, GA	140.0	Owned	Monroeville, OH	350.0	Owned
Bristol, RI	23.0	Owned	Odon, IN	32.8	Owned
Calhoun, GA	46.0	Owned	Orilla, Canada (3)	80.0	Owned/Leased
Charlotte, NC	150.0	Owned	Peosta, IA	111.0	Leased
Charlotte, NC	53.1	Leased	Phillipsburg, NJ	87.5	Leased
Chicago, IL	472.0	Leased	Philippsburg, Germany	40.0	Owned
Chippewa Falls, WI	172.0	Owned	Phoenix, AZ	266.0	Leased
Columbus, GA	70.0	Owned	Phoenix, AZ	100.0	Leased
Constantine, MI	144.0	Owned	Piscataway, NJ	250.0	Leased
Coon Rapids, MN	64.9	Owned	Preston, Australia	45.0	Leased
Covington, GA	306.9	Owned	Pryor, OK	198.0	Owned
Cranbury, NJ	204.0	Leased	Quad Cities, IA	180.0	Leased
Cumberland, MD	204.0	Leased	Richmond, IN	160.0	Owned
Dalton, GA	210.0	Owned	Sarasota, FL	74.0	Owned
Danville, KY (3)	480.0	Owned/Leased	Sioux Falls, SD	230.0	Owned
Doswell, VA	249.5	Owned	Streetsboro, OH	140.0	Owned
Dunkirk, NY	125.0	Owned	Suffolk, VA	110.0	Owned
Easthampton, MA	210.0	Leased	Syracuse, NY	215.0	Leased
Eastport, VA	173.4	Leased	Tacoma, WA	77.0	Leased
Elizabeth, NJ	46.3	Leased	Tijuana, Mexico	260.8	Owned
Evansville, IN (2)	775.0	Leased	Toronto, Canada	110.0	Owned
Franklin, KY	1,000.0	Owned	Vancouver, WA	23.0	Leased
Greenville, SC	70.0	Owned	Victoria, TX	190.0	Owned
Goshen, IN	125.0	Owned	Washington, GA	180.0	Owned
Hanover, MD	117.0	Leased	Waterloo, Canada	102.0	Owned
Henderson, NV	175.0	Owned	Woodstock, IL	170.0	Owned
Homer, LA	186.0	Owned		14,370.0

(1) Square footage in thousands.
(2) The Evansville, IN facility also serves as the Company’s world headquarters.
(3) These locations have two facilities and each consists of one owned plant and one leased plant.

LEGAL PROCEEDINGS

We are party to various legal proceedings involving routine claims which are incidental to our business. Although our legal and financial liability with respect to such proceedings cannot be estimated with certainty, we believe that any ultimate liability would not be material to the business, financial condition, results of operations or cash flows of the Company.

MANAGEMENT

Executive Officers, Officer and Directors

The following table provides information regarding the executive officers, officers and members of the board of directors of Berry Group, of which we are a wholly owned subsidiary.

Name	Age	Title
Ira G. Boots (1) (3)	55	Chairman, Chief Executive Officer and Director
R. Brent Beeler	56	President and Chief Operating Officer
James M. Kratochvil	53	Executive Vice President, Chief Financial Officer, Assistant Treasurer and Secretary
Anthony M. Civale (1) (2)	35	Director
Patrick J. Dalton	41	Director
Donald C. Graham (1)	76	Director
Steven C. Graham (2)	50	Director
Joshua J. Harris	44	Director
Robert V. Seminara (1) (2) (3)	37	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Executive Committee.

The following table provides information regarding the executive officers, officers and members of the board of directors of Berry Plastics Corporation.

Name	Age	Title
Ira G. Boots (1) (3)	55	Chairman, Chief Executive Officer and Director
R. Brent Beeler	56	President and Chief Operating Officer
James M. Kratochvil	53	Executive Vice President, Chief Financial Officer, Assistant Treasurer and Secretary
Anthony M. Civale (1) (2)	35	Director
Robert V. Seminara (1) (2) (3)	37	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Executive Committee.

Ira G. Boots has been Chairman of the Board and Chief Executive Officer since June 2001 of Berry Plastics Corporation, and a Director of Berry Plastics Corporation since April 1992.  Prior to that, Mr. Boots served as Chief Operating Officer of Berry Plastics Corporation since August 2000 and Vice President of Operations, Engineering and Product Development of Berry Plastics Corporation since April 1992.  Mr. Boots was employed by our predecessor company from 1984 to December 1990 as Vice President, Operations.

R. Brent Beeler was named President and Chief Operating Officer of Berry Plastics Corporation in May 2005.  He formerly served as President—Containers and Consumer Products of Berry Plastics Corporation since October 2003 and has been an Executive Vice President of Berry Plastics Corporation since July 2002.  He had been Executive Vice President and General Manager—Containers and Consumer Products of Berry Plastics Corporation since October 2002 and was Executive Vice President and General Manager—Containers since August 2000.  Prior to that, Mr. Beeler was Executive Vice President, Sales and Marketing of Berry Plastics Corporation since February 1996 and Vice President, Sales and Marketing of Berry Plastics Corporation since December 1990.  Mr. Beeler was employed by our predecessor company from October 1988 to December 1990 as Vice President, Sales and Marketing and from 1985 to 1988 as National Sales Manager.

James M. Kratochvil has been Executive Vice President, Chief Financial Officer and Secretary of Berry Plastics Corporation since December 1997 and Assistant Treasurer since October 2009 (formerly Treasurer since December 1997).  He formerly served as Vice President, Chief Financial Officer and Secretary of Berry Plastics Corporation since 1991, and as Treasurer of Berry Plastics Corporation since May 1996.  He formerly served as Vice President, Chief Financial Officer and Secretary of Holding since 1991.  Mr. Kratochvil was employed by our predecessor company from 1985 to 1991 as Controller.

Anthony M. Civale has been a member of our Board of Directors since 2006.  Mr. Civale is a Partner at Apollo Management, where he has worked since 1999.  Prior to that time, Mr. Civale was employed by Deutsche Bank Securities in the Financial Sponsors Group within its Corporate Finance Division.  Mr. Civale also serves on the board of directors of Harrah’s Entertainment, Inc. and Prestige Cruises.

Patrick J. Dalton has been a member of our Board of Directors since 2006. Mr. Dalton joined Apollo Management in June 2004 as a partner and as a member of Apollo Investment Management’s (“AIM”) Investment Committee. Mr. Dalton is the President and Chief Operating Officer of Apollo Investment Corporation (NASDAQ: AINV).  Mr. Dalton is also the Chief Investment Officer of AIM and a member of the Investment Committees of Apollo Investment Europe, Apollo Credit Liquidity Fund and Artus/Apollo Loan Fund. Before joining Apollo, Mr. Dalton was a vice president with Goldman, Sachs & Co.’s Principal Investment Area with a focus on mezzanine investing since 2000. From 1990 to 2000, Mr. Dalton was a Vice President with the Chase Manhattan Bank where he worked most recently in the Acquisition Finance Department. Mr. Dalton graduated from Boston College with a BS in Finance and received his MBA from Columbia Business School.

Donald C. Graham founded the Graham Group, an industrial and investment concern, and has been a member of our Board of Directors since 2006.  The Graham Group is engaged in a broad array of businesses, including industrial process technology development, capital equipment production, and consumer and industrial products manufacturing.  Mr. Graham founded Graham Packaging Company, in which he sold a controlling interest in 1998.  The Graham Group's three legacy industrial businesses operate in more than 80 locations worldwide, with combined sales of more than $2.75 billion.  Mr. Graham currently serves on the board of directors of Western Industries, Inc., National Diversified Sales, Inc., Infiltrator Systems, Inc., Touchstone Wireless Repair and Logistics LP, Graham Engineering Corporation and Graham Architectural Products Corporation

Steven C. Graham founded Graham Partners and has been a member of our Board of Directors since 2006.  Prior to founding Graham Partners in 1998, Mr. Graham oversaw the Graham Group's corporate finance division starting in 1988.  Prior to 1988, Mr. Graham was a member of the investment banking division of Goldman, Sachs & Co., and was an Acquisition Officer for the RAF Group, a private equity investment group.  Select board directorships which Mr. Graham currently holds include Graham Architectural Products Corporation, Western Industries, Inc., National Diversified Sales, Inc., Abrisa Industrial Glass, Inc., Infiltrator Systems, Inc., Aerostructures Acquisition, LLC, Schneller Holdings, LLC, BEMC Holdings Corporation and ICG Commerce Holdings, Inc. Steve is also a board member of various entities affiliated with The Graham Group, and is a trustee of the Graham Family Trusts.  He also serves as an Advisory Board member of certain unaffiliated private equity funds managed by other general partners.

Joshua J. Harris has been a member of our Board of Directors since 2006.  Mr. Harris is a Senior Founding Partner at Apollo Management and has served as an officer of certain affiliates of Apollo since 1990.  Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated.  Mr. Harris is also a director of the general partner of AP Alternative Assets, Apollo Global Management LLC, CEVA Logistics, Hexion Specialty Chemicals, Inc., Momentive Performance Materials, Noranda Aluminum and Verso Paper Inc.

Robert V. Seminara has been a member of our Board of Directors since 2006.  Mr. Seminara is a Partner at Apollo Management, where he has worked since 2003.  Prior to that time, Mr. Seminara was a managing director of Evercore Partners LLC.  Mr. Seminara also serves on the boards of directors of Hexion Specialty Chemicals, Inc. and World Kitchen Inc.

Board Committees

Our Board of Directors has a Compensation Committee, an Audit Committee and Executive Committee.  The Compensation Committee makes recommendations concerning salaries and incentive compensation for our employees and consultants.  The Audit Committee, which consists of at least one financial expert, recommends the annual appointment of auditors with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures.

We have a Code of Business Ethics that applies to all employees, including our Chief Executive Officer and senior financial officers.  These standards are designed to deter wrongdoing and to promote the highest ethical, moral and legal conduct of all employees. Our Code of Business Ethics can be obtained, free of charge, at our Corporate Headquarters in our Human Resources department.

Compensation Discussion and Analysis

The Company has a Compensation Committee comprised of Messrs. Boots, Seminara, Civale, and Donald Graham.  The annual salary and bonus paid to Messrs. Boots, Kratochvil, Beeler, Salmon, Unfried, and all other vice presidents and above, (collectively, the “Senior Management Group”) for fiscal 2009 were determined by the Compensation Committee in accordance with their respective employment agreements.  The Committee makes all final compensation decisions for our executive officers.   Below are the principles outlining our executive compensation principles and practices.

Compensation Philosophy and Analysis

Our goal as an employer is to ensure that our pay practices are equitable with regard to market wages, facilitate appropriate retention, and to reward exceptional performance.  The Human Resources Department obtains regional and national compensation survey data.  In the past we have conducted studies with Mercer, Clark Consulting, The Conference Board and Salary.com to better understand compensation programs of other manufacturing companies similar in size.  Our studies have reviewed base salary, bonus, and a time based option value for one year. They have historically ignored the value of 401(k) match and medical.  We believe our programs are generally below market.

The Company believes that executive compensation should be designed to align closely the interests of the Company, the executive officers, and its stockholders and attract, motivate reward and retain superior management talent.  Berry utilizes the following guidelines pertaining to executive compensation:

•	Pay compensation that is competitive with the practices of other manufacturing businesses similar in size.

•	Wage enhancements aligned with the performance of the Company.

•	Pay for performance by:

•	Setting performance goals determined by our CEO and the Board of Directors for our officers and providing a short-term incentive through a bonus plan that is based upon achievement of these goals.

•
Providing long-term incentives in the form of stock options, in order to retain those individuals with the leadership abilities necessary for increasing long-term shareholder value while aligning with the interests of our investors.

Role of Compensation Committee

The Compensation Committee’s specific roles are:

•
to approve and recommend to our Board of Directors all compensation plans for (1) the CEO of the Company, (2) all employees of the Company and its subsidiaries who report directly to the CEO, and (3) other members of the Senior Management Group, as well as all compensation for our Board of Directors;

•	to approve the short-term compensation of the Senior Management Group and to recommend short-term compensation for members of our Board of Directors;

•	to approve and authorize grants under the Company’s or its subsidiaries’ incentive plans, including all equity plans and long-term incentive plans; and

•	to prepare any report on executive compensation required by Securities and Exchange Commission rules and regulations for inclusion in our annual proxy statement, if any.

Role of Executives Officers

Ira Boots, Chairman and Chief Executive Officer, Brent Beeler, Chief Operating Officer, Jim Kratochvil, Chief Financial Officer and Marcia Jochem, Executive Vice President of Human Resources annually review the performance of each of our executive officers.  Together they review annual goals and the performance of each individual executive officer.  This information, along with the performance of the company and market data determines the wage adjustment recommendation presented to the Compensation Committee.   All other compensation decisions with respect to officers of the Company are made by Mr. Boots pursuant to policies established in consultation with the Compensation Committee and recommendations from the Human Resource Department.

The Compensation Committee evaluates the performance of the CEO and determines the CEO’s compensation in light of the goals and objectives of the compensation program. On at least an annual basis, the Compensation Committee expects to review the performance of the CEO as compared with the achievement of the Company’s goals and any individual goals. The CEO together with the Human Resource Department will assess the performance and compensation of the other named executives. The Human Resource Department, together with the CEO, annually will review the performance of each member of the Senior Management Group as compared with the achievement of Company or operating division goals, as the case may be, together with each executive’s individual goals. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the executives. Both performance and compensation are evaluated to ensure that the Company is able to attract and retain high quality executives in vital positions and that their compensation, taken as a whole, is competitive and appropriate compared to that of similarly situated executives in other corporations within the industry.

Executive Compensation Program

The compensation for our executive officers is primarily in the following three categories:  (1) salary, (2) bonus, and (3) stock options.  Berry has selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of the business.  Base salary and bonus targets are set with the goal of motivating employees and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform.  Our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives, retaining key talent and more closely aligning the interests of management with our shareholders.

The compensation program is reviewed on an annual basis.  In setting individual compensation levels for a particular executive, the total compensation package is considered along with the executive’s past and expected future contributions to our business.

Base Salary

Our executive officers’ base salaries depend on their position within the Company and its subsidiaries, the scope of their responsibilities and the period during which they have been performing those responsibilities and their overall performance. Base salaries are reviewed annually, and will be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities and performance and experience.

Annual Bonus

Berry has a long history of sharing profits with employees. This philosophy is imbedded in the corporate culture and is one of many practices that have enabled the Company to continually focus on improvement and be successful. Below is the calculation, funding and annual payment practice for the Executive program which is subject to approval every year by the Board of Directors.  It is our goal to exceed our commitments year after year. Our executive officers participate in our Executive Profit Sharing Bonus Program.  Depending on our overall business performance specifically related to EBITDA and Company growth and each executive’s individual performance, he or she would be eligible to receive a bonus ranging from zero to 108% his or her base salary.  These target ranges are the same for all of the Vice Presidents and above positions and are subject to change at the discretion of the Compensation Committee.  The performance period is measured from January 1 through December 31 of the respective year, and does not coincide with our externally reported fiscal year-end.  Performance objectives are generally set on an annualized basis.

1. Calculation:
75% - based on achieving 100% of annual EBITDA target
25% - based on growing the equity value of the Company

2.     Funding:
By meeting both targets, executives qualify to earn 68.5% of their annualized salary in a bonus payment.  This bonus payment slides up or down depending on the performance of the Company.

3.	Payment:
With Board approval, bonus is paid on an annual basis, which normally happens at the end of February, but may be paid at an earlier date at the election of the Compensation Committee.

The Compensation Committee is currently working with Apollo to determine the performance metrics to apply to our 2010 bonus plan year, and we expect that our executive officers will continue to be subject to the same financial performance metrics as other salaried employees of the Company.

Stock Options

In 2006 we adopted the Equity Incentive Plan which permits us to grant stock options, rights to purchase shares, restricted stock, restricted stock units, and other-stock based rights to employees or directors of, or consultants to, us, or any of our subsidiaries. The Equity Incentive Plan is administered by our Board of Directors or, if determined by such board, by the Compensation Committee of the board. Approximately 801 thousand shares of our common stock have been reserved for issuance under the Equity Incentive Plan.

As discussed below, we have awarded stock options to members of our management.  However, the Compensation Committee has not established any formal program, plan or practice for the issuance of equity awards to employees.  We do not have any program, plan or practice in place for selecting grant dates for awards under the Equity Incentive Plan in coordination with the release of material non-public information. Under the Equity Incentive Plan, the exercise price for the option awards is the fair market value of the stock of Berry on the date of grant. The fair market value is determined by the Board of Directors by applying industry appropriate multiples to our current EBITDA, and this valuation takes into account a level of net debt that excluded cash required for working capital purposes.  The Compensation Committee is not prohibited from granting awards at times when it is in possession of material non-public information. However, no inside information was taken into account in determining the number of options previously awarded or the exercise price for those awards, and we did not “time” the release of any material non-public information to affect the value of those awards.

The Compensation Committee believes that the granting of awards under the Equity Incentive Plan promotes, on a short-term and long-term basis, an enhanced personal interest and alignment of interests of those executives receiving equity awards with the goals and strategies of the Company. The Compensation Committee also believes that the equity grants provide not only financial rewards to such executives for achieving Company goals but also provide additional incentives for executives to remain with the Company.

From time to time, we grant management participants stock options that are subject to the terms of the Equity Incentive Plan.  In connection with the grants, we enter into stock option award agreements with the management participants.

Generally, the options will become vested and exercisable over a five year period.  The time based options vest 20% each year and the performance based option grants vest over a five year period when certain EBITDA targets are met. In each case, the vesting of options is generally subject to the grantee’s continued provision of services to the Company or one of its subsidiaries as of the applicable vesting date.

Berry also clarified the anti-dilution provisions of its stock option plans to require payment to holders of outstanding stock options of special dividends and a pro-rata share of transaction fees that may be paid to Apollo and Graham in connection with future transactions, re-financings, etc.   In connection with the June 2007 dividend paid, holders of vested stock options received $13.7 million, while an additional $34.5 million will be paid to nonvested option holders on the second anniversary of the dividend grant date (assuming the nonvested option holders remain employed by the Company).  In December 2008, the Executive Committee of Berry Group modified the vesting provisions which resulted in payment of this remaining amount of $33.0 million to the participants on December 2008.

The maximum term of these options is ten years. However, subject to certain exceptions set forth in the applicable stock option award agreement, unvested options will automatically expire 90 days after the date of a grantee’s termination of employment, or one year in the case of termination due to death or disability. In the case of a termination of employment due to death or disability, an additional 20% of an individual’s options will vest 20% of outstanding options may become vested earlier upon  a “change in control” of Berry, and 40% of outstanding options become vested earlier if such change in control results in the achievement of a targeted internal rate of return.

Shares of Company common stock acquired under the Equity Incentive Plan are subject to restrictions on transfer, repurchase rights, and other limitations set forth in a stockholder’s agreement.

Post-Employment Compensation.

We provide post-employment compensation to our employees, including our named executive officers, as a continuance of the post-retirement programs sponsored by prior owners. The Compensation Committee believes that offering such compensation allows us to attract and retain qualified employees and executives in a highly competitive marketplace and rewards our employees and executives for their contribution to the Company during their employment. A principal component of our post-employment executive officer compensation program is a qualified defined contribution 401(k) plan and a retirement health plan.  Our executive officers are eligible to participate in our company-wide 401(k) qualified plan for employees.  The Company awards a $200 lump sum contribution annually for participating in the plan and matches dollar for dollar the first $300 dollars, and a 10% match thereafter.  Participants who contribute at least $1,000 will also receive an addition $150 lump sum deposit at the end of the year.  Company matching contributions are 100% vested immediately.  We also offer our employees a retirement health plan.

Perquisites and Other Personal Benefits.

While we believe that perquisites should be a minor part of executive compensation, we recognize the need to provide our executive officers with perquisites and other personal benefits that are reasonable, competitive and consistent with the overall compensation program in order to enable us to attract and retain qualified employees for key positions.  Accordingly, we provide our executive officers with leased company vehicles including maintenance and operational cost.  The Compensation Committee periodically reviews the perquisites provided to our executive officers.

Messrs. Seminara and Civale are partners in Apollo Management.  Donald Graham is the founder of the Graham Group.  See the section of this prospectus titled “Certain Relationships and Related Transactions” for a description of transactions between us and various affiliates of Apollo and Graham.

The following table sets forth a summary of the compensation paid by us to our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (collectively, the “Named Executive Officers”) for services rendered in all capacities to us during fiscal 2009, 2008 and 2007.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Option Awards ($)	Bonus	All Other Compensation	Total ($)
Ira G. Boots Chairman and Chief Executive Officer	2009 2008 2007	$889,047 893,930 760,434	$— — —	$172,464 599,732 649,431	$ — — —	$1,061,511 1,493,662 1,409,865
James M. Kratochvil Executive Vice President, Chief Financial Officer, Assistant Treasurer and Secretary	2009 2008 2007	$470,525 475,020 406,602	$— — —	$91,352 318,631 349,694	$ — — —	$561,877 793,651 756,296
R. Brent Beeler President and Chief Operating Officer	2009 2008 2007	$663,320 669,887 605,119	$— — —	$131,908 468,756 549,519	$ — — —	$795,228 1,138,643 1,154,638
Thomas E. Salmon President – Tapes &Coatings Division	2009 2008 2007	$391,287 385,889 353,277	$— — —	$76,143 262,799 139,487	$ — — —	$467,430 648,688 492,764
G. Adam Unfried President – Rigid Open Top Division	2009 2008 2007	$300,306 283,057 259,953	$— — —	$55,865 201,634 249,781	$ — — —	$356,171 484,691 509,734

Employment Agreements

In connection with the Merger with Covalence, Berry entered into employment agreements with each of Messrs. Boots, Beeler and Kratochvil that supersede their previous employment agreements with Berry and that expire on December 31, 2011.  Mr. Unfried entered into an amendment to his existing employment agreement with Berry that extended the term of such agreement through December 31, 2011.  Mr. Salmon entered into an employment agreement with Berry that expires April 3, 2012 (each of the agreements with Messrs. Boots, Beeler, Kratochvil, Salmon and Unfried, as amended, an “Employment Agreement” and, collectively, the “Employment Agreements”). The Employment Agreements provided for base compensation as disclosed in the “Summary Compensation Table” above.  Salaries are subject in each case to annual adjustment at the discretion of the Compensation Committee of the Board of Directors.  The Employment Agreements entitle each executive to participate in all other incentive compensation plans established for executive officers of Berry.  Berry may terminate each Employment Agreement for “cause” or a “disability” (as such terms are defined in the Employment Agreements). Specifically, if any of Messrs. Boots, Beeler, Kratochvil, Salmon, and Unfried is terminated by Berry without ‘‘cause’’ or resigns for ‘‘good reason’’ (as such terms are defined in the Employment Agreements), that individual is entitled to: (1) the greater of (a) base salary until the later of one year after termination or (b) 1/12 of 1 year’s base salary for each year of employment up to 30 years with Berry Plastics Corporation or a predecessor in interest (excluding Messrs. Salmon and Unfried which would be entitled to (a) only) and (2) the pro rata portion of his annual bonus. Each Employment Agreement also includes customary noncompetition, nondisclosure and nonsolicitation provisions.

Grants of Plan-Based Awards for Fiscal 2009.

No options were granted to our named executive officers in fiscal 2009.

Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Ira G. Boots	25,131	11,292	$100	9/20/16
James M. Kratochvil	14,395	6,467	$100	9/20/16
R. Brent Beeler	14,395	6,467	$100	9/20/16
G. Adam Unfried	9,438	4,242	$100	9/20/16
Thomas E. Salmon	1,231	1,505	$100	6/04/17
Thomas E. Salmon	2,257	5,267	$112.83	1/01/18

Option Exercises for 2009

No options were exercised by our named executive officers in fiscal 2009.

Compensation for Directors

Non-employee directors receive $12,500 per quarter plus $2,000 for each meeting they attend and are reimbursed for out-of-pocket expenses incurred in connection with their duties as directors.  For fiscal 2009, we paid non-employee directors’ fees on a combined basis as shown in the following table.

Director Compensation Table for Fiscal 2009

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Anthony M. Civale	$50,000	$—	$50,000
Patrick J. Dalton	50,000	—	50,000
Donald C. Graham	50,000	—	50,000
Steven C. Graham	50,000	—	50,000
Joshua J. Harris	50,000	—	50,000
Robert V. Seminara	50,000	—	50,000

Equity Compensation Plan Information

The following table provides information as of the end of fiscal 2009 regarding shares of common stock of Berry Group that may be issued under our existing equity compensation plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	—

Equity compensation plans not approved by security holders (1)	801,003 (2)	99.45	6,249
Total	801,003	99.45	6,249

(1)	Consists of the 2006 Equity Incentive Plan which our Board adopted in September 2006.
(2)	Does not include shares of Berry Group Common Stock already purchased as such shares are already reflected in the Company’s outstanding shares.

2006 Equity Incentive Plan

In 2006, we have adopted an equity incentive plan for the benefit of certain of our employees, which we refer to as the 2006 Equity Incentive Plan.  The purpose of the 2006 Equity Incentive Plan is to further our growth and success, to enable our directors, executive officers and employees to acquire shares of our common stock, thereby increasing their personal interest in our growth and success, and to provide a means of rewarding outstanding performance by such persons.  Options granted under the 2006 Equity Incentive Plan may not be assigned or transferred, except to us or by will or the laws of descent or distribution.  The 2006 Equity Incentive Plan terminates ten years after adoption and no options may be granted under the plan thereafter.  The 2006 Equity Incentive Plan allows for the issuance of non-qualified options, options intended to qualify as “incentive stock options” within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and stock appreciation rights.

The employees participating in the 2006 Equity Incentive Plan receive options and stock appreciation rights under the 2006 Equity Incentive Plan pursuant to individual option and stock appreciation rights agreements, the terms and conditions of which are substantially identical.  Each option agreement provides for the issuance of options to purchase common stock of Berry Group.

At the end of fiscal 2009, there were outstanding options to purchase 796,325 shares of Berry Group’s common stock and stock appreciation rights with respect to 4,678 shares of Berry Group’s common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Berry Plastics makes cash payments to Berry Group to enable it to pay any (i) federal, state or local income taxes to the extent that such income taxes are directly attributable to our and our subsidiaries’ income, (ii) franchise taxes and other fees required to maintain Berry Group’s legal existence and (iii) corporate overhead expenses incurred in the ordinary course of business and salaries or other compensation of employees who perform services for both Berry Group and us.

In connection with the Berry merger, our Sponsors and certain of our employees who invested in Berry Group entered into a stockholders agreement.  The stockholders agreement provides for, among other things, a restriction on the transferability of each such person’s equity ownership in us, tag-along rights, drag-along rights, piggyback registration rights and repurchase rights by us in certain circumstances.

Berry Plastics is charged a management fee by our Sponsors for the provision of management consulting and advisory services provided throughout the year.  The management fee is the greater of $3.0 million or 1.25% of Adjusted EBITDA.  In addition, our Sponsors have the right to terminate the agreement at any time, in which case the Sponsors will receive additional consideration equal to the present value of $21 million less the aggregate amount of annual management fees previously paid to the Sponsors, and the employee stockholders will receive a pro rata payment based on such amount.

PRINCIPAL STOCKHOLDERS

We are a wholly owned subsidiary of Berry Group.  The following table sets forth certain information regarding the beneficial ownership of the common stock, of Berry Group with respect to each person that is a beneficial owner of more than 5% of its outstanding common stock and beneficial ownership of its common stock by each director and each executive officer named in the Summary Compensation Table and all directors and executive officers as a group.

Name and Address of Owner(1)	Number of Shares of Common Stock(1)	Percent of Class
Apollo Investment Fund VI, L.P. (2)	3,559,930	48.4%
Apollo Investment Fund V, L.P. (3)	1,902,558	25.8%
AP Berry Holdings, L. P (4)	1,641,269	22.3%
Graham Berry Holdings, LP (5)	500,000	6.8%
Ira G. Boots (6)	144,526	2.0%
R. Brent Beeler (6)	82,405	1.1%
James M. Kratochvil (6)	82,182	1.1%
G. Adam Unfried (6)	21,556	*
Thomas E. Salmon (6)	6,139	*
Anthony M. Civale (7),(8)	3,531	*
Patrick J. Dalton (7),(8)	2,000	*
Donald C. Graham (7),(9)	2,000	*
Steven C. Graham (7),(9)	2,000	*
Joshua J. Harris (7),(8)	3,531	*
Robert V. Seminara (7),(8)	3,531	*
All directors and executive officers as a group (11 persons)	353,401	4.8%
* Less than 1% of common stock outstanding.

(1)   The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.  Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security.  Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage.  Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.  Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)   Represents all equity interests of Berry Group held of record by controlled affiliates of Apollo Investment Fund VI, L.P., including AP Berry Holdings, LLC and BPC Co-Investment Holdings, LLC.  Apollo Management VI, L.P. has the voting and investment power over the shares held on behalf of Apollo.  Each of Messrs. Civale, Dalton, Harris, and Seminara, who have relationships with Apollo, disclaim beneficial ownership of any shares of Berry Group that may be deemed beneficially owned by Apollo Management VI, L.P., except to the extent of any pecuniary interest therein.  Each of Apollo Management VI, L.P., AP Berry Holdings, LLC and its affiliated investment funds disclaims beneficial ownership of any such shares in which it does not have a pecuniary interest.  The address of Apollo Management VI, L.P., Apollo Investment Fund VI, L.P., and AP Berry Holdings LLC is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(3)   Represents all equity interests of Berry Group held of record by controlled affiliates of Apollo Investment Fund V, L.P., including Apollo V Covalence Holdings, LLC and Covalence Co-Investment Holdings, L.P.  Apollo Management V, L.P. has the voting and investment power over the shares held on behalf of Apollo.  Each of Messrs. Civale, Dalton, Harris, and Seminara, who have relationships with Apollo, disclaim beneficial ownership of any shares of Berry Group that may be deemed beneficially owned by Apollo Management V, L.P., except to the extent of any pecuniary interest therein.  Each of Apollo Management V, L.P., Apollo V Covalence Holdings, LLC and its affiliated investment funds disclaims beneficial ownership of any such shares in which it does not have a pecuniary interest.  The address of Apollo Management V, L.P., Apollo Investment Fund V, L.P., and Apollo V Covalence Holdings, LLC is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(4)   The address of AP Berry Holdings LLC is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(5)   Graham Partners II, L.P., as the sole member of the general partner of Graham Berry Holdings, L.P., has the voting and investment power over the shares held by Graham Berry Holdings, L.P.  Each of Messrs. Steven Graham and Donald Graham, who have relationships with Graham Partners II, L.P. and/or Graham Berry Holdings L.P., disclaim beneficial ownership of any shares of Berry Group that may be deemed beneficially owned by Graham Partners II, L.P. or Graham Berry Holdings L.P. except to the extent of any pecuniary interest therein.  Each of Graham Partners II, L.P. and its affiliates disclaims beneficial ownership of any such shares in which it does not have a pecuniary interest.  The address of Graham Partners II, L.P. and Graham Berry Holdings, L.P. is 3811 West Chester Pike, Building 2, Suite 200 Newton Square, Pennsylvania 19073.

(6)   The address of Messrs. Boots, Beeler, Kratochvil, Unfried, and Salmon is c/o Berry Plastics Corporation, 101 Oakley Street,  Evansville, Indiana 47710.  Total includes underlying options that are vested or scheduled to vest within 60 days of November 5, 2009.

(7)   Total represents underlying options that are vested or scheduled to vest within 60 days of November 5, 2009 for each of Messrs. Civale, Dalton, Donald Graham, Steven Graham, Harris and Seminara.

(8)   The address of Messrs. Civale, Harris, Seminara and Dalton is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(9)   The address of Messrs. Steven Graham and Donald Graham is c/o Graham Partners II, L.P. is 3811 West Chester Pike, Building 2, Suite 200 Newtown Square, Pennsylvania 19073.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

Berry Plastics is a party to senior secured credit facilities that include a term loan in the principal amount of $1,200.0 million and a revolving credit facility which provides borrowing availability equal to the lesser of (a) $500.0 million or (b) the borrowing base, which is a function, among other things, of Berry Plastics’ and certain of its subsidiaries’ accounts receivable and inventory. The term loan matures on April 3, 2015 and the revolving credit facility matures on April 3, 2013.

The borrowing base is, at any time of determination, an amount (net of reserves) equal to the sum of:

•	85% of the net amount of eligible accounts receivable; and

•	85% of the net orderly liquidation value of eligible inventory.

The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans.

At April 3, 2010, Berry Plastics had unused borrowing capacity of $448.6 million under the revolving credit facility after giving effect to this offering, and $33.1 million in letters of credit outstanding.

The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (“Base Rate”) determined by reference to the higher of (1) the prime rate of Credit Suisse, Cayman Islands Branch, as administrative agent, in the case of the term loan facility or Bank of America, N.A., as administrative agent, in the case of the revolving credit facility and (2) the U.S. federal funds rate plus ½of 1% or (b) a eurodollar rate (“LIBOR”) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for LIBOR rate borrowings under the revolving credit facility was 1.25% and under the term loan is 2.00%. The initial applicable margin for base rate borrowings under the revolving credit facility was 0% and under the term loan was 1.00%. The applicable margin for such borrowings under the revolving credit facility is adjusted depending on quarterly average daily unused borrowing capacity under the revolving credit facility.

The term loan facility requires minimum quarterly principal payments of $3.0 million for the first eight years, commencing in June 2007, with the remaining amount payable on April 3, 2015. In addition, Berry Plastics must prepay the outstanding term loan, subject to certain exceptions, with:

•	50% (which percentage is subject to a minimum of 0% upon the achievement of certain leverage ratios) of excess cash flow (as defined in the term loan credit agreement); and

•
100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if Berry Plastics does not reinvest or commit to reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 15 months, subject to certain limitations.

In addition to paying interest on outstanding principal under the senior secured credit facilities, Berry Plastics is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.25% to 0.30% per annum depending on the average daily available unused borrowing capacity. Berry Plastics also pays a customary letter of credit fee, including a fronting fee of 0.125% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

Berry Plastics may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.

The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of our subsidiaries to:

•	sell assets;

•	incur additional indebtedness;

•	repay other indebtedness;

•	pay dividends and distributions or repurchase our capital stock;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing our indebtedness;

•	amend our organizational documents;

•	change the business conducted by us and our subsidiaries;

•	change our fiscal year end; and

•	enter into agreements that restrict dividends from subsidiaries.

In addition, the revolving credit facility requires us to maintain a minimum fixed charge coverage ratio at any time when the aggregate unused revolver capacity falls below 10% of the lesser of the revolving credit facility commitments and the borrowing base (and for 10 business days following the date upon which availability exceeds such threshold) or during the continuation of an event of default. In that event, we must satisfy a minimum fixed charge coverage ratio requirement of 1.0:1.0. The term loan facility also requires us to use commercially reasonable efforts to maintain corporate ratings from each of Moody’s and S&P for the term loan facility. The senior secured credit facilities also contain certain other customary affirmative covenants and events of default.

All obligations under the senior secured credit facilities are unconditionally guaranteed by Berry Group and, subject to certain exceptions, each of Berry Plastics’ existing and future direct and indirect domestic subsidiaries. The guarantees of those obligations are secured by substantially all of Berry Plastics’ assets and those of each domestic subsidiary guarantor as well as the equity interests in Berry Plastics held by Berry Group.

First Priority Floating Rate Senior Secured Notes

In April 2008, Berry Plastics issued $680.6 million in aggregate principal amount of first priority floating rate senior secured notes due 2015 (the “existing first priority floating rate notes”). In November 2009, certain subsidiaries of Berry Plastics issued $370 million in aggregate principal amount of 8 ¼% first priority senior secured notes due 2015 (the “existing first priority fixed rate notes”, and together with the existing first priority floating rate notes, the “existing first priority senior secured notes”), and in December 2009, Berry assumed the obligations in respect of the existing first priority fixed rate notes.

The existing first priority senior secured notes are secured senior obligations of Berry Plastics and are guaranteed on a first priority senior secured basis by each of our subsidiaries that guarantees our senior secured credit facilities. The existing first priority floating rate notes mature on February 15, 2015. Interest on the existing first priority floating rate notes accrues at a rate per annum, reset quarterly, equal to LIBOR plus 4.75%. The existing first priority fixed rate notes mature on November 15, 2015. Interest on the existing first priority fixed rate notes accrues at 8 ¼% per annum.

On or after April 15, 2010, Berry Plastics may redeem some or all of the existing first priority floating rate notes at the redemption prices set forth in the indenture relating to the existing first priority floating rate notes.

Our existing first priority fixed rate notes may be redeemed, at our option, prior to November 15, 2012, at a price equal to 100% of the principal amount of the existing first priority fixed rate notes redeemed plus an applicable premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date. On or after November 15, 2012, Berry Plastics may redeem some or all of the existing first priority fixed rate notes at the redemption prices set forth in the indenture relating to the existing first priority fixed rate notes. In addition, on or prior to November 15, 2012, Berry Plastics may redeem in the aggregate up to 35% of the original aggregate principal amount of the existing first priority senior secured notes issued as of the time of such redemptions, with the net cash proceeds of one or more equity offerings at specified redemption prices.

Upon the occurrence of a change of control, Berry Plastics is required to offer to repurchase all of the existing first priority senior secured notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

The indentures relating to the existing first priority senior secured notes contain a number of covenants that, among other things and subject to certain exceptions, restrict the ability of Berry Plastics and its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, enter into agreements restricting dividends or other payments from subsidiaries and enter into certain transactions with affiliates.

The indentures relating to the existing first priority senior secured notes provide that Berry Plastics may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not Berry Plastics is the surviving person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person unless certain requirements in the applicable Indenture are met.

Each indenture relating to the existing first priority senior secured notes also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding existing first priority senior secured notes outstanding under such indenture to be due and payable immediately.

Second Priority Senior Secured Notes

In September 2006, Berry Plastics issued $750.0 million in aggregate principal amount of second priority senior secured notes, consisting of $525.0 million in fixed rate notes (the “2006 second priority fixed rate notes”) and $225.0 million in aggregate principal amount of floating rate notes (the “second priority floating rate notes”). In November 2009, certain subsidiaries Berry Plastics issued $250 million in aggregate principal amount of 8 7/8% second priority senior secured notes due 2014 (the “2009 second priority fixed rate notes”, and together with the 2006 second priority fixed rate notes, the “existing second priority fixed rate notes”, and the existing second priority fixed rate notes, together with the second priority floating rate notes, the “existing second priority senior secured notes”), and in December 2009, Berry Plastics assumed the obligations in respect of the 2009 second priority fixed rate notes. The existing second priority senior secured notes will mature on September 15, 2014. All of our existing second priority senior secured notes are secured, senior obligations and are guaranteed on a second priority secured, senior basis by each of our subsidiaries that guarantees our senior secured credit facilities. No principal payments are required with respect to the existing second priority senior secured notes prior to maturity.

The existing second priority fixed rate notes may be redeemed, at our option, prior to September 15, 2010, at a price equal to 100% of the principal amount of the fixed rate notes redeemed, plus accrued and unpaid interest and additional interest, if any, to the redemption date, plus an applicable premium. On or after September 15, 2010, we may redeem some or all of the existing second priority fixed rate notes at redemption prices set forth in the indenture relating to the applicable series of existing second priority fixed rate notes. The existing second priority floating rate notes may be redeemed, at our option at redemption prices set forth in the indenture relating to the existing second priority senior secured notes. If a change of control occurs, Berry Plastics must give holders of the existing second priority senior secured notes an opportunity to sell their notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest.

The indentures relating to the existing second priority senior secured notes contain a number of covenants that, among other things and subject to certain exceptions, restrict the ability of Berry Plastics and its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, enter into agreements restricting dividends or other payments from subsidiaries, enter into certain transactions with affiliates and consolidate, merge or sell all or substantially all of our assets.

The indentures relating to the existing second priority senior secured notes provide that Berry Plastics may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not Berry Plastics is the surviving person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person unless certain requirements in the applicable indenture are met.

Each indenture relating to the second priority senior secured notes also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then-outstanding existing second priority senior secured notes under such indenture to be due and payable immediately.

Senior Subordinated Notes

Berry Plastics issued, in a private placement exempt from the Securities Act, $425.0 million of 11% Senior Subordinated Notes due September 15, 2016 (the “11% senior subordinated notes”). The 11% senior subordinated notes are senior subordinated obligations of Berry Plastics and rank junior to all other senior indebtedness of Berry Plastics that does not contain similar subordination provisions. No principal payments are required with respect to the 11% senior subordinated notes prior to maturity.

Berry Plastics also issued $265.0 million of 10 1/4% Senior Subordinated Notes due March 1, 2016 (the “10  1/4% senior subordinated notes”, and together with the 11% senior subordinated notes, the “senior subordinated notes”). The currently outstanding 10 1/4% senior subordinated notes are senior subordinated obligations of Berry Plastics and rank junior to all other senior indebtedness of Berry Plastics that does not contain similar subordination provisions. No principal payments are required with respect to the 10 1/4% senior subordinated notes prior to maturity.

The senior subordinated notes may be redeemed at Berry Plastics’ option under circumstances and at redemption prices set forth in the applicable indenture. Upon the occurrence of a change of control, Berry Plastics is required to offer to repurchase all of the senior subordinated notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest.

In fiscal 2009, BP Parallel LLC, a non-guarantor subsidiary of the Company, purchased $49.7 million of 10 1/4% Senior Subordinated Notes for $24.5 million in cash, plus accrued interest. The repurchase resulted in a net gain of $25.1 million, which is in Other income in our Consolidated Statements of Operations. The Company funded the purchases with cash on hand.
The indentures relating to the senior subordinated notes each contain a number of covenants that, among other things and subject to certain exceptions, restrict the ability of Berry Plastics and its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, enter into agreements restricting dividends or other payments from subsidiaries, enter into certain transactions with affiliates and consolidate, merge or sell all or substantially all of our assets.

The indentures relating to the senior subordinated notes provide that Berry Plastics may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not Berry Plastics is the surviving person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person unless certain requirements in the Indenture are met.

Each indenture relating to the senior subordinated notes also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the senior subordinated notes then outstanding under such indenture to be due and payable immediately, subject to certain exceptions and qualifications.

Covenant Compliance

Our fixed charge coverage ratio, as defined in the revolving credit facility, is calculated based on a numerator consisting of Adjusted EBITDA less income taxes paid in cash and capital expenditures, and a denominator consisting of scheduled principal payments in respect of indebtedness for borrowed money, interest expense and certain distributions. Our fixed charge coverage ratio, as defined in the indentures relating to the existing first priority senior secured notes, existing second priority senior secured notes, 11% Senior Subordinated Notes, 10 ¼% Senior Subordinated Notes, is calculated based on a numerator consisting of Adjusted EBITDA, and a denominator consisting of interest expense and certain distributions. We are required, under our debt incurrence covenant, to use a rolling four quarter Adjusted EBITDA in our calculations.

We are required to maintain a minimum fixed charge coverage ratio of 1.0:1.0 under the revolving credit facility at any time when the aggregate unused capacity under the revolving credit facility is less than 10% of the lesser of the revolving credit facility commitments and the borrowing base (and for 10 business days following the date upon which availability exceeds such threshold) or during the continuation of an event of default. At fiscal year end 2009 Berry Plastics had unused borrowing capacity of $292.0 million under the revolving credit facility subject to a borrowing base.

Failure to maintain a first lien secured indebtedness ratio of 4.0 to 1.0 under the term loan facility, a fixed charge coverage ratio of 2.0:1.0 under the indentures relating to the 11% Senior Subordinated Notes, 10 1/4% Senior Subordinated Notes, the first priority senior secured notes and the existing second priority senior secured notes, and unused borrowing capacity under the revolving credit facility of at least $100 million, or, if between $60 million and $100 million, a fixed charge coverage ratio of 1.0:1.0 under the revolving credit facility, can result in limiting our long-term growth prospects by hindering our ability to incur additional indebtedness, effect acquisitions, enter into certain significant business combinations, make distributions or redeem indebtedness.

Berry Plastics Group, Inc. Term Loan Credit Agreement

Berry Group, the corporate parent of Berry Plastics, entered into a term loan credit facility on June 5, 2007, providing for term loans of $500.0 million in original principal amount. The term loans mature on June 5, 2014, are unsecured senior obligations of Berry Group and are not guaranteed by any of its subsidiaries.

The borrowings under the Berry Group term loan facility bear interest at a rate equal to an applicable margin plus, as determined at Berry Group’s option, either (a) a base rate (“Base Rate”) determined by reference to the higher of (1) the prime rate of Credit Suisse, Cayman Islands Branch, as administrative agent, and (2) the U.S. federal funds rate plus ½ of 1% or (b) a eurodollar rate (“LIBOR”) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for a three-month interest period, adjusted for certain additional costs. The initial applicable margin for LIBOR borrowings under the Berry Group term loan facility was 6.25% per annum, and the initial applicable margin for base rate borrowings was 5.25% per annum.

For any interest period ending on or prior to June 5, 2012, Berry Group may, at its option, elect to pay interest on the term loans (a) in cash, (b) by increasing the outstanding principal amount of the term loans by the amount of interest accrued during such interest period (a “PIK Election”) or (c) by paying 50% of the interest accrued during such period in cash and 50% by PIK Election. Any portion of interest subject to a PIK Election shall be payable at LIBOR plus the applicable margin plus an additional 0.75% per annum. With respect to any interest period ending after June 5, 2012, interest will be payable in cash.

If the term loans would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) from time to time and the regulations promulgated and the rulings issued thereunder, then at the end of each interest period ending after June 5, 2012, Berry Group must repay in cash a portion of each term loan then outstanding equal to the portion of a term loan required to be repaid to prevent such term loan from being treated as an “applicable high yield discount obligation.” In other words, Berry Group expects that it will have to repay in cash at the end of the first interest period ending after June 5, 2012 (and at the end of each subsequent interest period) a principal amount of Berry Group term loans sufficient to cause the accrued and unpaid interest (including interest paid by PIK election) not to exceed the amount of interest that accrued on the term loans during the one-year period beginning on June 5, 2007.

On or after June 6, 2009 but on or prior to June 5, 2010, Berry Group may repay some or all of the term loans, at its option, at 101% of the principal amount of the term loans repaid, plus accrued and unpaid interest. At any time on or after June 6, 2010, Berry Group may repay some or all of the term loans, at its option, at 100% of the principal amount of the term loans repaid, plus accrued and unpaid interest.

Upon the occurrence of a change of control of Berry Group, lenders of the Berry Group term loans have the right to have their loans repaid at 101% of the principal amount thereof plus accrued and unpaid interest.

The credit agreement relating to the Berry Group term loans contains a number of covenants that, among other things and subject to certain exceptions, restrict the ability of Berry Group and its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, enter into agreements restricting dividends or other payments from subsidiaries, enter into certain transactions with affiliates and consolidate, merge or sell all or substantially all of their assets.

In fiscal 2009, BP Parallel LLC invested $165.9 million to purchase assignments of $514.5 million principal of the Senior Unsecured Term Loan. We have the intent and ability to hold the security to maturity. The investment is stated at amortized cost and the discount is being accreted under the effective interest method to interest income until the maturity of the debt on June 5, 2014. We have recorded the investment in Other assets in the Consolidated Balance Sheet and are recording the interest income and the income from the discount on the purchase of Senior Unsecured Term Loan in Interest income in the Consolidated Statements of Operations. The Company has recognized $17.6 million of interest and accretion income in fiscal 2009. The remaining balance outstanding at the end of fiscal 2009 of Senior Unsecured Term Loan is $79.7 million. The Company invested an additional $18.2 million during the two quarterly periods ended April 3, 2010 to purchase assignments totaling $23.9 million principal of the Senior Unsecured Term Loan.

    Because the Berry Group term loans are not obligations of Berry Plastics or its subsidiaries, the Berry Group term loans are not included in discussions of our debt elsewhere in this prospectus.

DESCRIPTION OF EXCHANGE NOTES

We issued $500,000,000 in aggregate principal amount of the outstanding notes to the initial purchasers on April 30, 2010. The initial purchasers sold the outstanding notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. The terms of the exchange notes are substantially identical to the terms of the outstanding notes. However, the exchange notes are not subject to transfer restrictions, registration rights or additional interest provisions unless held by certain broker-dealers, affiliates of Holdings or certain other persons. See “The Exchange Offer—Transferability of the Exchange Notes.” In addition, we do not plan to list the exchange notes on any securities exchange or seek quotation on any automated quotation system.  Any outstanding notes that remain outstanding after the exchange offer, together with the exchange notes issued in the exchange offer, will be treated as a single class of securities for voting purposes under the Indenture. References to the “Second Priority Notes” refer to the outstanding and exchange notes.

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, define your rights as holders of the notes. Copies of the Indenture are available upon request to us at the address indicated under “Where You Can Find More Information About Us.” Certain defined terms used in this description but not defined below under “Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

General

Berry Plastics Corporation (the “Issuer”) will issue the 9 ½% Second Priority Senior Secured Notes due 2018 (the “Second Priority Notes”) under an indenture (the “Indenture”), by and among the Issuer, the Note Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The references to the “Issuer” in this description refer only to Berry Plastics Corporation and not to any of its Subsidiaries.

The following summary of certain provisions of the Indenture, the Second Priority Notes, the Security Documents and the Intercreditor Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, the Second Priority Notes, the Security Documents and the Intercreditor Agreement, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of Second Priority Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of Second Priority Notes” section, “we,” “us” and “our” mean the Issuer and its Subsidiaries.

The Issuer will issue Second Priority Notes with an initial aggregate principal amount of $500 million. The Issuer may issue additional Second Priority Notes from time to time after this offering (the “Additional Notes”). Any offering of Additional Notes is subject to the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” The Second Priority Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Second Priority Notes,” references to the Second Priority Notes include any Additional Notes actually issued. The Second Priority Notes will not be fungible with, and will not be of the same class as, the Existing 2006 Second Priority Notes or the Existing 2009 Second Priority Notes.

Principal of, premium, if any, and interest on the Second Priority Notes will be payable, and the Second Priority Notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the designated corporate trust office of the Trustee).

The Second Priority Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Second Priority Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Second Priority Notes

The Second Priority Notes will be senior obligations of the Issuer, will have the benefit of the second-priority security interest in the Collateral described below under “—Security for the Second Priority Notes” and will mature on April 30, 2018. Each Second Priority Note will bear interest at 9 ½% per annum from April 30, 2010 or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year, commencing November 15, 2010. The Second Priority Notes will be secured by the Collateral described in the caption “—Security for the Second Priority Notes.”

Additional interest is payable with respect to the Second Priority Notes in certain circumstances if the Issuer does not consummate the exchange offer (or shelf registration, if applicable) as further described under “—Registration Rights; Additional Interest.”

Optional Redemption

On or after May 15, 2014, the Issuer may redeem the Second Priority Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail or sent electronically to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on May 15 of the years set forth below:

Period	Redemption Price
2014	104.750%
2015	102.375%
2016 and thereafter	100.000%

In addition, prior to May 15, 2014, the Issuer may redeem the Second Priority Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail or sent electronically to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Second Priority Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to May 15, 2013, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Second Priority Notes (calculated after giving effect to any issuance of additional Second Priority Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 109.500%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Second Priority Notes (calculated after giving effect to any issuance of additional Second Priority Notes) remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Second Priority Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption, selection of Second Priority Notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided that no Second Priority Notes of $2,000 or less shall be redeemed in part. If any Second Priority Note is to be redeemed in part only, the notice of redemption relating to such Second Priority Note shall state the portion of the principal amount thereof to be redeemed. A new Second Priority Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Second Priority Note. On and after the redemption date, interest will cease to accrue on Second Priority Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Second Priority Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Second Priority Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Second Priority Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase Second Priority Notes in the open market or otherwise.

Ranking

The indebtedness evidenced by the Second Priority Notes will be senior Indebtedness of the Issuer, will be equal in right of payment to all existing and future Pari Passu Indebtedness, will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer and will have the benefit of the second-priority security interest in the Collateral described below under “—Security for the Second Priority Notes.” Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the Second Priority Notes will be second in priority (subject to Permitted Liens and to exceptions described under “—Security for the Second Priority Notes”) to all security interests at any time granted to secure First Priority Lien Obligations.

The Indebtedness evidenced by the Note Guarantees will be senior Indebtedness of the applicable Note Guarantor, will be equal in right of payment to all existing and future Pari Passu Indebtedness of such Note Guarantor and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Note Guarantor and will have the benefit of the security interest in the Collateral described below. Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the Note Guarantees will be second in priority (subject to Permitted Liens, including exceptions described under “—Security for the Second Priority Notes”) to all security interests at any time granted to secure First Priority Lien Obligations.

At April 3, 2010, on a pro forma basis after giving effect to the Transactions,

(1)
the Issuer and its Subsidiaries would have had $2,259.3 million of Secured Indebtedness outstanding (excluding $33.1 million of letters of credit and $448.6 million of availability under our revolving credit facility) constituting First Priority Lien Obligations (as defined in this “Description of Second Priority Notes”);

(2)
the Issuer and its Subsidiaries would have had $3,740.8 million of Secured Indebtedness outstanding (excluding $33.1 million of letters of credit and $448.6 million of availability under our revolving credit facility);

(3)	the Issuer and its Subsidiaries would have had $1,481.5 million of Second Priority Obligations; and

(4)	the Issuer and its Subsidiaries would have had $669.9 million of Subordinated Indebtedness outstanding.

Although the Indenture will limit the Incurrence of Indebtedness by the Issuer and its Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Issuer and its Subsidiaries may be able to incur substantial amounts of Indebtedness. Such Indebtedness may be Secured Indebtedness constituting First Priority Lien Obligations. See “—Certain Covenants—Liens” and “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

A significant portion of the operations of the Issuer is conducted through its Subsidiaries. Unless a Subsidiary is a Note Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Issuer, including holders of the Second Priority Notes. The Second Priority Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Note Guarantors. The Issuer’s Subsidiaries that will not be Note Guarantors had $61.9 million of total liabilities outstanding as of April 3, 2010.

See “Risk Factors—Risks Related to the Second Priority Notes.”

Security for the Second Priority Notes

The Second Priority Notes and the Note Guarantees will be secured by second-priority security interests in the Collateral (subject to Permitted Liens). The Collateral, which also secures the Existing Second Priority Notes on a ratable basis, consists of substantially all of the property and assets, in each case, that are held by the Issuer or any of the Note Guarantors, to the extent that such assets secure the First Priority Lien Obligations and to the extent that a second-priority security interest is able to be granted or perfected therein, subject to the exceptions described below. The Collateral does not include (i) any property or assets owned by any Foreign Subsidiaries and two of the Issuer’s Domestic Subsidiaries, (ii) any license, contract or agreement of the Issuer or any of the Note Guarantors, if and only for so long as the grant of a security interest under the Security Documents would result in a breach or default under, or abandonment, invalidation or unenforceability of, that license, contract or agreement, (iii) any securities or other equity interests of any of the Issuer’s Subsidiaries, (iv) any vehicle, (v) any deposit accounts, securities accounts or cash, (vi) any real property held by the Issuer or any of the Issuer’s Subsidiaries under a lease and (vii) certain other exceptions described in the Security Documents. Except for securities or other equity interests of certain of our Domestic Subsidiaries or “first-tier” Foreign Subsidiaries, the foregoing excluded property and assets do not secure the First Priority Lien Obligations. The security interests securing the Second Priority Notes will be second in priority to any and all security interests at any time granted to secure the First Priority Lien Obligations and will also be subject to all other Permitted Liens. The First Priority Lien Obligations include Secured Bank Indebtedness and related obligations, as well as certain Hedging Obligations and certain other obligations in respect of cash management services. The Person holding such First Priority Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability to realize or foreclose on the Collateral on behalf of holders of the Second Priority Notes. The creation of the security interests in the Collateral in favor of the Collateral Agent for the benefit of the holders may be accomplished via joinder agreements to all or certain of the Existing Second Priority Notes Security Documents. To the extent such security interests are created via such joinder agreements, the Existing Second Priority Notes Collateral Agent will act as the collateral agent under the applicable Existing Second Priority Notes Security Document for the holders and the Trustee to the same extent as it acts in such capacity for the holders of the Existing Second Priority Notes and the Existing Second Priority Notes Trustees.

Notwithstanding the foregoing, the Indenture or the Security Documents shall provide that the Issuer and the Note Guarantors shall use commercially reasonable efforts to deliver to the Collateral Agent as promptly as reasonably practicable after the Issue Date but in any event within 120 days of the Issue Date (subject to extension in the sole discretion of the Collateral Agent), (a)(i)(A) counterparts of new Mortgages to be entered into with respect to each real property owned by the Issuer and any Note Guarantor which real property is, as of such date, subject to a mortgage in favor of the Existing Second Priority Notes Collateral Agent, for the benefit of the holders of the Existing Second Priority Notes, duly executed and delivered by the record owner of such property and suitable for recording or filing or (B) amendments to the existing mortgages on such real property granted to the Existing Second Priority Notes Collateral Agent, duly executed and delivered by the record owner of such property and the Existing Second Priority Notes Collateral Agent and otherwise suitable for recording and filing, which amendments shall be in form and substance sufficient to grant to the Existing Second Priority Notes Collateral Agent, for its benefit and for the benefit of the holders of the Second Priority Notes a valid mortgage lien on such real property and (ii) such other documents including, but not limited to, any consents, agreements and confirmations of third parties with respect to any such new Mortgage or mortgage amendment or property, in each case to the extent and consistent in form and substance with such documents as have been most recently delivered to the Existing Second Priority Notes Collateral Agent; and (b)(i) in the case of each new Mortgage, a policy, policies or pro forma policy or policies or marked up unconditional binder(s) of title insurance, as applicable together with such customary endorsements (including zoning endorsements where reasonably appropriate and available) and with respect to any such property located in a state in which a zoning endorsement is not available, with a zoning compliance letter (or updated letter) from the applicable municipality in a form consistent with that most recently delivered to the Existing Second Priority Notes Collateral Agent or such other form as is customary for such municipality, or a zoning report (or updated report) from a nationally recognized zoning reporting service (it being understood that (x) no new or updated surveys and no survey for any property for which a survey has not previously been delivered to the Existing Second Priority Notes Collateral Agent shall be required to be delivered in connection with the delivery of any title insurance policies and (y) the last survey or update delivered or certified to the Existing Second Priority Notes Collateral Agent shall be acceptable to the Collateral Agent together with an affidavit from the property owner (if required by the title company) stating there have been no substantial changes materially affecting the use of the property in the business since the date of such last survey or update, so long as the same is sufficient for the title insurance company to remove the so-called standard survey exception and issue all survey-related endorsements to the title insurance policies described in clause (b)(i) of this sentence (except where no survey has previously been delivered as noted above), in substantially the same manner and to substantially the same extent as the title company has previously insured such Persons), or (ii) in the case of mortgage amendments delivered pursuant to clause (a)(i)(B) of this paragraph, date-down endorsements of the title insurance policies previously delivered to the Existing Second Priority Notes Collateral Agent in respect of the applicable property, in each case, paid for by the Issuer and issued by a nationally recognized title insurance company insuring the Lien of each such new Mortgage or mortgage amendment (which may be the same as the company or companies insuring the mortgages in favor of the Existing Second Priority Notes Collateral Agent) to be entered into on or after the Issue Date as a valid Lien on the applicable property described therein, free of any other Liens except as not prohibited by the covenant described under “—Certain Covenants—Liens” and Liens arising by operation of law. The Issuer and the Note Guarantors are and will be able to incur additional indebtedness in the future that could share in the Collateral, including additional First Priority Lien Obligations and additional Indebtedness that would be secured on a second-priority basis with the Second Priority Notes. The amount of such First Priority Lien Obligations and additional Indebtedness is and will be limited by the covenants described under “—Certain Covenants—Liens” and “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of such First Priority Lien Obligations and additional Indebtedness could be significant.

After-Acquired Collateral

From and after the Issue Date and subject to certain limitations and exceptions (including the exclusion of any securities or other equity interests of any of the Issuer’s Subsidiaries), if the Issuer or any Note Guarantor creates any additional security interest upon any First-Priority After-Acquired Property, it must concurrently grant a second priority security interest (subject to Permitted Liens, including the first priority liens that secures obligations in respect of the First Priority Lien Obligations) upon such property as security for the Second Priority Notes. Also, if granting a security interest in such property requires the consent of a third party, the Issuer will use commercially reasonable efforts to obtain such consent with respect to the second priority security interest for the benefit of the Trustee on behalf of the holders of the Second Priority Notes. If such third party does not consent to the granting of the second priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

Security Documents and Intercreditor Agreement

The Issuer, the Note Guarantors and the Collateral Agent will enter into one or more Security Documents (which may include joinders to the existing Second Priority Notes Security Documents) defining the terms of the security interests that secure the Second Priority Notes and the Note Guarantees. These security interests will secure the payment and performance when due of all of the Obligations of the Issuer and the Note Guarantors under the Second Priority Notes, the Indenture, the Note Guarantees and the Security Documents, as provided in the Security Documents. The Collateral Agent will act as a collateral agent on behalf of the Trustee and the noteholders.

Intercreditor Agreement

The Existing Second Priority Notes Trustees, the Existing Second Priority Notes Collateral Agent, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, the Existing First Priority Notes Trustee, the Existing First Priority Notes Collateral Agent, the First Priority Notes Trustee, the First Priority Notes Collateral Agent, the Issuer, the Subsidiaries of the Issuer party thereto and Berry Plastics Group, Inc. entered into the Intercreditor Agreement, as will be supplemented as of the Issue Date through the execution and delivery of a joinder agreement by the Trustee, the Collateral Agent, the First Priority Notes Trustee, the First Priority Notes Collateral Agent, the Existing First Priority Notes Collateral Agent, the Existing First Priority Notes Trustee, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, the Existing Second Priority Notes Trustees, the Existing Second Priority Notes Collateral Agent, Berry Plastics Group, Inc., the Issuer and the Note Guarantors, which may be amended from time to time to add other parties holding Other Second-Lien Obligations and other First Priority Lien Obligations permitted to be incurred under the Revolving Credit Agreement, the Term Loan Credit Agreement, the Existing Second Priority Notes Indentures, the Existing First Priority Notes Indenture, the First Priority Notes Indenture, the Indenture, any credit agreement, indenture or other similar agreement relating to other First Priority Lien Obligations or Other Second-Lien Obligations, the Senior Lender Intercreditor Agreement, the Senior Fixed Collateral Intercreditor Agreement and the Intercreditor Agreement.

Pursuant to the terms of the Intercreditor Agreement, at any time prior to the Discharge of Senior Lender Claims, the First Lien Agents will determine the time and method by which the security interests in the Collateral will be enforced. The Trustee will not be permitted to enforce the security interests even if an Event of Default under the Indenture has occurred and the Second Priority Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a proof of claim or statement of interest with respect to such Second Priority Notes or (b) as necessary to take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and the perfection and priority of its Lien on, the Collateral securing the second priority Liens. See “Risk Factors—Risks Related to the Second Priority Notes—The collateral securing the Second Priority Notes is subject to control by creditors with first priority liens, and subject to the terms of the applicable intercreditor agreement. If there is a default, the value of the collateral may not be sufficient to repay both the first priority creditors and the holders of the Second Priority Notes and the other second priority creditors.” After the Discharge of Senior Lender Claims, the Second Priority Designated Agent in accordance with the provisions of the Indenture, the Security Documents and the Intercreditor Agreement will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration and any other amounts owed to the Trustee) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Existing Second Priority Notes, holders of the Second Priority Notes and holders of Other Second-Lien Obligations.

In addition, the Intercreditor Agreement provides that, (1) prior to the Discharge of Senior Lender Claims, the holders of First Priority Lien Obligations and the First Lien Agents shall have the exclusive right to enforce rights, exercise remedies and make determinations regarding the release or disposition of or restrictions with respect to Collateral without any consultation with or the consent of the Trustee, the Existing Second Priority Notes Trustees, the Second Priority Designated Agent or the holders of the Second Priority Notes, the Existing Second Priority Notes or any Other Second-Lien Obligations, (2) the Intercreditor Agreement may be amended, without the consent of the Trustee, the Existing Second Priority Notes Trustees or the Second Priority Designated Agent or the holders of the Second Priority Notes, the Existing Second Priority Notes or any Other Second-Lien Obligations, to add additional secured creditors holding Other Second-Lien Obligations (or any agent or trustee therefor) so long as such Other Second-Lien Obligations are not prohibited by the provisions of the Credit Agreements, the Existing Second Priority Notes Indentures, the Indenture or any credit agreement, indenture or other similar agreement relating to other First Priority Lien Obligations or Other Second-Lien Obligations and (3) so long as the Discharge of Senior Lender Claims has not occurred, without the prior written consent of the First Lien Agents and the required lenders under each series of the First Priority Lien Obligations, no Security Document or security document with respect to Other Second-Lien Obligations may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any such new Security Document or security document, would be prohibited by or inconsistent with any of the terms of the Intercreditor Agreement. Any such additional party, the First Lien Agents, the Trustee and each of the Existing Second Priority Notes Trustees shall be entitled to rely on the determination of officers of the Issuer that such modifications do not violate the provisions of the Credit Agreements, the Indenture or either Existing Second Priority Notes Indenture if such determination is set forth in an Officers’ Certificate delivered to such party, the First Lien Agents, the Trustee and the Existing Second Priority Notes Trustees; provided, however, that such determination will not affect whether or not the Issuer has complied with its undertakings in the Credit Agreements, the security documents related thereto, the Existing Second Priority Notes Indentures, the Existing Second Priority Notes Security Documents, the Indenture, the Security Documents or the Intercreditor Agreement.

In addition, the Intercreditor Agreement provides that:

(1) if the Issuer or any Note Guarantor is subject to any insolvency or liquidation proceeding and any of the First Lien Agents shall desire to permit the use of cash collateral or to permit the Issuer or any Note Guarantor to obtain financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then the Trustee, the Existing Second Priority Notes Trustees and the holders of Second Priority Notes and Existing Second Priority Notes agree not to object to and will not otherwise contest (a) such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by the clause 3 below) and, to the extent the Liens securing the First Priority Lien Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Obligations under the Second Priority Notes and the Existing Second Priority Notes are so subordinated to the Liens securing the First Priority Lien Obligations under the Intercreditor Agreement; (b) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First Priority Lien Obligations made by any First Lien Agent or any holder of such obligations; (c) any lawful exercise by any holder of First Priority Lien Obligations of the right to credit bid such obligations at any sale in foreclosure of Senior Lender Collateral; (d) any other request for judicial relief made in any court by any holder of First Priority Lien Obligations relating to the lawful enforcement of any Lien on the Senior Lender Collateral; or (e) any order relating to a sale of assets of the Issuer or any Note Guarantor for which any First Lien Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First Priority Lien Obligations, the Second Priority Notes and the Existing Second Priority Notes will attach to the proceeds of the sale on the same basis of priority as the Liens securing the First Priority Lien Obligations do to the Liens securing the Second Priority Notes in accordance with the Intercreditor Agreement;

(2) until the Discharge of Senior Lender Claims, each of the Trustee, on behalf of itself and holders of the Second Priority Notes, the Existing 2006 Second Priority Notes Trustee, on behalf of itself and holders of the Existing 2006 Second Priority Notes and the Existing 2009 Second Priority Notes Trustee, on behalf of itself and holders of the Existing 2009 Second Priority Notes, agrees that it will not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, without the prior written consent of all First Lien Agents and the required lenders under each series of the First Priority Lien Obligations;

(3) each of the Trustee, on behalf of itself and holders of the Second Priority Notes, the Existing 2006 Second Priority Notes Trustee, on behalf of itself and holders of the Existing 2006 Second Priority Notes and the Existing 2009 Second Priority Notes Trustee, on behalf of itself and holders of the Existing 2009 Second Priority Notes, agrees that it shall not contest (or support any other Person contesting) (a) any request by any First Lien Agent or the holders of First Priority Lien Obligations for adequate protection or (b) any objection by any First Lien Agent or the holders of First Priority Lien Obligations to any motion, relief, action or proceeding based on such First Lien Agent’s or the holders of First Priority Lien Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of First Priority Lien Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar Bankruptcy Law, then each of the Trustee, on behalf of itself and holders of the Second Priority Notes, the Existing 2006 Second Priority Notes Trustee, on behalf of itself and holders of the Existing 2006 Second Priority Notes and the Existing 2009 Second Priority Notes Trustee, on behalf of itself and holders of the Existing 2009 Second Priority Notes, (A) may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First Priority Lien Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Priority Notes and the Existing Second Priority Notes are so subordinated to the Liens securing First Priority Lien Obligations under the Intercreditor Agreement and (B) agrees that it will not seek or request, and will not accept, adequate protection in any other form, and (ii) in the event the Trustee, on behalf of itself or the holders of the Second Priority Notes, the Existing 2006 Second Priority Notes Trustee, on behalf of itself or holders of the Existing 2006 Second Priority Notes or the Existing 2009 Second Priority Notes Trustee, on behalf of itself or holders of the Existing 2009 Second Priority Notes seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Trustee, on behalf of itself or the holders of the Second Priority Notes, the Existing 2006 Second Priority Notes Trustee, on behalf of itself or holders of the Existing 2006 Second Priority Notes or the Existing 2009 Second Priority Notes Trustee, on behalf of itself or holders of the Existing 2009 Second Priority Notes, as applicable, agree that the First Lien Agents shall also be granted a senior Lien on such additional collateral as security for the applicable First Priority Lien Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Notes and/or the Existing Second Priority Notes, as applicable, shall be subordinated to the Liens on such collateral securing the First Priority Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of First Priority Lien Obligations as adequate protection on the same basis as the other Liens securing the Second Priority Notes and Existing Second Priority Notes are so subordinated to such Liens securing First Priority Lien Obligations under the Intercreditor Agreement; and

(4) until the Discharge of Senior Lender Claims has occurred, the Trustee, on behalf of itself and each holder of Second Priority Notes, the Existing 2006 Second Priority Notes Trustee, on behalf of itself and holders of the Existing 2006 Second Priority Notes and the Existing 2009 Second Priority Notes Trustee, on behalf of itself and holders of the Existing 2009 Second Priority Notes (i) will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Liens securing the First Priority Lien Obligations for costs or expenses of preserving or disposing of any Collateral, and (ii) will waive any claim it may now or hereafter have arising out of the election by any holder of First Priority Lien Obligations of the application of Section 1111(b)(2) of the Bankruptcy Code.

Subject to the terms of the Security Documents and Intercreditor Agreement, the Issuer and the Note Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Second Priority Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the applicable First Lien Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

The proceeds from the sale of the Collateral remaining after the satisfaction of all First Priority Lien Obligations may not be sufficient to satisfy the obligations owed to the holders of the Second Priority Notes. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors—Risks Related to the Second Priority Notes—It may be difficult to realize the value of the collateral securing the Second Priority Notes.”

Release of Collateral

The Issuer and the Note Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Second Priority Notes under any one or more of the following circumstances:

(1) upon the Discharge of Senior Lender Claims and concurrent release of all other Liens on such property or assets securing First Priority Lien Obligations (including all commitments and letters of credit thereunder); provided, however, that if the Issuer or any Note Guarantor subsequently incurs First Priority Lien Obligations that are secured by Liens on property or assets of the Issuer or any Note Guarantor of the type constituting the Collateral and the related Liens are incurred in reliance on clause (6)(B) of the definition of Permitted Liens, then the Issuer and its Restricted Subsidiaries will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Second Priority Notes, which, in the case of any such subsequent First Priority Lien Obligations, will be second priority Liens on the Collateral securing such First Priority Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First Priority Lien Obligations, with the second priority Lien held either by the administrative agent, collateral agent or other representative for such First Priority Lien Obligations or by a collateral agent or other representative designated by the Issuer to hold the second priority Liens for the benefit of the holders of the Second Priority Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2) to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales”;

(3) in the case of a Note Guarantor that is released from its Note Guarantee with respect to the Second Priority Notes, the release of the property and assets of such Note Guarantor; or

(4) as described under “—Amendments and Waivers” below.

If an Event of Default under the Indenture exists on the date of Discharge of Senior Lender Claims, the second priority Liens on the Collateral securing the Second Priority Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Collateral, and thereafter the Trustee (or another designated representative acting at the direction of the holders of a majority of outstanding principal amount of the Second Priority Notes and Other Second-Lien Obligations) will have the right to direct the First Lien Agent to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Second Priority Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist).

The second priority security interests in all Collateral securing the Second Priority Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Second Priority Notes and all other Obligations under the Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “—Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance.”

Note Guarantees

Each of the Issuer’s direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries on the Issue Date that guarantee Indebtedness under the Credit Agreements will jointly and severally irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Second Priority Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Second Priority Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the “Guaranteed Obligations”). The Guaranteed Obligations of each Note Guarantor will be secured by second priority security interests (subject to Permitted Liens) in the Collateral owned by such Note Guarantor. Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Collateral Agent, the Trustee or the holders in enforcing any rights under the Note Guarantees.

Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to the Second Priority Notes—Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.” The Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness of the Issuer or any of its Restricted Subsidiaries or issues shares of Disqualified Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Second Priority Notes on the same senior basis. See “—Certain Covenants—Future Note Guarantors.”

Each Note Guarantee will be a continuing guarantee and shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) subject to the next succeeding paragraph, be binding upon each such Note Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Note Guarantee of a Note Guarantor will be automatically released upon:

(1)         (a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary), of the applicable Note Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture,

(b) the Issuer designating such Note Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(c) in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the Second Priority Notes pursuant to the covenant described under “—Certain Covenants—Future Note Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Second Priority Notes, and

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or the discharge of the Issuer’s obligations under the Indenture in accordance with the terms of the Indenture; and

(2) in the case of clause (1)(a) above, such Note Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreements and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer.

A Note Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing First Priority Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described under “—Security for the Second Priority Notes,” or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreements and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer which results in the obligation to guarantee the Second Priority Notes.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Second Priority Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem Second Priority Notes as described under “—Optional Redemption”:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any direct or indirect parent of the Issuer.

In the event that at the time of such Change of Control the terms of any Bank Indebtedness restrict or prohibit the repurchase of Second Priority Notes pursuant to this covenant, then prior to the mailing or sending electronically of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1) repay in full all such Bank Indebtedness or, if doing so will allow the purchase of Second Priority Notes, offer to repay in full all such Bank Indebtedness and repay all Bank Indebtedness of each lender who has accepted such offer; or

(2) obtain the requisite consent under the agreements governing such Bank Indebtedness to permit the repurchase of the Second Priority Notes as provided for in the immediately following paragraph.

See “Risk Factors—Risks Related to the Second Priority Notes—We may not be able to repurchase the Second Priority Notes upon a change of control.”

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Second Priority Notes as described under “—Optional Redemption,” the Issuer shall mail or send electronically a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Second Priority Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its Second Priority Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Second Priority Notes validly tendered and not withdrawn under such Change of Control Offer.

Second Priority Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Second Priority Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Second Priority Notes purchased by a third party pursuant to the preceding paragraph will have the status of Second Priority Notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Second Priority Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreements. Future Bank Indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Bank Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Second Priority Notes could cause a default under such Bank Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Second Priority Notes—We may not be able to repurchase the Second Priority Notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Second Priority Notes to require the Issuer to repurchase such Second Priority Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Second Priority Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Second Priority Notes.

Certain Covenants

Set forth below are summaries of certain covenants that will be contained in the Indenture. If, on any date following the Issue Date, (i) the Second Priority Notes have Investment Grade Ratings from both Rating Agencies, and the Issuer has delivered notice of such Investment Grade Ratings to the Trustee, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the ratings of the Second Priority Notes, the covenants specifically listed under the following captions in this “Description of Second Priority Notes” section of this prospectus will no longer be applicable to the Second Priority Notes:

(1) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) “—Limitation on Restricted Payments”;

(3) “—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4) “—Asset Sales”;

(5) “—Transactions with Affiliates”;

(6) “—Future Note Guarantors”; and

(7) clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In addition, during any period of time that (i) the Second Priority Notes have Investment Grade Ratings from both Rating Agencies, and the Issuer has delivered notice of such Investment Grade Ratings to the Trustee, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Restricted Subsidiaries will not be subject to the covenant described under “Change of Control” (the “Suspended Covenant”). In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenant under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Second Priority Notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Second Priority Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenant under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

The Issuer shall deliver written notice to the Trustee promptly upon the occurrence of any Reversion Date.

There can be no assurance that the Second Priority Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The Indenture will provide that:

(1) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Issuer will not permit any of its Restricted Subsidiaries (other than a Note Guarantor) to issue any shares of Preferred Stock;

provided , however, that the Issuer and any Restricted Subsidiary that is a Note Guarantor or a Foreign Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the Incurrence by the Issuer or its Restricted Subsidiaries of Secured Indebtedness under the Credit Agreements and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in the aggregate principal amount of $2,715 million plus an aggregate additional principal amount outstanding at any one time that does not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 4.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

(b) the Incurrence by the Issuer and the Note Guarantors of Indebtedness represented by (i) the Second Priority Notes (not including any Additional Notes) and the Note Guarantees, as applicable (including exchange Second Priority Notes and related guarantees thereof);

(c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets));

(e) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Original Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer occurring after September 20, 2006 and before the Issue Date, and any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer occurring on or after the Issue Date in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Note Guarantor is subordinated in right of payment to the obligations of the Issuer under the Second Priority Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Note Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Note Guarantor, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are not incurred for speculative purposes and either (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk (including resin price risk) with respect to any commodity purchases or sales;

(k) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of $100.0 million and 4.5% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee by the Issuer or a Note Guarantor of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Second Priority Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantor’s Note Guarantee with respect to the Second Priority Notes substantially to the same extent as such Indebtedness is subordinated to the Second Priority Notes or the Note Guarantee of such Restricted Subsidiary, as applicable;

    (n) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (s) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced;

(2) has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) 91 days following the maturity date of the Second Priority Notes;

(3) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Second Priority Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Second Priority Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, fees and expenses Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Note Guarantor that refinances Indebtedness of the Issuer or a Restricted Subsidiary that is a Note Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (t);

provided , further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding or refinancing of any Secured Indebtedness constituting First Priority Lien Obligations;

(o) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or any of its Restricted Subsidiaries incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged with or into the Issuer or any of its Restricted Subsidiaries in accordance with the terms of the Indenture; provided, however, that after giving effect to such acquisition or merger, either:

(1) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2) the Fixed Charge Coverage Ratio of the Issuer would be greater than immediately prior to such acquisition or merger;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s) Contribution Indebtedness;

(t) Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed $25.0 million at any one time outstanding;

(u) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(v) Indebtedness incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess, at any one time outstanding, of $7.5 million.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (v) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant. Any Indebtedness Incurred between September 20, 2006 and the Issue Date and outstanding immediately after the Issue Date and classified by the Issuer at such time under the Existing 2006 Second Priority Notes Indenture as (a) Indebtedness pursuant to Section 4.03(b)(xii) of the Existing 2006 Second Priority Notes Indenture shall be deemed to have been initially Incurred under clause (l) above, (b) Indebtedness pursuant to Section 4.03(b)(xx) of the Existing 2006 Second Priority Notes Indenture shall be deemed to have been initially Incurred under clause (t) above, and (c) Indebtedness pursuant to Section 4.03(b)(xxii) of the Existing 2006 Second Priority Notes Indenture shall be deemed to have been initially Incurred under clause (v) above. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment.

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after April 21, 2008 (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“ Cumulative Credit” means the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from April 1, 2008 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash, received by the Issuer after April 21, 2008 from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash after April 21, 2008 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof issued after April 21, 2008 (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5) 100% of the aggregate amount received after April 21, 2008 by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received after April 21, 2008 by the Issuer or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the succeeding paragraph),

(B) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, in each case, after April 21, 2008, the Fair Market Value (as determined in good faith by the Issuer or, if such Fair Market Value may exceed $25.0 million, in writing by an Independent Financial Advisor) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the succeeding paragraph or constituted a Permitted Investment).

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)         (a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any direct or indirect parent of the Issuer or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Note Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;

 (3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Note Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b) such Indebtedness is subordinated to the Second Priority Notes or the related Note Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) 91 days following the maturity date of the Second Priority Notes, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $15.0 million in any calendar year (with unused amounts in any calendar year (including calendar years occurring from and after the calendar year during which September 20, 2006 occurred) being permitted to be carried over for the two succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after September 20, 2006 (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under “—Limitation on Restricted Payments”); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after September 20, 2006;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after September 20, 2006 and (b) to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after September 20, 2006; provided, however, that, (x) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (y) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after September 20, 2006;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $25.0 million and 1.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed the greater of $50.0 million and 2.0% of Total Assets at the time made;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12) the payment of dividends or other distributions to any direct or indirect parent of the Issuer in amounts required for such parent to pay federal, state or local income taxes (as the case may be) imposed directly on such parent to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Issuer and/or its Restricted Subsidiaries are members);

(13) the payment of dividends, other distributions or other amounts or the making of loans or advances by the Issuer, if applicable:

(a) in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b) in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent.

(14) cash dividends or other distributions on the Issuer’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Issuer to, fund the Original Transactions and the payment of fees and expenses incurred in connection with the Original Transactions or owed by the Issuer or any direct or indirect parent of the Issuer, as the case may be, or Restricted Subsidiaries of the Issuer to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) payments of cash, or dividends, distributions or advances by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(18) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all Second Priority Notes tendered by holders of the Second Priority Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(19) any payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Transactions (other than payments to any Permitted Holder or any Affiliate thereof);

provided , however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11), no Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of this covenant, Investments outstanding on the Issue Date and made between April 21, 2008 and the Issue Date pursuant to Section 4.04(a)(3) in the Existing First Priority Notes Indenture shall be deemed to have been made pursuant to clause (c) in the first paragraph of this section “—Limitation on Restricted Payments” for the purposes of the Indenture.

As of the Issue Date, all of the Issuer’s Subsidiaries (other than BP Parallel LLC and the Escrow Issuers) are expected to be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreements, the other Credit Agreement Documents, the Existing Second Priority Notes Indentures, the First Priority Notes Indenture, the Existing First Priority Notes Indenture and the indenture governing the Senior Subordinated Notes;

(2) the Indenture, the Second Priority Notes (and any exchange Second Priority Notes and guarantees thereof), the Security Documents and the Intercreditor Agreement;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument relating to Indebtedness of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer (i) that is a Note Guarantor that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) that is Incurred by a Foreign Subsidiary of the Issuer subsequent to the Issue Date pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the Second Priority Notes or any Note Guarantee) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 2.0% of Total Assets and $50.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale, at its option:

(1) to repay Indebtedness constituting First Priority Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), Indebtedness of a Foreign Subsidiary or Pari Passu Indebtedness (provided that if the Issuer or any Note Guarantor shall so reduce Obligations under Pari Passu Indebtedness (other than any First Priority Lien Obligation), the Issuer will equally and ratably reduce Obligations under the Second Priority Notes through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Second Priority Notes) or Indebtedness of a Restricted Subsidiary that is not a Note Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer,

(2) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case used or useful in a Similar Business, or

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

In the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into such a commitment under the foregoing provision one time with respect to each Asset Sale.

Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase Second Priority Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer shall make an offer to all holders of Second Priority Notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Second Priority Notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $15.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Second Priority Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Second Priority Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Second Priority Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Second Priority Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Second Priority Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Second Priority Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Second Priority Notes are listed, or if such Second Priority Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Second Priority Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Second Priority Notes at such holder’s registered address. If any Second Priority Note is to be purchased in part only, any notice of purchase that relates to such Second Priority Note shall state the portion of the principal amount thereof that has been or is to be purchased.

The Credit Agreements provide that certain asset sale events with respect to the Issuer would constitute a default under the Credit Agreements. Any future credit agreements or similar agreements to which the Issuer becomes a party may contain similar restrictions and provisions. In the event that an Asset Sale occurs at a time when the Issuer is prohibited from purchasing Second Priority Notes, the Issuer could seek the consent of its lenders, including the lenders under the Credit Agreements, to purchase the Second Priority Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing Second Priority Notes. In such case, the Issuer’s failure to purchase tendered Second Priority Notes would constitute an Event of Default under the Indenture that would, in turn, constitute a default under certain of the Issuer’s other Indebtedness.

Transactions with Affiliates. The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer and/or any of its Restricted Subsidiaries and any merger of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3) (x) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (A) $3.0 million and (B) 1.25% of EBITDA of the Issuer and its Restricted Subsidiaries for the immediately preceding fiscal year, and out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year (including fiscal years from and after the fiscal year in which September 20, 2006 occurred) may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause (3)(x) in connection with the termination of such agreement;

(4) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer;

(5) payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in the offering memorandum or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith;

(8) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Second Priority Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Issuer;

(9) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of the Acquisition Documents, the Pliant Acquisition Documents or any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in the offering memorandum and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Second Priority Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(10) [Reserved];

(11) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(16) any contribution to the capital of the Issuer;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries;

(20) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; and

(21) intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture.

Liens . The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist (i) any Lien on any asset or property of the Issuer or such Restricted Subsidiary securing Indebtedness unless the Second Priority Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Second Priority Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien or (ii) any Lien securing any First Priority Lien Obligation of the Issuer or any Note Guarantor without effectively providing that the Second Priority Notes or the applicable Note Guarantee, as the case may be, shall be granted a second priority security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such First Priority Lien Obligations, except as set forth under “—Security for the Second Priority Notes”; provided, however, that if granting such second priority security interest requires the consent of a third party, the Issuer will use commercially reasonable efforts to obtain such consent with respect to the second priority security interest for the benefit of the Trustee on behalf of the holders of the Second Priority Notes; provided, further, however, that if such third party does not consent to the granting of such second priority security interest after the use of commercially reasonable efforts, the Issuer will not be required to provide such security interest.

Clause (i) of the preceding paragraph will not require the Issuer or any Restricted Subsidiary of the Issuer to secure the Second Priority Notes if the Lien consists of a Permitted Lien. Any Lien which is granted to secure the Second Priority Notes or such Note Guarantee under clause (i) of the preceding paragraph (unless also granted pursuant to clause (ii) of the preceding paragraph) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Second Priority Notes or such Note Guarantee under such clause (i).

Reports and Other Information. The Indenture will provide that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within the time period specified in the SEC’s rules and regulations, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2) within the time period specified in the SEC’s rules and regulations, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided , however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Second Priority Notes, including by posting such reports on the primary website of the Issuer or its Subsidiaries, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that:

(a) the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and

(b) such parent entity of the Issuer is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Issuer, such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant.

In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Second Priority Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Second Priority Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement, if required, of the exchange offer contemplated by the Registration Rights Agreement relating to the Second Priority Notes or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreement, and any amendments thereto, if such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant.

In the event that any direct or indirect parent of the Issuer is or becomes a Note Guarantor, the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Note Guarantors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand.

Future Note Guarantors. The Indenture will provide that the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that

(a) guarantees any Indebtedness of the Issuer or any of its Restricted Subsidiaries, or

(b) incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to clauses (a) or (l) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or not permitted to be Incurred by such covenant to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Second Priority Notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under “—Note Guarantees.”

Amendment of Security Documents. The Issuer shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders of the Second Priority Notes in any material respect, except as described above under “—Security for the Second Priority Notes” or as permitted under “—Amendments and Waivers.”

After-Acquired Property. The Indenture will provide that, from and after the Issue Date, upon the acquisition by any Issuer or any Note Guarantor of any First Priority After-Acquired Property, the Issuer or such Note Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Trustee a perfected security interest, subject only to Permitted Liens, in such First Priority After-Acquired Property and to have such First Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described under “—Security for the Second Priority Notes”) added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such First Priority After-Acquired Property to the same extent and with the same force and effect; provided, however, that if granting such second priority security interest in such First Priority After-Acquired Property requires the consent of a third party, the Issuer will use commercially reasonable efforts to obtain such consent with respect to the second priority interest for the benefit of the Trustee on behalf of the holders of the Second Priority Notes; provided further, however, that if such third party does not consent to the granting of such second priority security interest after the use of such commercially reasonable efforts, the Issuer or such Note Guarantor, as the case may be, will not be required to provide such security interest.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Indenture will provide that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory of the United States (the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Second Priority Notes is a corporation;

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Indenture, the Second Priority Notes and the Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations under the Indenture and the Second Priority Notes; and

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the Indenture, the Second Priority Notes and the Security Documents, and in such event the Issuer will automatically be released and discharged from its obligations under the Indenture, the Second Priority Notes and the Security Documents. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

The Indenture further will provide that, subject to certain limitations in the Indenture governing release of a Note Guarantee upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Note Guarantor, no Note Guarantor will, and the Issuer will not permit any Note Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in the offering memorandum) unless:

(1) either (a) such Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory of the United States (such Note Guarantor or such Person, as the case may be, being herein called the “Successor Note Guarantor”) and the Successor Note Guarantor (if other than such Note Guarantor) expressly assumes all the obligations of such Note Guarantor under the Indenture, such Note Guarantor’s Note Guarantee and the Security Documents pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and the Collateral Agent, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2) the Successor Note Guarantor (if other than such Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Note Guarantor (if other than such Note Guarantor) will succeed to, and be substituted for, such Note Guarantor under the Indenture, such Note Guarantor’s Note Guarantee and the Security Documents, and such Note Guarantor will automatically be released and discharged from its obligations under the Indenture, such Note Guarantor’s Note Guarantee and the Security Documents. Notwithstanding the foregoing, (1) a Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Note Guarantor is not increased thereby and (2) a Note Guarantor may merge, amalgamate or consolidate with another Note Guarantor or the Issuer.

In addition, notwithstanding the foregoing, any Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to (x) the Issuer or any Note Guarantor or (y) any Restricted Subsidiary of the Issuer that is not a Note Guarantor; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since September 30, 2006 shall not exceed 5.0% of the consolidated assets of the Issuer and the Note Guarantors as shown on the most recent available balance sheet of the Issuer and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after September 30, 2006 (excluding Transfers in connection with the Transactions described in the offering memorandum).

Defaults

An Event of Default will be defined in the Indenture with respect to a series of Second Priority Notes as:

(1) a default in any payment of interest (including any additional interest) on any Second Priority Note of such series when the same becomes due and payable and such default continues for a period of 30 days,

(2) a default in the payment of principal or premium, if any, of any Second Priority Note of such series when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by the Issuer or any of its Restricted Subsidiaries to comply with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” above,

(4) the failure by the Issuer or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the Second Priority Notes of such series or the Indenture,

(5) the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(6) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(7) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),

(8) any Note Guarantee of a Significant Subsidiary with respect to such series of Second Priority Notes ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor denies or disaffirms its obligations under the Indenture or any Note Guarantee with respect to such series of Second Priority Notes and such Default continues for 10 days,

(9) unless all of the Collateral has been released from the second priority Liens in accordance with the provisions of the Security Documents with respect to such series of Second Priority Notes, the Issuer shall assert or any Note Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Issuer, the Issuer fails to cause such Subsidiary to rescind such assertions within 30 days after the Issuer has actual knowledge of such assertions, or

(10) the failure by the Issuer or any Note Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Second Priority Notes of such series and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (8) and (9) the “security default provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a Default under clause (4) or (10) will not constitute an Event of Default until the Trustee notifies the Issuer or the holders of 25% in principal amount of the outstanding Second Priority Notes of such series notify the Issuer and the Trustee of the Default and the Issuer does not cure such Default within the time specified in clause (4) or (10) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs with respect to a series of Second Priority Notes and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Second Priority Notes of such series by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Second Priority Notes of such series to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuer and the Representatives under the Credit Agreements and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Second Priority Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Second Priority Notes may rescind any such acceleration with respect to the Second Priority Notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Second Priority Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Second Priority Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Second Priority Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding Second Priority Notes of the applicable series have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding Second Priority Notes of the applicable series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Second Priority Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall send to each holder of Second Priority Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Second Priority Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the holders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture and the Security Documents may be amended with respect to each series of Second Priority Notes with the consent of the holders of a majority in principal amount of the Second Priority Notes of such series then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Second Priority Notes of such series then outstanding. However, without the consent of each holder of an outstanding Second Priority Note affected, no amendment may, among other things:

(1) reduce the amount of Second Priority Notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any Second Priority Note,

(3) reduce the principal of or change the Stated Maturity of any Second Priority Note,

(4)(a) reduce the premium payable upon the redemption of any Second Priority Note or change the time at which any Second Priority Note may be redeemed as described under “—Optional Redemption” above or (b) reduce the price payable upon redemption of any Second Priority Note,

(5) make any Second Priority Note payable in money other than that stated in such Second Priority Note,

(6) expressly subordinate the Second Priority Notes or any Note Guarantee to any other Indebtedness of the Issuer or any Note Guarantor,

(7) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Second Priority Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Second Priority Notes,

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(9) modify any Note Guarantee in any manner adverse to the holders, or

(10) make any change in the provisions in the Intercreditor Agreement or the Indenture dealing with the application of gross proceeds of Collateral that would adversely affect the holders of the Second Priority Notes.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Second Priority Notes of a series then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents with respect to the Second Priority Notes of such series.

Without the consent of any holder, the Issuer and Trustee may amend the Indenture, any Security Document or the Intercreditor Agreement to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Issuer under the Indenture and the Second Priority Notes, to provide for the assumption by a Successor Note Guarantor of the obligations of a Note Guarantor under the Indenture and its Note Guarantee, to provide for uncertificated Second Priority Notes in addition to or in place of certificated Second Priority Notes (provided that the uncertificated Second Priority Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Second Priority Notes are described in Section 163(f)(2)(B) of the Code), to add a Note Guarantee with respect to the Second Priority Notes, to secure the Second Priority Notes, to add additional assets as Collateral, to release Collateral from the Lien pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Indenture, the Security Documents or the Intercreditor Agreement, to modify the Security Documents and/or the Intercreditor Agreement to secure additional extensions of credit and add additional secured creditors holding Other Second-Lien Obligations so long as such Other Second-Lien Obligations are not prohibited by the provisions of the Credit Agreements, either Existing Second Priority Notes Indenture or the Indenture, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of additional Second Priority Notes. In addition, the Intercreditor Agreement will provide that subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents with respect to First Priority Lien Obligations will apply automatically to the comparable Security Documents and the comparable security documents with respect to the Existing Second Priority Notes.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuer is required to mail to the respective holders a notice briefly describing such amendment. However, the failure to give such notice to all holders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer under the Second Priority Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Second Priority Notes by accepting a Second Priority Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Second Priority Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Second Priority Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Second Priority Note selected for redemption or to transfer or exchange any Second Priority Note for a period of 15 days prior to a selection of Second Priority Notes to be redeemed. The Second Priority Notes will be issued in registered form and the registered holder of a Second Priority Note will be treated as the owner of such Second Priority Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Second Priority Notes, as expressly provided for in the Indenture) as to all outstanding Second Priority Notes when:

(1) either (a) all the Second Priority Notes theretofore authenticated and delivered (except lost, stolen or destroyed Second Priority Notes which have been replaced or paid and Second Priority Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Second Priority Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Second Priority Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Second Priority Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Note Guarantors have paid all other sums payable under the Indenture; and

(3) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the Second Priority Notes and the Indenture with respect to the holders of the Second Priority Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Second Priority Notes, to replace mutilated, destroyed, lost or stolen Second Priority Notes and to maintain a registrar and Paying Agent in respect of the Second Priority Notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants” for the benefit of the holders of the Second Priority Notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the security default provisions described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the Second Priority Notes) and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the holders of the Second Priority Notes. If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee and the Security Documents so long as no Second Priority Notes are then outstanding.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Second Priority Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Second Priority Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8), (9) or (10) under “—Defaults” or because of the failure of the Issuer to comply with the clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise its defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Second Priority Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Second Priority Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law).

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the Second Priority Notes.

Governing Law

The Indenture will provide that it and the Second Priority Notes will be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

Book-Entry, Delivery and Form

Except as set forth below, Second Priority Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Second Priority Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Second Priority Notes will be issued in the form of global notes, (“Global Notes”), which will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Second Priority Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Second Priority Notes in certificated form.

Depositary Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Second Priority Notes registered in their names, will not receive physical delivery of Second Priority Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the Second Priority Notes, including the Global Notes, are registered as the owners of the Second Priority Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Second Priority Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Second Priority Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Second Priority Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Second Priority Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Second Priority Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Second Priority Notes, DTC reserves the right to exchange the Global Notes for legended Second Priority Notes in certificated form, and to distribute such Second Priority Notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Issuer within 90 days; or

(2) there has occurred and is continuing a Default with respect to the Second Priority Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Second Priority Notes. See “Notice to Investors.”

 Same Day Settlement and Payment

The Issuer will make payments in respect of the Second Priority Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuer will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Second Priority Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Second Priority Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

“ Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition ” means the acquisition by Affiliates of the Sponsors of substantially all of the outstanding shares of capital stock of the Issuer, pursuant to the Merger Agreement.

“Acquisition Documents” means the Merger Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Second Priority Notes in any material respect than the Acquisition Documents as in effect on the Issue Date).

“Additional Notes ” has the meaning given to such term under the heading “General.”

“Affiliate ” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“ Applicable Premium” means, with respect to any Second Priority Note on any applicable redemption date, the greater of:

(1) 1% of the then outstanding principal amount of the Second Priority Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Second Priority Note, at May 15, 2014 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Second Priority Note through May 15, 2014 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Second Priority Note.

“ Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $7.5 million;

(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(g) foreclosure on assets of the Issuer or any of its Restricted Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) any sale of inventory or other assets in the ordinary course of business;

(k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing; and

(m) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement and any other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of any Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Bankruptcy Code ” means Title 11 of the United States Code.

“Bankruptcy Law ” means the Bankruptcy Code and any similar federal, state or foreign law for relief of debtors.

“Berry Senior Subordinated Notes” means the 11% Senior Subordinated Notes due 2016 of the Issuer issued on September 20, 2006.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“ Bridge Loan Credit Agreement” means the Senior Secured Bridge Loan Credit Agreement dated as of February 5, 2008, by and among the Issuer, the agents and lenders party thereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“ Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Captive Acquisition” means the acquisition by the Issuer of substantially all of the outstanding shares of Capital Stock of Captive Holdings, Inc. pursuant to the Captive Merger Agreement.

“ Captive Acquisition Documents” means the Captive Merger Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Second Priority Notes in any material respect than the Captive Acquisition Documents as in effect on the Issue Date).

“Captive Holdings” means Captive Holdings, LLC, a Delaware limited liability company.

“Captive Merger Agreement” means the stock purchase agreement, dated as of December 21, 2007, by and among the Issuer, Captive Holdings, Inc., and Captive Holdings, as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Second Priority Notes in any material respect than the Captive Merger Agreement as in effect on the Issue Date).

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer described in the definition of “Contribution Indebtedness.”

“ Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Code ” means the Internal Revenue Code of 1986, as amended.

“ Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.

“Collateral Agent ” means the Trustee in its capacity as “Collateral Agent” under the Indenture and under the Security Documents and any successors thereto in such capacity.

“ Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; minus

(4) interest income for such period.

“ Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, any severance expenses, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, plant shutdown costs, acquisition integration costs and any expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments made under (i) the Acquisition Documents or otherwise related to the Original Transactions, or (ii) the Pliant Acquisition Documents or otherwise related to the Pliant Transactions, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges or increases or reductions in Net Income, in each case resulting from purchase accounting in connection with the Original Transactions or any acquisition that is consummated after September 20, 2006 shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) an amount equal to the amount of Tax Distributions actually made to any parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards (“SFAS”) Nos. 142 and 144 and the amortization of intangibles arising pursuant to SFAS No. 141 shall be excluded;

(11) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after September 20, 2006 related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Original Transactions or the Pliant Transactions (or, solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Existing First Priority Notes Transactions and the Pliant Transactions, but not the Original Transactions) or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on September 20, 2006 of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13) accruals and reserves that are established within 12 months after September 20, 2006 and that are so required to be established in accordance with GAAP shall be excluded;

(14) solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by SFAS No. 133 shall be excluded;

(16) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of SFAS No. 52 shall be excluded; and

(17) solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Issuer calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Issuer during any Reference Period shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, (i) there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (5) and (6) of the definition of Cumulative Credit contained therein and (ii) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” each instance of “September 20, 2006” appearing in clauses (2), (12) and (13) of this definition of Consolidated Net Income shall be replaced with “April 1, 2008.”

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“ Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“ Contribution Indebtedness” means Indebtedness of the Issuer or any Note Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or such Note Guarantor after September 20, 2006; provided that:

(1) such cash contributions have not been used to make a Restricted Payment,

(2) if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Issuer or such Note Guarantor, as the case may be, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Second Priority Notes, and

(3) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“ Credit Agreement Documents” means the collective reference to the Credit Agreements, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Credit Agreements” means (i)(A) the Term Loan Credit Agreement, (B) the Revolving Credit Agreement, (C) the Existing First Priority Notes Indenture and (D) the First Priority Notes Indenture, and (ii) whether or not the credit agreements referred to in clause (i) remain outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default ” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

“Discharge of Senior Lender Claims” means, except to the extent otherwise provided in the Intercreditor Agreement, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of (a) all Obligations in respect of all outstanding First Priority Lien Obligations and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Revolving Credit Agreement, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other First Priority Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid; provided that the Discharge of Senior Lender Claims shall not be deemed to have occurred if such payments are made with the proceeds of other First Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First Priority Lien Obligations. In the event the First Priority Lien Obligations are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the First Priority Lien Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“ Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Second Priority Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Second Priority Notes (including the purchase of any Second Priority Notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Second Priority Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“ EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) business optimization expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closures, retention, systems establishment costs and excess pension charges); provided that with respect to each business optimization expense or other restructuring charge, the Issuer shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(5) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between the Sponsors and the Issuer and its Subsidiaries as described with particularity in the offering memorandum and as in effect on the Issue Date;

less, without duplication,

(6) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ Equity Offering” means any public or private sale after September 20, 2006 of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Escrow Issuers” means (i) Berry Plastics Escrow LLC, a wholly owned Unrestricted Subsidiary of the Issuer and (ii) Berry Plastics Escrow Corporation, a wholly owned Unrestricted Subsidiary of the Issuer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“ Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after September 20, 2006 from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“ Existing 2006 Second Priority Notes” means the 8 7/8% Second Priority Fixed Rate Senior Secured Notes due 2014 and the Second Priority Senior Secured Floating Rate Notes due 2014 issued by the Issuer on September 20, 2006.

“Existing 2006 Second Priority Notes Indenture” means the indenture dated as of September 20, 2006 among the Issuer and certain of its Subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of the Indenture.

“Existing 2006 Second Priority Notes Trustee” means U.S. Bank National Association, as trustee for the holders of the Existing 2006 Second Priority Notes and any successors thereto in such capacity.

“ Existing 2009 Second Priority Notes” means the 8 7/8% Second Priority Senior Secured Notes due 2014 issued by the Escrow Issuers on November 12, 2009, and assumed by the Issuer on December 3, 2009.

“Existing 2009 Second Priority Notes Indenture” means the indenture dated as of November 12, 2009 among the Escrow Issuers and the Existing 2009 Second Priority Notes Trustee, as supplemented by the Supplemental Indenture dated as of December 3, 2009, among the Issuer, the Issuer’s Subsidiaries named therein, and the Existing 2009 Second Priority Notes Trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of the Indenture.

“Existing 2009 Second Priority Notes Trustee” means U.S. Bank National Association, as trustee for the holders of the Existing 2009 Second Priority Notes and any successors thereto in such capacity.

“Existing First Priority Notes” means the First Priority Senior Secured Floating Rate Notes due 2015 issued by the Issuer on April 21, 2008.

“Existing First Priority Notes Collateral Agent” means the Existing First Priority Notes Trustee in its capacity as “Collateral Agent” under the Existing First Priority Notes Indenture and under the security documents in connection therewith, and any successors thereto in such capacity.

“Existing First Priority Notes Indenture” means the indenture dated as of April 21, 2008 among the Issuer and certain of its Subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of the Indenture.

“ Existing First Priority Notes Transactions” means the Captive Acquisition, the transactions related thereto (including entry into the Bridge Loan Credit Agreement) and the offering of the Existing First Priority Notes on April 21, 2008.

“Existing First Priority Notes Trustee” means U.S. Bank National Association, as trustee for the holders of the Existing First Priority Notes and any successors thereto in such capacity.

“Existing Second Priority Notes” means the Existing 2006 Second Priority Notes and the Existing 2009 Second Priority Notes.

“Existing Second Priority Notes Collateral Agent” means U.S. Bank National Association, as collateral agent for the holders of the Existing Second Priority Notes and any successors thereto in such capacity.

“Existing Second Priority Notes Indentures” means the Existing 2006 Second Priority Notes Indenture and the Existing 2009 Second Priority Notes Indenture.

“Existing Second Priority Notes Obligations” means any Obligations in respect of the Existing Second Priority Notes, the Existing Second Priority Notes Indentures or the Existing Second Priority Notes Security Documents, including, for the avoidance of doubt, obligations in respect of exchange notes and guarantees thereof.

“Existing Second Priority Notes Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the collateral for the Existing Second Priority Notes as contemplated by either of the Existing Second Priority Notes Indentures.

“Existing Second Priority Notes Trustees” means the Existing 2006 Second Priority Notes Trustee and the Existing 2009 Second Priority Notes Trustee.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Lien Agent” means each of the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, the Existing First Priority Notes Trustee, the Existing First Priority Notes Collateral Agent, the First Priority Notes Trustee and the First Priority Notes Collateral Agent, and if any other First Priority Lien Obligations are outstanding, the Persons elected, designated or appointed as administrative agent, trustee or similar representative or as collateral agent by or on behalf of the holders of each series of such outstanding Obligations.

“First Priority After-Acquired Property” means any property (other than the initial collateral) of the Issuer or any Note Guarantor that secures any Secured Bank Indebtedness.

“First Priority Lien Obligations” means (i) all Secured Bank Indebtedness, (ii) all other Obligations (not constituting Indebtedness) of the Issuer and its Restricted Subsidiaries under the agreements governing Secured Bank Indebtedness and (iii) all other Obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Indebtedness described in clause (i) or Obligations described in clause (ii) or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“ First Priority Notes” means the 8¼% First Priority Senior Secured Notes due 2015 issued by the Escrow Issuers on November 12, 2009, and assumed by the Issuer on December 3, 2009.

“First Priority Notes Collateral Agent” means the First Priority Notes Trustee in its capacity as “Collateral Agent” under the First Priority Notes Indenture and under the security documents in connection therewith, together with any successors thereto in such capacity.

“First Priority Notes Indenture” means the indenture dated as of November 12, 2009 among the Escrow Issuers and the First Priority Notes Trustee, as supplemented by the Supplemental Indenture dated as of December 3, 2009, among the Issuer, the Issuer’s Subsidiaries named therein, and the First Priority Notes Trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of the Indenture.

“First Priority Notes Trustee” means U.S. Bank National Association, as trustee for the holders of the First Priority Notes, together with any successors thereto in such capacity.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made after September 20, 2006 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (including the Transactions), discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Original Transactions and the Pliant Transactions), and (2) all pro forma adjustments of the nature used in similar calculations in the Existing 2006 Second Priority Notes Indenture (as in effect on the Issue Date), including without limitation, as applied to the Original Transactions and the Pliant Transactions.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“ Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP ” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on September 20, 2006. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee ” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“ Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder ” or “noteholder” means the Person in whose name a Second Priority Note is registered on the Registrar’s books.

“Incur ” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“ Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to the Issuer and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided , however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing or (5) obligations under the Acquisition Documents or the Pliant Acquisition Documents.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Intercreditor Agreement” means the Second Amended and Restated Intercreditor Agreement, dated as of February 5, 2008, as supplemented on April 21, 2008 and December 3, 2009, by and among the Existing Second Priority Notes Trustees, the Existing Second Priority Notes Collateral Agent, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, the Existing First Priority Notes Collateral Agent, the Existing First Priority Notes Trustee, the First Priority Notes Collateral Agent, the First Priority Notes Trustee, the Subsidiaries of the Issuer party thereto and Berry Plastics Group, Inc., as will be supplemented as of the Issue Date by the execution and delivery of a joinder agreement by the Collateral Agent, the Trustee, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, the First Priority Notes Trustee, the First Priority Notes Collateral Agent, the Existing Second Priority Notes Trustees, the Existing Second Priority Notes Collateral Agent, the Existing First Lien Notes Collateral Agent, the Existing First Lien Notes Trustee, Berry Plastics Group, Inc., the Issuer and the Note Guarantors, as may be amended, restated or otherwise supplemented.

“ Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“ Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“ Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means the date on which the Second Priority Notes are originally issued.

“Lien ” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“ Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.

“Merger Agreement” means the agreement and plan of merger, dated as of June 28, 2006, by and among BPC Holding Corporation, Merger Sub and Berry Plastics Group, Inc., as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Second Priority Notes in any material respect than the Merger Agreement as in effect on the Issue Date).

“Moody’s ” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgages ” means the mortgages (which may be in the form of mortgage amendments to mortgages securing other Indebtedness), trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Real Property subject to mortgages, each in form and substance reasonably satisfactory to the Collateral Agent and the Issuer, as amended, supplemented or otherwise modified from time to time.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“ Note Guarantee” means any guarantee of the obligations of the Issuer under the Indenture and the Second Priority Notes by any Person in accordance with the provisions of the Indenture.

“Note Guarantor” means any Person that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Note Guarantee in accordance with the Indenture, such Person ceases to be a Note Guarantor.

“Note Obligations” means any Obligations in respect of the Second Priority Notes, the Indenture or the Security Documents, including, for the avoidance of doubt, obligations in respect of exchange notes and guarantees thereof.

“Obligations ” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Second Priority Notes shall not include fees or indemnifications in favor of the Trustee, the Collateral Agent and other third parties other than the holders of the Second Priority Notes.

“Officer ” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Original Transactions” means the Acquisition and the transactions related thereto, the offering of the Existing Second Priority Notes, the issuance and sale of the Berry Senior Subordinated Notes on September 20, 2006 and borrowings made on September 20, 2006 pursuant to the credit agreement of the Issuer in effect on such date.

“Other Second-Lien Obligations” means other Indebtedness of the Issuer and its Restricted Subsidiaries that is equally and ratably secured with the Second Priority Notes and is designated by the Issuer as an Other Second-Lien Obligation.

“ Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the Second Priority Notes and any Indebtedness which ranks pari passu in right of payment to the Second Priority Notes; and

(2) with respect to any Note Guarantor, its Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Note Guarantor’s Note Guarantee.

“Paying Agent” means an office or agency maintained by the Issuer pursuant to the terms of the Indenture, where notes may be presented for payment.

“Permitted Holders” means, at any time, each of (i) the Sponsors and (ii) the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date;

(6) advances to employees, taken together with all other advances made pursuant to this clause (6), not to exceed $15.0 million at any one time outstanding;

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9) any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11)(b) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Note Guarantors”;

(16) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an Equity Interest;

(18) additional Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date not to exceed at any one time in the aggregate outstanding, $15.0 million; and

(19) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

For purposes of this definition, Investments outstanding on the Issue Date and made between September 20, 2006 and the Issue Date pursuant to (i) clause (9) of the definition of “Permitted Investments” in the Existing 2006 Second Priority Notes Indenture shall be deemed to have been made pursuant to clause (9) above for the purposes of the Indenture, (ii) clause (10) of the definition of “Permitted Investments” in the Existing 2006 Second Priority Notes Indenture shall be deemed to have been made pursuant to clause (10) above for the purposes of the Indenture and (iii) clause (18) of the definition of “Permitted Investments” in the Existing 2006 Second Priority Notes Indenture shall be deemed to have been made pursuant to clause (18) above for the purposes of the Indenture.

“ Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens on assets of a Restricted Subsidiary that is not a Note Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (B) Liens securing an aggregate principal amount of First Priority Lien Obligations not to exceed the greater of (x) the aggregate amount of Indebtedness permitted to be incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 4.00 to 1.00 and (C) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Issuer other than a Foreign Subsidiary);

(7) Liens existing on the Issue Date (including after giving effect to the Transactions);

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9) Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations not incurred in violation of the Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14) Liens arising from financing statement filings under the Uniform Commercial Code or equivalent statute of another jurisdiction regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Note Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software and other technology licenses in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11), (15) and (26); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11), (15) and (26) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided, further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B), for purposes of clause (1) under “—Security for the Second Priority Notes—Release of Collateral” and for purposes of the definition of Secured Bank Indebtedness;

(21) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24) Liens incurred to secure cash management services in the ordinary course of business;

(25) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $20.0 million at any one time outstanding;

(26) Liens securing the Note Obligations; and

(27) Liens on the Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Collateral.

For purposes of this definition, Liens outstanding on the Issue Date and incurred between September 20, 2006 and the Issue Date pursuant to clause (25) of the definition of “Permitted Liens” in the Existing 2006 Second Priority Notes Indenture shall be deemed to have been made pursuant to clause (25) above for the purposes of the Indenture.

“Person ” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“ Pliant Acquisition Documents” means the Plan of Reorganization proposed by Apollo Management VI, L.P. on behalf of Apollo Investment Fund VI, L.P., that was filed with the Bankruptcy Court for the District of Delaware in the bankruptcy cases of Pliant Corporation and certain of its Subsidiaries on August 14, 2009 and November 12, 2009, together with all exhibits, schedules and annexes thereto, and the Findings of Fact, Conclusions of Law, and Order Pursuant to 11 U.S.C. § 1129 and Fed. R. Bankr. P. 3020 Confirming the Joint Plan of Reorganization proposed by Apollo Management VI, L.P. on behalf of Apollo Investment Fund, VI, L.P., entered on October 6, 2009 and December 1, 2009 by the Bankruptcy Court for the District of Delaware in the bankruptcy cases of Pliant Corporation and certain of its Subsidiaries and any other document entered into in connection with either of the foregoing, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Second Priority Notes in any material respect than the Pliant Acquisition Documents as in effect on the Issue Date).

“Pliant Transactions” means the acquisition by the Issuer of the equity interests of Pliant Corporation as described in the Pliant Acquisition Documents, the transactions related thereto, the offering of the Second Priority Notes and the First Priority Notes on the November 12, 2009 , the entry into the related escrow agreements, the assumption by the Issuer of the obligations in respect of such notes and the related indentures, and the transactions related thereto, including the acquisition by the Issuer of the equity interests of Pliant Corporation and the transactions related thereto.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“ Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the First Priority Notes, the Existing First Priority Notes, the Existing Second Priority Notes and the Second Priority Notes or any Refinancing Indebtedness with respect to the Second Priority Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Second Priority Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“ Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Issuer or any Note Guarantor, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“ Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Reference Period” has the meaning given to such term in the definition of “Cumulative Credit.”

“Representative ” means the trustee, agent or representative (if any) for an issue of Indebtedness; provided that if, and for so long as, such Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.

“Restricted Investment ” means an Investment other than a Permitted Investment.

“Restricted Subsidiary ” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Second Priority Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Revolving Credit Agreement” means the Amended and Restated Revolving Credit Agreement, dated April 3, 2007, by and among the Issuer, Berry Plastics Group, Inc., certain Subsidiaries of the Issuer, Bank of America, N.A., as administrative agent, and the other lenders party thereto, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Revolving Facility Administrative Agent” means Bank of America, N.A., as administrative agent for the lenders under the Revolving Credit Agreement, together with its successors and permitted assigns under the Revolving Credit Agreement exercising substantially the same rights and powers, or such other agent as may from time to time be appointed thereunder.

“Revolving Facility Collateral Agent” means Bank of America, N.A., as collateral agent for the lenders under the Revolving Credit Agreement and under the security documents in connection therewith, together with its successors and permitted assigns under the Revolving Credit Agreement or the security documents in connection therewith exercising substantially the same rights and powers, or such other agent as may from time to time be appointed thereunder.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“S&P ” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC ” means the Securities and Exchange Commission.

“Second Priority Designated Agent” shall mean such agent or trustee as is designated “Second Priority Designated Agent” under the Intercreditor Agreement by Second Priority Secured Parties holding a majority in principal amount of the Second Priority Obligations then outstanding; it being understood so long as any Obligations under the Existing 2006 Second Priority Notes Indenture remain outstanding, the Existing 2006 Second Priority Notes Trustee shall be so designated Second Priority Designated Agent.

“ Second Priority Obligations” means the Note Obligations, the Existing Second Priority Note Obligations and any Obligations in respect of Other Second-Lien Obligations.

“Second Priority Secured Parties” shall mean the Note Secured Parties and all other Persons holding any Second Priority Obligations, including the collateral agent for any Other Second-Lien Obligations.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (6)(B) of the definition of Permitted Lien.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) that constitutes First Priority Lien Obligations to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect, pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made after September 20, 2006 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (including the Original Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Original Transactions and the Pliant Transactions) and (2) all pro forma adjustments of the nature used in similar calculations in the Existing 2006 Second Priority Notes Indenture (as in effect on the Issue Date), including, without limitation, as applied to the Original Transactions and the Pliant Transactions.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“ Security Documents” means the security agreements, pledge agreements, collateral assignments, Mortgages and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in favor of the Collateral Agent in the Collateral as contemplated by the Indenture.

“Senior Lender Collateral” means all of the assets of the Issuer or any Note Guarantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any First Priority Lien Obligations.

“Senior Fixed Collateral Intercreditor Agreement” means the Senior Fixed Collateral Priority and Intercreditor Agreement, dated as of February 5, 2008, as supplemented on April 21, 2008 and December 3, 2009, by and among the Existing First Priority Notes Collateral Agent, the Existing First Priority Notes Trustee, the First Priority Notes Collateral Agent, the First Priority Notes Trustee, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Issuer and Berry Plastics Group, Inc., as amended, supplemented or otherwise modified from time to time.

“Senior Lender Intercreditor Agreement” means the Second Amended and Restated Senior Lender Priority and Intercreditor Agreement, dated as of February 5, 2008, as supplemented on April 21, 2008 and December 3, 2009, by and among the Existing First Priority Notes Collateral Agent, the Existing First Priority Notes Trustee, the First Priority Notes Collateral Agent, the First Priority Notes Trustee, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, the Issuer, certain Subsidiaries of the Issuer and Berry Plastics Group, Inc., as amended, supplemented or otherwise modified from time to time.

“ Senior Subordinated Notes” means the 11% Senior Subordinated Notes due 2016 of the Issuer issued on September 20, 2006 and the 10¼ % Senior Subordinated Notes due 2016 of the Issuer issued on February 16, 2006.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors ” means (i) Apollo Management, L.P., Graham Partners, Inc. and any of their respective Affiliates (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors; provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“ Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Second Priority Notes, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Subsidiary ” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“Term Facility Administrative Agent” means Credit Suisse, Cayman Islands Branch, as administrative agent for the lenders under the Term Loan Credit Agreement, together with its successors and permitted assigns under the Term Loan Credit Agreement exercising substantially the same rights and powers, or such other agent as may from time to time be appointed thereunder.

“Term Loan Collateral Agent” means Credit Suisse, Cayman Islands Branch, as collateral agent for the lenders under the Term Loan Credit Agreement, together with its respective successors and permitted assigns under the Term Loan Credit Agreement exercising substantially the same rights and powers, or such other agent as may from time to time be appointed thereunder.

“Term Loan Credit Agreement” means that certain Second Amended and Restated Term Loan Credit Agreement, dated April 3, 2007, by and among the Issuer, Berry Plastics Group, Inc., Credit Suisse, Cayman Islands Branch, as administrative agent, and the other lenders party thereto, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“TIA ” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture, except as otherwise provided therein.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

“Transactions ” means the offering of the Second Priority Notes on the Issue Date and the transactions related thereto.

“ Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 15, 2014; provided, however, that if the period from such redemption date to May 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“ Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of the Indenture.

“Trustee ” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“ Unrestricted Subsidiary” means:

(1) BP Parallel LLC and each of the Escrow Issuers, in each case, for so long as such Person is a Subsidiary of the Issuer and is not designated as a Restricted Subsidiary by the Board of Directors of the Issuer in the manner provided below;

(2) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(3) any Subsidiary of an Unrestricted Subsidiary;

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“ U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax consequences relating to the exchange of the outstanding notes for exchange notes in the exchange offer by U.S. Holders (defined below), but does not purport to be a complete analysis of all the potential tax considerations to holders of outstanding notes or exchange notes. This summary is based upon the Code, Treasury Regulations, Internal Revenue Service, which we refer to as the IRS, rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following summary, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below.

This summary only applies to U.S. Holders that exchange outstanding notes for exchange notes in the exchange offer. This summary is limited to tax consequences to U.S. Holders that are original beneficial owners of the outstanding notes, that purchased outstanding notes at their original issue price for cash and that hold such outstanding notes as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax consequences to subsequent purchasers of the outstanding notes or the exchange notes. This summary also does not discuss the effect of any state, local, foreign or other tax laws or any U.S. federal estate, gift or alternative minimum tax considerations. In addition, this summary does not describe every aspect of U.S. federal income taxation that may be relevant to holders. It does not discuss tax rules that may apply in light of a holder’s particular circumstances and it does not discuss special tax rules that may apply, including, without limitation, rules that may apply if a holder is:

•	a bank;

•	a financial institution;

•	a broker or dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	an insurance company;

•	a person whose functional currency is not the U.S. dollar;

•	a tax-exempt organization;

•	an investor in a pass-through entity holding the notes;

•	an S-corporation, a partnership or other entity treated as a partnership for tax purposes;

•	a U.S. expatriate;

•	a person holding notes as a part of a hedging, conversion or other risk-reduction transaction or a straddle for tax purposes; or

•	a foreign person or entity.

YOU ARE ADVISED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE, GIFT OR ALTERNATIVE MINIMUM TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of the following summary, a “U.S. Holder” is a beneficial owner of notes that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust.

Exchange Offer

The exchange of the outstanding notes for the exchange notes in the exchange offer should not constitute a taxable exchange for U.S. Holders, because the exchange notes should not be considered to differ materially in kind or extent from the outstanding notes. As a result, for U.S. federal income tax purposes (i) a U.S. Holder should not recognize any income, gain or loss as a result of exchanging the outstanding notes for the exchange notes; (ii) the holding period of the exchange notes should include the holding period of the outstanding notes exchanged therefor; and (iii) the aggregate adjusted tax basis of the exchange notes should be equal to the aggregate adjusted tax basis of the outstanding notes exchanged therefor immediately before such exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities.  We have agreed that, for a period ending 180 days from the date on which this registration statement is declared effective, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.  In addition, until November 8, 2010, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers.  Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale.  These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices.  Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any of the exchange notes.  Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act.  Any such broker-dealer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.  By delivering a prospectus, however, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•
may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer (including the expenses of one counsel for the holder of the outstanding notes) other than commissions or concessions of any brokers or dealers.  We will indemnify the holders of the exchange notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and guarantees offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz in respect of the laws of the States of Delaware and New York.  In rendering its opinion, Wachtell, Lipton, Rosen & Katz will rely upon the opinion of Gentry Lock Rakes & Moore, LLP as to all matters governed by the laws of the Commonwealth of Virginia, the opinion of Lowenstein Sandler PC as to all matters governed by the laws of the State of New Jersey, the opinion of McDonald Hopkins, LLC as to all matters governed by the lawsof the State of Ohio, the opinion of Rudolph, Fine, Porter & Johnson, LLP as to all matters governed by the laws of the State of Indiana, the opinion of Van Cott, Bagley, Cornwall & McCarthy, P.C. as to all matters governed by the laws of the State of Utah and the opinion of Venable LLP as to all matters governed by the laws of the State of Maryland.

EXPERTS

The consolidated financial statements of Berry Plastics Corporation as of September 26, 2009 and September 27, 2008, and for the three years in the period ended September 26, 2009, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Pliant Corporation as of December 31, 2008 and 2007, and for the three years in the period ended December 31, 2008, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Notes 1 and 18 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Pliant Corporation and Subsidiaries Financial Statements:
Report of Independent Auditors	F-2
Consolidated Balance Sheets as of December 31, 2008 and 2007	F-3
Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006	F-4
Consolidated Statements of Stockholders’ Deficit for the years ended December 31, 2008, 2007 and 2006	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2007 and 2006	F-6
Notes to Consolidated Financial Statements	F-7
Condensed Consolidated Balance Sheets as of September 30, 2009 (Unaudited) and December 31, 2008	F-48
Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2009 and 2008 (Unaudited)	F-49
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2009 and 2008 (Unaudited)	F-50
Condensed Consolidated Statements of Stockholders’ Deficit for the Nine Months Ended September 30, 2009 (Unaudited)	F-51
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-52

Berry Plastic Corporation Financial Statements:
Report of Independent Registered Public Accounting Firm	F-77
Consolidated Balance Sheets as of September 26, 2009 and September 27, 2008	F-78
Consolidated Statements of Operations for the fiscal years ended September 26, 2009, September 27, 2008 and September 29, 2007	F-80
Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Income (Loss) for the fiscal years ended September 26, 2009, September 27, 2008 and September 29, 2007	F-81
Consolidated Statements of Cash Flows for the fiscal years ended September 26, 2009, September 27, 2008 and September 29, 2007	F-82
Notes to Consolidated Financial StatementsF-83	F-84

Berry Plastic Corporation Unaudited Interim Financial Statements:
Consolidated Balance Sheets as of April 3, 2010 and September 26, 2009 (Unaudited)	F-118
Consolidated Statements of Operations for the two quarterly periods ended April 3, 2010 and March 28, 2009 (Unaudited)	F-120
Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Income (Loss) for the quarterly period ended April 3, 2010 and March 28, 2009 (Unaudited)	F-121
Consolidated Statements of Cash Flows for the two quarterly periods ended April 3, 2010 and March 28, 2009 (Unaudited)	F-122
Notes to Consolidated Financial Statements (Unaudited)	F-123

Report of Independent Auditors

To the Board of Directors and Shareholders of Pliant Corporation

We have audited the accompanying consolidated balance sheets of Pliant Corporation and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows and changes in stockholders’ deficit for each of the three years in the period ended December 31, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pliant Corporation and Subsidiaries at December 31, 2008 and 2007 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Pliant Corporation will continue as a going concern.  As more fully described in Note 1 and 18 to the consolidated financial statements, the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code and Companies’ Creditors Arrangement Act in Canada on February 11, 2009, which raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to this matter are also described in Note 18. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of the liabilities that may result from the outcome of this uncertainty.

As discussed in Notes 1 and 8 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, as of January 1, 2007.  As discussed in Note 9 to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements Nos. 87, 88, 106 and 132(R), as of December 31, 2006.

/s/ ERNST & YOUNG, LLP
Chicago, Illinois
April 27, 2009

PLIANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2008 and 2007 (Dollars in Thousands, Except per Share Data)

	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,485	$7,258
Receivables:
Trade accounts, net of allowances of $3,922 and $3,465, respectively	114,325	124,336
Other	2,784	3,254
Inventories	79,923	108,358
Prepaid expenses and other	5,890	6,269
Income taxes receivable	722	1,884
Deferred income taxes	10,705	9,145
Total current assets	242,834	260,504
PLANT AND EQUIPMENT, net	270,072	311,756
GOODWILL	2,422	72,527
OTHER INTANGIBLE ASSETS, net	3,869	11,081
OTHER ASSETS	13,283	20,111
Total assets	$532,480	$675,979
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Current portion of long-term debt and debt in default	$857,881	$1,102
Trade accounts payable	61,688	93,178
Accrued liabilities:
Interest payable	11,944	12,079
Customer rebates	9,291	8,787
Other	34,502	36,544
Total current liabilities	975,306	151,690
LONG-TERM DEBT, net of current portion	—	751,465
OTHER LIABILITIES	32,255	22,605
DEFERRED INCOME TAXES	38,633	18,163
Total liabilities	1,046,194	943,923
STOCKHOLDERS’ DEFICIT:
Redeemable Preferred Stock—Series AA—335,650 shares authorized, par value $.01 per share, with a redemption and liquidation value of $1,000 per share plus accumulated dividends, 334,894 and 335,592 shares outstanding at December 31, 2008 and December 31, 2007, respectively	302,424	247,355
Redeemable Preferred Stock—Series M—8,000 shares authorized, par value $.01 per share, 8,000 shares outstanding at December 31, 2008 and December 31, 2007	—	—
Common stock—par value $.01 per share; 100,050,000 shares authorized, 97,348 and 100,003 shares outstanding at December 31, 2008 and December 31, 2007, respectively	1	1
Paid in capital	155,341	155,341
Accumulated deficit	(930,426)	(658,163)
Accumulated other comprehensive loss	(41,054)	(12,478)
Total stockholders’ deficit	(513,714)	(267,944)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$532,480	$675,979

See notes to consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2008, 2007 and 2006 (Dollars in Thousands)

	2008	2007	2006
NET SALES	$1,127,649	$1,096,924	$1,158,995
COST OF SALES	1,052,428	968,489	1,017,771
Gross profit	75,221	128,435	141,224
OPERATING EXPENSES:
Selling, general and administrative	67,936	65,963	71,318
Research and development	6,285	11,133	8,707
Impairment of goodwill and intangibles	75,066	—	109,984
Impairment of fixed assets	6,604	—	280
Restructuring and other costs	20,230	9,949	(641)
Reorganization and other costs	3,358	2,154	82,369
Total operating expenses	179,479	89,199	272,017
OPERATING INCOME (LOSS)	(104,258)	39,236	(130,793)
INTEREST EXPENSE—Current and Long Term debt	(93,623)	(87,240)	(79,657)
INTEREST EXPENSE—Dividends and accretion on Redeemable Preferred Stock	—	—	(271)
GAIN ON EXTINGUISHMENT OF DEBT	—	32,508	393,665
OTHER INCOME, net	150	353	2,142
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(197,731)	(15,143)	185,086
INCOME TAX EXPENSE (BENEFIT):
Current	1,280	1,509	2,352
Deferred	18,183	(5,168)	(2,343)
Total income tax expense (benefit)	19,463	(3,659)	9
NET INCOME (LOSS)	$(217,194)	$(11,484)	$185,077

See notes to consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
For the years Ended December 31, 2008, 2007 and 2006 (In Thousands)

		Preferred Stock				Common Stock
		Series AA		Series M		Delaware Corporation			Utah Corporation
	Total	Shares	Amount	Shares	Amount	Shares	Amount	Paid In Capital	Shares	Amount	Warrants to Purchase Common Stock	Accumulated Deficit	Stockholders’ Notes Receivable	Accumulated Other Comprehensive Loss
BALANCE—December 31, 2005	$(641,682)	—	$—	—	$—	—	—	—	543	$103,376	$39,133	$(763,940)	$(660)	$(19,591)
Reorganization

Issuance of Delaware Corporation stock	178,827	335	$178,828	—	$—
Issuance of Delaware Corporation stock	$3,516					100	$1	$3,515
Retirement of Utah Corporation Stock	$9,157							$151,006	(543)	$(103,376)	$(39,133)	$—	$660
	$(450,182)	335	$178,828	—	$—	100	$1	$154,521	—	$—	$—	$(763,940)	$—	$(19,591)
Comprehensive income:
Net Income	185,077					—	—		—	—	—	$185,077	$—
Minimum pension liability adjustment, net of taxes	2,336													$2,336
Foreign currency translation adjustment	(142)													$(142)
Comprehensive income:	187,271
Preferred stock dividends	—		20,071									(20,071)
Adjustment to initially apply SFAS 158, net of taxes	(849)													(849)

BALANCE—December 31, 2006	$(263,759)	335	$198,899	—	$—	100	$1	$154,521	—	$—	$—	$(598,934)	$—	$(18,246)
Cumulative effect of adoption of FIN 48	$711											$711
Adjusted Balance—January 1, 2007	$(263,048)	335	$198,899	—	$—	100	$1	$154,521	—	$—	$—	$(598,223)	$—	$(18,246)
Comprehensive loss:
Net Loss	(11,484)					—	—		—	—	—	(11,484)	—
Change in unrecognized pension benefit costs	566													566
Foreign currency translation adjustment	5,202													5,202
Comprehensive loss:	(5,716)
Issuance of Series M Preferred Stock	820							820
Preferred stock dividends	—		48,456									(48,456)
BALANCE—December 31, 2007	$(267,944)	335	$247,355	—	$—	100	$1	$155,341	—	$—	$—	$(658,163)	$—	$(12,478)

Comprehensive loss:
Net Loss	(217,194)											$(217,194)
Change in unrecognized pension benefit costs	(16,035)													(16,035)
Foreign currency translation adjustment	(12,541)													(12,541)
Comprehensive loss:	(245,770)
Preferred stock dividends	—		55,069									55,069
BALANCE—December 31, 2008	$(513,714)	335	$302,424	—	$—	100	$1	$155,341	—	$—	$—	$(930,426)	$—	$(41,054)

See notes to consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2008, 2007 and 2006 (Dollars in Thousands)

	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$(217,194)	$(11,484)	$185,077

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	44,806	44,903	40,630
Impairment of fixed assets	17,154	1,427	280
Amortization and write-off of deferred financing costs and accretion of debt discount	7,290	5,839	22,632
Payment-in-kind interest on debt	41,413	36,911	32,635
Deferred dividends and accretion on preferred shares	—	—	271
Write off of original issue debt discount and premium	—	—	30,458
Deferred income taxes	22,122	(5,168)	(2,343)
Provision for losses on accounts receivable	522	2,095	404
Non-cash other operating costs	—	664	—
Write down of impaired goodwill and intangibles	75,066	—	109,984
(Gain) or loss on disposal of assets	(10)	163	(1,870)
Gain on extinguishment of debt	—	(32,508)	(393,665)
Changes in operating assets and liabilities:
Trade accounts receivable	4,385	12,598	(3,550)
Other receivables	430	272	1,033
Inventories	25,190	(6,658)	6,997
Prepaid expenses and other	(2,679)	477	(523)
Intangible assets and other assets	(452)	(2,105)	7,444
Trade accounts payable	(28,594)	10,932	29,874
Accrued liabilities	(988)	(4,942)	(2,750)
Income taxes payable/receivable	381	(3,746)	472
Other liabilities	(5,228)	(5,893)	(3,923)
Net cash provided by (used in) operating activities	(16,386)	43,777	59,567
Cash flows from investing activities:
Capital expenditures for plant and equipment	(27,141)	(43,465)	(40,521)
Proceeds from sale of assets	2,959	229	2,677
Net cash used in investing activities	(24,182)	(43,236)	(37,844)
Cash flows from financing activities:
Payment of financing fees	(1,431)	(2,352)	(8,799)
Net proceeds (net of repurchases) from issuance of common stock, preferred stock	—	157	(76)
Proceeds from issuance of senior subordinated debt	—	24,000	—
Repayment of senior subordinated debt	—	(22,593)	—
Borrowings under revolver	55,000	5,000	113,579
Repayments of revolver and term debt due to refinancing	—	—	(130,924)
Borrowings (payments) under finance and capital leases	9,810	(834)	(1,638)
Net cash provided by (used in) financing activities	63,379	3,378	(27,858)
Effect of exchange rate changes on cash and cash equivalents	(1,584)	(860)	(2,468)
Net increase (decrease) in cash and cash equivalents	21,227	3,059	(8,603)
Cash and cash equivalents, beginning of the year	7,258	4,199	12,802
Cash and cash equivalents, end of the year	$28,485	$7,258	$4,199
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$45,546	$41,464	$41,748
Income taxes	$507	$2,406	$2,185
Supplemental schedule of non-cash investing and financing activities:
Plant and equipment acquired under capital leases	$—	$4,998	$7,401

See notes to consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies

Nature of Operations.  Pliant Corporation and its subsidiaries (collectively “Pliant” or the “Company”) produce polymer-based (plastic), value-added films for flexible packaging, personal care, medical, agricultural and industrial applications.  Our manufacturing facilities are located in the United States, Canada, Mexico, Germany and Australia.

Principles of Consolidation.  The consolidated financial statements include the accounts of Pliant Corporation and its subsidiaries.  All significant intercompany balances and transactions have been eliminated in consolidation.

Bankruptcy Filing.  On January 3, 2006, Pliant and ten subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).  The cases are being jointly administered under the caption “In re:  Pliant Corporation, et al., Case No. 06-10001”.  Three of Pliant’s subsidiaries with Canadian operations commenced ancillary proceedings in a Canadian court to recognize the bankruptcy proceedings as “foreign proceedings” pursuant to Canada’s Companies’ Creditors Arrangement Act (“CCAA”).  Pliant’s subsidiaries in Australia, Germany and Mexico were not included in the filings.

On June 19, 2006, the Company filed with the Bankruptcy Court its Fourth Amended Joint Plan of Reorganization (the “Plan”) which was approved by the Bankruptcy Court on June 23, 2006.  On July 18, 2006, the Company consummated its reorganization through a series of transactions contemplated in the Plan.  See Note 17 “Reorganization” for further details.  On July 18, 2006, the Company filed with the Bankruptcy Court a notice announcing the effectiveness of the Plan and the Company emerged from bankruptcy.

On February 11, 2009, Pliant Corporation and certain of its subsidiaries (collectively, the “Debtors”), filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (the “Chapter 11 Cases”) seeking relief under the provisions of the Bankruptcy Code.  The Chapter 11 Cases are being jointly administered under the caption “In re:  Pliant Corporation et al.”, Case No. 09-10443.  In addition, certain of the Company’s Canadian subsidiaries filed an application commencing recognition proceedings (the “CCAA Proceedings”) under Section 18.6 of the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) with the Ontario Superior Court of Justice (the “Canadian Court”).  The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.  Pliant’s subsidiaries in Australia, Germany and Mexico were not included in the filings and will continue their business operations without supervision from the Bankruptcy Court and will not be subject to the chapter 11 requirements of the Bankruptcy Code.  (See note 18 – Subsequent Events, for details on the Chapter 11 Cases.)

American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), applied to the Company’s financial statements in 2006 while the Company operated under the provisions of Chapter 11 and will apply to periods subsequent to February 11, 2009. SOP 90-7 generally does not change the manner in which financial statements are prepared.  However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.  Expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization of the business are reported separately as reorganization costs in the statements of operations.  Liabilities affected by implementation of a plan of reorganization are reported at amounts expected to be allowed, even if they may be settled for lesser amounts.  In addition, reorganization related items that significantly impact cash provided by continuing operations are disclosed separately in the statement of cash flows.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition.  Sales revenue is recognized when title transfers, the risks and rewards of ownership have been transferred to the customer, the price is fixed and determinable and collection of the related receivable is probable, which is generally at the time of shipment.  Revenue is reduced by rebates made to customers based on an estimate of the amount of the rebate at the time the sale is recorded.

Accounts Receivable.  Accounts receivable consist primarily of amounts due to the Company from its normal business activities.  Accounts receivable amounts are determined to be past due when the amount is overdue based on contractual terms.  The Company maintains an allowance for doubtful accounts to reflect the expected uncollectibility of accounts receivable based on past collection history and specific risks identified among uncollected amounts.  Accounts receivable are charged off against the allowance for doubtful accounts when we have determined that the receivable will not be collected.  Collateral is generally not required for accounts receivable.  One customer represented approximately 6% of consolidated receivables at December 31, 2008 and two customers represented approximately 13% of consolidated receivables at December 31, 2007.

Inventories.  Inventories consist principally of finished film and packaging products and the raw materials necessary to produce them.  Inventories are carried at the lower of cost (on a first-in, first-out basis) or market value.  Resin costs comprise the majority of our total manufacturing costs.  Resin shortages or significant increases in the price of resin could have a significant adverse effect on the Company’s business.

Plant and Equipment.  Plant and equipment are stated at cost.  Depreciation is computed using the straight-line method over the estimated economic useful lives of the assets as follows:

Land improvements	20 years
Buildings and improvements	20 years
Computer Equipment and Software	3-7 years
Machinery and equipment	7-15 years
Furniture, fixtures and vehicles	3-7 years
Leasehold improvements	Lower of useful life (10-20 years or term of lease agreement)

Maintenance and repairs are charged to expense as incurred and costs of improvements and betterments are capitalized.  Upon disposal, related costs and accumulated depreciation are removed from the accounts and resulting gains or losses are reflected in operations.

Costs incurred in connection with the construction or major rebuild of equipment are capitalized as construction in progress.  No depreciation is recognized on these assets until placed in service.

Goodwill and Other Intangible Assets.  Goodwill is deemed to have an indefinite life and not amortized, but subject to an annual impairment test based on the fair value of the assets.  Amortization of intangible assets is computed using the straight-line method over the estimated economic useful lives of 5-15 years.  The Company evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.  When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill.  The fair value of the reporting unit is estimated using a combination of the discounted cash flow method, a variation of the income approach, and the guideline company approach, a variation of the market approach.  If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured.  The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount.  In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values.  The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill.  An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value.

Impairment of Long-Lived Assets.  When events or conditions indicate a potential impairment, the Company evaluates the carrying value of long-lived assets, including amortizable intangible assets, based upon current and expected undiscounted cash flows, and recognizes an impairment when the estimated undiscounted cash flows are less than the carrying value of the asset.  Measurement of the amount of impairment, if any, is based upon the difference between the asset’s carrying value and fair value.

Other Assets.  Other assets consist primarily of deferred debt issuance costs, deposits, and spare parts.  Deferred debt issuance costs are amortized using a straight line method which approximates the effective yield method.

Cash and Cash Equivalents.  For the purpose of the consolidated statements of cash flows, we consider short-term highly liquid investments with maturity when purchased of three months or less to be cash equivalents.

Income Taxes.  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes.  The Company, like other multi-national companies, is regularly audited by federal, state and foreign tax authorities, and tax assessments may arise several years after tax returns have been filed.  Accordingly, tax reserves have been recorded when, in management’s judgment, it is not probable that the Company’s tax position will ultimately be sustained.  While predicting the outcome of the audits involves uncertainty and requires estimates and informed judgments, the Company believes that the recorded tax liabilities are adequate and appropriate.  The judgments and estimates made at a point in time may change based on the outcome of tax audits, as well as changes to or further interpretation of regulations.  Income tax expense is adjusted in the period in which these events occur or when the statute of limitations for a specific exposure item has expired.

Foreign Currency Translation.  The accounts of the Company’s foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and an average exchange rate for each month for revenues, expenses, gains and losses.  Transactions are translated using the exchange rate at each transaction date.  Where the local currency is the functional currency, translation adjustments are recorded as a separate component of stockholders’ equity (deficit).  Where the U.S. dollar is the functional currency, translation adjustments are recorded in other income within current operations.

Shipping and Handling Costs.  Shipping and handling costs are included in cost of sales.

Reclassifications.  Certain reclassifications have been made to the consolidated financial statements for comparative purposes.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”).  On January 1, 2008, the Company adopted SFAS 157 which defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements.  SFAS 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value.  SFAS 157 does not expand or require any new fair value measures; however the application of this statement may change current practice.  In February 2008, the Financial Accounting Standards Board (“FASB”) decided that an entity need not apply this standard to nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until 2009.  Accordingly, our adoption of this standard in 2008 was limited to financial assets and liabilities and did not have a material effect on our financial condition or results of operations.  We are still in the process of evaluating this standard with respect to its effect on nonfinancial assets and liabilities and therefore have not yet determined the impact that it will have on our financial statements upon full adoption in 2009.  Nonfinancial assets and liabilities for which we have not applied the provisions of SFAS 157 include those measured at fair value in impairment testing and those initially measured at fair value in a business combination.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.  The Company adopted this statement as of January 1, 2008 and has elected not to apply the fair value option to any of its financial instruments at this time.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”), which replaces SFAS 141.  SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in acquiree and the goodwill acquired.  The Statement also establishes disclosure requirements, which will enable users to evaluate the nature and financial effects of the business combination.  SFAS 141(R) is effective for fiscal years beginning after December 15, 2008.  The adoption of SFAS 141(R) will have an impact on accounting for business combinations once adopted, but the effect is dependent upon acquisitions at that time.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of Accounting Research Bulletin No. 51 (“SFAS 160”).  SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated.  SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS 160 is effective for the Company beginning January 1, 2009.  The Company is currently evaluating the impact, if any, of the adoption of SFAS 160 on its consolidated financial position or results of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of SFAS No. 133 (“SFAS 161”).  SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities.  Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivation instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  SFAS 161 is effective for the Company’s financial statements issued beginning January 1, 2009, with early application encouraged.  SFAS 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  The Company is currently evaluating the impact the adoption of SFAS 161 will have on its future disclosures.

2.  Inventories

Inventories consisted of the following at December 31 (in dollars in thousands):

	2008	2007
Finished goods	$42,176	$56,772
Raw materials and other	28,032	40,507
Work-in-process	9,715	11,079

Total	$79,923	$108,358

3.  Restructuring and Other Costs

Restructuring and other costs include plant closing costs (including costs related to relocation of manufacturing equipment), charges for impairment of fixed assets related to plant closures, office closing costs and other costs related to workforce reductions.  The following table summarizes restructuring and other costs for the three years ended December 31 (in dollars in thousands):

	2008	2007	2006
Plant c losing c osts:
Severance	$3,841	$1,622	$—
Relocation of production lines	1,147	797	—
Leases	55	405	705
Other plant closing costs	3,431	2,959	(967)
Office closing and workforce reduction cost
Severance	484	2,682	—
Leases	—	—	(379)
Other office closure costs	722	57	—
	9,680	8,522	(641)
Total Plant/Office
Fixed asset impairments related to plant closures	10,550	1,427	—

Total Restructuring and other costs	$20,230	$9,949	$(641)

Restructuring and other costs for the year ended December 31, 2008 includes $4.3 million of severance, $10.6 million of fixed asset impairments and $4.6 million of costs associated with the relocation of product production and equipment between plants in connection with the Company’s April 2008 announced consolidated plant consolidation program.  In addition, $0.5 million of severance costs and $0.7 million of other costs were incurred in connection with the Company’s 2008 reduction in workforce program.

Restructuring and other costs for the year ended December 31, 2007 includes $6.8 million of severance, production line relocation, lease and other costs associated with closure of our Langley, British Columbia facility, $0.3 million of severance and other costs associated with closure of our Barrie, Ontario operations, $1.4 million associated with the restructuring of our Canadian sales and administration functions, and $1.3 million of severance costs associated with our 2007 reduction in workforce.

The following table summarizes the roll-forward of the reserve from December 31, 2007 to December 31, 2008 (dollars in thousands):

	12/31/2007		Accruals for the Year Ended December 31, 2008							12/31/08
	# Employees Terminated	Accrual Balance	Additional Employees	Severance	Relocated Production Lines	Leases	Other Plant Closure Costs	Total	Payments /Charges	# Employees Terminated	Accrual Balance
Plant Consolidation:
Leases	—	$ 920	—	$ —	$ —	$ 55	$ —	$ 55	$(124)	—	$ 851
Langley	6	207	—	95	—	—	214	309	(345)	—	171
Barrie	—	19	—	—	—	—	14	14	(33)	—	—
South Deerfield	—	—	74	1,605	395	—	1,227	3,227	(1,629)	74	1,598
Harrington	—	—	46	760	463	—	802	2,025	(1,265)	46	760
Dalton	—	—	79	1,118	34	—	726	1,878	(760)	79	1,118
Newport News	—	—	22	263	255	—	448	966	(717)	22	249
Total Plant Consolidation	6	1,146	221	3,841	1,147	55	3,431	8,474	(4,873)	221	4,747
Office Closing and Workforce Reduction Costs:
Canadian Restructuring	—	$ —	—	$ —	$ —	$ —	$ 5	$ 5	$ (5)	—	$ —
2007 Reduction in Workforce	49	463	—	73	—	—	21	94	(488)	—	69
2008 Reduction in Workforce	—	—	30	411	—	—	696	1,107	(1,083)	2	24
Total Office	49	$ 463	30	$ 484	$ —	$ —	$ 722	$1,206	$(1,576)	2	$ 93
Total Pliant/Office	55	$1,609	251	$4,325	$1,147	$ 55	$4,153	$9,680	$(6,449)	223	$4,840
Fixed Asset Impairments related to Plant Consolidations
South Deerfield								$ 997
Orillia								76
Toronto								633
Harrington								1,844
Dalton								377
McAlester								383
Newport News								5,998
Kent								242
Total Fixed Asset Impairments								10,550
	55	1,609	251	4,325	1,147	55	4,153	20,230	(6,449)	223	4,840

The following table summarizes the roll-forward of the reserve from December 31, 2006 to December 31, 2007 (dollars in thousands):

	12/31/2006		Accruals for the Year Ended December 31, 2007							12/31/07
	# Employees Terminated	Accrual Balance	Additional Employees	Severance	Relocated Production Lines	Leases	Other Plant Closure Costs	Total	Payments /Charges	# Employees Terminated	Accrual Balance
Plant Closing Costs:
Leases	—	$2,430	—	$ —	$ —	$ 114	$ —	$ 114	$(1,624)	—	$ 920
Langley	—	—	120	1,386	797	232	4,350	6,765	(6,558)	6	207
Barrie	—	—	19	236	—	59	36	331	(312)	—	19
	—	$2,430	139	$1,622	$ 797	$ 405	$4,386	$7,210	$(8,494)	6	$1,146
Office Closing and Workforce Reduction Costs:
Canadian Restructuring	—	$ —	7	$1,391	$ —	$ —	$ 48	$1,439	$(1,439)	—	$ —
2007 Workforce Reduction	—	—	68	1,291	—	—	9	1,300	(837)	49	463
TOTAL	—	$2,430	214	$4,304	$ 797	$ 405	$4,443	$9,949	$(10,770)	55	$1,609

Plant Consolidations:

2008—During 2008, the Company initiated a consolidated plant consolidation program whereby the following four production plants, will be closed and their production products and equipment relocated to other existing facilities:  South Deerfield, Massachusetts and Dalton, Georgia facilities in our Engineered Films segment, Harrington, Delaware and Newport News, Virginia in our Specialty Films segment.  Severance, fixed asset impairments, and product and equipment relocation related costs for these activities totaled $4.3 million, $10.6 million and $4.6 million, respectively.  In addition, the Company initiated a reduction in workforce whereby approximately 60 employees were severed for a total cost of $1.2 million, of which $1.1 million was recorded at Corporate and $0.1 million in the Engineered Films segment.

2007—During 2007, the Company restructured its Canadian operations by closing its Langley, British Columbia plant and consolidating its production lines into other Printed Products segment facilities, closing its Barrie, Ontario operations and consolidating its product lines into its Toronto, Ontario facility within its Industrial segment and restructuring its sales, and administrative functions for its Engineered Films and Industrial Films segments.  Severance, production line relocation, lease and other plant closing related costs for these activities totaled $8.5 million with $5.7 million, $1.0 million, $1.0 million and $0.8 million, respectively recorded in its Printed Products, Engineered Films, Corporate and Industrial Film segments.  In addition, the Company implemented a reduction in workforce whereby approximately seventy employees were severed for a total cost of $1.3 million of which $0.8 million, $0.3 million and $0.1 million, respectively were recorded at Corporate, and in the Engineered Films and Industrial Films segments.

2006—During 2006, the Company sold its remaining real estate in Merced, California within its Industrial segment and reversed into income $0.7 million of the previously provided $1.0 million environmental reserve in accordance with the terms of the sales agreement.

4.  Plant and Equipment

The cost and the related accumulated depreciation at December 31 is as follows (in thousands):

	2008	2007
Land and improvements	$6,805	$7,146
Buildings and improvements	78,479	79,019
Machinery and equipment	511,022	512,474
Computer equipment and software	42,534	39,203
Furniture, fixtures and vehicles	5,811	6,084
Leasehold improvements	5,313	5,381
Construction in progress	15,744	30,123
	665,708	679,430
Less accumulated depreciation and amortization	(395,636)	(367,674)

Plant and equipment, net	$270,072	$311,756

The depreciation expense for the years ended December 2008, 2007 and 2006 was $43.2 million, $42.4 million and $38.1 million, respectively.

During the year ended December 31, 2008, the Company recorded an impairment charge of $6.6 million mainly related to computer software; $6.4 million in Corporate, and $0.2 million Engineered Films.  In addition, the Company recorded an impairment charge of $10.5 million in restructuring and other costs in 2008 in connection with the Company’s plant consolidation program; $6.0 million in Corporate, $2.2 million in its Specialty Films segment, $1.5 million in its Engineered Films segment, $0.6 million in its Industrial segment, and $0.2 million in its Printed Products segment.  During the year ended December 31, 2007 the Company recorded an impairment charge of $1.4 million in restructuring and other costs in connection with the closure of its Langley, British Columbia production facility in its Printed Products segment.  During the year ended December 31, 2006, the Company recorded impairment changes of $0.3 million to scrap a minor piece of equipment in its Industrial Films segment.

5.  Goodwill and Intangible Assets

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 142 (“SFAS 142”) “Goodwill and Other Intangible Assets”.  SFAS 142, effective for fiscal years beginning after December 15, 2001, requires that ratable amortization of goodwill be replaced with periodic tests of goodwill impairment and that intangible assets, other than goodwill, which have determinable useful lives, be amortized over their useful lives.  As required by SFAS 142, the Company stopped amortizing goodwill effective January 1, 2002 and evaluates goodwill for impairment under SFAS 142 guidelines.  The Company’s annual impairment test is conducted on October 1 of each year based on a methodology including prices of comparable businesses and discounted cash flows.  See Note 1 “Summary of Significant Accounting Policies” for further details.  Based upon the 2006 annual impairment test, goodwill was impaired in our Specialty Films and Printed Products segments and goodwill write downs totaling $110.0 million were recorded, as the implied fair values of these two reporting units were estimated to be below their respective goodwill carrying values.  This impairment was triggered by rising resin prices increasing the carrying values of inventories and receivables in both segments, and, when coupled with the impact on accounts payable or reduction in credit terms, resulted in increased carrying values of net assets in excess of the calculated implied fair value.  Based on the 2007 annual impairment tests, no impairments were recorded.  Based on our 2008 annual impairment test, goodwill was impaired in our Specialty Films and Engineered Films segments and intangible assets were impaired in our Engineered Films segment.  Goodwill write downs totaling $69.8 million and write downs of intangible assets totaling $5.3 million were recorded as the implied fair values of these reporting units were estimated to be below their respective carrying values.  This impairment was triggered by a reduction in profitability and increased carrying values of inventories and receivables, coupled with reductions in accounts payable due to credit term reductions, resulting in increased carrying values of net assets in excess of the calculated implied fair value.

The Company has four operating segments, all of which have goodwill.  The changes in the carrying value of goodwill for the year ended December 31, 2008 and 2007 were as follows (in thousands):

	Specialty Films	Printed Products	Industrial Films	Engineered Films	Corporate/Other	Total
Balance as of December 31, 2006	$21,595	$—	$2,445	$48,217	$—	$72,257
Foreign exchange rate adjustment	—	—	270	—	—	270
Balance as of December 31, 2007	$21,595	$—	$2,715	$48,217	$—	$72,527
Foreign exchange rate adjustment	—	—	(293)	—	—	(293)
Goodwill impairment	(21,595)	—	—	(48,217)	—	(69,812)
Balance as of December 31, 2008	$—	$—	$2,422	$—	$—	$2,422

Other intangible assets, are as follows as of December 31 (in thousands):

	2008		2007
	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Other intangible assets:
Customer lists	$18,412	$(15,018)	$24,254	$(14,437)
Other	22,728	(22,253)	23,126	(21,862)
Total	$41,140	$(37,271)	$47,380	$(36,299)

The weighted average remaining amortization periods for customer lists is 4.5 and 5.3 years for 2008 and 2007, respectively.  The weighted average remaining amortization periods for other intangibles is 0.6 and 0.6 years for 2008 and 2007, respectively.

The estimated amortization for each of the next five years on the other intangible assets included above is as follows (in thousands):

Year Ending December 31
2009	$664
2010	588
2011	566
2012	412
2013	409

Amortization expense for other intangible assets was approximately $1.6 million, $2.5 million, and $2.6 million, for the years ended December 31, 2008, 2007 and 2006, respectively.

6.  Long-Term Debt

Long-term debt as of December 31, consists of the following (in thousands):

	2008	2007
Credit Facilities:
Revolver, variable interest, 5.9% and 8.1% as of December 31, 2008 and 2007	$173,579	$118,579
Senior secured discount notes at 11.35% (formerly 11⅛%) (2004 Notes)	7,843	7,825
Senior secured notes, interest at 11⅛% (2003 Notes)	250,000	250,000

Senior secured notes, interest at 11.85% (formerly 11⅝%) (Amended 2004 Notes)	380,671	339,276
Senior subordinated notes, interest at 18.0% (2007 Notes)	24,000	24,000
Obligations under capital leases	21,788	12,887

Total	857,881	752,567
Less current portion	(857,881)	(1,102)

Long-term portion	$—	$751,465

On February 11, 2009, the Company and certain of its subsidiaries (collectively, the “Debtors”), filed Chapter 11 Petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and certain of the Company’s Canadian subsidiaries filed an application commencing the CCAA Proceedings.  The filing of the Chapter 11 Petition and the Canadian Petition constituted an event of default under the Company’s debt obligations, and those debt obligations became automatically and immediately due and payable, although any actions to enforce such payment obligations are stayed as a result of the filing of the Chapter 11 Petition and the Canadian Petition.  As a result, the Company’s outstanding debt is classified as current in the accompanying consolidated balance sheet as of December 31, 2008.  (See Note 18).

Current Credit Facilities

On July 18, 2006, the Company and/or certain of its subsidiaries entered into (i) a Working Capital Credit Agreement, among the Company, certain of its subsidiaries, the lenders party thereto, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager (the “Working Capital Credit Agreement”), and (ii) a Fixed Asset Credit Agreement, among Pliant Corporation Pty Ltd., Pliant Corporation of Canada Ltd., Pliant Film Products GmbH and Aspen Industrial, S.A. de C.V., as borrowers, the lenders party thereto, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager (the “Fixed Asset Credit Agreement”, and together with the Working Capital Credit Agreement, the “Revolving Credit Facilities”).  The Revolving Credit Facilities provide up to $200 million of total commitments, subject to the previously disclosed borrowing base.  The Working Capital Credit Agreement includes a $20 million letter of credit sub-facility, with letters of credit reducing availability thereunder, and each of the Revolving Credit Facilities includes sub-limits for loans to certain of the foreign subsidiaries of the Company which are borrowers under the Revolving Credit Facilities.

The Revolving Credit Facilities will mature on the earlier of (a) July 18, 2011 or (b) one month prior to the respective maturity dates of the Company’s senior notes if these senior notes have not been refinanced in full:  May 15, 2009 with respect to the Company’s 2004 Notes and Amended 2004 Notes, and August 15, 2009 with respect to the Company’s 2003 Notes.  The interest rates for all loans other than those made to the Company’s German subsidiary range from, in the case of alternate base rate loans, the alternate base rate (either prime rate or .50% over the Federal Funds Rate) plus 1.75% to the alternate base rate plus 2.00% and, in the case of Eurodollar loans, LIBOR plus 2.75% to LIBOR plus 3.00%, in each case depending on the amount of available credit.  The interest rates for loans made in connection with the loans to the Company’s German subsidiary are, in the case of alternate base rate loans, the alternate base rate plus 5.00% and, in the case of Eurodollar loans, LIBOR plus 6.00%.  The commitment fee for the unused portion of the Revolving Credit Facilities is 0.375% per annum.

The Revolving Credit Facilities contain covenants that will limit the ability of Pliant and its subsidiaries, subject to certain exceptions, to, among other things, incur or guarantee additional indebtedness, issue preferred stock or become liable in respect of any obligation to purchase or redeem stock, create liens, merge or consolidate with other companies, change lines of business, make certain types of investments, sell assets, enter into certain sale and lease-back and swap transactions, pay dividends on or repurchase stock, make distributions with respect to certain debt obligations, enter into transactions with affiliates, restrict dividends or other payments from the Company’s subsidiaries, modify corporate and certain material debt documents, cancel certain debt, or change its fiscal year or accounting policies.  The Revolving Credit Facilities also require the Company to comply with a fixed charge coverage ratio of 1.00 to 1.00 for the first year of the facility and of 1.10 to 1.00 thereafter; provided, that such coverage ratio shall only apply during periods in which the amount of availability is and remains less than $20 million for a specified number of days.  Once the amount of availability increases and remains above $20 million for a specified number of days, such coverage ratio becomes inapplicable.  In addition, the amount of availability under the Revolving Credit Facilities must not be less than $10 million at any time.  The loans will automatically become immediately due and payable without notice upon the occurrence of an event of default involving insolvency or bankruptcy of the Company or any of its subsidiaries.  Upon the occurrence and during the continuation of any other event of default under the Revolving Credit Facilities, by notice given to the Company, the administrative agent of the Revolving Credit Facilities may, and if directed by the Required Lenders (as defined in the Revolving Credit Facilities) must, terminate the commitments and/or declare all outstanding loans to be immediately due and payable.

The Working Capital Credit Agreement is secured by a first-priority security interest in substantially all our inventory, receivables and deposit accounts, capital stock of, or other equity interests in, our existing and future domestic subsidiaries and first-tier foreign subsidiaries, investment property and certain other assets of the Company and its subsidiaries and a second-priority security interest in fixed assets of the Company and its subsidiaries party to the Working Capital Credit Agreement.  The Fixed Asset Credit Agreement is secured by a first-priority security interest in the fixed assets of certain foreign subsidiaries of the Company and a second-priority security interest in capital stock of the fixed asset borrowers and their subsidiaries.

As of December 31, 2008, the Company had borrowings of $173.6 million under the Revolving Credit Facilities, along with $28.5 million in cash and cash equivalents, of which $3.6 million is a compensating balance associated with our Canadian operations’ borrowings.

2007 Notes

On June 14, 2007, the Company entered into the 2007 Note Indenture among the Company and Pliant Corporation International, Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Pliant Solutions Corporation, Uniplast Holdings, Inc., Uniplast U.S., Inc. and Uniplast Industries Co., as guarantors (collectively, the “2007 Note Guarantors”), and the Bank of New York Trust Company, N.A., as trustee (the “2007 Note Trustee”) with respect to the issuance on such date of the Company’s 18% Senior Subordinated Notes due 2012 (the “2007 Notes”) in an aggregate principal amount of $24 million (the “2007 Notes Indenture”).  The 2007 Note Indenture provides that interest will accrue on the 2007 Notes from the date of issuance at the rate of 18% per annum until maturity on July 15, 2012 and will be payable semi-annually on each January 15 and July 15, commencing July 15, 2007, to holders of record of the 2007 Notes on the immediately preceding January 1 or July 1.  Pursuant to the 2007 Note Indenture, the Company may redeem the 2007 Notes in whole or in part at the applicable redemption price, which in each of the first four years is equal to a de-escalating premium over par, plus accrued and unpaid interest to the redemption date, as set forth in the 2007 Notes.  The 2007 Note Indenture provides the holders of the 2007 Notes with the right to require the Company to repurchase the 2007 Notes at a repurchase price equal to the then applicable redemption price plus accrued and unpaid interest upon a change of control of the Company (as defined in the 2007 Note Indenture).  The 2007 Note Indenture does not provide for a sinking fund with respect to the 2007 Notes.  The 2007 Notes Indenture contains customary provisions that may result in an event of default, after notice and expiration of a cure period in certain circumstances, and acceleration of the indebtedness thereunder, including failure to timely pay principal and interest on the 2007 Notes or comply with the covenants set forth in the 2007 Note Indenture.

The 2007 Note Indenture contains various covenants including, among other things, covenants limiting the incurrence of indebtedness and restricting certain payments, limiting restrictions on the ability of subsidiaries to make distributions to the Company, limiting sales of assets and subsidiary stock and the entry into affiliate transactions, as well as provisions governing merger and change of control transactions.  The Company may be required under certain circumstances to offer to repurchase 2007 Notes with the proceeds of certain asset sales.  Upon a change of control transaction, holders of 2007 Notes may require the Company (subject to certain exceptions) to repurchase 2007 Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest.  In addition, upon the occurrence and during the continuation of any other event of default under the 2007 Note Indenture, by notice given to the Company, the 2007 Note Trustee or holders of at least 25% in principal amount of the 2007 Notes may declare the principal of and accrued and unpaid interest on all the 2007 Notes to be immediately due and payable.

2006 Notes

In connection with the Plan, on July 18, 2006, the Company entered into the 2006 Notes Indenture with respect to the issuance on such date of the Company’s 13% Senior Subordinated Notes due 2010 (the “2006 Notes”) in an aggregate principal amount of $34.97 million.  Pursuant to SFAS 15, Accounting for Debtors and Creditors for Trouble Debt Restructuring, on July 18, 2006 the 2006 Notes were recorded at aggregate principal plus interest to maturity of $20.1 million or a total of $55.1 million.  On July 16, 2007 the entire $39.6 million aggregate principal amount of 2006 Notes then outstanding were redeemed in accordance with the 2006 Note Indenture, for an aggregate redemption price of $20 million plus accrued interest thereon from July 18, 2006 in the amount of $2.6 million and the difference between this of $22.6 million and $55.1 million, or $32.5 million, was recognized as a gain on extinguishment of debt.

Amended 2004 Notes

As of December 31, 2008, the Company had $380.7 million aggregate principal amount of 11.85% (formerly 11 5/8%) Senior Secured Notes due 2009 (the “Amended 2004 Notes”) outstanding.  The Amended 2004 Notes accrued payment-in-kind interest at the rate of 11 5/8  % from the date of issuance until July 18, 2006, on which date the interest rate was increased by .225% to 11.85% in accordance with the Plan.  Such incremental interest rate increase of .225% also accrues as payment-in-kind interest.  The Amended 2004 Notes mature on June 15, 2009 and interest is payable semi-annually on each June 15 and December 15.

The Amended 2004 Notes are secured on a first-priority basis by a security interest in our real property, fixtures, equipment, intellectual property and other assets other than the second-priority collateral and on a second-priority basis by a security interest in substantially all our inventory, receivables and deposit accounts, 100% of the capital stock of or other equity interests in existing and future domestic subsidiaries and foreign subsidiaries that are note guarantors, 65% of the capital stock of or other equity interests in existing and future first-tier foreign subsidiaries that are not note guarantors, investment property and certain other assets of the Company and the note guarantors.  The Amended 2004 Notes are guaranteed by the Company’s existing and future domestic restricted subsidiaries and certain foreign subsidiaries.

On or after December 15, 2007, the Company may redeem some or all of the Amended 2004 Notes at the following redemption prices (expressed as percentages of the sum of the principal amount plus accrued and unpaid interest); 102.906% if redeemed on or after December 15, 2008 and prior to June 15, 2009; and 100.000% if redeemed on June 15, 2009.

2004 Notes

As of December 31, 2008, the Company had $7.8 million of 11.35% (formerly 11 1/8%) Senior Secured Discount Notes due 2009 (the “2004 Notes”) outstanding.  The 2004 Notes accreted at the rate of 11⅛% from the date of issuance until July 18, 2006, on which date the interest rate was increased by .225% to 11.35% in accordance with the Plan.  The 2004 Notes accreted at the rate of 11.35% until December 15, 2006 to an aggregate principal amount of $1,000.88 per $1,000 stated principal amount.  Commencing on December 15, 2006, interest on the 2004 Notes began accruing at the rate of 11.35% with such incremental interest rate increase of .225% accruing as payment-in-kind interest and the remaining 11⅛ % payable in cash semiannually on June 15 and December 15, commencing on June 15, 2007.  The 2004 Notes mature on June 15, 2009.

The 2004 Notes are secured by a first-priority security interest in the first-priority note collateral and a second-priority security interest in the second-priority note collateral.  The 2004 Notes are guaranteed by the Company’s existing and future domestic restricted subsidiaries and certain foreign subsidiaries.

On or after June 15, 2007, the Company may redeem some or all of the 2004 Notes at the following redemption prices (expressed as percentages of the sum of the principal amount plus accrued and unpaid interest):  102.781% if redeemed on or after June 15, 2008 and prior to June 15, 2009; and 100.00% if redeemed on June 15, 2009.

2003 Notes

As of December 31, 2008, the Company had $250 million of 11⅛% Senior Secured Notes due 2009 (the “2003 Notes”) outstanding.  The 2003 Notes accrued interest from the date of issuance through September 30, 2006 at the rate of 11⅛% and will continue to accrue interest at such rate through the date of maturity.  The 2003 Notes mature on September 1, 2009 and interest is payable in cash semiannually on each March 1 and September 1.  On July 18, 2006, in accordance with the Plan, the Company paid to the trustee with respect to the 2003 Notes, for further distribution to the holders thereof, an aggregate cash payment of $18.5 million, $14.5 million of which represented the interest payment due on March 1, 2006 plus interest on such unpaid interest and the balance of which was a $4 million consent fee.

The 2003 Notes rank equally with the Company’s existing and future senior debt and rank senior to its existing and future subordinated indebtedness, including the 2006 Notes.  The 2003 Notes are secured by a second priority security interest in both the first priority note collateral and the second priority note collateral.  The 2003 Notes are guaranteed by some of the Company’s subsidiaries.

On or after June 1, 2007, the Company may redeem some or all of the 2003 Notes at the following redemption prices (expressed as a percentage of the sum of the principal amount plus accrued and unpaid interest):  102.781% if redeemed on or after June 1, 2008 and prior to June 1, 2009; and 100% if redeemed on or after June 1, 2009.

Interest Expense

Interest expense—current and long-term debt in the statement of operations for 2008, 2007 and 2006 are as follows (in thousands):

	2008	2007	2006
Interest expense accrued, net	$86,333	$81,401	$75,044
Recurring amortization of financing fees	7,290	5,839	4,613
TOTAL	$93,623	$87,240	$79,657
Cash interest payments	$45,546	$41,464	$41,748

The Company capitalized interest on capital projects of $1.2 million, $1.2 million and $0.9 million in 2008, 2007 and 2006, respectively.  Interest expense accrued, net for 2006 includes interest for the two days prior to the bankruptcy filing for our 2000/2002 Notes as these notes were impaired for bankruptcy proceedings, plus interest on the December 1, 2005 unpaid interest payment through January 2, 2006.

7.  Leases

Capital Leases.  The Company has acquired certain land, building, machinery and equipment under capital lease arrangements that expire at various dates through 2022.  At December 31, the gross amounts of plant and equipment and related accumulated depreciation recorded under capital leases were as follows (in thousands):

	2008	2007
Land and building	$7,551	$8,424
Machinery and equipment	25,230	13,115
Total assets held under capital leases	32,781	21,539
Less: accumulated depreciation	(9,247)	(5,258)
	$23,534	$16,281

In July 2008, the Company refinanced production equipment for $12.1 million in its Macedon, New York facility in its Printed Products segment.

In March 2007, the Company recorded a capital lease of $2 million for a warehouse facility adjacent to its production facility in Chippewa Falls, Wisconsin in its Engineered Films segment.

In June 2007, the Company recorded a capital lease of $2.4 million on its production facility in Bloomington, Indiana in its Engineered Films segment.

Amortization expense associated with capital leases is included in depreciation expense.

Operating Leases.  The Company has non-cancelable operating leases, primarily for vehicles, equipment, warehouse, and office space that expire through 2015, as well as month-to-month leases.  The total expense recorded under all operating lease agreements in the accompanying consolidated statements of operations is approximately $4.3 million, $6.7 million, and $10.6 million, for the years ended December 31, 2008, 2007 and 2006, respectively.  Future minimum lease payments under operating leases and the present value of future minimum capital lease payments (with interest rates between 8.9% and 37%) as of December 31, 2008 are as follows (in thousands):

Year Ending December 31	Operating Leases	Capital Leases
2009	$4,786	$3,125
2010	3,426	3,152
2011	2,771	2,994
2012	2,391	1,941
2013	1,992	1,918
Thereafter	225	8,452
Total minimum lease payments	$15,591	$21,582
Amounts representing interest		(10,770)
Present value of net minimum capital lease payments		$10,812

8.  Income Taxes

The components of income (loss) from continuing operations before income taxes for the years ended December 31 are as follows (in thousands):

	2008	2007	2006
United States	$(192,493)	$(13,090)	$186,530
Foreign	(5,238)	(2,053)	(1,444)
Total	$(197,731)	$(15,143)	$185,086

The following is a summary of domestic and foreign provisions for current and deferred income taxes and a reconciliation of the U.S. statutory income tax rate to the effective income tax rate.

The provisions (benefits) for income taxes for the years ended December 31, are as follows (in thousands):

	2008	2007	2006
Current:
Federal	$—	$—	$—
State	288	259	79
Foreign	992	1,250	2,273

Total current	1,280	1,509	2,352
Deferred:
Federal	21,614	(2,175)	(2,467)
State	793	(1,101)	945
Foreign	(4,224)	(1,892)	(821)
Total deferred	18,183	(5,168)	(2,343)
Total income tax expense (benefit)	$19,463	$(3,659)	$9

The effective income tax rate reconciliations for the years ended December 31, are as follows (in thousands):

	2008	2007	2006
Income (loss) from continuing operations before income taxes	$(197,731)	$(15,143)	$185,086
Expected income tax provision (benefit) at U.S. statutory rate of 35%	(69,206)	(5,300)	64,780
Increase (decrease) resulting from:
Cancellation of debt income	—	(11,378)	(137,783)
Loss of NOL carry forward on cancellation of debt income	—	1,216	61,848
Financial reorganization expenses	828	329	22,322
Goodwill	21,102	—	38,157
Accrued dividends on preferred stock	—	—	95
State taxes	(1,313)	(3,744)	7,451
Change in valuation allowances	69,723	20,704	(64,303)
Foreign rate difference	(549)	(1,498)	532
Interest on 2006 notes	—	(491)	—
Loss on dissolution of subsidiary	—	(4,911)	—
Other, net	(1,122)	1,414	6,910
Total income tax expense	$19,463	$(3,659)	$9
Effective income tax rate	9.8%	24.2%	0.0%

Components of net deferred income tax assets and liabilities as of December 31, are as follows (in thousands):

	2008	2007
Deferred income tax assets:
Net operating loss carry forwards	$129,804	$99,364
AMT and foreign tax credit carry forwards	4,713	4,713
Accrued pension costs	7,686	3,002
Accrued employee benefits	5,768	6,078
Accrued plant closing costs	1,772	426
Allowance for doubtful trade accounts receivable	1,038	955
Inventory related costs	1,137	779
Deferred tax asset related to FIN48	2,247	2,636
Other	1,041	961
	155,206	118,914
Valuation Allowance	(132,809)	(56,702)
Total deferred income tax assets	22,397	62,212
Deferred income tax liabilities:
Tax depreciation in excess of book depreciation	(46,140)	(60,393)
Amortization of intangibles	825	(6,322)
Other	(5,010)	(4,515)
Total deferred income tax liabilities	(50,325)	(71,230)
Net deferred income tax liability	$(27,928)	$(9,018)
As reported on consolidated balance sheets:
Net current deferred income tax asset	$10,705	$9,145
Net non-current deferred income tax liability	(38,633)	(18,163)
Net deferred income tax liability	$(27,928)	$(9,018)

In 2007, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes” which clarifies the application of FAS 109 by prescribing the minimum threshold a tax position must meet before being recognized in the financial statements.  Under FIN 48, the financial statement effect of a tax position is initially recognized when it is more likely than not the position will be sustained upon examination.  A tax position that meets the “more likely than not” recognition threshold is initially and subsequently measured as the largest amount of benefit, determined on a cumulative probability basis, that is more likely than not to be realized upon ultimate settlement with the taxing authority.

A reconciliation of the total of unrecognized tax benefits at the beginning and end of the year is as follows:

(DOLLARS IN THOUSANDS)	2008	2007
Balance of unrecognized benefits at Beginning of Year	$2,763	$2,163
Gross amount of increases in unrecognized tax benefits as a result of positions taken during the current year	178	373
The amounts of decreases in unrecognized benefits relating to settlements with taxing authorities	(584)	227
Reduction in unrecognized tax benefits due to the lapse of applicable statute of limitation	—	—
The amount of change in unrecognized tax benefits due to exchange rate variation	(555)	—
Balance of unrecognized tax benefits at End of Year	$1,802	$2,763

All of our unrecognized tax benefits at December 31, 2008 would affect the effective tax rate if recognized.  The tax years 2005-2008 remain open to examination by major United States taxing jurisdictions to which we are subject.  In addition, for all tax years prior to 2005 generating an NOL, tax authorities can adjust the amount of the NOL to the extent it is utilized or reported in an open year.

Also as a result of FIN 48 we recognized a deferred tax asset of approximately $2.2 million.  Due to uncertainty regarding realization a valuation allowance of approximately $2.2 million has been recorded to deferred tax asset related of FIN 48.

We recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense.  At December 31, 2008, we had accrued approximately $0.6 million of interest and $0.3 million of penalties related to certain tax positions, respectively.

The net operating loss carry forwards for federal tax purposes are approximately $315.3 million.  These losses expire in 2021 through 2028.  Due to uncertainty regarding realization, valuation allowances of approximately $98.6 million and $29.4 million in 2008 and 2007 respectively have been recorded to offset the deferred tax asset related to the federal net operating losses.

The net operating loss carry forward for state tax purposes are approximately $13.7 million.  These losses expire in 2010 through 2028.  Due to uncertainty regarding realization, a valuation allowance of approximately $10.2 million ($6.6 million, net of federal income tax) in 2008 has been recorded to offset the deferred tax asset related to the net operating losses.

As a result of a Section 382 ownership change in December 2008, certain federal and state net operating losses are permanently limited for future use.  A full valuation has been recorded for those net operating losses that are permanently limited.  These permanently limited net operating losses may be used to offset cancellation of debt income that may arise out of subsequent bankruptcy proceedings.

The net operating loss carry forwards for Canadian tax purposes are approximately $0.8 million.  These losses expire in 2028.  Due to uncertainty regarding realization, a valuation allowance of approximately $0.1 million has been recorded to offset the deferred tax asset related to the net operating loss in Canada.

The alternative minimum tax credit carry forwards for federal tax purposes are approximately $1.2 million.  These credits do not expire but are limited to the extent that the regular tax liability for a future year exceeds the tentative minimum tax for the year.  Due to uncertainty regarding realization, a valuation allowance of approximately $1.2 million has been recorded to offset the deferred tax asset related to the alternative minimum tax credit.

The charitable contributions deduction carry forwards for federal and state tax purposes are approximately $0.5.  Due to uncertainty regarding realization, a valuation allowance of approximately $0.2 has been recorded to offset the deferred tax asset related to the charitable contributions deductions.

U.S. pension expenses of approximately $25.2 million net of deferred tax assets of approximately $9.8 million have been charged to Other Comprehensive Income.  Due to uncertainty regarding realization of the deferred tax assets, a valuation allowance of approximately $9.8 million has been recorded to Other Comprehensive Income to offset the deferred tax asset.

The net operating loss carry forwards for Mexican tax purposes are approximately $34.9 million.  These losses expire in 2012 through 2018.  Due to uncertainty regarding realization, a valuation allowance of approximately $10.0 million has been recorded to offset the deferred tax asset related to the net operating losses in Mexico.

Pliant Mexico incurred Asset Taxes of approximately $0.5 million in 2007 that have been recorded as prepaid taxes since they may be refunded due to constitutional challenges or applied against future income tax liabilities.  Due to uncertainty regarding realization, a valuation allowance of approximately $0.5 million has been recorded to offset the prepayments.

The foreign tax credit carry forwards for federal tax purposes are approximately $3.6 million expiring in 2010 through 2011.  Due to uncertainty regarding realization, valuation allowances of approximately $3.6 million for 2008 and 2007 has been recorded to offset the deferred tax asset related to the foreign tax credits.

Undistributed earnings of foreign subsidiaries amounted to approximately $28.7 million as of December 31, 2008.  Approximately $16.9 million is considered to be permanently invested and $11.8 million may be distributed in future years.  Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes, subject to an adjustment for foreign tax credits, and withholding taxes payable to foreign countries.  Determination of the amount of unrecognized deferred U.S. income tax liability, related to the amount considered permanently invested, is not practicable because of the complexities associated with the calculation.

9.  Employee Benefit Plans

Defined Contribution Plan.  The Company sponsors a salary deferral plan covering substantially all of its non-union domestic employees.  Plan participants may elect to make voluntary contributions to this plan up to 15% of their compensation.  The Company matches employee contributions up to 3% of the participants’ compensation.  The Company expensed approximately $2.6 million, $2.4 million and $2.4 million as its contribution to this plan for the years ended December 31, 2008, 2007 and 2006, respectively.  In addition, the Company sponsors salary deferral plans for its Canadian employees consistent with local practices and regulations.  The Company expensed $0.1 million in 2008 and $0.2 million in 2007 and $0.1 million in 2006 as its contributions to these plans.

Defined Benefit Plans.  The Company sponsors three noncontributory defined benefit pension plans (the “United States Plans”) covering domestic employees with 1,000 or more hours of service.  The Company funds its plans in amounts to fulfill the minimum funding requirements of the Employee Retirement Income Security Act of 1974.  Contributions are intended to not only provide for benefits attributed to service to date but also for those expected to be earned in the future.  In the second quarter of 2004, the Company redesigned its retirement programs which led to the curtailment and “freeze” of the pension plan for U.S. salaried employees effective June 30, 2004.  The Company also sponsors two defined benefit plans in Canada (“Canadian Plans”) and one defined benefit plan in Germany (the “Germany Plan”).

Total net periodic benefit cost for the years ended December 31, 2008, 2007 and 2006 includes the following components (in thousands):

	2008	2007	2006
United States Plans
Service cost-benefits earned during the period	$244	$402	$445
Interest cost on projected benefit obligation	5,231	5,131	5,050
Expected return on assets	(6,653)	(6,271)	(5,397)
Curtailment loss	507	28	53
Other	128	133	269
Net periodic benefit cost	$(543)	$(577)	$420
Canadian Plans
Service cost-benefits earned during the period	$145	$284
Interest cost on projected benefit obligation	314	310
Expected return on assets	$(438)	$(412)
Special termination benefits	199	—
Curtailment gain	(329)	—
Net periodic benefit cost	$(109)	$182
Germany Plan
Service cost-benefits earned during the period	$167	$178	$158
Interest cost on projected benefit obligation	193	157	129
Actuarial loss	(285)	10	6
Net periodic benefit cost	$75	$345	$293
Employer Contributions
2009 Expected to plan trusts			$2,781

Expected Benefit Payments
2009	$6,473
2010	3,879
2011	4,082
2012	4,362
2013	4,678
2014-2018	27,853

	2008	2007	2006
Weighted-Average Assumptions Used to Determine Net Periodic Benefit Cost
Discount rate:
U.S. Plans	6.29%	6.00%	6.00%
Canadian Plans	5.20%	5.00%
Germany Plan	6.25%	5.25%	4.50%
Expected rate of return on plan assets:
U.S. Plans	9.00%	9.00%	9.00%
Canadian Plans	6.50%	6.50%
Rate of compensation increase (non-union plans):
U.S. Plans	—	4.00%	4.00%
Canadian Plans	—	3.50%
Germany Plan	3.00%	1.75%	1.75%

Expected Rate of Return Assumption

The rate of investment return assumption was developed through analysis of historical market returns, current market conditions, and the fund’s past experience.  Estimates of future market returns by asset category are lower than actual long-term historical returns in order to generate a conservative forecast.

Investment Strategy

The Company’s investment portfolio contains a diversified blend of equity and debt securities.  Furthermore, equity investments are diversified across domestic and international stocks as well as large and small capitalizations.  Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews.  The target allocation of equity securities is 58% of the plan assets.  The target allocation of debt and other securities is 42% of the plan assets.  As of December 31, 2008 and 2007, the actual allocations of plan assets are as follows:

	2008	2007
Equity Securities	46%	48%
Debt Securities	45%	45%
Other	9%	7%
	100%	100%

Measurement date

Pliant uses a measurement date of December 31 for its pension plans.  The following tables set forth the funded status of the United States Plans, the Canadian Plans, and the Germany Plan as of December 31, 2008 and 2007 and the amounts recognized in the consolidated balance sheets at those dates (in thousands):

United States Plans:

	2008	2007
Change in benefit obligation:
Obligation at January 1	$85,074	$86,806
Service cost	244	402
Interest cost	5,230	5,131
Curtailments	—	—
Actuarial gain	(3,826)	(4,034)
Benefits paid	(3,454)	(3,264)
Plan Amendment	—	33
Obligation at December 31	$83,268	$85,074
Change in plan assets:
Fair value of assets at January 1	$73,704	$67,487
Actual return on plan assets	(13,822)	3,334
Employer contributions	3,317	6,147
Benefit payments	(3,454)	(3,264)
Fair value of plan assets at December 31	$59,745	$73,704
Underfunded status at December 31	$23,523	$11,370

Amounts recognized in the balance sheet consist of (in thousands):

	2008	2007
Other liabilities	$23,523	$11,370
Accumulated other comprehensive income, net of taxes of $0 and $0	(24,917)	(8,479)

The projected benefit obligation, accumulated benefit obligation, and fair value of assets for plans with an accumulated benefit obligation in excess of plan assets were as follows (in thousands):

	2008	2007
Projected benefit obligation	$83,268	$85,074
Accumulated benefit obligation	83,268	85,074
Fair value of Assets	59,745	73,704
Weighted-Average Assumptions Used to Determine Benefit Obligations as of December 31
Discount rate	6.53%	6.29%
Rate of Compensation increase	—%	4.00%

Canadian Plans:

	2008	2007
Change in benefit obligation:
Obligation at January 1	$6,633	$5,492
Service cost	145	284
Interest cost	314	310
Plan participants’ contributions	—	22
Actuarial (gain) loss	(1,045)	(176)
Benefits paid	(199)	(264)
Special termination benefits	199	—

Curtailments	(376)	—
Changes due to exchange rate	(1,095)	965
Obligation at December 31	$4,576	$6,633
Change in plan assets:
Fair value of assets at January 1	$6,993	$5,657
Actual return on plan assets	(1,350)	93
Employer contributions	601	482
Plan participants’ contributions	—	22
Benefit payments	(199)	(264)
Changes due to exchange rate	(1,162)	1,003
Fair value of plan assets at December 31	$4,883	$6,993
Overfunded status at December 31	$307	$360

Amounts recognized in the balance sheet consist of (in thousands):

	2008	2007
Other assets	$586	$1,008
Other liabilities	(280)	728
Accumulated other comprehensive income	(125)	(153)

The projected benefit obligation, accumulated benefit obligation, and fair value of assets for plans with an accumulated benefit obligation in excess of plan assets were as follows (in thousands):

	2008	2007
Projected benefit obligation	$2,744	$4,157
Fair value of Assets	2,465	3,429
Weighted-Average Assumptions Used to Determine Benefit Obligations as of December 31
Discount rate	6.50%	5.20%
Rate of Compensation increase	3.50%	3.50%

Germany Plan:

	2008	2007
Change in benefit obligation:
Obligation at January 1	$3,676	$3,366
Service cost	167	178
Interest cost	193	157
Benefits paid	(67)	(54)
Actuarial (gain)/loss	(285)	(346)
Change due to exchange rate	(347)	375
Obligation at December 31	$3,337	$3,676
Fair value of plan assets at December 31	$—	$—
Underfunded status at December 31	$3,337	$3,676

Amounts recognized in the balance sheet consist of (in thousands):

	2008	2007
Other liabilities	$3,337	$3,676
Accumulated other comprehensive income	113	(195)

	2008	2007
Weighted-Average Assumptions Used to Determine Benefit Obligations as of December 31
Discount rate	6.25%	5.25%
Rate of Compensation increase	3.00%	1.75%

The cash surrender value of life insurance policies for Germany Plan participants included in other assets in the consolidated balance sheets is approximately $1.3 and $1.1 million as of December 31, 2008 and 2007, respectively.

Other Foreign Plans.  Employees in Australia and Mexico are covered by various post employment arrangements consistent with local practices and regulations.  Such obligations are not significant and are included in the consolidated financial statements in other liabilities.

Other Domestic Plans.  As part of the acquisition of Blessings Corporation in 1998, the Company assumed two supplemental retirement plans covering certain former employees of Blessings Corporation.  The liability for these plans at December 31, 2008 and 2007 was approximately $1.7 million and $1.8 million, respectively, of which $0.2 million is in current liabilities at December 31, 2008 and 2007, and $1.5 million and $1.6 million in other liabilities at December 31, 2008 and 2007, respectively.  This liability was frozen at the time of the acquisition.  The amount of unrecognized actuarial losses for these plans included in accumulated other comprehensive income at December 31, 2008 and 2007 was $0.3 million and $0.3 million, respectively.

Accumulated Other Comprehensive Income.  The following summarizes the changes in net unrecognized pension benefit costs included in accumulated other comprehensive income as of December 31, 2008 and 2007.

	2008	2007
Change in unrecognized pension benefit costs:
Net unrecognized actuarial losses at January 1	$(8,589)	$(9,361)
Actuarial gains (losses) in current period	(16,793)	728
Amortization of net actuarial losses	74	89
Changes due to exchange rates	113	(45)
Net unrecognized actuarial losses at December 31	(25,195)	(8,589)
Net unrecognized prior service cost at January 1	(571)	(365)
Prior service cost in current period	—	(298)
Amortization of prior service costs	64	64
Curtailment effects	507	28
Net unrecognized prior service cost at December 31	—	(571)
Net unrecognized pension benefit costs	$(25,195)	$(9,160)

The actuarial loss included in accumulated other comprehensive income and expected to be recognized in net periodic pension cost during 2009 is $0.6 million.

10.  Redeemable Stock

Among the transactions effected pursuant to the Plan, as of July 18, 2006 the Company (i) extinguished its Series B Redeemable Preferred Stock, no par value (“Series B Preferred Stock”), (ii) issued 335,592 shares of Series AA Redeemable Preferred Stock, par value $.01 per share (“Series AA Preferred Stock”) and 100,003 shares of Common Stock, par value $.01 per share (“Common Stock”) and (iii) entered into a Stockholders Agreement dated July 18, 2006 (the “Stockholders’ Agreement”) with respect to the Common Stock and a Registration Rights Agreement dated July 18, 2006 (the “Registration Rights Agreement”) with respect to the Series AA Preferred Stock.  In addition, on July 18, 2006, the Company’s Deferred Cash Incentive Plan (the “Cash Plan”) and 2006 Restricted Stock Incentive Plan (the “Stock Plan”) became effective.

The Stockholders’ Agreement provides for certain restrictions on transfer of the Common Stock and requires that all transferees of Common Stock become a party to the Stockholders’ Agreement.  The Stockholders’ Agreement also grants to certain holders of Common Stock the right to purchase their pro rata share of any new equity securities issued by the Company, subject to exceptions for acquisitions, management equity and certain other transactions.  The Stockholders’ Agreement also contains “drag-along rights” that require all holders of Common Stock to participate in and vote in favor of certain sales of the Company approved by the Board of Directors and certain holders of Common Stock.

Common Stock.  In connection with the Plan, on July 18, 2006, the Company issued 100,003 shares of Common Stock.

Series AA Preferred Stock.  In connection with the Plan, on July 18, 2006, the Company issued approximately 335,600 shares of Series AA Preferred Stock.  Except for certain circumstances which require their consent, the holders of Series AA Preferred Stock do not have voting rights, but do have the right to elect 2 out of the 7 members of the Company’s Board of Directors.

Holders of shares of the Series AA Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, dividends at the rate of 13% per year on the Stated Value (as hereinafter defined) of each share of Series AA Preferred Stock.  Dividends on the Series AA Preferred Stock are cumulative from the date of issue, accrue, whether or not they have been declared, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year.  The “Stated Value” of each share of Series AA Preferred Stock is equal to $1,000 per share plus accumulated and unpaid dividends for quarterly periods ending on or prior to the date of determination minus any distributions (other than dividends not otherwise added to the Stated Value) made with respect to such Series AA Preferred Stock.

The Company may not declare, pay or set aside for payment any dividends on the Common Stock unless it has paid or declared and set aside for payment full cumulative dividends on the shares of Series AA Preferred Stock.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Series AA Preferred Stock will be entitled to a liquidation preference over the holders of Common Stock equal to the Stated Value of each share of Series AA Preferred Stock plus accrued and unpaid dividends thereon.  The Series AA Preferred Stock is redeemable at the option of the Company at any time, in whole or in part, at an amount equal to the Stated Value thereof plus accrued and unpaid dividends thereon.  The Series AA Preferred Stock is convertible into the Company’s other equity securities.  If the Series AA Preferred Stock has not been redeemed or repurchased by July 18, 2011, the holders of at least 40% of the outstanding shares of Series AA Preferred Stock shall have the right to cause all of the outstanding class of Series AA Preferred Stock to be converted into a number of shares of Common Stock equal to 99.9% of the number of fully diluted shares of Common Stock after giving effect to such conversion (excluding shares, if any, of Common Stock issued to stockholders of the other party to a merger qualifying for the “Merger Exception” as defined in our Amended and Restated Certificate of Incorporation).

Series M Preferred Stock.  On February 20, 2007, the Company issued 8,000 shares of Series M Preferred Stock, par value $.01 per share (“Series M Preferred Stock”) to certain employees pursuant to the Company’s Stock Plan.  The Series M Preferred Stock, participates in the enterprise value of the Company upon a “liquidation event” or upon an 80% “redemption” of the shares of Series AA Preferred Stock or upon a public offering, to the extent the proceeds exceed $224.8 million.  A participant’s restricted Series M Preferred Stock vests monthly over a 36 month period beginning with the July 18, 2006 emergence from bankruptcy, or upon a liquidation event, redemption, or public offering; or upon certain terminations of employment within a limited period before an accelerated vesting event.

Upon receiving their awards in February 2007, participants purchased their shares of Series M Preferred Stock for $20 per share.  The shares were issued for an aggregate purchase price of $160,000.  At that time, the fair market value of the shares of Series M Preferred Stock (as determined by an appraisal by an independent appraisal firm), was $103 per share.  Each participant made an election under Section 83(b) of the Internal Revenue Code to pay tax at that time on the $83 difference between those amounts; and the Company paid a bonus of $138 per share (the tax-grossed-up amount of the $83 difference) to each participant to enable the participant to pay such taxes.  If a participant’s employment terminates, his restricted shares that are not vested are forfeited (that is, repurchased by the company for the $20 per share that the participant paid for it).  The Company may repurchase (other than from Mr. Bevis) restricted shares that were vested upon termination.  Repurchase is at fair market value as of the date of termination if the repurchase occurs within 180 days of the termination of employment, otherwise at fair market value as of the date of the repurchase.  Fifty percent of the repurchase price may be paid on a deferred basis in certain circumstances.

Dividends on the Series M Preferred Stock are paid only under certain circumstances, including redemption of shares of Series AA Preferred Stock, described in the Certificate of Incorporation.  If those circumstances exist, dividends are required to be paid on the Series M Preferred Stock regardless of whether full cumulative dividends on the Series AA Preferred Stock have been paid or declared and set aside for payment.

Otherwise, upon a liquidation event or redemption of shares of Series AA Preferred Stock, the Series M Preferred Stock is redeemed for an amount equivalent to the participants’ share of the Stock Plan’s 8% share of the proceeds in excess of the $224.8 million hurdle amount (subject to certain adjustments).  Upon a public offering the Series M Preferred Stock is converted to common stock.

11.  Commitments and Contingencies

Environmental Contingencies.  The Company’s operations are subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters, and the generation, handling, storage, transportation, treatment, and disposal of waste materials, as adopted by various governmental authorities in the jurisdictions in which it operates.  The Company makes every reasonable effort to remain in full compliance with existing governmental laws and regulations concerning the environment.

Litigation.  The Company is involved in ongoing litigation matters from time to time in the ordinary course of its business.  In the Company’s opinion, none of such litigation is material to its financial condition or results of operations.

On February 11, 2009, Pliant and certain of its subsidiaries filed voluntary petitions in the Bankruptcy Code seeking relief under Chapter 11 of the Bankruptcy Code.  The cases are being jointly administered under the caption “In re: Pliant Corporation, et al., Case No. 09-10443”.  Certain of Pliant’s subsidiaries with Canadian operations commenced ancillary proceedings in a Canadian court to recognize the Chapter 11 bankruptcy proceedings as “foreign proceedings.” The Company’s operations in Mexico, Germany, and Australia were not included in the Chapter 11 filing.  As a consequence of the Company’s commencement of these bankruptcy proceedings, substantially all pending claims and litigation against it in the United States and Canada were automatically stayed.

12.  Operating Segments

Operating segments are components of the Company’s business for which separate financial information is available that is evaluated regularly by its chief operating decision maker in deciding how to allocate resources and in assessing performance.  This information is reported on the basis that it is used internally for evaluating segment performance.

The Company has four operating segments; Specialty Films, which manufactures personal care, medical and agricultural films; Printed Products, which produces printed rollstock, bags and sheets used to package food and consumer goods; Industrial Films segment, which manufactures stretch film used to bundle, unitize and protect palletized loads during shipping and storage and PVC films used by supermarkets, delicatessens and restaurants to wrap meat, cheese and produce; Engineered Films segment, which manufactures film for sale to converters of flexible packaging and a variety of barrier and custom films for smaller niche flexible packaging and industrial markets.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies.  Sales and transfers between our segments are eliminated in consolidation.  The Company evaluates the performance of its operating segments based on net sales (excluding intercompany sales) and segment profit.  The segment profit reflects income from continuing operations adjusted for interest expense, income taxes, depreciation, amortization, restructuring and other costs and other non-cash charges (principally the impairment of goodwill, intangible assets and fixed assets).  The Company’s operating segments are managed separately with separate management teams, because each segment has differing products, customer requirements, technology and marketing strategies.

Segment profit and segment assets as of and for the years ended December 31, 2008, 2007 and 2006 are presented in the following table (in thousands).  Certain reclassifications have been made to the prior year amounts to be consistent with the 2008 presentation.

	Specialty Films	Printed Products	Industrial Films	Engineered Films	Corporate/ Other	Total
2008
Net sales to customers	$228,218	$226,212	$331,732	$336,807	$4,680	$1,127,649
Intersegment sales	9,338	9	3,332	27,786	(40,465)	—
Total net sales	237,556	226,221	335,064	364,593	(35,785)	1,127,649
Depreciation and amortization	9,776	10,805	6,935	12,757	4,533	44,806
Interest expense	72	3,229	563	1,679	88,080	93,623
Segment profit (loss)	15,914	12,391	21,307	20,640	(24,296)	45,956
Segment total assets	108,264	128,548	92,317	144,359	58,992	532,480
Capital expenditures	3,615	10,107	1,487	10,245	1,687	27,141
2007
Net sales to customers	$205,693	$211,210	$317,110	$347,152	$15,759	$1,096,924
Intersegment sales	12,176	2,657	12,229	18,715	(45,777)	—
Total net sales	217,869	213,867	329,339	365,867	(30,018)	1,096,924
Depreciation and amortization	10,248	9,637	7,037	13,597	4,384	44,903
Interest expense	84	4,170	719	3,180	79,087	87,240
Segment profit (loss)	23,911	15,832	36,301	46,086	(25,535)	96,595
Segment total assets	145,705	137,680	117,056	218,945	56,593	675,979
Capital expenditures	9,916	7,563	4,418	13,405	8,163	43,465
2006
Net sales to customers	$212,871	$230,953	$321,069	$385,729	$8,373	$1,158,995
Intersegment sales	11,282	3,103	16,485	14,448	(45,318)	—
Total net sales	224,153	234,056	337,554	400,177	(36,945)	1,158,995
Depreciation and amortization	9,306	9,599	6,917	11,196	3,612	40,630
Interest expense	16	5,341	412	1,815	72,344	79,928
Segment profit (loss)	28,145	20,834	31,799	51,482	(28,289)	103,971
Segment total assets	150,483	140,624	107,634	216,845	62,171	677,757
Capital expenditures	13,656	8,475	4,953	7,024	6,413	40,521

A reconciliation of the totals reported for the operating segments to the totals reported in the consolidated financial statements is as follows (in thousands):

	2008	2007	2006
Profit or Loss
Total segment profit	$45,956	$96,595	$103,971
Depreciation and amortization	(44,806)	(44,903)	(40,630)
Impairment of fixed assets	(6,604)	—	(280)
Impairment of goodwill and intangible assets	(75,066)	—	(109,984)
Reorganization costs	(3,358)	(2,154)	(82,369)
Restructuring and other costs	(20,230)	(9,949)	641
Interest expense	(93,623)	(87,240)	(79,928)
Gain on extinguishment of debt	—	32,508	393,665
Income (loss) from continuing operations before income taxes	$(197,731)	$(15,143)	$185,086
Assets
Total assets for reportable segments	$473,488	$619,386
Other unallocated assets	58,992	56,593
Total consolidated assets	$532,480	$675,979

There were no sales to a single customer in 2008, 2007 or 2006 that was more than 10% of consolidated net sales.  Net sales and long-lived assets of our US and foreign operations are as follows:

	2008	2007	2006
Net Sales
United States	$933,582	$897,111	$937,814
Foreign countries(1)	194,067	199,813	221,181
Total	$1,127,649	$1,096,924	$1,158,995
Long-lived assets
United States	240,541	271,263
Foreign countries	29,531	40,493
Total	$270,072	$311,756
Total Assets
United States	443,449	565,794
Foreign countries	89,031	110,185
Total	$532,480	$675,979

(1)	Foreign countries include Australia, Canada, Germany and Mexico, none of which individually represents 10% of consolidated net sales or long-lived assets.

13.  Estimated Fair Value of Financial Instruments

The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  In the case of cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is considered a reasonable estimate of fair value.  The fair value of fixed debt in 2008 and 2007 was obtained from market quotes.  Fair value estimates are made at a specific point in time.  Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, interest rate levels, and other factors.  These estimates are subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined or relied on with any degree of certainty.  Changes in assumptions could significantly affect the estimates.

Below is a summary of the Company’s financial instruments’ carrying amounts and estimated fair values as of December 31, (in thousands):

	2008		2007
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$28,485	$28,485	$7,258	$7,258
Accounts receivable	$114,325	$114,325	$124,336	$124,336
Total financial assets	$142,810	$142,810	$131,594	$131,594
Financial liabilities:
Floating rate debt	$173,579	$173,579	$118,579	$118,579
Fixed rate debt	684,302	221,555	633,988	597,805
Accounts payable	61,688	61,688	93,178	93,178
Total financial liabilities	$919,569	$456,822	$845,745	$809,562

14.  Accumulated Other Comprehensive Income/(Loss)

The components of accumulated other comprehensive income/(loss) as of December 31, were as follows (in thousands):

	2008	2007
Net unrecognized pension benefit costs, net of taxes of $0 and $0	$(25,195)	$(9,160)
Foreign currency translation adjustments	(15,859)	(3,318)
Accumulated other comprehensive income/(loss)	$(41,054)	$(12,478)

15.  Condensed Consolidating Financial Statements

The following condensed consolidating financial statements present, in separate columns, financial information for (i) Pliant (on a parent only basis) with its investment in its subsidiaries recorded under the equity method, (ii) guarantor subsidiaries (as specified in the Indenture dated as of May 30, 2003, as amended (the “2003 Indenture”) relating to the 2003 Notes, the First Supplemental Indenture with respect to the Amended and Restated Indenture relating to the 2004 Notes and the Amended 2004 Notes and the 2007 Notes Indenture relating to the 2007 Notes (the 2003 Indenture, the Amended and Restated Indenture, as amended by the First Supplemental Indenture, and the 2007 Notes Indenture, collectively, the “Indentures”) on a combined basis, with any investments in non-guarantor subsidiaries specified in the Indentures recorded under the equity method, (iii) direct and indirect non-guarantor subsidiaries on a combined basis, (iv) the eliminations necessary to arrive at the information for Pliant and its subsidiaries on a consolidated basis, and (v) Pliant on a consolidated basis, in each case as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006.  The 2003 Notes, the 2004 Notes, the Amended 2004 Notes and the 2007 Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary and each guarantor subsidiary is 100% owned, directly or indirectly, by Pliant, except that the 2003 Notes are not guaranteed by Uniplast Industries Co. and the Amended 2004 Notes are not guaranteed by Pliant Solutions Corporation (“Pliant Solutions”).  Substantially all of the assets of Pliant Solutions were sold on September 30, 2004, the remainder disposed prior to December 31, 2005 and Pliant Solutions dissolved as of December 27, 2007.  There are no contractual restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to Pliant.  The condensed consolidating financial statements are presented herein, rather than separate financial statements for each of the guarantor subsidiaries, because management believes that separate financial statements relating to the guarantor subsidiaries are not material to investors.

Condensed Consolidating Balance Sheet
As of December 31, 2008 (In Thousands)
	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
ASSETS
Current assets:
Cash and cash equivalents	$23,996	$924	$3,565	$—	$28,485
Receivables	88,428	4,130	24,551	—	117,109
Inventories	66,065	2,301	11,557	—	79,923
Prepaid expenses and other	2,951	378	2,561	—	5,890
Income taxes receivable	(228)	359	591	—	722
Deferred income taxes	10,690	14	1	—	10,705
Total current assets	191,902	8,106	42,826	—	242,834
Plant and equipment, net	240,541	6,505	23,026	—	270,072
Goodwill	1,118	—	1,304	—	2,422
Intangible assets, net	475	3,394	—	—	3,869
Investment in subsidiaries	(22,237)	—	—	22,237	—
Other assets	9,416	—	3,867	—	13,283
Total assets	$421,215	$18,005	$71,023	$22,237	$532,480
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt and debt in default	$815,631	$16,700	$25,550	$—	$857,881
Trade accounts payable	48,930	2,212	10,546	—	61,688
Accrued liabilities	52,981	(291)	3,047	—	55,737
Due to (from) affiliates	(47,344)	60,638	(13,294)	—	—
Total current liabilities	870,198	79,259	25,849	—	975,306
Long-term debt, net of current portion	—	—	—	—	—
Other liabilities	25,788	657	5,810	—	32,255
Deferred income taxes	38,943	14	(324)	—	38,633
Total liabilities	934,929	79,930	31,335	—	1,046,194
Stockholders’ (deficit):
Preferred Stock	302,424	—	—	—	302,424
Common stock	1	—	11,916	(11,916)	1
Paid in capital	155,341	14,020	78,144	(92,164)	155,341
Retained earnings (deficit)	(930,426)	(79,049)	(36,688)	115,737	(930,426)
Accumulated other comprehensive loss	(41,054)	3,104	(13,684)	10,580	(41,054)
Total stockholders’ (deficit)	(513,714)	(61,925)	39,688	22,237	(513,714)
Total liabilities and stockholders’ (deficit)	$421,215	$18,005	$71,023	$22,237	$532,480

Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2008 (In Thousands)
	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
Net sales :	$974,062	$40,829	$153,238	$(40,480)	$1,127,649
Cost of sales	911,636	41,186	140,086	(40,480)	1,052,428
Gross profit	62,426	(357)	13,152	—	75,221
Total operating expenses	151,393	19,833	8,253	—	179,479
Operating income (loss)	(88,967)	(20,190)	4,899		(104,258)
Interest expense	(89,898)	(422)	(3,303)	—	(93,623)
Equity in earnings of subsidiaries	(20,358)	—	—	20,358	—
Other income (expense), net	4,959	(1,462)	(3,347)	—	150
Income (loss) from continuing operations before income taxes	(192,264)	(22,074)	(1,751)	20,358	(197,731)
Income tax (benefit) expense	22,930	(1,466)	(2,001)	—	19,463
Net income (loss)	$(217,194)	$(20,608)	$250	$20,358	$(217,194)

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2008 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
Cash flows from operating activities:	$(15,381)	$(1,751)	$ 746	$ —	$(16,386)
Cash flows from investing activities:
Capital expenditures for plant and equipment	(25,744)	(944)	(453)	—	(27,141)
Asset transfers	995	(27)	(968)	—	—
Proceeds from sale of assets	2,959	—	—	—	2,959
Net cash provided by (used in) investing activities	(21,790)	(971)	(1,421)	—	(24,182)
Cash flows from financing activities:
Payment of capitalized fees	(1,431)	—	—	—	(1,431)
Borrowing under revolver	50,000	—	5,000	—	55,000
Loans (to)/from affiliates	5,000	—	(5,000)	—	—
Borrowings/(Payments) of capital lease obligations	9,863	—	(53)	—	9,810
Net cash provided by financing activities	63,432	—	(53)	—	63,379
Effect of exchange rate changes on cash and cash equivalents	(2,272)	37	651	—	(1,584)
Net (decrease)/increase in cash and cash equivalents	23,989	(2,685)	(77)	—	21,227
Cash and cash equivalents at beginning of the year	7	3,609	3,642	—	7,258
Cash and cash equivalents at end of the year	$ 23,996	$ 924	$ 3,565	$ —	$ 28,485

Condensed Consolidating Balance Sheet
As of December 31, 2007 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
ASSETS
Current assets:
Cash and cash equivalents	$7	$3,609	$3,642	$—	$7,258
Receivables	97,400	5,216	24,974	—	127,590
Inventories	93,152	3,407	11,799	—	108,358
Prepaid expenses and other	2,296	670	3,303	—	6,269
Income taxes receivable	(295)	1,093	1,086	—	1,844
Deferred income taxes	9,156	9	(20)	—	9,145
Total current assets	201,716	14,004	44,784	—	260,504
Plant and equipment, net	271,263	8,885	31,608	—	311,756
Goodwill	57,777	13,153	1,597	—	72,527
Intangible assets, net	1,470	9,611	—	—	11,081
Investment in subsidiaries	(23,719)	—	—	23,719	—
Other assets	15,377	—	4,734	—	20,111
Total assets	$523,884	$45,653	$82,723	$23,719	$675,979
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$987	$—	$115	$—	$1,102
Trade accounts payable	78,846	2,771	11,561	—	93,178
Accrued liabilities	53,072	657	3,681	—	57,410
Due to (from) affiliates	(83,364)	65,741	17,623	—	—
Total current liabilities	49,541	69,169	32,980	—	151,690
Long-term debt, net of current portion	713,367	16,700	21,398	—	751,465
Other liabilities	14,614	1,296	6,695	—	22,605
Deferred income taxes	14,306	973	2,884	—	18,163
Total liabilities	791,828	88,138	63,957	—	943,923
Stockholders’ (deficit):
Preferred Stock	247,355	—	—	—	247,355
Common stock	1	—	11,916	(11,916)	1
Paid in capital	155,341	14,020	43,822	(57,842)	155,341
Retained earnings (deficit)	(658,163)	(58,440)	(34,662)	93,102	(658,163)
Accumulated other comprehensive loss	(12,478)	1,935	(2,310)	375	(12,478)
Total stockholders’ (deficit)	(267,944)	(42,485)	18,766	23,719	(267,944)
Total liabilities and stockholders’ (deficit)	$523,884	$45,653	$82,723	$23,719	$675,979

Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2007 (In Thousands)
Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation

Net sales	$942,999	$55,526	$144,286	$(45,887)	$1,096,924
Cost of sales	831,099	52,572	130,705	(45,887)	968,489
Gross profit	111,900	2,954	13,581	—	128,435
Total operating expenses	72,208	8,910	8,081	—	89,199
Operating income	39,692	(5,956)	5,500	—	39,236
Interest expense	(81,979)	(583)	(4,678)	—	(87,240)
Gain on extinguishment of debt	32,508	—	—	—	32,508
Equity in earnings of subsidiaries	(10,764)	—	—	10,764	—
Other income (expense), net	6,199	(2,971)	(2,875)	—	353
Income (loss) from continuing operations before income taxes	(14,344)	(9,510)	(2,053)	10,764	(15,143)
Income tax (benefit) expense	(2,860)	(2,658)	1,859	—	(3,659)
Income (loss) from continuing Operations	(11,484)	(6,852)	(3,912)	10,764	(11,484)
Loss from discontinued operations	—	—	—	—	—
Net income (loss)	$(11,484)	$(6,852)	$(3,912)	$10,764	$(11,484)

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2007 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation

Cash flows from continuing operating activities:	$40,759	$655	$2,363	$—	$43,777
Cash flows from continuing investing activities:
Capital expenditures for plant and equipment	(38,141)	(3,163)	(2,161)	—	(43,465)
Net fixed asset transfers	(6,758)	6,949	(191)	—	—
Proceeds from sale of assets	—	229	—	—	229
Net cash used in investing activities	(44,899)	4,015	(2,352)	—	(43,236)
Cash flows from continuing financing activities:
Payment of financing fees	(2,352)	—	—	—	(2,352)
Proceeds from issuance of preferred stock	157	—	—	—	157
Proceeds from issuance of senior subordinated debt	24,000	—	—	—	24,000
Repayment of senior subordinated debt	(22,593)	—	—	—	(22,593)
Loans (to)/from affiliates	10,000	—	(10,000)	—	—
Borrowing (Repayments) under revolver	(5,000)	—	10,000	—	5,000
Payments of capital lease obligations, net	(753)	—	(81)	—	(834)
Net cash provided by (used) in continuing financing activities	3,459	—	(81)	—	3,378
Effect of exchange rate changes on cash and cash equivalents	681	(2,066)	525	—	(860)
Net (decrease)/increase in cash and cash equivalents	—	2,604	455	—	3,059
Cash and cash equivalents at beginning of the year	7	1,005	3,187	—	4,199
Cash and cash equivalents at end of the year	$7	$3,609	$3,642	$—	$7,258

Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2006 (In Thousands)

Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation

Net sales	$983,335	$75,157	$146,024	$(45,521)	$1,158,995
Cost of sales	861,272	69,604	132,416	(45,521)	1,017,771
Gross profit	122,063	5,553	13,608	—	141,224
Total operating expenses	261,700	3,036	7,281	—	272,017
Operating income (loss)	(139,637)	2,517	6,327	—	(130,793)
Interest expense	(72,594)	(1,783)	(5,551)	—	(79,928)
Gain on extinguishment of debt	393,665	—	—	—	393,665
Equity in earnings of subsidiaries	(5,105)	—	—	5,105	—
Other income (expense), net	7,973	(3,612)	(2,219)	—	2,142
Income (loss) from continuing operations before income taxes	184,302	(2,878)	(1,443)	5,105	185,086
Income tax (benefit) expense	(775)	(80)	864	—	9
Income (loss) from continuing operations	185,077	(2,798)	(2,307)	5,105	185,077
Loss from discontinued operations	—	—	—	—	—
Net income (loss)	$185,077	$(2,798)	$(2,307)	$5,105	$185,077

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2006 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
Cash flows from continuing operating activities:	$58,463	$2,290	$(1,186)	$—	$59,567
Cash flows from continuing investing activities:
Capital expenditures for plant and equipment	(36,133)	(2,208)	(2,180)	—	(40,521)
Net fixed asset transfers	1,037	(866)	(171)	—	—
Proceeds from sale of assets	2,655	—	22	—	2,677
Net cash used in investing activities	(32,441)	(3,074)	(2,329)	—	(37,844)
Cash flows from continuing financing activities:
Payment of financing fees	(8,799)	—	—	—	(8,799)
Repurchase of preferred stock	(76)	—	—	—	(76)
Repayments of DIP revolver due to refinancing	(91,524)	(39,400)	—	—	(130,924)
Loans to/from affiliates	(16,321)	22,700	(6,379)	—	—
Borrowing under revolver	89,500	16,700	7,379	—	113,579
Payments of capital lease obligations, net	(1,395)	—	(243)	—	(1,638)
Net cash provided by (used) in continuing financing activities	(28,615)	—	757	—	(27,858)
Cash used in discontinued operations	—	—	—	—	—
Effect of exchange rate changes on cash and cash equivalents	(2,259)	636	(845)	—	(2,468)
Net (decrease)/increase in cash and cash equivalents	(4,852)	(148)	(3,603)	—	(8,603)
Cash and cash equivalents at beginning of the year	4,859	1,153	6,790	—	12,802
Cash and cash equivalents at end of the year	$7	$1,005	$3,187	$—	$4,199

16.  OTHER INCOME (EXPENSE)

Other income for the year ended December 31, 2008 and 2007 included $0.1 million and $0.3 million, respectively, of interest income and other less significant items.  Other income for the year ended December 31, 2006 includes a gain of $1.9 million on the sale of remaining real estate in the Company’s Merced, California facility and $0.3 million of other less significant items.

17.  REORGANIZATION

On January 3, 2006, Pliant and ten subsidiaries filed voluntary petitions in the Bankruptcy Court seeking relief under the Bankruptcy Code.  Three of the Company’s subsidiaries with Canadian operations commenced ancillary proceedings in a Canadian court to recognize the Chapter 11 bankruptcy proceedings as “foreign proceedings.” The Company’s operations in Mexico, Germany, and Australia were not included in the Chapter 11 filing.

On June 19, 2006, the Company filed with the Bankruptcy Court the Plan which was approved by the Bankruptcy Court on June 23, 2006.  On July 18, 2006, the Company consummated its reorganization through a series of transactions contemplated in the Plan and filed with the Bankruptcy Court a notice announcing the effectiveness of the Plan.

On July 18, 2006, pursuant to the Plan, the Company changed its state of incorporation from Utah to Delaware; issued (i) an aggregate principal amount of $34.97 million of 2006 Notes, (ii) 335,592 shares of Series AA Preferred Stock, and (iii) 100,003 shares of Common Stock in exchange for (A) all of its 2000/2002 Notes, (B) all of its Series A Cumulative Exchangeable Redeemable Preferred Stock, no par value (the “Series A Preferred Stock”), (C) all of its Old Common Stock and (D) warrants to purchase its Old Common Stock; made cash payments to the applicable trustee of (A) $3.2 million for further distribution to the holders of the 2000/2002 Notes and (B) $18.53 million ($4 million of which was a consent fee and the balance of which was the missed March 1, 2006 interest payment and the interest owed on that interest payment) for further distribution to the holders of its 2003 Notes and reinstated the 2003 Notes; reinstated its 2004 Notes and its Amended 2004 Notes and increased the interest rate on the 2004 Notes and the Amended 2004 Notes by .225%; entered into Revolving Credit Facilities to replace the Amended and Restated Credit Agreement and DIP Credit Facility; and entered into the Stockholders’ Agreement with respect to the Common Stock and the Registration Rights Agreement with respect to the Series AA Preferred Stock.

As referenced above, the Company completed a debt for equity exchange whereby 100% of its outstanding $320 million of 2000/2002 Notes and $24.3 million in accrued interest were exchanged for 265,123 shares or 79% of its new Series AA Preferred Stock, approximately 30,000 shares or 30% of its Common Stock, $3.2 million in cash consideration and approximately $35 million in 2006 Notes.  Pursuant to SFAS 15, Accounting by Debtors and Creditors for Troubled Debt Restructuring, these $35 million of 2006 Notes were recorded at aggregate principal plus interest to maturity of $20.1 million or a total of $55.1 million.  In addition, 100% of the $298.0 million of shares subject to mandatory redemption, including the Company’s Series A Preferred Stock were also exchanged for shares of its new Series AA Preferred Stock and shares of its Common Stock.  The fair market value of equity received in connection with these exchanges was approximately $182.3 million.  Taking into account the $3.2 million of cash consideration bondholders received and collectability reserves of $4.9 million established in connection with outstanding stockholders’ notes receivable, this resulted in a gain on extinguishment of debt of $393.7 million on a combined exchange of $642.3 million of debt and accrued interest.

On July 18, 2006, the Company entered into the Stockholders Agreement that is binding on all parties receiving shares of Common Stock, pursuant to the terms of the Plan.  The Stockholders’ Agreement provides for certain restrictions on transfer of the Common Stock and requires that all transferees of Common Stock become a party to the Stockholders’ Agreement.  The Stockholders’ Agreement also grants to certain holders of Common Stock the right to purchase their pro rata share of any new equity securities issued by the Company, subject to exceptions for acquisitions, management equity and certain other transactions.  The Stockholders’ Agreement contains “drag-along rights” that require all holders of Common Stock to participate in and vote in favor of certain sales of the Company approved by the Board of Directors and certain holders of Common Stock.  It further provides that the 5 (out of a total of 7) members of the Board of Directors to be elected by the holders of Common Stock will consist of the Chief Executive Officer of the Company and 4 members appointed by the holders of a majority of the Common Stock held by persons defined as “permitted holders” under the indentures for the 2003 Notes, 2004 Notes and Amended 2004 Notes.  Finally, the Stockholders’ Agreement provides that certain holders of Common Stock will have demand registration rights after July 18, 2009 and additional demand and piggyback registration rights following an initial public offering of the Common Stock.

On July 18, 2006, the Company also entered into the Registration Rights Agreement that is binding on all parties receiving shares of Series AA Preferred Stock, pursuant to the terms of the Plan.  The Registration Rights Agreement requires the Company to take all actions reasonably required to permit the Series AA Preferred Stock to be quoted on the NASDAQ OTC Bulletin Board as soon as practicable.

The Company adopted the Stock Plan on July 18, 2006, which provides for the issuance to the Chief Executive Officer and other officers of the Company of Series M Preferred Stock that, when combined with awards under the Cash Plan, will entitle such officers to a maximum of 8% of the equity value of the Company, in the aggregate.  Participants in the Stock Plan and Cash Plan will only receive distributions upon the occurrence of certain extraordinary corporate transactions, such as a sale of all or substantially all of the Company’s assets or a change in control of the Company.  The Stock Plan and Cash Plan will be administered by the Company’s Board or a committee composed of non-employee directors.

On February 20, 2007, the Company issued 8,000 shares of Series M Preferred Stock to certain employees pursuant to the Stock Plan.  Upon receiving their awards in February 2007, participants purchased their shares of Series M Preferred Stock for $20 per share.  The shares were issued for an aggregate purchase price of $160,000.  At that time, the fair market value of the shares of Series M Preferred Stock (as determined by an appraisal by an independent appraisal firm), was $103 per share.  Each participant made an election under Section 83(b) of the Internal Revenue Code to pay tax at that time on the $83 difference between those amounts; and the Company paid a bonus of approximately $138 per share (the tax-grossed-up amount of the $83 difference) to each participant to enable the participant to pay such taxes.

In addition, the Company recognized the fair market of $103 per share, less par value of $.01 per share, as additional paid in capital of approximately $824,000 and included the cost of the tax-gross-up of $437,000 and the difference between fair market value and purchase price of $664,000 in reorganization and other costs in the accompanying condensed consolidated statement of operations.

On April 17, 2007 we awarded certain participants rights to purchase an additional 220 shares of Series M Preferred Stock, also for $20 per share, after re-purchasing those additional shares from a former named executive officer.

The Company incurred professional fees and other expenses directly associated with the bankruptcy proceedings.  In addition, the Company has made certain adjustments to the carrying values of certain pre-petition assets and liabilities.  Such costs and adjustments are classified as reorganization costs in the accompanying consolidated statements of operations and consist of the following (in thousands):

	2008	2007	2006

Debt subject to compromise:
Write-off of unamortized original issuance, discount, net	$—	$—	$5,862
Write-off of unamortized capitalized financing fees	—	—	15,777
	—	—	21,639
Mandatorily Redeemable Preferred Stock
Write-off of unamortized original issuance discount	—	—	24,597

Write-off of capitalized financing fees on the DIP Credit Facility	—	—	1,475

Bondholders’ consent fee	—	—	4,000

Emergence Bonus Plan	—	—	1,782

Professional fees(1)	3,358	1,053	28,876

Reorganization costs	$3,358	$1,053	$82,369
(1)
The professional fees and other costs in 2008 include $1,815 associated with our 2006 Chapter 11 filings and $1,543 associated with our 2009 Chapter 11 filings discussed in further detail in footnote 18 Subsequent Events.

18.  SUBSEQUENT EVENTS

Chapter 11 Bankruptcy Filings

On February 10, 2009, in anticipation of the filing of the Chapter 11 Petitions, the Company entered into a Restructuring and Lockup Agreement (the “Lockup Agreement”) with the holders of more than 66 2/3% in principal amount of its Amended 2004 Notes and 2004 Notes, in the aggregate, pursuant to which such holders agreed, subject to the terms and conditions contained in the Lockup Agreement, to support the Company’s proposed financial restructuring described in the plan of reorganization (the “2009 Plan”).  Under the terms of the 2009 Plan, the holders of the Company’s Amended 2004 Notes and 2004 Notes will exchange their Notes for 100% of the reorganized Company’s common stock (subject to dilution by equity issued upon the exercise of warrants and equity that may be granted pursuant to a management incentive plan).  The Plan also provides that, to the extent classes containing the Company’s 2003 Notes, 2007 Notes and general unsecured claims vote to accept the Plan, the holders of claims in such classes will receive a pro rata distribution of new warrants to be issued pursuant to the Plan.  Completion of the proposed financial restructuring described in the Plan is subject to a number of conditions, including Bankruptcy Court approval of the Plan.

On February 11, 2009, the Company and certain of its subsidiaries (collectively, the “Debtors”), filed Chapter 11 Petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and the Company’s Canadian subsidiaries and one U.S. subsidiary filed an application commencing the CCAA Proceedings.  The Chapter 11 Petitions are being jointly administered under the caption “In re Pliant Corporation, et. al.” Case No. 09-10443.  The CCAA Proceedings are being administered under the caption “In the matter of Pliant Corporation of Canada Ltd., Pliant Packaging of Canada, LLC and Uniplast Industries Co. (Ontario S.C.J. Court File No. 09-LL-8007)”.  The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.  Pliant’s subsidiaries in Australia, Germany and Mexico were not included in the filings and will continue their business operations without supervision from the Bankruptcy Court and will not be subject to the chapter 11 requirements of the Bankruptcy Code.

The filing of the Chapter 11 Petitions constitutes or may constitute an event of default or otherwise triggers or may trigger repayment obligations under the express terms of certain instruments and agreements relating to direct financial obligations of the Debtors (the “Debt Documents”).  In addition, various interest and/or principal payments may become due under the Debt Documents during the pendency of the proceedings in the Bankruptcy Court or the CCAA Proceedings, and payments under the Debt Documents will not be made unless otherwise ordered by the Bankruptcy Court or the Canadian Court.  As a result of such events of default or triggering events, all obligations under the Debt Documents would, by the terms of the Debt Documents, have or may become due and payable.  The Debtors believe that any efforts to enforce such payment obligations against the Debtors under the Debt Documents are stayed as a result of the filing of the Chapter 11 Petitions in the Bankruptcy Court.  The material Debt Documents are as follows:

•
The Amended and Restated Indenture, dated as of February 17, 2004 (as amended and restated as of May 6, 2005, and supplemented as of July 18, 2006) pursuant to which the Company issued (a) its Amended 2004 Notes and (b) 2004 Notes (collectively, the “First Lien Notes”).  The aggregate principal amount of First Lien Notes outstanding at February 10, 2009 was approximately $393.6 million.

•
Indenture, dated as of May 30, 2003, pursuant to which the Company issued its 2003 Notes the (the “Second Lien Notes”).  The aggregate principal amount of Second Lien Notes outstanding at February 10, 2009 was approximately $250.0 million.

•
Indenture, dated as of June 14, 2007, pursuant to which the Company issued its 2007 (the “Subordinated Notes”).  The aggregate principal amount of Subordinated Notes outstanding as of February 10, 2009 was approximately $24.0 million.

•
Working Capital Credit Agreement, dated as of January 18, 2006.  The aggregate principal amount outstanding under the Working Capital Credit Agreement as of February 10, 2009 was approximately $158.2 million exclusive of letters of credit, and approximately $16.0 million of this amount is attributable to certain foreign subsidiaries of the Company that are not Debtors.

•	Fixed Asset Credit Agreement, the aggregate principal amount outstanding under the Fixed Asset Credit Agreement as of February 10, 2009 was approximately $3.1 million.

Debtor-In-Possession (“DIP”) Financing

On February 13, 2009, the Bankruptcy Court entered an order (the “Interim Order”) granting interim approval of a Secured Super-Priority Debtor-In-Possession Multiple Draw Term Loan Agreement (the “DIP Credit Agreement”) with The Bank of New York Mellon, as administrative agent, and the Lenders from time to time party thereto, as well as other documents relating thereto.  The Company’s Canadian subsidiaries received similar relief under the CCAA.  Also on February 13, 2009 (the “Closing Date”), the Debtors entered into the DIP Credit Agreement.  On March 20, 2009, the Bankruptcy Court granted final approval of the DIP Credit Agreement.

The DIP Credit Agreement provides for borrowings up to an aggregate committed amount of $75,000,000, consisting of (i) an initial $25,000,000 term loan borrowing on the Closing Date, (ii) up to three additional term loan borrowings after the Closing Date in an aggregate amount not to exceed $25,000,000, and (iii) subject to the satisfaction of certain conditions, one additional $25,000,000 term loan borrowing for the purpose of paying debt of foreign subsidiaries (the borrowing described in this clause (iii), the “Debt Repayment Borrowing”).  The outstanding principal amount of the loans under the DIP Credit Agreement, plus interest accrued and unpaid thereon, will be due and payable in full at maturity, which is, subject to an earlier maturity date under certain circumstances, no later than the nine-month anniversary of the Closing Date (subject to a one-month extension if a plan of reorganization is confirmed by the Bankruptcy Court and recognized by the Canadian Court).

Borrowings under the DIP Credit Agreement are guaranteed by the Debtors, and are secured by (i) first priority liens in certain presently owned and hereafter acquired assets of the Debtors not subject to a lien in and security interest on the date of the Chapter 11 Petitions, (ii) junior liens in all property of the Debtors that is subject to a lien in or security interest on the date of the Chapter 11 Petitions (other than priming liens described in the next sentence) and (iii) first priority senior priming liens in all property of the Debtors that is subject to a lien in or security interest on the date of the Chapter 11 Petitions securing the Pre-Petition Secured Facilities and the Second Lien Notes (other than the liens of the Prepetition Working Capital Agent and Prepetition Working Capital Lenders in the Prepetition Working Capital First Priority Collateral, the Postpetition Working Capital First Priority Collateral, and the liens of the Fixed Asset Agent and the Fixed Asset Lenders under the Prepetition Fixed Asset Credit Agreement), in each case subject to certain permitted liens.  Subject to certain exceptions, the DIP Credit Agreement requires certain mandatory prepayments of borrowings from the net proceeds of certain asset dispositions, casualty or condemnation payments and equity or debt issuances.  In addition, the DIP Loan Agreement requires a mandatory prepayment of any proceeds of the Debt Repayment Borrowing not used to pay down pre-petition debt as set forth in the DIP Loan Agreement.

The DIP Credit Agreement includes affirmative, negative and financial covenants that impose substantial restrictions on the financial and business operations of the Company and certain of its subsidiaries, including their ability to incur or secure debt, make investments, sell assets, pay dividends or make acquisitions.  The DIP Credit Agreement contains events of default customary for debtor-in-possession financings of this type.

Reorganization Process

The Bankruptcy Courts have approved payment of certain of the Company’s pre-petition obligations, including employee wages, salaries and benefits, and the payment of certain vendors and other providers and other business-related payments necessary to maintain the operation of the Company’s business.  The Bankruptcy Code authorizes the Company to pay vendors and other service providers in the ordinary course for goods and services received after the filing of the Chapter 11 Petitions and Canadian Petitions.  The Company has retained legal and financial professionals to advise it on the bankruptcy proceedings.  From time to time, the Company may seek the Bankruptcy Court’s approval for the retention of additional professionals.

Immediately after filing the Chapter 11 Petition and Canadian Petition, the Company began notifying all known current or potential creditors of the bankruptcy filings.  Subject to certain exceptions under the Bankruptcy Code and the CCAA, the Company’s bankruptcy filings automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Company or our property to recover, collect or secure a claim arising prior to the filing of the Chapter 11 Petition and Canadian Petition.  Thus, for example, most creditor actions to obtain possession of property from the Company, or to create, perfect or enforce any lien against its property, or to collect on monies owed or otherwise exercise rights or remedies with respect to a pre-petition claim are enjoined unless and until the Bankruptcy Court or the Canadian Court, as applicable, lifts the automatic stay.

As required by the Bankruptcy Code, the United States Trustee for the District of Delaware appointed an official committee of unsecured creditors (the “Creditors’ Committee”).  The Creditors’ Committee and its legal representatives have a right to be heard on all matters that come before the Bankruptcy Court with respect to the Company.  A monitor has been appointed by the Canadian Court with respect to proceedings before the Canadian Court.

Under Section 365 and other relevant sections of the Bankruptcy Code, the Company may assume, assume and assign, or reject certain executory contracts and unexpired leases, including leases of real property and equipment, subject to the approval of the Bankruptcy Court and certain other conditions.  Any description of an executory contract or unexpired lease in this report, including where applicable our express termination rights or a quantification of our obligations, must be read in conjunction with, and is qualified by, any overriding rejection rights we have under Section 365 of the Bankruptcy Code.

In order to successfully exit chapter 11, the Company will need to propose and obtain confirmation by the Bankruptcy Court and the Canadian Court of a plan of reorganization that satisfies the requirements of the Bankruptcy Code and the CCAA.  A plan of reorganization would resolve the Company’s pre-petition obligations, set forth the revised capital structure of the newly reorganized entity and provide for corporate governance subsequent to the Company’s exit from bankruptcy.

The Company has the exclusive right for 120 days after the filing of the Chapter 11 Petition to file a plan of reorganization.  The Company will likely file one or more motions to request extensions of this exclusivity period, which are routinely granted up to 18 months in bankruptcy cases of this size and complexity.  If the Company’s exclusivity period lapsed, any party in interest would be able to file a plan of reorganization.  In addition to being voted on by holders of impaired claims and equity interests, a plan of reorganization must satisfy certain requirements of the Bankruptcy Code and the CCAA and must be approved, or confirmed, by the Bankruptcy Courts in order to become effective.

The timing of filing a plan of reorganization by the Company will depend on the timing and outcome of numerous other ongoing matters in the Chapter 11 proceedings.  There can be no assurance at this time that a plan of reorganization will be confirmed by the Bankruptcy Court and the Canadian Court or that any such plan will be implemented successfully.

Under the priority scheme established by the Bankruptcy Code and the CCAA, unless creditors agree otherwise, pre-petition liabilities and post-petition liabilities must be satisfied in full before stockholders are entitled to receive any distribution or retain any property under a plan of reorganization.  The ultimate recovery to creditors and/or stockholders, if any, will not be determined until confirmation of a plan or plans of reorganization.  No assurance can be given as to what values, if any, will be ascribed to each of these constituencies or what types or amounts of distributions, if any, they would receive.  A plan of reorganization could result in holders of the Company’s liabilities and/or securities, including its common stock, receiving no distribution on account of their interests and cancellation of their holdings.  Because of such possibilities, the value of the Company’s liabilities and securities, including its common stock, is highly speculative.  Appropriate caution should be exercised with respect to existing and future investments in any of the Company’s liabilities and/or securities.  At this time there is no assurance the Company will be able to restructure as a going concern or successfully propose or implement a plan of reorganization.

For periods subsequent to the chapter 11 bankruptcy filings, the Company will apply the American Institute of Certified Public Accountants Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), in preparing the consolidated financial statements.  SOP 90-7 requires that the financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.  Accordingly, certain revenues, expenses (including professional fees), realized gains and losses and provisions for losses that are realized or incurred in the bankruptcy proceedings will be recorded in reorganization items on the consolidated statements of operations.  In addition, pre-petition obligations that may be impacted by the bankruptcy reorganization process will be classified on the consolidated balance sheet in liabilities subject to compromise.  These liabilities will be reported at the amounts expected to be allowed by the Courts, even if they may be settled for lesser amounts.

Going Concern Matters

The consolidated financial statements and related notes have been prepared assuming that the Company will continue as a going concern, although its chapter 11 bankruptcy filings raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded assets or to the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.  The Company’s ability to continue as a going concern is dependent on many factors, including, but not limited to, market conditions and the Company’s ability to improve profitability, obtain alternative financing to replace the DIP Credit Agreement and prepetition Credit Agreement and restructure its obligations in a manner that allows it to obtain confirmation of a plan of reorganization by the Bankruptcy Court and the Canadian Court.

In order to improve profitability, management is taking actions to further reduce corporate and operational expenses and is continuing to align manufacturing capacity to meet market demands and standardize manufacturing processes throughout all operations.  These actions will result in the closure of manufacturing facilities, consolidation of production equipment and product manufacturing into existing facilities and reductions in headcount during 2009.

PLIANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2009 (Unaudited) and December 31, 2008 (Dollars in Thousands)
	September 30, 2009	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,683	$28,485
Receivables, net of allowances of $4,032 and $3,922, respectively	114,007	117,109
Inventories	89,756	79,923
Prepaid expenses and other	12,937	5,890
Income taxes receivable, net	268	722
Deferred income taxes	11,169	10,705
Total current assets	263,820	242,834
PLANT AND EQUIPMENT, net	252,390	270,072
GOODWILL	2,600	2,422
INTANGIBLE ASSETS, net	3,888	3,869
OTHER ASSETS	7,947	13,283
TOTAL ASSETS	$530,645	$532,480

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Debtor-In-Possession Financing	$40,000	$—
Current portion of long-term debt and debt in default	23,653	857,881
Trade accounts payable	61,461	61,688
Accrued liabilities:
Interest payable	1,618	11,944
Customer rebates	5,542	9,291
Other	39,761	34,502
Total current liabilities	172,035	975,306
OTHER LIABILITIES	38,603	32,255
DEFERRED INCOME TAXES	22,775	38,633
LIABILITIES SUBJECT TO COMPROMISE	868,700	—
Total Liabilities	1,102,113	1,046,194
STOCKHOLDERS’ DEFICIT:
Redeemable Preferred Stock—Series AA—335,650 shares authorized, par value $.01 per share, with a redemption and liquidation value of $1,000 per share plus accumulated dividends, 334,894 shares outstanding at September 30, 2009 and December 31, 2008	309,166	302,424
Redeemable Preferred Stock—Series M—8,000 shares authorized, par value $.01 per share, 8,000 shares outstanding at September 30, 2009 and December 31, 2008	—	—
Common stock—par value $.01 per share; 100,050,000 shares authorized, 97,348 shares outstanding at September 30, 2009 and December 31, 2008	1	1
Paid in capital	155,341	155,341
Accumulated deficit	(993,280)	(930,426)
Accumulated other comprehensive loss	(42,696)	(41,054)
Total stockholders’ deficit	(571,468)	(513,714)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$530,645	$532,480

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For The Nine Months Ended September 30, 2009 and 2008 (in Thousands) (Unaudited)

	Nine Months Ended September 30,
	2009	2008

NET SALES	$686,941	$881,019

COST OF SALES	617,147	820,995

Gross Profit	69,794	60,024

OPERATING EXPENSES:
Sales, General and Administrative	42,165	49,746
Research and Development	4,630	5,019
Restructuring and Other Costs	3,402	10,485
Reorganization Cost	28,163	159
Fixed Asset Impairments	5,623	112
Total operating expenses	83,983	65,521

OPERATING LOSS	(14,189)	(5,497)

INTEREST EXPENSE	(56,591)	(68,596)

OTHER INCOME (EXPENSE) – Net	585	283

LOSS BEFORE INCOME TAXES	(70,195)	(73,810)

INCOME TAX BENEFIT	(14,070)	(78)

NET LOSS	$(56,125)	$(73,732)

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES
 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
 For The Nine Months Ended September 30, 2009 and 2008 (in Thousands) (Unaudited)
	Nine Months Ended
	September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(56,125)	$(73,732)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities:
Depreciation and amortization	32,374	33,179
Fixed asset impairment	8,214	5,953
Amortization of deferred financing costs and accretion of debt discount	5,301	4,427
Payment-in-kind interest on debt	34,455	30,710
Provision for losses on accounts receivable	(369)	—
Deferred income taxes	(16,276)	(85)
Loss on disposal of assets	—	75
Changes in assets and liabilities:
Receivables	5,508	(25,537)
Inventories	(8,825)	1,053
Prepaid expenses and other	(1,389)	(745)
Income taxes payable/receivable	368	(727)
Other assets	4,677	(477)
Trade accounts payable	12,646	14,731
Accrued liabilities	7,260	(13,588)
Other liabilities	(126)	(4,701)
Net cash provided by/(used in) operating activities	27,693	(29,464)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for plant and equipment	(20,168)	(21,981)
Proceeds from sale of assets	—	2,959
Net cash used in investing activities	(20,168)	(19,022)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under DIP facilities	40,000	—
Payment of financing fees	(6,713)	—
Borrowings under capital leases and other, net	1,787	10,533
Borrowings under (repayment of) revolving credit facility	(34,629)	55,000
Net cash provided by financing activities	445	65,533

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(772)	(87)

NET INCREASE IN CASH AND CASH EQUIVALENTS	7,198	16,960
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	28,485	7,258
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$35,683	$24,218
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	11,618	41,923
Income taxes	1,073	1,083

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES
 CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
 For The Nine Months Ended September 30, 2009 and 2008 (in Thousands) (Unaudited)

		Preferred Stock				Common Stock
		Series AA		Series M
	Total	Shares	Amount	Shares	Amount	Shares	Amount	Paid In Capital	Accumu- lated Deficit	Accumu- lated Other Compre- hensive Loss
BALANCE-December 31, 2008	$(513,714)	335	$302,424	8	$—	97	$1	$155,341	$(930,426)	$(41,054)
Comprehensive loss:
Net loss	(56,125)								(56,125)
Change in unrecognized pension benefit costs	(5,642)								13	(5,655)
Foreign currency translation adjustment	4,013									4,013
Comprehensive loss:	(57,754)
Preferred stock dividends			6,742						(6,742)
	$(571,468)	335	$309,166	8	$—	97	$1	$155,341	$(993,280)	$(42,696)

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Basis of Presentation

The unaudited interim condensed consolidated financial statements of Pliant Corporation and its subsidiaries (collectively “Pliant”, the “Company” or “we”)  were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The information reflects all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the financial position, results of operations and cash flows of Pliant as of the dates and for the periods presented.

These statements should be read in conjunction with the Company’s Consolidated Financial Statements for the year ended December 31, 2008.

In June 2009, the Financial Accounting Standards Board (the “FASB”) issued FASB Statement 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles ,which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in conformity with GAAP. This new standard requires that the FASB’s Accounting Standards Codification (“ASC”) become the sole source of GAAP principles recognized by the FASB for nongovernmental entities and is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this standard has changed how we reference various elements of GAAP when preparing our financial statement disclosures, but did not have an impact on the Company’s financial position, results of operations or cash flows or its accounting policies.

Effective January 1, 2009, the Company adopted the provisions of the FASB’s changes to ASC 810 Consolidation (formerly, SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements: An Amendment of ARB No. 51 ). ASC 810 changes the accounting for non-controlling (minority) interests in consolidated financial statements, requires non-controlling interests to be reported as part of equity and changes the income statement presentation of income or losses attributable to non-controlling interests.  ASC 810 did not have a material impact on the Company’s consolidated financial statements.

Effective June 15, 2009, the Company adopted the provisions of the FASB’s changes to ASC 855, Subsequent Events (SFAS No. 165, Subsequent Events).  ASC 855 requires entities to disclose the date through which subsequent events have been evaluated and the basis for such date.  As of December 11, 2009, the date the financial statements were issued, the Company has determined that no material subsequent events have occurred, other than those discussed in Note 13.

Reorganization Process

On February 11, 2009, Pliant Corporation and certain of its subsidiaries (collectively, the “Debtors”), filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (the “Chapter 11 Cases”) seeking relief under the provisions of the Bankruptcy Code. The Chapter 11 Cases are being jointly administered under the caption “In re: Pliant Corporation et al.”, Case No. 09-10443. In addition, certain of the Company’s Canadian subsidiaries filed an application commencing recognition proceedings (the “CCAA Proceedings”) under Section 18.6 of the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) with the Ontario Superior Court of Justice (the “Canadian Court”). The Debtors have continued to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. Pliant’s subsidiaries in Australia, Germany and Mexico were not included in the filings and have continued their business operations without supervision from the Bankruptcy Court and are not subject to the Chapter 11 requirements of the Bankruptcy Code. (See note 13 – Subsequent Events, for details on the Chapter 11 Cases.)  On October 6, 2009, the Bankruptcy Court entered an order confirming the “Joint Plan” as herein after defined.  The plan of reorganization has not yet gone effective and its effectiveness remains subject to the satisfaction of certain conditions precedent.

ASC 852, Reorganizations, (formerly, American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("ASC 852 "), applies to the Company's financial statements for periods subsequent to February 11, 2009. ASC 852 generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business are reported separately as reorganization costs in the statements of operations. The balance sheet also distinguishes prepetition liabilities subject to compromise from those prepetition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization are reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, cash provided by reorganization items is disclosed separately in the statement of cash flows.

Going Concern Matters

The consolidated financial statements and related notes have been prepared assuming that the Company will continue as a going concern, although its Chapter 11 bankruptcy filings raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded assets or to the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern. The Company’s ability to continue as a going concern is dependent on many factors, including, but not limited to, market conditions and the Company’s ability to improve profitability, obtain alternative financing to replace the DIP Credit Agreement and prepetition Credit Agreement and restructure its obligations in a manner that allows it to execute a plan of reorganization confirmed by the Bankruptcy Court and the Canadian Court.

In order to improve profitability, management has taken and will continue to take actions to further reduce corporate and operational expenses and its continuing to align manufacturing capacity to meet market demands and standardize manufacturing processes throughout all operations. These actions will result in the closure of manufacturing facilities, consolidation of production equipment and product manufacturing into existing facilities and reductions in headcount during 2009 and will continue into 2010.

2.       Liabilities Subject to Compromise, Reorganization Items and Debtors’ Financial Statements

Liabilities subject to compromise represent unsecured obligations that will be accounted for under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-Chapter 11 or CCAA liabilities are stayed. SOP 90-7 requires pre-petition liabilities that are subject to compromise to be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts.  These liabilities represent the amounts expected to be allowed on known or potential claims to be resolved through the Chapter 11 and CCAA process, and remain subject to future adjustments arising from negotiated settlements, actions of the Bankruptcy Courts, rejection of executory contracts and unexpired leases, the determination as to the value of collateral securing the claims, proofs of claim, or other events.  Liabilities subject to compromise also include certain items that may be assumed under the plan of reorganization, and as such, may be subsequently reclassified to liabilities not subject to compromise.

The Bankruptcy Courts have approved payment of certain pre-petition obligations, including employee wages, salaries and benefits, and the payment of vendors and other providers in the ordinary course for goods and services received after the filing of the Chapter 11 Petitions and the Canadian Petition and other business-related payments necessary to maintain the operation of the Company’s business. Obligations associated with these matters are not classified as liabilities subject to compromise.

In accordance with ASC 852, debt issuance cost should be viewed as valuations of the related debt.  Issuance costs associated with unsecured debt is included as a valuation adjustment within the liabilities subject to compromise.

The Company has rejected certain pre-petition executory contracts and unexpired leases with respect to the Company’s operations with the approval of the Bankruptcy Courts.  Damages resulting from rejection of executory contracts and unexpired leases are included in reorganization costs.

The filing of the Chapter 11 Petitions constitutes or may constitute an event of default or otherwise trigger or may trigger repayment obligations under the express terms of certain instruments and agreements relating to direct financial obligations of the Debtors (the “Debt Documents”). In addition, various interest and/or principal payments may become due under the Debt Documents during the pendency of the proceedings in the Bankruptcy Court or the CCAA Proceedings, and payments under the Debt Documents will not be made unless otherwise ordered by the Bankruptcy Court or the Canadian Court. As a result of such events of default or triggering events, all obligations under the Debt Documents would, by the terms of the Debt Documents, have or may become due and payable. The Debtors believe that any efforts to enforce such payment obligations against the Debtors under the Debt Documents are stayed as a result of the filing of the Chapter 11 Petitions in the Bankruptcy Court. The material Debt Documents are as follows:

•  The Amended and Restated Indenture, dated as of February 17, 2004 (as amended and restated as of May 6, 2005, and   supplemented as of July 18, 2006) pursuant to which the Company issued (a) its Amended 2004 Notes and (b) 2004 Notes (collectively, the “First Lien Notes”). The aggregate principal amount of First Lien Notes outstanding at February 10, 2009 was approximately $393.6 million.

•  Indenture, dated as of May 30, 2003, pursuant to which the Company issued its 2003 Notes the (the “Second Lien Notes”). The aggregate principal amount of Second Lien Notes outstanding at February 10, 2009 was approximately $250.0 million.

•  Indenture, dated as of June 14, 2007, pursuant to which the Company issued its 2007 Notes (the “Subordinated Notes”). The aggregate principal amount of Subordinated Notes outstanding as of February 10, 2009 was approximately $24.0 million.

•  Working Capital Credit Agreement, dated as of July 18, 2006. The aggregate principal amount outstanding under the Working Capital Credit Agreement as of February 10, 2009 was approximately $158.2 million exclusive of letters of credit, and approximately $16.0 million of this amount is attributable to certain foreign subsidiaries of the Company that are not Debtors.

• Fixed Asset Credit Agreement dated as of July 18, 2006, the aggregate principal amount outstanding under the Fixed Asset Credit Agreement as of February 10, 2009 was approximately $3.1 million

In addition, the Company’s pre-petition debt liabilities subject to compromise reflects the Debtors’ other liabilities incurred prior to commencement of the bankruptcy proceedings.  Those amounts represent the Company’s best estimate of known or potential claims to be resolved in connection with the bankruptcy proceedings.  Such claims remain subject to future adjustments, based on such things as (i) negotiations, (ii) actions taken by the Bankruptcy Court, (iii) further developments with respect to disputed claims, (iv) the determination of the value of collateral securing claims, (v) filing of proof of claims or (vi) other events.

Liabilities subject to compromise as of September 30, 2009 consist of the following:

($ Thousands)
Debt
Revolver, variable interest, 5.4% as of September 30, 2009	$144,097
Senior secured discount notes at 11.35% (formerly 11.125%) (2004 Notes)	7,856
Senior secured notes, interest at 11.125% (2003 Notes)	249,118
Senior secured notes, interest at 11.85% (formerly 11.625%) (Amended 2004 Notes)	414,029
Senior subordinated notes, interest at 18.0% (2007 Notes)	22,898
Total Debt	837,998
Accrued interest on debt subject to compromise	14,954
Prepetition Accounts Payable subject to compromise	14,126
Other accrued liabilities subject to compromise	1,622
Total Liabilities Subject to Compromise	$868,700

The Debtors have incurred professional fees and other expenses directly associated with the bankruptcy proceedings.  In addition, the Debtors have made certain adjustments to the carrying values of certain pre-petition assets and liabilities.  Such costs and adjustments are classified as reorganization items in the accompanying condensed consolidated statement of operations for the nine months ended September 30, 2009 and consist primarily of professional fees of $25.1 million and legal and other fees associated with unsuccessful financing activities of $2.4 million.

The Company’s bankruptcy filing included Pliant and eight subsidiaries, collectively referred to as the “Debtors”.  Presented below are the condensed combined financial statements of the Debtors.  These financial statements reflect the financial position, results of operations and cash flows of the combined Debtors, including certain transactions and resulting asset and liabilities between the Debtor and non-Debtor subsidiaries of the Company, which are eliminated in the Company’s consolidated financial statements. Net cash paid for reorganization items for the nine months ended September 30, 2009 totaled $19.4 million related to professional fees.

DEBTORS (FILING SUBSIDIARIES ONLY) CONDENSED COMBINED BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 (DOLLARS IN THOUSANDS) (UNAUDITED)

September 30, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,611
Receivables, net of allowances	89,778
Inventories	80,258
Prepaid expenses and other	10,650
Deferred income taxes	10,552
Total current assets	221,849
PLANT AND EQUIPMENT, net	236,517
GOODWILL AND INTANGIBLE ASSETS	6,488
INVESTMENT IN SUBSIDIARIES	28,581
OTHER ASSETS	5,172
TOTAL ASSETS	$498,607
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Debtor-In-Possession Financing	$40,000
Debt in default	20,492
Trade accounts payable	52,450
Accrued liabilities:
Interest payable	1,618
Customer rebates	5,542
Other	36,740
Due to (from) affiliates	(12,502)
Total current liabilities	144,340
OTHER LIABILITIES	33,297
DEFERRED INCOME TAXES	23,644
LIABILITIES SUBJECT TO COMPROMISE	868,794
Total Liabilities	1,070,075
STOCKHOLDERS’ DEFICIT:
Preferred stock	309,166
Common stock	1
Paid in Capital	155,341
Accumulated deficit	(993,280)
Accumulated other compensation loss	(42,696)
Total stockholders’ deficit	(571,468)
TOTAL LIABILITIES AND STOCKOLDERS’ DEFICIT	$498,607

 DEBTORS (FILING SUBSIDIARIES ONLY) CONDENSED COMBINED STATEMENTS OF OPERATIONS
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 (UNAUDITED)

September 30,
2009
NET SALES	$638,460

COST OF SALES	576,492
Gross Profit	61,968
OPERATING EXPENSES:
Selling, General and Administrative	37,120
Research and Development	4,594

Restructuring and Other Costs	3,402
Reorganization Costs	28,163
Fixed Asset Impairments	5,463
Total Operating Expenses	78,742

OPERATING INCOME (LOSS)	(16,774)

INTEREST EXPENSE—Current and Long-term debt	(55,881)

EQUITY IN EARNINGS OF SUBSIDIARIES	880

OTHER INCOME—Net	634

LOSS BEFORE INCOME TAXES	(71,141)

INCOME TAX BENEFIT	(15,016)

NET LOSS	$(56,125)

DEBTORS (FILING SUBSIDIARIES ONLY) CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 (IN THOUSANDS) (UNAUDITED)

September 30,
2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(56,125)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities:
Depreciation and amortization	29,413
Fixed asset impairment	8,054
Amortization of deferred financing costs and accretion of debt discount	5,301
Payment-in-kind interest on debt	34,455
Provision for losses on accounts receivable	(271)
Deferred income taxes	(16,163)
Changes in assets and liabilities:
Receivables	5,824
Inventories	(9,375)
Prepaid expenses and other	(1,965)
Income taxes payable/receivable	598
Other assets	4,439
Trade accounts payable	12,109
Accrued liabilities	6,771
Due to affiliates	(3,685)
Other liabilities	(261)
Net cash (used in)/provided by operating activities	19,119

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for plant and equipment	(19,212)
Net cash used in investing activities	(19,212)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under DIP facilities	40,000
Payment of financing fees	(6,713)
Borrowings under capital leases and other, net	1,875
Repayments of revolving credit facility	(18,629)
Loans to affiliates	(10,000)
Net cash provided by financing activities	6,533

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(785)

NET INCREASE IN CASH AND CASH EQUIVALENTS	5,655
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	25,168
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$30,823

See notes to condensed consolidated financial statements.

3. Inventories

Inventories are valued at the lower of cost (using the first-in, first-out method) or market value. Inventories as of September 30, 2009 and December 31, 2008 consisted of the following (in thousands):

	September 30, 2009	December 31, 2008
Finished goods	$46,884	$42,176
Raw materials	33,787	28,032
Work-in-process	9,085	9,715
Total	$89,756	$79,923

4. Restructuring and Other Costs

Restructuring and other costs include plant closing costs (including costs related to relocation of manufacturing equipment), office closing costs and other costs related to workforce reductions.

The following table summarizes restructuring and other costs for the nine months ended September 30 (in thousands):

	Nine Months Ended
	September 30,
	2009	2008
Plant closing costs:
Severance	$(1,038)	$910
Other plant closure costs	1,695	2,081
Office closing and workforce reduction costs:
Severance	48	686
Other	106	967
Fixed asset impairments related to plant closing	2,591	5,841
Total Restructuring and other costs	$3,402	$10,485

The following table summarizes the roll-forward of the accruals from December 31, 2008 to September 30, 2009 (in thousands, except for employees):

			Accruals for the nine months ended September 30, 2009
					Other
	12/31/2008				Plant			9/30/2009
	# Employees	Accrual	Additional		Closure		Payments/	# Employees	Accrual
	Terminated	Balance	Employees	Severance	Costs	Total	Charges	Terminated	Balance
Plant Closing Costs:
Leases	—	851	—	—	—	—	(851)	—	—
Langley	—	171	—	25	—	25	(196)	—	—
South Deerfield	74	1,598	(53)	(55)	1,104	1,049	(2,512)	21	135
Harrington	46	760	(6)	(61)	368	307	(375)	40	692
Dalton	79	1,118	(79)	(918)	30	(888)	(230)	—	—
Newport News	22	249	(8)	(30)	194	164	(203)	14	210
	221	$4,747	(146)	(1,039)	1,696	$657	$(4,367)	75	$1,037
Office Closing/Workforce Reduction Costs:
2007 Workforce Reduction	—	69	—	—	—	—	(69)	—	—
2008 Workforce Reduction	2	24	(2)	48	106	154	(176)	—	2
	2	$93	(2)	$48	106	$154	$(245)	—	$2

Fixed Asset Impairments related to Plant Consolidation Activities
Toronto						76
Harrington						2,515
Total Fixed Asset Impairments						2,591
Total Plant & Office closing	223	$4,840	(148)	$(991)	$1,802	$3,402	$(4,612)	75	$1,039

Plant Closing Costs

2009—During the first nine months of 2009, the Company incurred $3.4 million of plant closure costs of which $3.1 million were associated with the four previously announced plant closures: $2.8 million related to Harrington, including $2.5 million of a fixed asset impairment, which is in our Specialty Films segment; $1.0 million related to South Deerfield which is in our Engineered Films segment; and $0.2 million is associated with our Newport News technology center which is part of the Corporate/Other segment.  During this period, management decided not to proceed with the previously announced closure of our Dalton, Georgia plant, which is in our Engineered Films segment and for which the Company reversed severance reserves of $0.9 million.

2008—During the second quarter of 2008, we announced the planned closures of four of the Company’s facilities: South Deerfield, MA and Dalton, GA in our Engineered Films segment, and Harrington, DE and Newport News, VA in our Specialty Films segment.  These closings will improve operating scale at the remaining plants and reduce fixed costs.  Furthermore, these plant closures are anticipated to reduce annual operating costs by $8.9 million following completion of all plant closures.  During the nine months ended September 30, 2008, we incurred $8.6 million in connection with the four plant closures: $2.1 million in our Engineered segment, of which $0.9 million related to severance, $0.8 million related to relocation of equipment and $0.4 million related to fixed asset impairments; and $1.7 million in our Specialty Films segment, of which $0.8 million related to equipment relocation and product line consolidation and $0.9 million related to fixed asset impairments.  Also during the second quarter of 2008, we announced a reduction in workforce at other facilities and corporate planned to reduce operating costs by an additional $6.1 million on an annual basis.  During the nine months ended September 30, 2008, the Company incurred $6.1 million in connection with this program including $0.6 million in severance, $0.9 million related to relocation of equipment and $4.5 million in fixed asset impairments, the cost of which are reflected in the corporate operating results.

2007—During the first quarter of 2007, we announced the closure of our Barrie, Ontario and Langley, British Columbia plants and the restructuring of our Canadian administrative functions.  During the nine months ended September 30, 2008, we incurred $0.1 million relating to plant closing costs in connection with the Langley facility.

5. Debt

Debt as of September 30, 2009 and December 31, 2008 consists of the following (in thousands):
	September 30, 2009	December 31, 2008
DIP Credit Agreement	$40,000	$—
Revolving credit facilities	144,097	173,579
Senior Secured Notes, interest at 11.85% (Amended 2004 Notes)	414,029	380,671
Senior Secured Discount Notes, interest at 11.35% (2004 Notes)	7,856	7,843
Senior Secured Notes, interest at 11.125% (2003 Notes)	249,118	250,000
Senior Subordinated Notes, interest at 18% (2007 Notes)	22,898	24,000
Obligations under capital leases	23,653	21,788
Total	901,651	857,881
Less current portion and debt in default	(901,651)	(857,881)
Long-term portion	$—	$—

On February 11, 2009, the Company and certain of its subsidiaries (collectively, the “Debtors”), filed Chapter 11 Petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court and certain of the Company’s Canadian subsidiaries filed an application commencing the CCAA Proceedings.  The filing of the Chapter 11 Petitions and the Canadian Petition constituted an event of default under the Company's debt obligations, and those debt obligations became automatically and immediately due and payable, although any actions to enforce such payment obligations are stayed as a result of the filing of the Chapter 11 Petitions and the Canadian Petition. As a result, the Company’s outstanding debt is classified as current in the accompanying consolidated balance sheets.  As previously disclosed in the 2008 financial statements the consolidated balance sheet as of December 31, 2008 includes a reclassification of $857.8 million to current maturities of long-term debt from long-term debt.  Due to the filing of the bankruptcy petitions, the Company’s unsecured long-term debt of $838.0 million is included in liabilities subject to compromise at September 30, 2009 (See Note 2). Contractual interest expense represents amounts due under the contractual terms of outstanding debt, including debt subject to compromise for which interest expense is not recognized in accordance with the provisions of SOP 90-7.  The Company did not record contractual interest expense on certain unsecured prepetition debt during the nine months ended September 30, 2009.  See Note 6 for further details.

Debtor-In-Possession (“DIP”) Financing

On February 13, 2009, the Bankruptcy Court entered an order (the “Interim Order”) granting interim approval of a Secured Super-Priority Debtor-In-Possession Multiple Draw Term Loan Agreement (the “DIP Credit Agreement”) with The Bank of New York Mellon, as administrative agent, and the Lenders from time to time party thereto, as well as other documents relating thereto. The Company’s Canadian subsidiaries received similar relief under the CCAA. Also on February 13, 2009 (the “Closing Date”), the Debtors entered into the DIP Credit Agreement. On March 20, 2009, the Bankruptcy Court granted final approval of the DIP Credit Agreement.

 The DIP Credit Agreement provides for borrowings up to an aggregate committed amount of $75,000,000, consisting of (i) an initial $25,000,000 term loan borrowing on the Closing Date, (ii) up to three additional term loan borrowings after the Closing Date in an aggregate amount not to exceed $25,000,000, and (iii) subject to the satisfaction of certain conditions, one additional $25,000,000 term loan borrowing for the purpose of paying debt of foreign subsidiaries (the borrowing described in this clause (iii), the “Debt Repayment Borrowing”). The outstanding principal amount of the loans under the DIP Credit Agreement, plus interest accrued and unpaid thereon, will be due and payable in full at maturity, which is, subject to an earlier maturity date under certain circumstances, no later than the nine-month anniversary of the Closing Date (subject to a one-month extension if a plan of reorganization is confirmed by the Bankruptcy Court and recognized by the Canadian Court).

Borrowings under the DIP Credit Agreement are guaranteed by the Debtors, and are secured by (i) first priority liens in certain presently owned and hereafter acquired assets of the Debtors not subject to a lien in and security interest on the date of the Chapter 11 Petitions, (ii) junior liens in all property of the Debtors that is subject to a lien in or security interest on the date of the Chapter 11 Petitions (other than priming liens described in the next sentence) and (iii) first priority senior priming liens in all property of the Debtors that is subject to a lien in or security interest on the date of the Chapter 11 Petitions securing the Pre-Petition Secured Facilities and the Second Lien Notes (other than the liens of the Prepetition Working Capital Agent and Prepetition Working Capital Lenders in the Prepetition Working Capital First Priority Collateral, the Postpetition Working Capital First Priority Collateral, and the liens of the Fixed Asset Agent and the Fixed Asset Lenders under the Prepetition Fixed Asset Credit Agreement), in each case subject to certain permitted liens. Subject to certain exceptions, the DIP Credit Agreement requires certain mandatory prepayments of borrowings from the net proceeds of certain asset dispositions, casualty or condemnation payments and equity or debt issuances. In addition, the DIP Loan Agreement requires a mandatory prepayment of any proceeds of the Debt Repayment Borrowing not used to pay down pre-petition debt as set forth in the DIP Loan Agreement.

The DIP Credit Agreement includes affirmative, negative and financial covenants that impose substantial restrictions on the financial and business operations of the Company and certain of its subsidiaries, including their ability to incur or secure debt, make investments, sell assets, pay dividends or make acquisitions. The DIP Credit Agreement contains events of default customary for debtor-in-possession financings of this type. As of September 30, 2009, we had $40.0 million of borrowings outstanding under the DIP Credit Agreement with remaining availability of $35.0 million and were in compliance with the covenants of this agreement.

Current Credit Facilities

On July 18, 2006, the Company and/or certain of its subsidiaries entered into (i) a Working Capital Credit Agreement, among the Company, certain of its subsidiaries, the lenders party thereto, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager (the "Working Capital Credit Agreement"), and (ii) a Fixed Asset Credit Agreement, among Pliant Corporation Pty Ltd., Pliant Corporation of Canada Ltd., Pliant Film Products GmbH and Aspen Industrial, S.A. de C.V., as borrowers, the lenders party thereto, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager (the "Fixed Asset Credit Agreement", and together with the Working Capital Credit Agreement, the "Revolving Credit Facilities"). The Revolving Credit Facilities provide up to $200 million of total commitments, subject to the previously disclosed borrowing base. The Working Capital Credit Agreement includes a $20 million letter of credit sub-facility, with letters of credit reducing availability thereunder, and each of the Revolving Credit Facilities includes sub-limits for loans to certain of the foreign subsidiaries of the Company which are borrowers under the Revolving Credit Facilities.

        The Revolving Credit Facilities matured one month prior to the respective maturity dates of the Company's senior notes: May 15, 2009 with respect to the Company's 2004 Notes and Amended 2004 Notes, and August 15, 2009 with respect to the Company's 2003 Notes. The interest rates for all loans other than those made to the Company's German subsidiary range from, in the case of alternate base rate loans, the alternate base rate (either prime rate or .50% over the Federal Funds Rate) plus 1.75% to the alternate base rate plus 2.00% and, in the case of Eurodollar loans, LIBOR plus 2.75% to LIBOR plus 3.00%, in each case depending on the amount of available credit. The interest rates for loans made in connection with the loans to the Company's German subsidiary are, in the case of alternate base rate loans, the alternate base rate plus 5.00% and, in the case of Eurodollar loans, LIBOR plus 6.00%. The commitment fee for the unused portion of the Revolving Credit Facilities is 0.375% per annum.

        On February 6, 2009, Pliant Corporation (the “Company”) received a notice (the “WCCA Default Notice”) from Merrill Lynch Bank USA, as Administrative Agent under the Working Capital Credit Agreement, dated as of July 18, 2006, among the Company, certain subsidiaries of the Company, the Lenders party thereto, and Merrill Lynch Bank USA, as Administrative Agent (the “Working Capital Credit Agreement”) stating that the Company incorrectly calculated the Domestic Borrowing Base (as defined in the Working Capital Credit Agreement) in the Borrowing Base Certificate (as defined in the Working Capital Credit Agreement) that the Company delivered to the Administrative Agent on February 2, 2009. The WCCA Default Notice provided that an incorrect calculation of the Domestic Borrowing Base is an Event of Default pursuant to Section VII(o) of the Working Capital Credit Agreement. The WCCA Default Notice also stated that the Company failed to prepay a portion of the outstanding loans as required by Section 2.10(b)(i) of the Working Capital Credit Agreement, which constituted an Event of Default pursuant to Section VII(a) of the Working Capital Credit Agreement. The WCCA Default Notice indicated that, as a result of the occurrence of such Events of Default, the interest rate applicable to all outstanding loans under the Working Capital Credit Agreement would be increased by 2.50% and demanded that the Company deposit approximately $6.3 million as additional cash collateral. Prior to the Company’s receipt of the WCCA Default Notice, the interest rate applicable to outstanding loans made to the Company and the Company’s U.S. subsidiaries under the Working Capital Credit Agreement was, in the case of alternate base rate loans, 5.00% and, in the case of Eurodollar loans, 3.13625%. Prior to the Company’s receipt of the WCCA Default Notice, the interest rate applicable to the other outstanding loans under the Working Capital Credit Agreement was, in the case of loans made to the Company’s Mexican subsidiary, 3.136250%, in the case of loans made to the Company’s Canadian subsidiaries, 3.38625% and, in the case of loans made to the Company’s German subsidiary, 6.38625%. The aggregate principal amount outstanding under the Working Capital Credit Agreement is approximately $158.2 million exclusive of letters of credit.

        Also on February 6, 2009, Pliant Corporation of Canada Ltd., a subsidiary of the Company, received a notice (the “FACA Default Notice”) from the Administrative Agent under the Fixed Asset Credit Agreement, dated as of July 18, 2006, among certain subsidiaries of the Company, the Lenders party thereto, and Merrill Lynch Bank USA, as Administrative Agent (the “Fixed Asset Credit Agreement”) stating that the occurrence of an Event of Default under the Working Capital Credit Agreement constituted an Event of Default pursuant to Section VII(p) of the FACA. The FACA Default Notice indicated that, as a result of the occurrence of such Event of Default, the interest rate applicable to all outstanding loans under the Fixed Asset Credit Agreement would be increased by 2.50%. Prior to the Company’s receipt of the FACA Default Notice, the interest rate applicable to all outstanding loans under the Fixed Asset Credit Agreement was 3.38625%. No aggregate principal amount is outstanding under the Fixed Asset Credit Agreement.

The Revolving Credit Facilities contain covenants that will limit the ability of Pliant and its subsidiaries, subject to certain exceptions, to, among other things, incur or guarantee additional indebtedness, issue preferred stock or become liable in respect of any obligation to purchase or redeem stock, create liens, merge or consolidate with other companies, change lines of business, make certain types of investments, sell assets, enter into certain sale and lease-back and swap transactions, pay dividends on or repurchase stock, make distributions with respect to certain debt obligations, enter into transactions with affiliates, restrict dividends or other payments from the Company's subsidiaries, modify corporate and certain material debt documents, cancel certain debt, or change its fiscal year or accounting policies. The Revolving Credit Facilities also require the Company to comply with a fixed charge coverage ratio of 1.00 to 1.00 for the first year of the facility and of 1.10 to 1.00 thereafter; provided, that such coverage ratio shall only apply during periods in which the amount of availability is and remains less than $20 million for a specified number of days. Once the amount of availability increases and remains above $20 million for a specified number of days, such coverage ratio becomes inapplicable. In addition, the amount of availability under the Revolving Credit Facilities must not be less than $10 million at any time. The loans will automatically become immediately due and payable without notice upon the occurrence of an event of default involving insolvency or bankruptcy of the Company or any of its subsidiaries. Upon the occurrence and during the continuation of any other event of default under the Revolving Credit Facilities, by notice given to the Company, the administrative agent of the Revolving Credit Facilities may, and if directed by the Required Lenders (as defined in the Revolving Credit Facilities) must, terminate the commitments and/or declare all outstanding loans to be immediately due and payable.

        The Working Capital Credit Agreement is secured by a first-priority security interest in substantially all our inventory, receivables and deposit accounts, capital stock of, or other equity interests in, our existing and future domestic subsidiaries and first-tier foreign subsidiaries, investment property and certain other assets of the Company and its subsidiaries and a second-priority security interest in fixed assets of the Company and its subsidiaries party to the Working Capital Credit Agreement. The Fixed Asset Credit Agreement is secured by a first-priority security interest in the fixed assets of certain foreign subsidiaries of the Company and a second-priority security interest in capital stock of the fixed asset borrowers and their subsidiaries.

        As of September 30, 2009, the Company had borrowings of $144.1 million under the Revolving Credit Facilities, along with $35.7 million in cash and cash equivalents.

Amended 2004 Notes

        As of September 30, 2009, the Company had $415.1 million aggregate principal amount of 11.85% (formerly 11 5/8%) Senior Secured Notes due 2009 (the "Amended 2004 Notes") outstanding. The Amended 2004 Notes accrued payment-in-kind interest at the rate of 11 5/8% from the date of issuance until July 18, 2006, on which date the interest rate was increased by .225% to 11.85% in accordance with the Plan. Such incremental interest rate increase of .225% also accrues as payment-in-kind interest. The Amended 2004 Notes matured on June 15, 2009 and interest is payable semi-annually on each June 15 and December 15.

        The Amended 2004 Notes are secured on a first-priority basis by a security interest in our real property, fixtures, equipment, intellectual property and other assets other than the second-priority collateral and on a second-priority basis by a security interest in substantially all our inventory, receivables and deposit accounts, 100% of the capital stock of or other equity interests in existing and future domestic subsidiaries and foreign subsidiaries that are note guarantors, 65% of the capital stock of or other equity interests in existing and future first-tier foreign subsidiaries that are not note guarantors, investment property and certain other assets of the Company and the note guarantors. The Amended 2004 Notes are guaranteed by the Company's existing and future domestic restricted subsidiaries and certain foreign subsidiaries.

2004 Notes

        As of September 30, 2009, the Company had $7.9 million of 11.35% (formerly 11⅛%) Senior Secured Discount Notes due 2009 (the "2004 Notes") outstanding. The 2004 Notes accreted at the rate of 11 1/8% from the date of issuance until July 18, 2006, on which date the interest rate was increased by .225% to 11.35% in accordance with the Plan. The 2004 Notes accreted at the rate of 11.35% until December 15, 2006 to an aggregate principal amount of $1,000.88 per $1,000 stated principal amount. Commencing on December 15, 2006, interest on the 2004 Notes began accruing at the rate of 11.35% with such incremental interest rate increase of .225% accruing as payment-in-kind interest and the remaining 11⅛% payable in cash semiannually on June 15 and December 15, commencing on June 15, 2007. The 2004 Notes were due on June 15, 2009.

        The 2004 Notes are secured by a first-priority security interest in the first-priority note collateral and a second-priority security interest in the second-priority note collateral. The 2004 Notes are guaranteed by the Company's existing and future domestic restricted subsidiaries and certain foreign subsidiaries.

       2003 Notes

        As of December 31, 2008, the Company had $250 million of 11⅛% Senior Secured Notes due 2009 (the "2003 Notes") outstanding. The 2003 Notes accrued interest from the date of issuance through September 30, 2006 at the rate of 11⅛% and will continue to accrue interest at such rate through the date of maturity. The 2003 Notes matured on September 1, 2009 and interest is payable in cash semiannually on each March 1 and September 1.

        The 2003 Notes rank equally with the Company's existing and future senior debt and rank senior to its existing and future subordinated indebtedness, including the 2006 Notes. The 2003 Notes are secured by a second priority security interest in both the first priority note collateral and the second priority note collateral. The 2003 Notes are guaranteed by some of the Company's subsidiaries.

2007 Notes

        On June 14, 2007, the Company entered into the 2007 Note Indenture among the Company and Pliant Corporation International, Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Pliant Solutions Corporation, Uniplast Holdings, Inc., Uniplast U.S., Inc. and Uniplast Industries Co., as guarantors (collectively, the "2007 Note Guarantors"), and the Bank of New York Trust Company, N.A., as trustee (the "2007 Note Trustee") with respect to the issuance on such date of the Company's 18% Senior Subordinated Notes due 2012 (the "2007 Notes") in an aggregate principal amount of $24 million (the "2007 Notes Indenture"). The 2007 Note Indenture provides that interest will accrue on the 2007 Notes from the date of issuance at the rate of 18% per annum until maturity on July 15, 2012 and will be payable semi-annually on each January 15 and July 15, commencing July 15, 2007, to holders of record of the 2007 Notes on the immediately preceding January 1 or July 1. Pursuant to the 2007 Note Indenture, the Company may redeem the 2007 Notes in whole or in part at the applicable redemption price, which in each of the first four years is equal to a de-escalating premium over par, plus accrued and unpaid interest to the redemption date, as set forth in the 2007 Notes. The 2007 Note Indenture provides the holders of the 2007 Notes with the right to require the Company to repurchase the 2007 Notes at a repurchase price equal to the then applicable redemption price plus accrued and unpaid interest upon a change of control of the Company (as defined in the 2007 Note Indenture). The 2007 Note Indenture does not provide for a sinking fund with respect to the 2007 Notes. The 2007 Notes Indenture contains customary provisions that may result in an event of default, after notice and expiration of a cure period in certain circumstances, and acceleration of the indebtedness thereunder, including failure to timely pay principal and interest on the 2007 Notes or comply with the covenants set forth in the 2007 Note Indenture.

6.                 Interest Expense—Current and Long-term debt

Interest expense—current and long-term debt in the statements of operations for the nine months ended September 30, 2009 and 2008 is as follows (in thousands):

	Nine Months Ended
	September 30,
	2009	2008
Interest expense, net
Debtor-In-Possession Financing	$3,704	$—
Revolving Credit Facilities	6,507	7,131
2007 Notes (a)	489	3,240
Amended 2004 Notes	34,442	30,696
2004 Notes	668	666
2003 Notes (a)	3,145	20,859
Other, net	2,335	1,577
Interest expense accrued, net	51,290	64,169
Recurring amortization of financing fees	5,301	4,427
TOTAL	$56,591	$68,596

Cash interest payments
Debtor-In-Possession Financing	$3,704	$—
Revolving Credit Facilities	6,418	7,200
2004 Notes	—	435
2003 Notes	—	27,813
2007 Notes	—	4,320
Other, net	1,496	2,155
TOTAL	$11,618	$41,923
(a) Interest expenses for 2009 includes only interest through February 10, 2009 as the 2003 Notes and 2007 Notes are impaired for bankruptcy proceedings.  Interest expense for these notes for the period of February 11, 2009 through September 30, 2009 would have been $17,714 and $2,751, respectively.

7. Income Taxes

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With a few exceptions, the Company is no longer subject to U.S. federal, state and local, or N on-U.S. income tax examinations by tax authorities for the years prior to 2000. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as income tax expense. Accrued interest and penalties are insignificant at September 30, 2009. The Company believes that it has appropriate support for income tax positions taken or to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open years based on an assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter.

There was a change in control for tax purposes in December 2008.

For the nine months ended September 30, 2009, income tax benefits of $14.1 million were recorded on pretax losses from operations of $70.2 million as compared to an income tax benefit of $0.1 million on pretax loss from operations of $73.8 million for the nine months ended September 30, 2008. Income tax benefits related to net operating losses in the United States for 2008 and prior years are offset by a valuation allowance as the realization of these tax benefits is not certain. Therefore, the income tax expense in the statements of operations for the nine months ended September 30, 2008 primarily reflects foreign income taxes. The income tax benefit for the nine months ended September 30, 2009 reflects the future tax benefit of the current year net operating loss in the United States.

8. Other Comprehensive Income (Loss)

Other comprehensive income (loss) for the nine months ended September 30, 2009 and 2008 was ($57.8) million and ($76.1) million, respectively. The components of other comprehensive loss are net income (loss), changes in unrecognized pension benefit costs, and foreign currency translation.

9. Operating Segments

Operating segments are components of our business for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. This information is reported on the basis that it is used internally for evaluating segment performance.

The Company has four operating segments: Specialty Films, which manufactures personal care, medical and agricultural films; Printed Products, which produces printed rollstock, bags and sheets used to package food and consumer goods; Industrial Films, which manufactures stretch film used to bundle, unitize and protect palletized loads during shipping and storage and PVC films used by supermarkets, delicatessens and restaurants to wrap meat, cheese and produce; and Engineered Films, which manufactures film for sale to converters of flexible packaging and a variety of barrier and custom films for smaller niche flexible packaging and industrial markets.

We evaluate the performance of our operating segments based on net sales (excluding inter-company sales) and segment profit. Sales and transfers between our segments are eliminated in consolidation. The segment profit reflects income before interest expense, income taxes, depreciation, amortization, restructuring costs and other non-cash charges and net adjustments for certain unusual items. Our reportable segments are managed separately with separate management teams, because each segment has differing products, customer requirements, technology and marketing strategies.

Segment profit and segment assets as of and for the periods ended September 30, 2009 and September 30, 2008 are presented in the following table (in thousands):

	Engineered Films	Industrial Films	Specialty Films	Printed Products	Corporate / Other	Total
Nine months ended Sept. 30, 2009
Net sales to customers	$201,677	$191,479	$135,273	$155,459	$3,053	$686,941
Intersegment sales	14,511	995	7,314	604	(23,424)	—
Total net sales	216,188	192,474	142,587	156,063	(20,371)	686,941
Depreciation and amortization	9,067	5,077	6,654	9,138	2,438	32,374
Interest expense	1,145	190	34	1,884	53,338	56,591
Segment profit	23,578	21,942	15,852	11,289	(10,317)	62,344
Capital expenditures	7,885	808	3,391	7,195	889	20,168
As of Sept. 30, 2009
Segment assets	$147,443	$93,082	$103,114	$126,592	$60,414	$530,645
Nine months ended Sept. 30, 2008
Net sales to customers	$262,757	$264,131	$177,928	$172,263	$3,940	$881,019
Intersegment sales	22,466	3,101	6,995	6	(32,568)	—
Total net sales	285,223	267,232	184,923	172,269	(28,628)	881,019
Depreciation and amortization	9,616	5,273	7,366	7,613	3,311	33,179
Interest expense	1,254	425	52	2,533	64,332	68,596
Segment profit	14,808	18,372	12,341	10,151	(16,951)	38,721
Capital expenditures	6,983	1,265	2,899	9,493	1,341	21,981
As of December 31, 2008
Segment assets	$144,359	$92,317	$108,264	$128,548	$58,992	$532,480

A reconciliation of the totals reported for the operating segments to the totals reported in the consolidated financial statements for the nine months ended September 30, 2009 and September 30, 2008 and as of September 30, 2009 and December 31, 2008 is as follows (in thousands) (unaudited):

	Nine Months Ended
	September 30,
	2009	2008
Profit or Loss
Total segment profit	$62,344	$38,721
Depreciation and amortization	(32,374)	(33,179)
Restructuring and other costs	(3,402)	(10,485)
Plant consolidation costs in cost of sales	(6,386)	—
Reorganization costs	(28,163)	(159)
Fixed asset impairments	(5,623)	(112)
Interest expense	(56,591)	(68,596)
Loss before income taxes	$(70,195)	$(73,810)

	September 30,	December 31,
	2009	2008
Assets
Total assets from reportable segments	$470,230	$473,488
Other unallocated assets	60,415	58,992
Total consolidated assets	$530,645	$532,480

Net sales and long-lived assets of our U.S. and foreign operations are as follows:

	Nine Months Ended
	September 30,
	2009	2008
Net Sales
United States	$564,520	$26,511
Foreign countries(a)	122,421	154,508
Total	$686,941	$881,019

	September 30, 2009	December 31, 2008
Long-lived assets
United States	$223,728	$240,541
Foreign countries	28,662	29,531
Total	$252,390	$270,072

Total assets
United States	$436,872	$443,449
Foreign countries	93,773	89,031
Total	$530,645	$532,480

(a) Foreign countries include Australia, Canada, Germany and Mexico, none of which individually represents 10% of consolidated net sales or long-lived assets.

10. Defined Benefit Plans

The Company sponsors three noncontributory defined benefit pension plans in the United States covering domestic employees with 1,000 or more hours of service. The Company funds these in accordance with the funding requirements of the Employee Retirement Income Security Act of 1974. Contributions are intended to not only provide for benefits attributed to service to date but also for those expected to be earned in the future. We also sponsor two defined benefit plans in Canada and one defined benefit plan in Germany.

The consolidated net periodic pension expense (benefit) for the nine months ended September 30, 2009 and 2008 includes the following components (in thousands):

	Nine Months Ended September 30,
	2009	2008

Service cost-benefits earned during the period	$76	$443
Interest cost on projected benefit obligation	4,200	4,265
Expected return on assets	(4,247)	(5,265)
Other	449	96
Net periodic pension expense (benefit)	$478	$(461)

11. Contingencies

Litigation.  We are involved in various litigation matters from time to time in the ordinary course of our business, including matters described in previous filings. In our opinion, none of such litigation is material to our financial condition or results of operations.

12. Condensed Consolidating Financial Statements

The following condensed consolidating financial statements present, in separate columns, financial information for (i) Pliant (on a parent only basis) with its investment in its subsidiaries recorded under the equity method, (ii) guarantor subsidiaries (as specified in the Indenture dated as of May 30, 2003, as amended (the “2003 Indenture”) relating to the 2003 Notes, the First Supplemental Indenture with respect to the Amended and Restated Indenture relating to the 2004 Notes and the Amended 2004 Notes, and the 2007 Note Indenture (the 2003 Indenture, the Amended and Restated Indenture, as amended by the First Supplemental Indenture, and the 2007 Note Indenture, collectively, the “Indentures”) on a combined basis, with any investments in non-guarantor subsidiaries specified in the Indentures recorded under the equity method, (iii) direct and indirect non-guarantor subsidiaries on a combined basis, (iv) the eliminations necessary to arrive at the information for Pliant and its subsidiaries on a consolidated basis, and (v) Pliant on a consolidated basis, in each case as of September 30, 2009 and December 31, 2008 and for the three and nine months ended September 30, 2009 and September 30, 2008. The 2003 Notes, the 2004 Notes, the Amended 2004 Notes, and the 2007 Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary and each guarantor subsidiary is 100% owned, directly or indirectly, by Pliant, except that the Amended 2004 Notes are not guaranteed by Pliant Solutions Corporation (“Pliant Solutions”). Substantially all of the assets of Pliant Solutions were sold on September 30, 2004, the remainder disposed prior to December 31, 2005 and Pliant Solutions dissolved as of December 27, 2007. There are no contractual restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to Pliant. The condensed consolidated financial statements are presented herein, rather than separate financial statements for each of the guarantor subsidiaries, because management believes that separate financial statements relating to the guarantor subsidiaries are not material to investors.

PLIANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEET
AS OF SEPTEMBER 30, 2009 (DOLLARS IN THOUSANDS) (UNAUDITED)
	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,295	$1,309	$5,079	$—	$35,683
Receivables, net of allowances	82,372	5,301	26,334	—	114,007
Inventories	75,779	2,404	11,573	—	89,756
Prepaid expenses and other	9,290	1,246	2,401	—	12,937
Income taxes receivable, net	(202)	362	108	—	268
Deferred income taxes	11,101	68	—	—	11,169

Total current assets	207,635	10,690	45,495	—	263,820
PLANT AND EQUIPMENT, net	223,728	6,413	22,249	—	252,390
GOODWILL	1,118	—	1,482	—	2,600
INTANGIBLE ASSETS, net	342	3,546	—	—	3,888
INVESTMENT IN SUBSIDIARIES	(18,490)	—	—	18,490	—
OTHER ASSETS	4,052	—	3,895	—	7,947

TOTAL ASSETS	$418,385	$20,649	$73,121	$18,490	$530,645

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
CURRENT LIABILITIES:
Debtor-In-Possession Financing	$40,000	$—	$—	$—	$40,000
Current portion of long-term debt	20,492	—	3,161	—	23,653
Trade accounts payable	47,201	2,690	11,570	—	61,461
Accrued liabilities	42,091	691	4,139	—	46,921
Due to (from) affiliates	(16,685)	3,457	13,228	—	—

Total current liabilities	133,099	6,838	32,098	—	172,035
LONG-TERM DEBT, net of current portion	—	—	—	—	—
OTHER LIABILITIES	30,998	773	6,832	—	38,603
DEFERRED INCOME TAXES	23,080	(37)	(268)	—	22,775
LIABILITIES SUBJECT TO COMPROMISE	802,676	77,199	(11,175)	—	868,700

Total liabilities	989,853	84,773	27,487	—	1,102,113
STOCKHOLDERS’ (DEFICIT):
Preferred Stock	309,166	—	—	—	309,166
Common stock	1	—	11,916	(11,916	1
Paid-in capital	155,341	14,020	78,144	(92,164	155,341
Retained earnings (deficit)	(993,280)	(80,341)	(33,906)	114,247	(993,280)
Accumulated other comprehensive loss	(42,696)	2,197	(10,520)	8,323	(42,696)

Total stockholders’ (deficit)	(571,468)	(64,124)	45,634	18,490	(571,468)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$418,385	$20,649	$73,121	$18,490	$530,645

PLIANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2008 (DOLLARS IN THOUSANDS) (UNAUDITED)
	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,996	$924	$3,565	$—	$28,485
Receivables	88,428	4,130	24,551	—	117,109
Inventories	66,065	2,301	11,557	—	79,923
Prepaid expenses and other	2,951	378	2,561	—	5,890
Income taxes receivable	(228)	359	591	—	722
Deferred income taxes	10,690	14	1	—	10,705

Total current assets	191,902	8,106	42,826	—	242,834
PLANT AND EQUIPMENT, net	240,541	6,505	23,026	—	270,072
GOODWILL	1,118	—	1,304	—	2,422
INTANGIBLE ASSETS, net	475	3,394	—	—	3,869
INVESTMENT IN SUBSIDIARIES	(22,237)	—	—	22,237	—
OTHER ASSETS	9,416	—	3,867	—	13,283

TOTAL ASSETS	$421,215	$18,005	$71,023	$22,237	$532,480

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current portion of long-term debt	$815,631	$16,700	$25,550	$—	$857,881
Trade accounts payable	48,930	2,212	10,546	—	61,688
Accrued liabilities	52,981	(291)	3,047	—	55,737
Due to (from) affiliates	(47,344)	60,638	(13,294)	—	—

Total current liabilities	870,198	79,259	25,849	—	975,306
LONG-TERM DEBT, net of current portion	—	—	—	—	—
OTHER LIABILITIES	25,788	657	5,810	—	32,255
DEFERRED INCOME TAXES	38,943	14	(324)	—	38,633

Total liabilities	934,929	79,930	31,335	—	1,046,194

STOCKHOLDERS' (DEFICIT):
Preferred Stock	302,424	—	—	—	302,424
Common stock	1	—	11,916	(11,916)	1
Paid in capital	155,341	14,020	78,144	(92,164)	155,341
Retained earnings (deficit)	(930,426)	(79,049)	(36,688)	115,737	(930,426)
Accumulated other comprehensive loss	(41,054)	3,104	(13,684)	10,580	(41,054)

Total stockholders' (deficit)	(513,714)	(61,925)	39,688	22,237	(513,714)

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$421,215	$18,005	$71,023	$22,237	$532,480

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATING INCOME STATEMENT
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 (IN THOUSANDS) (UNAUDITED)

	Pliant	Combined	Combined		Consolidated
	Corporation	Guarantor	Non-Guarantor		Pliant
	(Parent Only)	Subsidiaries	Subsidiaries	Eliminations	Corporation
NET SALES	$587,957	$25,202	$97,219	$(23,437)	$686,941
COST OF SALES	532,103	23,691	84,790	(23,437)	617,147
GROSS PROFIT	55,854	1,511	12,429	—	69,794
OPERATING EXPENSES	76,171	1,695	6,117	—	83,983
OPERATING INCOME (LOSS)	(20,317)	(184)	6,312	—	(14,189)
INTEREST EXPENSE	(55,546)	(231)	(814)	—	(56,591)
EQUITY IN EARNINGS OF SUBSIDIARIES	1,489	—	—	(1,489)	—
OTHER INCOME (EXPENSE)—Net	2,310	(946)	(779)	—	585
INCOME (LOSS) BEFORE INCOME TAXES	(72,064)	(1,361)	4,719	(1,489)	(70,195)
INCOME TAX EXPENSE (BENEFIT)	(15,939)	(68)	1,937	—	(14,070)
NET INCOME (LOSS)	$(56,125)	$(1,293)	$2,782	$(1,489)	$(56,125)

PLIANT CORPORATION AND SUBSIDIARIES
 CONDENSED CONSOLIDATING INCOME STATEMENT
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 (IN THOUSANDS) (UNAUDITED)

	Pliant	Combined	Combined		Consolidated
	Corporation	Guarantor	Non-Guarantor		Pliant
	(Parent Only)	Subsidiaries	Subsidiaries	Eliminations	Corporation
NET SALES	$759,093	$32,226	$122,283	$(32,583)	$881,019
COST OF SALES	709,861	32,560	111,157	(32,583)	820,995
GROSS PROFIT	49,232	(334)	11,126	—	60,024
OPERATING EXPENSES	58,155	1,461	5,905	—	65,521
OPERATING INCOME (LOSS)	(8,923)	(1,795)	5,221	—	(5,497)
INTEREST EXPENSE	(65,453)	(313)	(2,830)	—	(68,596)
EQUITY IN EARNINGS OF SUBSIDIARIES	(3,225)	—	—	3,225	—
OTHER INCOME (EXPENSE)—Net	3,720	(1,154)	(2,283)	—	283
INCOME (LOSS) BEFORE INCOME TAXES	(73,881)	(3,262)	108	3,225	(73,810)
INCOME TAX EXPENSE (BENEFIT)	(149)	(1,302)	1,373	—	(78)
NET INCOME (LOSS)	$(73,732)	$(1,960)	$(1,265)	$3,225	$(73,732)

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 (IN THOUSANDS) (UNAUDITED)

	Pliant	Combined	Combined		Consolidated
	Corporation	Guarantor	Non-Guarantor		Pliant
	(Parent Only)	Subsidiaries	Subsidiaries	Eliminations	Corporation
CASH FLOW PROVIDED BY (USED IN) OPERATING ACTIVITIES	$6,294	$6,828	$14,571	$—	$27,693
CASH FLOWS FROM INVESTING ACTIVITIES:
Asset transfers	230	—	(230)	—	—
Capital expenditures for plant and equipment	(18,362)	(776)	(1,030)	—	(20,168)
Net cash used in investing activities	(18,132)	(776)	(1,260)	—	(20,168)
CASH FLOWS FROM FINANCING ACTIVITIES:
Debtor-In-Possession Financing	40,000	—	—	—	40,000
Borrowings under capital leases and other, net	1,876	—	(89)	—	1,787
Loans (to) from affiliates	(10,000)	—	10,000	—	—
Repayments of Revolving Credit Facilities	(9,950)	(2,300)	(22,379)	—	(34,629)
Payment of financing fees	(6,713)	—	—	—	(6,713)
Net cash provided by/(used in) financing activities	15,213	(2,300)	(12,468)	—	445
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,924	(3,367)	671	—	(772)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,299	385	1,514	—	7,198
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	23,996	924	3,565	—	28,485
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	29,295	1,309	5,079	—	35,683

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 (IN THOUSANDS) (UNAUDITED)
	Pliant	Combined	Combined		Consolidated
	Corporation	Guarantor	Non-Guarantor		Pliant
	(Parent Only)	Subsidiaries	Subsidiaries	Eliminations	Corporation
CASH FLOW PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(32,186)	$818	$1,904	$—	$(29,464)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	2,959	—	—	—	2,959
Asset transfers	995	(27)	(968)	—	—
Capital expenditures for plant and equipment	(20,881)	(747)	(353)	—	(21,981)
Net cash used in investing activities	(16,927)	(774)	(1,321)	—	(19,022)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under capital lease	11,369	—	—	—	11,369
Repayment of capital leases and other, net	(783)	—	(53)	—	(836)
Loans (to) from affiliates	5,000	—	(5,000)	—	—
Borrowings under Revolving Credit Facilities	50,000	—	5,000	—	55,000
Net cash provided by/(used in) financing activities	65,586	—	(53)	—	65,533
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	334	(88)	(333)	—	(87)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	16,807	(44)	197	—	16,960
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	7	3,609	3,642	—	7,258
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	16,814	3,565	3,839	—	24,218

See notes to condensed consolidated financial statements.

13. Subsequent Events

On the Petition Date, the Debtors filed a proposed Chapter 11 plan of reorganization (as subsequently amended, the “Debtors’ Plan”) accompanied by a Disclosure Statement for the Debtors’ Plan (as subsequently amended, the “Debtors’ Disclosure Statement”).  On the Petition Date, the Debtors also filed a Restructuring & Lockup Agreement (the “Lockup Agreement”) between the Debtors and certain First Lien Noteholders (as defined in the Lockup Agreement) to support the Debtors’ Plan.  Under the Debtors’ Plan, as originally proposed, the common equity in the Reorganized Debtors would be distributed to the First Lien Noteholders on account of their claims, and second lien noteholders and general unsecured creditors would receive warrants to purchase common stock of reorganized Pliant in certain circumstances.

The Debtors subsequently revised their plan to provide, among other things, that unsecured creditors, including second lien noteholders, would each receive a pro rata distribution of interests in a creditor trust that will hold:  (a) 1.5% of the new common stock that would be issued under the Debtors’ Plan; (b) warrants for the purchase of 7.5% of the number of shares of new common stock that would be issued under the Debtors’  Plan at an exercise price per share that reflects an aggregate market value of equity of $420 million with a term of eight years; and (c) warrants for the purchase of 12.5% of the number of shares of new common stock that would be issued under the Debtors’ Plan at an exercise price per share that reflects an aggregate market value of equity of $500 million with a term of eight years.

On March 17, 2009, Apollo presented the Debtors and the Official Committee of Unsecured Creditors (the “Committee”) with a non-binding term sheet describing the structure of its proposal for a plan of reorganization and, in a term sheet dated April 3, 2009, Apollo furnished additional details concerning its proposal, which was subsequently revised in May 2009.

On May 6, 2009, the Committee filed a motion to terminate the Debtors’ exclusive periods to file a Chapter 11 plan of reorganization and to solicit acceptances thereof.  Apollo joined in that motion (the “Exclusivity Termination Motion”).  Both the Debtors and ad hoc committee of First Lien Noteholders objected to the Exclusivity Termination Motion.

On June 1, 2009, Apollo presented the Debtors and Committee with a further revised proposal, which included drafts of a disclosure statement, a plan, the indenture governing the new senior secured notes, and the intercompany services agreement.  On June 4, 2009, Apollo filed these documents with the Court under seal.

On June 10, 2009, the Debtors filed a motion for an order extending the Debtors exclusive periods within which to file a Chapter 11 plan (the “Exclusivity Extension Motion”).  Both Apollo and the Committee objected to the Exclusivity Extension Motion.

On June 29 and 30, 2009, the Bankruptcy Court held an evidentiary hearing on the Exclusivity Termination Motion and the Exclusivity Extension Motion.  At the close of the hearing, the Bankruptcy Court ruled that the Debtors’ exclusive periods would be terminated.  On July 2, 2009, the Bankruptcy Court entered orders granting the Exclusivity Termination Motion and denying the Exclusivity Extension Motion (the “Exclusivity Orders”).  Apollo filed a disclosure statement and plan with the Bankruptcy Court on July 9, 2009.  On July 17, 2009, the Debtors filed a motion for a stay pending appeal of the Exclusivity Orders and a request for certification of the Exclusivity Orders for direct appeal to the United States Court of Appeals for the Third Circuit.

On July 31, 2009, the Bankruptcy Court heard motions to approve the Apollo disclosure statement and the Debtors’ disclosure statement, Apollo and the ad hoc committee of First Lien Noteholders reached an agreement whereby the ad hoc committee of First Lien Noteholders would support Apollo’s plan with agreed modifications and withdraw their objections.   Apollo agreed to modify its proposal so as to provide the First Lien Noteholders the treatment set forth in the Plan and described elsewhere in the Disclosure Statement.

On August 13, 2009, the Board of Directors of Pliant met and resolved to support Apollo’s proposal and join as co-proponents with Apollo of the Apollo plan (the “Joint Plan”).

On August 17, 2009, the Bankruptcy Court entered an order approving the disclosure statement describing the Joint Plan, the procedures for soliciting and tabulating votes on the Joint Plan, and various dates and deadlines in connection with confirming the Joint Plan.  The deadline for voting on the Joint Plan was September 25, 2009.  All classes entitled to vote on the Joint Plan accepted the Joint Plan.  On October 6, 2009, the Bankruptcy Court held a hearing to consider confirmation of the Joint Plan and entered an order confirming the Joint Plan.

On October 13, 2009, Berry Plastics Corporation (“Berry”), a leading manufacturer and marketer of plastic packaging products, announced that it intended to purchase substantially all of the capital stock of the Company (in excess of 99.99%) upon Pliant’s emergence from bankruptcy.

    Berry has announced that it will not operate Pliant as a stand alone business unit.  Berry will consolidate certain business units within an existing Berry business unit and will create a new division for the remaining Pliant business units.  The majority of Pliant’s administrative functions will be consolidated and synergized with similar Berry functions.  On December 3, 2009 Pliant emerged from bankruptcy and Berry purchased substantially all of the capital stock of the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Berry Plastics Corporation

We have audited the accompanying consolidated balance sheets of Berry Plastics Corporation (a wholly owned subsidiary of Berry Plastics Group, Inc.) as of September 26, 2009 and September 27, 2008, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income (loss), and cash flows for each of the three years in the period ended September 26, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Berry Plastics Corporation at September 26, 2009 and September 27, 2008 and the consolidated results of its operations and its cash flows for the three years in the period ended September 26, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst and Young LLP

Indianapolis, Indiana
November 24, 2009

Berry Plastics Corporation
Consolidated Balance Sheets
(In Millions of Dollars)

	September 26, 2009	September 27, 2008
Assets
Current assets:
Cash and cash equivalents	$10.0	$189.7
Accounts receivable (less allowance for doubtful accounts of $9.0 and $12.1 at fiscal year end 2009 and 2008, respectively)	333.2	422.5
Inventories:
Finished goods	219.6	306.1
Raw materials and supplies	154.4	194.2
	374.0	500.3
Deferred income taxes	44.0	35.3
Prepaid expenses and other current assets	30.4	49.3
Total current assets	791.6	1,197.1

Property, plant and equipment:
Land	38.9	39.1
Buildings and improvements	173.2	165.3
Equipment and construction in progress	1,126.2	978.5
	1,338.3	1,182.9
Less accumulated depreciation	462.7	320.1
	875.6	862.8

Goodwill, intangible assets and deferred costs	2,538.6	2,662.2
Other assets	195.2	2.0
	2,733.8	2,664.2
Total assets	$4,401.0	$4,724.1

	September 26, 2009	September 27, 2008
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$229.8	$253.8
Accrued expenses and other current liabilities	192.9	206.6
Current portion of long-term debt	17.5	21.4
Total current liabilities	440.2	481.8

Long-term debt, less current portion	3,342.2	3,578.2
Deferred income taxes	194.9	212.3
Other long-term liabilities	102.0	99.9
Total liabilities	4,079.3	4,372.2

Commitments and contingencies

Stockholders' equity:
Parent company investment, net	629.2	617.2
Accumulated deficit	(279.2)	(253.0)
Accumulated other comprehensive loss	(28.3)	(12.3)
Total stockholders’ equity	321.7	351.9
Total liabilities and stockholders' equity	$4,401.0	$4,724.1

See notes to consolidated financial statements.

Berry Plastics Corporation
Consolidated Statements of Operations
(In Millions of Dollars)

	Fiscal years ended
	September 26, 2009	September 27, 2008	September 29, 2007
Net sales	$3,187.1	$3,513.1	$3,055.0
Cost of goods sold	2,641.1	3,019.3	2,583.4
Gross profit	546.0	493.8	471.6

Operating expenses:
Selling, general and administrative	325.2	340.0	321.5
Restructuring and impairment charges, net	11.3	9.6	39.1
Other operating expenses	23.7	32.8	43.6
Operating income	185.8	111.4	67.4

Other expense (income)	(30.4)	—	37.3
Interest expense	262.8	262.3	239.8
Interest income	(18.3)	(0.6)	(2.2)
Net loss from continuing operations before income taxes	(28.3)	(150.3)	(207.5)
Income tax benefit	(6.3)	(49.2)	(88.6)
Net loss from continuing operations	(22.0)	(101.1)	(118.9)
Minority interest	—	—	(2.7)
Discontinued operations, net of tax	4.2	—	—
Net loss	$(26.2)	$(101.1)	$(116.2)

See notes to consolidated financial statements.

Berry Plastics Corporation
Consolidated Statements of Changes in Stockholders'
Equity and Comprehensive Income (Loss)
(In Millions of Dollars)

	Parent Company Investment, net	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total	Comprehensive Income (Loss)
Balance at September 30, 2006	$440.6	$0.2	$(31.2)	$409.6
Stock compensation expense	19.6	—	—	19.6
Net transfers to parent	(102.5)	—	—	(102.5)
Minority interest acquisition	240.4	0.2	(4.5)	236.1
Net loss	—	—	(116.2)	(116.2)	$(116.2)
Currency translation	—	3.7	—	3.7	3.7
Interest rate hedges, net of tax	—	(3.0)	—	(3.0)	(3.0)
Adoption of SFAS No. 158, net of tax	—	2.7	—	2.7	—
Balance at September 29, 2007	598.1	3.8	(151.9)	450.0	(115.5)

Stock compensation expense	19.6	—	—	19.6
Net transfers to parent	(0.5)	—	—	(0.5)
Net loss	—	—	(101.1)	(101.1)	(101.1)
Currency translation	—	(4.7)	—	(4.7)	(4.7)
Interest rate hedges, net of tax	—	(5.0)	—	(5.0)	(5.0)
Defined benefit pension and retiree health benefit plans, net of tax	—	(6.4)	—	(6.4)	(6.4)
Balance at September 27, 2008	617.2	(12.3)	(253.0)	351.9	(117.2)

Stock compensation expense	12.4	—	—	12.4
Net transfers to parent	(0.4)	—	—	(0.4)
Interest rate hedge amortization	—	7.6	—	7.6
Net loss	—	—	(26.2)	(26.2)	(26.2)
Currency translation	—	(16.3)	—	(16.3)	(16.3)
Interest rate hedges, net of tax	—	(3.7)	—	(3.7)	(3.7)
Defined benefit pension and retiree health benefit plans, net of tax	—	(3.6)	—	(3.6)	(3.6)
Balance at September 26, 2009	$629.2	$(28.3)	$(279.2)	$321.7	$(49.8)

See notes to consolidated financial statements.

Berry Plastics Corporation
   Consolidated Statements of Cash Flows
(In Millions of Dollars)

	Fiscal years ended
	September 26, 2009	September 27, 2008	September 29, 2007

Cash Flows from Operating Activities:
Net loss	$(26.2)	$(101.1)	$(116.2)
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	253.5	256.8	220.2
Non-cash interest expense	36.9	24.6	7.3
Non-cash interest income	(17.6)	—	—
Non-cash compensation	12.4	19.6	19.6
Write-off of deferred financing fees	0.8	—	35.5
Non-cash gain on investment in 10 ¼% Senior Subordinated Notes	(25.9)	—	—
Deferred income taxes (benefit)	(7.8)	(52.7)	(90.4)
Loss on disposal and impairment of fixed assets	7.8	—	18.1
Minority interest	—	—	(2.7)
Discontinued operations, net of income taxes	4.2	—	—
Other non-cash expense	(9.1)	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	85.4	(15.4)	2.9
Inventories	122.8	(75.2)	17.6
Prepaid expenses and other assets	16.8	(11.2)	3.8
Accounts payable and other liabilities	(39.6)	(35.6)	21.6
Net cash provided by operating activities	414.4	9.8	137.3

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(194.4)	(162.4)	(99.3)
Proceeds from disposal of assets	3.6	83.0	10.8
Investment in Berry Plastics Group debt securities	(168.8)	—	—
Acquisitions of business, net of cash acquired	(4.6)	(576.2)	(75.8)
Net cash used for investing activities	(364.2)	(655.6)	(164.3)

Cash Flows from Financing Activities:
Proceeds from long-term borrowings	4.5	1,388.5	1,233.0
Transfers to parent, net	(0.4)	(0.5)	(102.5)
Repayment of long-term debt	(233.4)	(543.0)	(1,161.2)

Debt financing costs	(0.4)	(26.4)	(9.7)
Sale of interest rate hedges	—	2.4	—
Net cash provided by (used for) financing activities	(229.7)	821.0	(40.4)
Effect of currency translation on cash	(0.2)	(0.1)	(1.1)
Net increase (decrease) in cash and cash equivalents	(179.7)	175.1	(68.5)
Cash and cash equivalents at beginning of period	189.7	14.6	83.1
Cash and cash equivalents at end of period	$10.0	$189.7	$14.6
See notes to consolidated financial statements.

Berry Plastics Corporation
Notes to Consolidated Financial Statements
(In millions of dollars, except as otherwise noted)

1.  Basis of Presentation and Summary of Significant Accounting Policies

Background

Berry Plastics Corporation is one of the world’s leading manufacturer and marketers of plastic packaging products, plastic film products, specialty adhesives and coated products.  Berry Plastics Corporation’s key principal products include containers, drink cups, bottles, closures and overcaps, tubes and prescription containers, trash bags, stretch films, plastic sheeting, and tapes which we sell into a diverse selection of attractive and stable end markets, including food and beverage, healthcare, personal care, quick service and family dining restaurants, custom and retail, agricultural, horticultural, institutional, industrial, construction, aerospace, and automotive.  At fiscal year end 2009 and 2008, the Company had over 60 production and manufacturing facilities, primarily located in the United States.

In December 2007, Berry Plastics Holding Corporation completed an internal entity restructuring.  Pursuant to this restructuring, effective December 28, 2007, Berry Plastics Corporation converted to Berry Plastics, LLC and then merged with and into Berry Plastics Holding Corporation.  In addition, Berry Plastics Holding Corporation changed its name to Berry Plastics Corporation (“Berry” or the “Company”).

Basis of Presentation

Berry is a wholly-owned subsidiary of Berry Plastics Group, Inc. (“Berry Group”).  Berry Group is primarily owned by affiliates of Apollo Management, L.P. and Graham Partners.  Periods presented in this Form 10-K include fiscal periods ending September 26, 2009 (“fiscal 2009”), September 27, 2008 (“fiscal 2008”) and September 29, 2007 (“fiscal 2007”).  Berry, through its wholly-owned subsidiaries operates in four primary segments:  Rigid Open Top, Rigid Closed Top, Flexible Films, and Tapes and Coatings.  The Company’s customers are located principally throughout the United States, without significant concentration in any one region or with any one customer.  The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral.  The Company has evaluated subsequent events through November 24, 2009, which is the date the financial statements were issued.

The Company has recorded expense in our financial statements of $12.4 million, $19.6 million and $19.6 million for the fiscal years ended 2009, 2008 and 2007, respectively, related to stock compensation of Berry Group, management fees of $6.4 million, $6.0 million and $5.9 million for the fiscal years ended 2009, 2008 and 2007, respectively, charged by Apollo and other investors to Berry Group and recorded income taxes to push down the respective amounts that relate to the consolidated or combined operations of the Company.  See Note 11 for further discussion of related party transactions.

Consolidation

The consolidated financial statements include the accounts of Berry Plastics Corporation and its subsidiaries, all of which are wholly owned. Intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

Revenue from the sales of products is recognized at the time title and risks and rewards of ownership pass to the customer (either when the products reach the free-on-board shipping point or destination depending on the contractual terms), there is persuasive evidence of an arrangement, the sales price is fixed and determinable and collection is reasonably assured.  Provisions for certain rebates, sales incentives, trade promotions, coupons, product returns and discounts to customers are accounted for as reductions in gross sales to arrive at net sales.  In accordance with the Revenue Recognition standards of the Accounting Standards Codification (“Codification” or “ASC”), the Company provides for these items as reductions of revenue at the later of the date of the sale or the date the incentive is offered.  These provisions are based on estimates derived from current program requirements and historical experience.

Shipping, handling, purchasing, receiving, inspecting, warehousing, and other costs of distribution are presented in cost of sales in the statements of operations.  The Company classifies amounts charged to its customers for shipping and handling in net sales in its statement of operations.

Vendor Rebates, Purchases of Raw Materials and Concentration of Risk

The Company receives consideration in the form of rebates from certain vendors.  The Company accrues these as a reduction of inventory cost as earned under existing programs, and reflects as a reduction of cost of goods sold at the time that the related underlying inventory is sold to customers.

The largest supplier of the Company’s total resin material requirements represented approximately 27% of purchases in fiscal 2009.  The Company uses suppliers such as Chevron, DAK Americas, Dow, Dupont, Eastman Chemical, Exxon Mobil, Flint Hills Resources, Georgia Gulf, Lyondell/Bassell, Nova, PolyOne Corp., Sunoco, Total, and Westlake to meet its resin requirements.

Research and Development

Research and development costs are expensed when incurred.  The Company incurred research and development expenditures of $15.7 million for fiscal 2009, $13.9 million for fiscal 2008, and $11.2 million for fiscal 2007.

Advertising

Advertising costs are expensed when incurred and are included in Operating expenses on the Consolidated Statements of Operations.  The Company incurred advertising costs of $1.3 million in fiscal 2009, $0.7 million in fiscal 2008 and $1.1 million in fiscal 2007.

Stock-Based Compensation

The compensation guidance of the FASB requires that the compensation cost relating to share-based payment transactions be recognized in financial statements based on alternative fair value models.  The share-based compensation cost is measured based on the fair value of the equity or liability instruments issued.  At fiscal year end 2009, the Company has one share-based compensation plan, the 2006 Equity Incentive Plan, which is more fully described in Note 12.  In connection with the merger with Covalence, prior to the granting of the special one-time dividend discussed in Note 12, the Company amended the terms of the plan to allow both vested and nonvested option holders to receive the dividend either immediately (in the case of vested holders) or after a two-year vesting period (in the case of nonvested holders).

In December 2008, the Executive Committee of Berry Group modified the vesting provisions related to amounts being held in escrow.  This resulted in the immediate vesting and accelerating the recognition of the remaining unrecorded stock compensation expense of $11.4 million in selling, general and administrative expenses recorded in the first fiscal quarter of 2009.  The Company has continued to make stock option grants under the 2006 Equity Incentive Plan subsequent to the special one-time dividend.  The Company recognized $1.0 million in stock compensation expense primarily related to stock option awards granted after the amendment and special one-time dividend, resulting in total stock compensation expense of $12.4 million for fiscal 2009.  The Company recorded $19.6 million in stock compensation expense for each of the fiscal years ended 2008 and 2007.

The Company utilizes the Black-Scholes option valuation model for estimating the fair value of the stock options.  The model allows for the use of a range of assumptions.  Expected volatilities utilized in the Black-Scholes model are based on implied volatilities from traded stocks of peer companies. Similarly, the dividend yield is based on historical experience and the estimate of future dividend yields.  The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant.  The expected lives of the grants are derived from historical experience and expected behavior.  The fair value for options granted have been estimated at the date of grant using a Black-Scholes model, with the following weighted average assumptions:

	Fiscal year
	2009	2008	2007
Risk-free interest rate	1.7-2.5%	2.7-4.2%	4.5 – 4.9%
Dividend yield	0.0%	0.0%	0.0%
Volatility factor	.36 - .37	.31 - .34	.20 - .45
Expected option life	5 years	5 years	3.73 – 6.86 years

Foreign Currency

For the N on-U.S. subsidiaries that account in a functional currency other than U.S. Dollars, assets and liabilities are translated into U.S. Dollars using period-end exchange rates.  Sales and expenses are translated at the average exchange rates in effect during the period.  Foreign currency translation gains and losses are included as a component of Accumulated other comprehensive income (loss) within stockholders’ equity.  Gains and losses resulting from foreign currency transactions, the amounts of which are not material in any period presented are included in Consolidated Statements of Operations.

Cash and Cash Equivalents

All highly liquid investments purchased with a maturity of three months or less from the time of purchase are considered to be cash equivalents.

Investment Policy

All of our material investments are classified as held-to-maturity. The Company makes investments in securities for strategic purposes or for long-term returns on cash.  The Company evaluates the investment guidance of the Financial Accounting Standard Board ("FASB") in determining how to classify our securities.  We have the intent and ability to hold the security to maturity.  Held-to-maturity securities are stated at amortized cost and with any discount being accreted under the effective interest method to interest income.  The Company has recorded these investments in Other assets in the Consolidated Balance Sheet.  See Note 11 for further discussion of investments.

Allowance for Doubtful Accounts

The Company’s accounts receivable and related allowance for doubtful accounts are analyzed in detail on a quarterly basis and all significant customers with delinquent balances are reviewed to determine future collectibility.  The determinations are based on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of the credit representatives.  Reserves are established in the quarter in which the Company makes the determination that the account is deemed uncollectible.  The Company maintains additional reserves based on its historical bad debt experience.  Additionally, the allowance for doubtful accounts includes a reserve for cash discounts that are offered to some customers for prompt payment.  The following table summarizes the activity for the fiscal years 2009, 2008 and 2007 for the allowance for doubtful accounts:

	2009	2008	2007
Balance at beginning of period	$12.1	$11.3	$9.6
Acquired allowance (Captive and Mac)	—	1.0	—
Charged to sales deductions, costs and expenses, net	(3.3)	0.3	0.1
Deductions and currency translation	0.2	(0.5)	1.6
Balance at end of period	$9.0	$12.1	$11.3

Inventories

Inventories are stated at the lower of cost or market and are valued using the first-in, first-out method.  Management periodically reviews inventory balances, using recent and future expected sales to identify slow-moving and/or obsolete items. The cost of spare parts inventory is charged to manufacturing overhead expense when incurred.  We evaluate our reserve for inventory obsolescence on a quarterly basis and review inventory on-hand to determine future salability.  We base our determinations on the age of the inventory and the experience of our personnel.  We reserve inventory that we deem to be not salable in the quarter in which we make the determination.  We believe, based on past history and our policies and procedures, that our net inventory is salable.  Our reserve for inventory obsolescence was $13.1 million and $19.3 million as of fiscal year 2009 and 2008, respectively.

Property, Plant and Equipment

Property and equipment are stated at cost.  Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets ranging from 15 to 25 years for buildings and improvements and two to 10 years for machinery, equipment, and tooling.  Leasehold improvements are depreciated over the shorter of the useful life of the improvement or the lease term.  Repairs and maintenance costs are charged to expense as incurred.  Depreciation expense totaled $158.2 million, $164.1 million and $142.6 million for fiscal years ended 2009, 2008, and 2007, respectively.  The Company capitalized interest of $2.4 million, $2.3 million and $1.5 million in fiscal 2009, 2008 and 2007, respectively.

Long-lived Assets

Long-lived assets, including property, plant and equipment and definite lived intangible assets are reviewed for impairment in accordance with the Property, Plant and Equipment standard of the ASC whenever facts and circumstances indicate that the carrying amount may not be recoverable.  Specifically, this process involves comparing an asset’s carrying value to the estimated undiscounted future cash flows the asset is expected to generate over its remaining life.  If this process were to result in the conclusion that the carrying value of a long-lived asset would not be recoverable, a write-down of the asset to fair value would be recorded through a charge to operations.  Fair value is determined based upon discounted cash flows or appraisals as appropriate.  Long-lived assets that are held for sale are reported at the lower of the assets’ carrying amount or fair value less costs related to the assets’ disposition.  In connection with our facility rationalizations, we recorded impairment charges totaling $7.8 million and $18.1 million to write-down fixed assets to their net realizable valuables during fiscal years 2009 and 2007, respectively.  The Company did not record any impairment charges for fiscal 2008.

Goodwill

The Company follows the principles provided by the Goodwill and Other Intangibles standard of the ASC. Goodwill is not amortized but rather tested annually for impairment. The Company performs their annual impairment test on the first day of the fourth quarter in each respective fiscal year.  The Company’s five reporting units are contained within our four operating segments, Rigid Open Top, Rigid Closed Top, Flexible Films and Tapes and Coatings under the Segment Reporting standard of the ASC. Based on the fact that each reporting unit constitutes a business, has discrete financial information with similar economic characteristics, and the operating results of the component are regularly reviewed by management, the Company applies the provisions set forth by the guidance of the Goodwill and Other Intangibles standard of the ASC and performs the necessary goodwill impairment tests at the reporting unit level.  We completed the annual impairment test of goodwill and noted no impairment.

The changes in the carrying amount of goodwill by reportable segment are as follows (in millions):

	Rigid	Rigid	Flexible	Tapes and
	Open Top	Closed Top	Films	Coatings	Total
Balance at fiscal year end 2007	$646.3	$456.2	$23.7	$5.8	$1,132.0
Goodwill from acquisitions	—	317.7	(0.4)	—	317.3
Balance at fiscal year end 2008	$646.3	$773.9	$23.3	$5.8	$1,449.3

Adjustment for income taxes	—	—	(6.5)	(5.8)	(12.3)
Foreign currency translation adjustment	—	(3.6)	—	—	(3.6)
Goodwill from divestitures	—	(2.2)	—	—	(2.2)
Balance at fiscal year end 2009	$646.3	$768.1	$16.8	$—	$1,431.2

Deferred Financing Fees

Deferred financing fees are being amortized to interest expense using the effective interest method over the lives of the respective debt agreements.

Intangible Assets

Customer relationships are being amortized using an accelerated amortization method which corresponds with the customer attrition rates used in the initial valuation of the intangibles over the estimated life of the relationships which range from 11 to 20 years.  Technology intangibles are being amortized using the straight-line method over the estimated life of the technology which is 11 years.  License intangibles are being amortized using the straight-line method over the life of the license which is 10 years.  Patent intangibles are being amortized using the straight-line method over the shorter of the estimated life of the technology or the patent expiration date ranging from ten to twenty years, with a weighted-average life of 15 years.  The Company evaluates the remaining useful life of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the remaining useful life.  Trademarks that are expected to remain in use, which are indefinite lived intangible assets, are required to be reviewed for impairment annually.  We completed the annual impairment test of tradenames and noted no impairment.

Insurable Liabilities

The Company records liabilities for the self-insured portion of workers’ compensation, health, product, general and auto liabilities.  The determination of these liabilities and related expenses is dependent on claims experience.  For most of these liabilities, claims incurred but not yet reported are estimated by utilizing actuarial valuations based upon historical claims experience.

Income Taxes

The Company accounts for income taxes under the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company’s financial statements or income tax returns.  Income taxes are recognized during the period in which the underlying transactions are recorded.  Deferred taxes, with the exception of non-deductible goodwill, are provided for temporary differences between amounts of assets and liabilities as recorded for financial reporting purposes and such amounts as measured by tax laws.  If the Company determines that a deferred tax asset arising from temporary differences is not likely to be utilized, the Company will establish a valuation allowance against that asset to record it at its expected realizable value.  The Company recognizes uncertain tax positions when it is more likely than not that the tax position will be sustained upon examination by relevant taxing authorities, based on the technical merits of the position. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.  The Company’s effective tax rate is dependent on many factors including:  the impact of enacted tax laws in jurisdictions in which the Company operates; the amount of earnings by jurisdiction, due to varying tax rates in each country; and the Company’s ability to utilize foreign tax credits related to foreign taxes paid on foreign earnings that will be remitted to the U.S.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (losses).  Other comprehensive income (losses) includes unrealized gains or losses resulting from currency translations of foreign subsidiaries, changes in the value of our derivative instruments and adjustments to the pension liability.

Accrued Rebates

The Company offers various rebates to customers in exchange for purchases.  These rebate programs are individually negotiated with customers and contain a variety of different terms and conditions.  Certain rebates are calculated as flat percentages of purchases, while others included tiered volume incentives.  These rebates may be payable monthly, quarterly, or annually.  The calculation of the accrued rebate balance involves significant management estimates, especially where the terms of the rebate involve tiered volume levels that require estimates of expected annual sales.  These provisions are based on estimates derived from current program requirements and historical experience.  The Company uses all available information when calculating these reserves.  The accrual for customer rebates was $43.9 million and $51.5 million at the end of fiscal 2009 and 2008, respectively and is included in Accrued expenses and other current liabilities.

Pension

Pension benefit costs include assumptions for the discount rate, retirement age, and expected return on plan assets.  Retiree medical plan costs include assumptions for the discount rate, retirement age, and health-care-cost trend rates.  Periodically, the Company evaluates the discount rate and the expected return on plan assets in its defined benefit pension and retiree health benefit plans.  In evaluating these assumptions, the Company considers many factors, including an evaluation of the discount rates, expected return on plan assets and the health-care-cost trend rates of other companies; historical assumptions compared with actual results; an analysis of current market conditions and asset allocations; and the views of advisers.  As further discussed in Note 9, the Company adopted guidance of the Compensation standard of the ASC effective September 29, 2007.

Use of Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make extensive use of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of sales and expenses.  Significant estimates in these financial statements include restructuring charges and credits, allowances for doubtful accounts receivable, estimates of future cash flows associated with long-lived assets, useful lives for depreciation and amortization, loss contingencies and net realizable value of inventories, revenue credits, vendor rebates, income taxes and tax valuation reserves and the determination of discount and other rate assumptions for pension and postretirement employee benefit expenses.  Actual results could differ materially from these estimates.  Changes in estimates are recorded in results of operations in the period that the event or circumstances giving rise to such changes occur.

Recently Issued Accounting Pronouncements

In June 2009, the FASB issued authoritative guidance that establishes the FASB Codification as the single source of authoritative United States accounting and reporting standards applicable for all non-government entities, with the exception of guidance promulgated by the SEC and its staff. The Codification, which changes the referencing of financial standards, is effective for interim or annual financial periods ending after September 15, 2009. We implemented the guidance effective in fiscal 2009.

In December 2007, the FASB issued authoritative guidance that establishes the principles and requirements for how an acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This guidance makes significant changes to existing accounting practices for acquisitions, including the requirement to expense transaction costs and to reflect the fair value of contingent purchase price adjustments at the date of acquisition. In April 2009, the FASB issued an amendment to amend and clarify the guidance on business combinations to require that an acquirer recognize at fair value, at the acquisition date, an asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition-date fair value of such an asset acquired or liability assumed cannot be determined, the acquirer should apply the provisions of the guidance on business combinations to determine whether the contingency should be recognized at the acquisition date or after it. The guidance is effective for business combinations for which the acquisition date is after the beginning of the first annual reporting period beginning after December 15, 2008, which is effective for us in fiscal 2010. For any acquisitions completed after fiscal 2009, we expect the adoption of the guidance will have an impact on our consolidated financial statements; however, the magnitude of the impact will depend upon the nature, terms and size of the acquisitions we consummate.

In December 2007, the FASB issued authoritative guidance that establishes accounting and reporting standards that require (i) noncontrolling interests to be reported as a component of equity; (ii) changes in a parent's ownership interest while the parent retains its controlling interest to be accounted for as equity transactions; and (iii) any retained noncontrolling equity investment upon the deconsolidation of a subsidiary to be initially measured at fair value.  The guidance is to be applied prospectively at the beginning of the first annual reporting period on or after December 15, 2008. We will implement the new standard effective in fiscal 2010. We do not believe that the adoption of the guidance will have a material effect on our consolidated financial statements.

In March 2008, the FASB issued authoritative guidance for disclosures about derivative instruments and hedging activities. The guidance is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's results of operations. The Company adopted the disclosure provisions of the guidance as of December 27, 2008.  The adoption did not have an impact on the Company's financial position, results of operations or cash flows. The disclosure provision is included in Note 4.

In May 2009, the FASB issued authoritative guidance that was effective June 15, 2009 and establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance is currently effective for us and the adoption of the guidance did not have a material effect on our consolidated financial statements. We evaluated subsequent events through November 24, 2009, the date our financial statements were issued.

2. Acquisitions and Divestitures

The Company maintains a selective and disciplined acquisition strategy, which is focused on improving our long term financial performance, enhancing our market positions and expanding our product lines or, in some cases, providing us with a new or complementary product line.  Most businesses we have acquired had profit margins that are lower than that of our existing business, which resulted in a temporary decrease in our margins.  The Company has historically achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, exiting low-margin businesses or product lines, reducing headcount, rationalizing facilities and machinery, applying best practices and capitalizing on economies of scale.  In connection with our acquisitions, we have in the past and may in the future incur charges related to these reductions and rationalizations.

The Company has a long history of acquiring and integrating companies.  The Company has been able to achieve these synergies by eliminating duplicative costs and rationalizing facilities and integrating the production into the most efficient operating facility.  While the expected benefits on earnings are estimated at the commencement of each transaction, once the execution of the plan and integration occur, the Company is generally unable to accurately estimate or track what the ultimate effects on future earnings have been due to systems integrations and movement of activities to multiple facilities.  The historical business combinations have not allowed the Company to accurately separate realized synergies compared to what was initially identified during the due diligence phase of each acquisition.

Acquisition of Minority Interest of Berry and Covalence

On April 3, 2007, shares of old Berry Plastics Group, Inc. and CSM Holding were exchanged for shares in Group.  The minority shareholders and management held ownership interests of 28% and 5% for old Berry Plastics Group, Inc and CSM Holding, respectively. The acquisition of these ownership interests was accounted for under the purchase method of accounting and pushed-down to the Company as disclosed in detail in the fiscal 2008 Form 10-K .

Rollpak Acquisition Corp.

On April 11, 2007, the Company completed its acquisition of 100% of the outstanding common stock of Rollpak Acquisition Corporation, which is the sole stockholder of Rollpak.  Rollpak is a flexible film manufacturer located in Goshen, Indiana with annual net sales of approximately $50.0 million in calendar 2006 sales.  The purchase price was funded utilizing cash on hand.  The Rollpak acquisition has been accounted for under the purchase method of accounting .

Sale of UK Operations

On April 10, 2007, the Company sold its wholly owned subsidiary, Berry Plastics UK Ltd., to Plasticum Group N.V. for approximately $10.0 million.  At the time of the sale, the annual net sales of this business were less than $9.0 million.

MAC Closures, Inc.

On December 19, 2007, the Company acquired 100% of the outstanding common stock of MAC, a plastic cap and closure manufacturer located in Waterloo, Quebec for approximately CN$72.0 million.  MAC is a fully integrated manufacturer of injection molded plastic caps and closures primarily serving the pharmaceutical, nutraceutical, personal care, amenity, and household and industrial chemical industries with 2007 calendar year sales of $37.1 million.  MAC manufactures stock and custom products for U.S. and Canadian based private and national brand owners, distributors and other packaging suppliers and is included in our closed top segment.  The purchase price was funded utilizing cash on hand from the sale-leaseback transaction discussed elsewhere in this prospectus.  The MAC acquisition has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to working capital and fixed assets with any excess allocated to goodwill.  The Company established opening balance sheet reserves of $1.2 million related to the shutdown of the Oakville, Ontario facility and related severance costs.  This shutdown was completed in fiscal 2009.  Pro forma results have not been presented, as they do not differ materially from reported historical results.

Captive Holdings, LLC

On February 5, 2008, the Company completed its purchase of the outstanding capital stock of Captive Holdings, Inc., the parent company of Captive.  Pursuant to a Stock Purchase Agreement dated December 21, 2007 and amended on January 25, 2008, the aggregate purchase price was approximately $500.0 million, subject to certain post-closing upward or downward adjustments.  Captive manufactures blow-molded bottles and injection-molded closures for the food, healthcare, spirits and personal care end markets and is included in the Company’s Rigid Closed Top segment.  To finance the purchase, Berry used the proceeds from a $520.0 million bridge loan facility which was subsequently retired with the issuance of the Senior Secured First Priority Notes.  A portion of the goodwill is deductible for tax purposes.  The following table summarizes the final allocation of purchase price and the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Working capital	$39.5
Property plant and equipment	73.1
Intangible assets	159.0
Goodwill	281.4
Long-term liabilities	(48.5)
Net assets acquired	$504.5

The impact of recording inventory at fair value resulted in the Company recording a charge of $4.5 million in cost of goods sold in fiscal 2008.  The Company established opening balance sheet reserves associated with the Captive Plastics acquisition of $2.4 million for the facility shut down of which $1.5 million is expected to be paid in future periods.

Acquisition of Assets of Erie County Plastics Corporation

In November 2008, the Company was the successful bidder to acquire certain assets of Erie County Plastics Corporation, a custom injection molder of plastics packaging and components for $4.6 million.  Erie Plastics previously filed for bankruptcy protection on September 29, 2008.  The Company funded the acquisition of these assets with cash from operations.

Sale of Capsol Berry Plastics S.p.a.

In March 2009, the Company sold Capsol Berry Plastics S.p.a.  This business generated annual net sales of approximately $17.0 million and was included in our Rigid Closed Top segment.  The sale resulted in a net loss of $4.2 million, net of tax, which is included in Discontinued operations.  The impact on other periods presented were not material.

3.  Long-Term Debt

Long-term debt consists of the following as of fiscal year end 2009 and 2008:

	Maturity Date	2009	2008
Term loan	April 3, 2015	$1,173.0	$1,185.0
Revolving line of credit	April 3, 2013	69.0	257.1
First Priority Senior Secured Floating Rate Notes	February 15, 2015	680.6	680.6
Debt discount on First Priority Notes		(15.1)	(18.0)
Second Priority Senior Secured Fixed Rate Notes	September 15, 2014	525.0	525.0
Second Priority Senior Secured Floating Rate Notes	September 15, 2014	225.0	225.0
11% Senior Subordinated Notes	September 15, 2016	454.6	441.2
10 ¼% Senior Subordinated Notes	March 1, 2016	215.3	265.0
Capital leases and other	Various	32.3	38.7
		3,359.7	3,599.6
Less current portion of long-term debt		(17.5)	(21.4)
		$3,342.2	$3,578.2

Senior Secured Credit Facility

In connection with the merger with Covalence, the Company entered into senior secured credit facilities that include a term loan in the principal amount of $1,200.0 million term loan and a revolving credit facility (“Credit Facility”) which provides $381.7 million asset based revolving line of credit, net of defaulting lenders.  The Credit Facility provides borrowing availability equal to the lesser of (a) $381.7 million, net of defaulting lenders or (b) the borrowing base, which is a function, among other things, of the Company’s accounts receivable and inventory.  The term loan matures on April 3, 2015 and the revolving credit facility matures on April 3, 2013.  The Company recorded a $37.1 million loss in connection with this new credit facility, when the existing Covalence debt was exchanged.  This loss is included in Other expense on the Consolidated Statement of Operations for fiscal 2007.

The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, as determined at the Company’s option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Credit Suisse, Cayman Islands Branch, as administrative agent, in the case of the term loan facility or Bank of America, N.A., as administrative agent, in the case of the revolving credit facility and (2) the U.S. federal funds rate plus ½ of 1% or (b) LIBOR (0.28% and 0.52% for the term loan and the revolving line of credit, respectively, at fiscal year end 2009) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing Bank Compliance for certain additional costs.  The applicable margin for LIBOR rate borrowings under the revolving credit facility ranges from 1.00% to 1.75% and for the term loan is 2.00%.  The initial applicable margin for base rate borrowings under the revolving credit facility is 0% and under the term loan is 1.00%.

The term loan facility requires minimum quarterly principal payments of $3.0 million for the first eight years, which commenced in June 2007, with the remaining amount payable on April 3, 2015. In addition, the Company must prepay the outstanding term loan, subject to certain exceptions, with (1) beginning with the Company’s first fiscal year after the closing, 50% (which percentage is subject to a minimum of 0% upon the achievement of certain leverage ratios) of excess cash flow (as defined in the credit agreement); and (2) 100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if the Company does not reinvest or commit to reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 15 months, subject to certain limitations.

In addition to paying interest on outstanding principal under the senior secured credit facilities, the Company is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.25% to 0.35% per annum depending on the average daily available unused borrowing capacity. The Company also pays a customary letter of credit fee, including a fronting fee of 0.125% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

The Company may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.  The senior secured credit facilities contain various restrictive covenants that, among other things and subject to specified exceptions, prohibit the Company from prepaying other indebtedness, and restrict its ability to incur indebtedness or liens, make investments or declare or pay any dividends.  All obligations under the senior secured credit facilities are unconditionally guaranteed by Berry Group and, subject to certain exceptions, each of the Company’s existing and future direct and indirect domestic subsidiaries. The guarantees of those obligations are secured by substantially all of the Company’s assets as well as those of each domestic subsidiary guarantor.

The Company’s fixed charge coverage ratio, as defined in the revolving credit facility, is calculated based on a numerator consisting of adjusted EBITDA less pro forma adjustments, income taxes paid in cash and capital expenditures, and a denominator consisting of scheduled principal payments in respect of indebtedness for borrowed money, interest expense and certain distributions.  We are obligated to sustain a minimum fixed charge coverage ratio of 1.0 to 1.0 under the revolving credit facility at any time when the aggregate unused capacity under the revolving credit facility is less than 10% of the lesser of the revolving credit facility commitments and the borrowing base (and for 10 business days following the date upon which availability exceeds such threshold) or during the continuation of an event of default.  At the end of fiscal 2009, the Company had unused borrowing capacity of $279.0 million under the revolving credit facility subject to a borrowing base and thus was not subject to the minimum fixed charge coverage ratio covenant.  The fixed charge ratio was 1.0 to 1.0, at the end of fiscal 2009.

Despite not having financial maintenance covenants, our debt agreements contain certain negative covenants.  The failure to comply with these negative covenants could restrict our ability to incur additional indebtedness, effect acquisitions, enter into certain significant business combinations, make distributions or redeem indebtedness.  The term loan facility contains a negative covenant first lien secured leverage ratio covenant of 4.0 to 1.0 on a pro forma basis for a proposed transaction, such as an acquisition or incurrence of additional first lien debt.  Our first lien secured leverage ratio was 3.7 to 1.0 at the end of fiscal 2009.

At fiscal year end 2009, there was $69.0 million outstanding on the revolving line of credit and $33.7 million in letters of credit outstanding.  At fiscal year end 2009, the Company had unused borrowing capacity of $279.0 million (net of defaulting lenders) under the revolving line of credit subject to the solvency of the Company’s lenders to fund their obligations and the Company’s borrowing base calculations.

Senior Secured First Priority Notes

On April 21, 2008 the Company completed a private placement of $680.6 million, aggregate principal amount of senior secured First Priority Notes which mature on February 15, 2015.  The Company received gross proceeds of $661.4 million, before expenses, and repaid the outstanding borrowings under the senior secured bridge loan that was used to finance and pay costs related to the Company’s acquisition of Captive and to repay amounts outstanding under the Company’s Credit Facility as well as to pay fees and expenses related to the offering.   Interest on the First Priority Notes accrues at a rate per annum, reset quarterly, equal to LIBOR (0.28% at fiscal year end 2009) plus 4.75%. Interest on these notes are payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, which commenced July 15, 2008.  The First Priority Notes are guaranteed on a senior secured basis by all of the Company’s existing and future domestic subsidiaries, subject to certain exceptions and will include all of the Company’s subsidiaries that guarantee the Company’s obligations under its Credit Facility.  The Senior Secured First Priority Notes and the guarantees are secured on a first-priority basis by a lien on the assets that secure the Company’s obligations under its senior secured credit facilities, subject to certain exceptions.  The Company was in compliance with all covenants at fiscal year end 2009.

Second Priority Senior Secured Notes

On September 20, 2006, the Company issued $750.0 million of second priority senior secured notes (“Second Priority Notes”) comprised of (1) $525.0 million aggregate principal amount of 8⅞% second priority fixed rate notes (“Fixed Rate Notes”) and (2) $225.0 million aggregate principal amount of second priority senior secured floating rate notes (“Floating Rate Notes”).  The Second Priority Notes mature on September 15, 2014.  Interest on the Fixed Rate Notes is due semi-annually on March 15 and September 15. The Floating Rate Notes bear interest at a rate of LIBOR (0.28% at end of fiscal 2009) plus 3.875% per annum, which resets quarterly.  Interest on the Floating Rate Notes is payable quarterly on March 15, June 15, September 15 and December 15 of each year.

The Second Priority Notes are secured by a second priority security interest in the collateral granted to the collateral agent under the Credit Facility for the benefit of the holders and other future parity lien debt that may be issued pursuant to the terms of the indenture.  These liens will be junior in priority to the liens on the same collateral securing the Credit Facility and to all other permitted prior liens.  The Second Priority Notes are guaranteed, jointly and severally, on a second priority senior secured basis, by each domestic subsidiary that guarantees the Credit Facility.  The Second Priority Notes contain customary covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of subsidiaries, to incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and make dividend and other restricted payments.

On or after September 15, 2010 and 2008, the Company may redeem some or all of the Fixed Rate Notes and Floating Rate Notes, respectively, at specified redemption prices.  If a change of control occurs, the Company must give holders of the Second Priority Notes an opportunity to sell their notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest.  The Company was in compliance with all covenants at fiscal year end 2009.

11% Senior Subordinated Notes

On September 20, 2006, the Company issued $425.0 million in aggregate principal amount of 11% Senior Subordinated Notes to Goldman, Sachs and Co. in a private placement that is exempt from registration under the Securities Act.  The 11% Senior Subordinated Notes are unsecured, senior subordinated obligations and are guaranteed on an unsecured, senior subordinated basis by each of our subsidiaries that guarantee the Credit Facility and the Second Priority Notes.  The 11% Senior Subordinated Notes mature in 2016 and bear interest at a rate of 11% per annum.  Such interest is payable quarterly in cash; provided, however, that on any quarterly interest payment date on or prior to the third anniversary of the issuance, the Company can satisfy up to 3% of the interest payable on such date by capitalizing such interest and adding it to the outstanding principal amount of the 11% Senior Subordinated Notes.  The Company issued an additional $13.4 million, $13.0 million and $3.2 million aggregate principal amount of outstanding notes in fiscal 2009, 2008 and 2007, respectively, in satisfaction of its interest obligations.

The 11% Senior Subordinated Notes may be redeemed at the Company’s option under circumstances and at redemption prices set forth in the indenture.  Upon the occurrence of a change of control, the Company is required to offer to repurchase all of the 11% Senior Subordinated Notes.  The indenture sets forth covenants and events of default that are substantially similar to those set forth in the indenture governing the Second Priority Notes.  The 11% Senior Subordinated Notes contain additional affirmative covenants and certain customary representations, warranties and conditions.  The Company was in compliance with all covenants at fiscal year end 2009.

10 ¼% Senior Subordinated Notes

In connection with Apollo’s acquisition of Covalence, Covalence issued $265.0 million of 10 ¼% Senior Subordinated Notes due March 1, 2016.  The notes are senior subordinated obligations of the Company and rank junior to all other senior indebtedness that does not contain similar subordination provisions.  No principal payments are required with respect to the 10 ¼% Senior Subordinated Notes prior to maturity.  Interest on the 10 ¼% Senior Subordinated Notes is due semi-annually on March 1 and September 1.

In fiscal 2009, BP Parallel LLC, a non-guarantor subsidiary of the Company, purchased $49.7 million of 10 ¼% Senior Subordinated Notes for $24.5 million in cash, plus accrued interest.  The repurchase resulted in a net gain of $25.1 million, which is in Other income in our Consolidated Statements of Operations.  The Company funded the purchases with cash on hand.

The indenture relating to the notes contain a number of covenants that, among other things and subject to certain exceptions, restrict the Company’s ability and the ability of its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, restrict dividends or other payments from subsidiaries, enter into transactions with affiliates and consolidate, merge or sell all or substantially all of the Company’s assets.  The Company was in compliance with all covenants at fiscal year end 2009.

Future maturities of long-term debt as of fiscal year end 2009 are as follows:

2010	$17.5
2011	16.8
2012	16.7
2013	86.1
2014	766.7
Thereafter	2,471.0
$3,374.8

Interest paid was $236.3 million in fiscal 2009, $231.7 million in fiscal 2008, and $223.8 million in fiscal 2007.

4. Financial Instruments and Fair Value Measurements

As part of the overall risk management, the Company uses derivative instruments to reduce exposure to changes in interest rates and resin prices.  For those derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge, or a hedge of a net investment in a foreign operation.  To the extent hedging relationships are found to be effective, as determined by FASB guidance, changes in fair value of the derivatives are offset by changes in the fair value of the related hedged item are recorded to Accumulated other comprehensive loss. Management believes hedge effectiveness is evaluated properly in preparation of the financial statements.

Interest rate swaps are entered into to manage interest rate risk associated with the Company’s floating-rate borrowings.  Forward contracts on plastic resin, the Company’s primary raw material, are entered into to manage the price risk associated with forecasted purchases of materials used in the Company’s manufacturing process.

Cash Flow Hedging Strategy
For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of Accumulated other comprehensive loss and reclassified into earnings in the same line item associated with the forecasted transaction and in the same line item associated with the transaction and in the same period or periods during which the hedged transaction affects earnings.  The Company’s forward derivative agreements related to resin contracts are currently immaterial.

In August 2007, the Company entered into two separate interest rate swap transactions to protect $600.0 million of the outstanding variable rate term loan debt from future interest rate volatility.  The swap agreements became effective in November 2007.  The first agreement had a notional amount of $300.0 million and became effective November 5, 2007 and swaps three month variable LIBOR contracts for a fixed two year rate of 4.875% and expired on November 5, 2009.  The second agreement had a notional amount of $300.0 million and became effective November 5, 2007 and swaps three month variable LIBOR contracts for a fixed three year rate of 4.920% and expires on November 5, 2010.  The counterparty to these agreements is a global financial institution.

On January 22, 2008, the Company entered into an interest rate swap transaction to protect $300.0 million of the outstanding variable rate term loan debt from future interest rate volatility.  The swap agreement became effective February 5, 2008.  The swap agreement had a notional amount of $300.0 million and swaped three month variable LIBOR contracts for a fixed three year rate of 2.962%.  On April 23, 2008, the Company elected to settle this derivative instrument and received $2.4 million on April 25, 2008 as a result of this settlement.  The offset is included in Accumulated other comprehensive loss and is being amortized to Interest expense through February 5, 2011, the original term of the swap agreement.

The Company’s term loan gives the option to elect different interest rate reset options.  On November 5, 2008, the Company began and continues to utilize 1-month LIBOR contracts for the underlying senior secured credit facility.  The Company’s change in interest rate selection to this alternative rate has resulted in the Company losing hedge accounting on both of the interest rate swaps entered into in August 2007.  The Company has recorded all subsequent changes in fair value from November 5, 2008 to fiscal year end 2009 in the statement of operations and is amortizing the previously recorded unrealized loss in Accumulated other comprehensive loss to Interest expense through the end of the respective swap agreement.

As discussed above, the Company entered into three interest rate swap transactions in 2007 and 2008, and initially designated these hedges as cash flow hedges under guidance of the Derivatives and Hedging standard of the ASC.  The Company settled one of these instruments in April 2008 and is amortizing the remaining balance from Accumulated other comprehensive loss to Interest expense.  The remaining two hedges were accounted as cash flow hedges through November 5, 2008, at which time the Company determined the swaps no longer qualified as a cash flow hedge.  The balance in Accumulated other comprehensive loss is being amortized to Interest expense and the future changes in the derivative value are being recorded in Other income.

	Liability Derivatives
Derivatives not designated as hedging instruments under Statement 133	Balance Sheet Location	2009	2008
Interest rate swaps	Other LT liabilities	$13.5	$15.0
	Accrued expense and other current liabilities	1.4	―
		$14.9	$15.0

The effect of the derivative instruments on the Consolidated Statements of Operations for the year ended 2009, are as follows:
Derivatives not designated as hedging instruments under Statement 133	Income Statement Location	2009

Interest rate swaps	Other income	$(5.7)
	Interest expense	$12.9

Effective September 28, 2008, the Company adopted the fair value disclosure of financial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.  The Financial Instruments section of the ASC permits an entity to measure certain financial assets and financial liabilities at fair value that were not previously required to be measured at fair value.  We have not elected to measure any financial assets or financial liabilities at fair value that were not previously required to be measured at fair value.

The Fair Value Measurements and Disclosures section of the Codification defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and establishes a framework for measuring fair value.  This section also establishes a three-level hierarchy (Level 1, 2 or 3) for fair value measurements based upon the observability of inputs to the valuation of an asset or liability as of the measurement date.  This section also requires the consideration of the counterparty’s or the Company’s nonperformance risk when assessing fair value.

The Company’s interest rate swap liabilities fair value was determined using Level 2 inputs as other significant observable inputs were available.

The Company’s financial instruments consist primarily of cash and cash equivalents, investments, long-term debt, interest rate swap agreements and capital lease obligations.  The fair value of our investments exceeded book value at fiscal year end 2009, by $96.6 million.  The following table summarizes our long-term indebtedness for which the book value was in excess of the fair value:

	2009	2008
Term loan	$134.9	$201.6
First Priority Senior Secured Floating Rate Notes	49.3	68.1
Second Priority Senior Secured Fixed Rate Notes	28.9	115.5
Second Priority Senior Secured Floating Rate Notes	54.0	69.8
11% Senior Subordinated Notes	63.6	119.1
10 ¼% Senior Subordinated Notes	30.1	84.8

5.  Goodwill, Intangible Assets and Deferred Costs

The following table sets forth the gross carrying amount and accumulated amortization of the Company’s goodwill, intangible assets and deferred costs as of the fiscal year end 2009 and 2008:

	2009	2008	Amortization Period
Deferred financing fees	$68.8	$69.3	Respective debt
Accumulated amortization	(23.9)	(15.5)
Deferred financing fees, net	44.9	53.8

Goodwill	1,431.2	1,449.3	Indefinite lived

Customer relationships	1,031.5	1,033.0	11 – 20 years
Trademarks	265.0	265.2	Indefinite lived
Other intangibles	53.4	53.3	10-20 years
Accumulated amortization	(287.4)	(192.4)
Intangible assets, net	1,062.5	1,159.1
Total Goodwill, Intangible Assets and Deferred Costs	$2,538.6	$2,662.2

Future amortization expense for definite lived intangibles at fiscal year end 2009 for the next five fiscal years is $90.7 million, $85.0 million, $80.0 million, $75.1 million and $70.7 million each year for fiscal years ending 2010, 2011, 2012, 2013, and 2014, respectively.  Recognized amortization expense totaled $95.3 million, $92.7 million and $77.6 million in fiscal years ended 2009, 2008 and 2007.

6. Lease and Other Commitments and Contingencies

The Company leases certain property, plant and equipment under long-term lease agreements.  Property, plant and equipment under capital leases are reflected on the Company’s balance sheet as owned.  The Company did not enter into any new capital leases during fiscal 2009 and entered into new capital lease obligations totaling $28.9 million and $3.7 million during fiscal 2008 and 2007, respectively, with various lease expiration dates through 2015.  Assets under operating leases are not recorded on the Company’s balance sheet.  Operating leases expire at various dates in the future with certain leases containing renewal options.  The Company had minimum lease payments or contingent rentals of approximately $8.2 million and asset retirement obligations of $7.2 million at fiscal year end 2009.  The Company had minimum lease payments or contingent rentals of approximately $7.5 million and asset retirement obligations of $6.7 million at fiscal year end 2008.  Total rental expense from operating leases was $56.4 million, $58.3 million and $44.2 million for fiscal years ended 2009, 2008 and 2007, respectively.

Future minimum lease payments for capital leases and noncancellable operating leases with initial terms in excess of one year as of fiscal year end 2009, are as follows:

	Capital Leases	Operating Leases
2010	$7.3	$47.0
2011	6.1	43.6
2012	5.8	36.4
2013	5.9	28.0
2014	5.1	20.3
Thereafter	6.8	112.4
	37.0	$287.7
Less: amount representing interest	(8.4)
Present value of net minimum lease payments	$28.6

On December 19, 2007, the Company entered into a sale-leaseback transaction pursuant to which it sold its manufacturing facilities located in Baltimore, Maryland; Evansville, Indiana; and Lawrence, Kansas. The Company received proceeds of $83.0 million and used these proceeds to repay non-recourse debt on its Evansville, Indiana facility of $7.9 million and transaction costs of $0.9 million. This resulted in the Company receiving net proceeds of $74.2 million which were utilized to fund the acquisition of MAC Closures, Inc. The sale-leaseback transaction resulted in the Company realizing a deferred gain of $41.8 million which will be offset against the future lease payments over the life of the respective leases.

The Company is party to various legal proceedings involving routine claims which are incidental to its business.  Although the Company’s legal and financial liability with respect to such proceedings cannot be estimated with certainty, the Company believes that any ultimate liability would not be material to its financial position, results of operations or cash flows.  The Company has various purchase commitments for raw materials, supplies and property and equipment incidental to the ordinary conduct of business.

7.  Accrued Expenses and Other Current Liabilities

The following table sets forth the totals included in Accrued expenses and other current liabilities as of fiscal year end 2009 and 2008.

	2009	2008
Employee compensation, payroll and other taxes	$80.1	$62.3
Interest	17.7	27.8
Restructuring	2.8	4.1
Rebates	43.9	51.5
Other	48.4	60.9
	$192.9	$206.6

8.  Income Taxes

The Company is being taxed at the U.S. corporate level as a C-Corporation and has provided U.S. federal and state income taxes.  The Company’s effective tax rate is dependent on many factors including:  the impact of enacted tax laws in jurisdictions in which the Company operates; the amount of earnings by jurisdiction, due to varying tax rates in each country; and the Company’s ability to utilize foreign tax credits related to foreign taxes paid on foreign earnings that have been included in U.S. taxable income (loss) under the Subpart F rules.

Significant components of income tax benefit for the fiscal years ended 2009, 2008 and 2007 are as follows:

	2009	2008	2007
Current
United States
Federal	$—	$—	$—
State	1.4	0.9	0.7
Non-U.S.	0.1	2.6	1.0
Current income tax provision	1.5	3.5	1.7
Deferred:
United States
Federal	(6.5)	(44.3)	(70.8)
State	(0.7)	(2.9)	(19.8)
Non-U.S.	(0.6)	(5.5)	0.3
Deferred income tax benefit	(7.8)	(52.7)	(90.3)
Benefit for income taxes	$(6.3)	$(49.2)	$(88.6)

U.S. loss from continuing operations before income taxes was $(15.0) million, $(139.9) million and $(204.6) million for the fiscal years ended 2009, 2008 and 2007, respectively.  Non-U.S. loss from continuing operations before income taxes was $(13.3) million, $(10.4) million and $(2.9) million for the fiscal years ended 2009, 2008 and 2007, respectively.

The reconciliation between U.S. federal income taxes at the statutory rate and the Company’s benefit for income taxes on continuing operations for the fiscal years ended 2009, 2008, and 2007 are as follows:

	2009	2008	2007
U.S. Federal income tax benefit at the statutory rate	$(9.9)	$(52.6)	$(72.6)
Adjustments to reconcile to the income tax provision:
U.S. state income tax benefit	(1.0)	(3.3)	(10.4)
Permanent differences	0.2	0.6	0.5
Changes in State effective tax rate	—	—	(10.9)
Changes in Valuation Allowance – Foreign	3.2	2.8	2.3
Rate differences between U.S. and Foreign	1.2	0.9	(0.4)
Sub F income	—	2.8	—
Other	—	(0.4)	2.9
Benefit for income taxes	$(6.3)	$(49.2)	$(88.6)

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes.  The components of the net deferred income tax liability at fiscal year end 2009 and 2008 are as follows:

	2009	2008
Deferred tax assets:
Allowance for doubtful accounts	$3.1	$2.0
Deferred gain on sale-leaseback	15.4	13.9
Accrued liabilities and reserves	42.8	31.7
Inventories	5.9	6.8
Net operating loss carryforward	195.5	183.3
Alternative minimum tax (AMT) credit carryforward	7.4	7.4
Others	3.6	13.8
Total deferred tax assets	273.7	258.9
Valuation allowance	(8.2)	(5.0)
Total deferred taxes, net of valuation allowance	265.5	253.9
Deferred tax liabilities:
Property and equipment	85.4	76.3
Intangible assets	323.8	351.4
Debt extinguishment	7.2	—
Others	—	3.1
Total deferred tax liabilities	416.4	430.9
Net deferred tax liability	$(150.9)	$(177.0)

As of fiscal year end 2009, the Company had foreign net operating loss carryforwards of $42.0 million.  In the U.S. the Company had approximately $485.3 million of Federal net operating loss carryforwards.  The Federal net operating loss carryforwards will expire in future years beginning 2021.  AMT credit carryforwards of $7.4 million are available to the Company indefinitely to reduce future years’ federal income taxes.

The Company believes that it will not generate sufficient future taxable income to realize the tax benefits in foreign jurisdictions related to the deferred tax assets of Ociesse s.r.l. and Berry Plastics de Mexico.  Therefore, the Company has provided a full valuation allowance against its foreign net operating losses included within the deferred tax assets for Ociesse s.r.l. and Berry Plastics de Mexico.

Due to prior year Sec. 382 limit carryforwards, all Federal operating loss carryforwards are available for immediate use.  As part of the effective tax rate calculation, if we determine that a deferred tax asset arising from temporary differences is not likely to be utilized, we will establish a valuation allowance against that asset to record it at its expected realizable value.  The Company has not provided a valuation allowance on its net operating loss carryforwards in the United States because it has determined that future rewards of its temporary taxable differences will occur in the same periods and are of the same nature as the temporary differences giving rise to the deferred tax assets.  Our valuation allowance against deferred tax assets was $8.2 million and $5.0 million as of fiscal year end 2009 and 2008, respectively, related to the foreign operating loss carryforwards.

Uncertain Tax Positions

Effective September 30, 2007, we adopted the provisions of the Income Taxes standard of the Codification. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with guidance provide by FASB and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. Upon adoption of the standard, our policy to include interest and penalties related to gross unrecognized tax benefits within our provision for income taxes did not change. There was no adjustment to retained earnings upon adoption on September 30, 2007.

The following table summarizes the activity related to our gross unrecognized tax benefits from year end fiscal 2007 to year end fiscal 2009:

Balance at end of fiscal 2007	$3.9
Increase/decrease of tax positions	1.4
Balance at end of fiscal 2008	$5.3

Increase/decrease of tax positions	—
Balance at end of fiscal 2009	$5.3

There are no unrecognized tax benefits that, if recognized, would affect our effective tax rate as of fiscal year end 2008 and 2009, respectively.

As of fiscal year end 2009, due to availability of NOL we have no accrued amounts for payment of interest. Interest included in our provision for income taxes was not material in all the periods presented. We have not accrued any penalties related to our uncertain tax positions as we believe that it is more likely than not that there will not be any assessment of penalties.

We and our subsidiaries are routinely examined by various taxing authorities. Although we file U.S. federal, U.S. state, and foreign tax returns, our major tax jurisdiction is the U.S. The IRS has completed an examination of our 2003 tax year. Our 2004 - 2007 tax years remain subject to examination by the IRS for U.S. federal tax purposes.  There are various other ongoing audits in various other jurisdictions that are not material to our financial statements.

9.  Retirement Plan

The Company maintains six defined benefit pension plans which cover certain manufacturing facilities.  The Company also maintains a retiree health plan, which covers certain healthcare and life insurance benefits for certain retired employees and their spouses.  Five of the six defined benefit plans and the retiree health plan are frozen plans.  The Company uses fiscal yearend as a measurement date for the retirement plans.

The Company sponsors two defined contribution 401(k) retirement plans covering substantially all employees.  Contributions are based upon a fixed dollar amount for employees who participate and percentages of employee contributions at specified thresholds.  Contribution expense for these plans was $1.0 million, $7.8 million and $6.8 million for fiscal 2009, 2008 and 2007, respectively.

The Company participates in one multiemployer plan. Contributions to the plan are based on specific percentages of employee compensation and are immaterial.

The Company adopted the guidance of the Compensation section of the ASC effective September 29, 2007, which requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the balance sheet, with changes in the funded status recorded through other comprehensive income. The effect of adopting the guidance was to reduce the accrued benefit liability by $4.4 million at the end of fiscal year 2007, with an offsetting adjustment to ending accumulated other comprehensive income, net of tax.

The projected benefit obligations of the Company’s plans presented herein are materially consistent with the accumulated benefit obligations of such plans.  The net amount of liability recognized is included in Other long-term liabilities on the balance sheet.

Defined Benefit Pension Plans		Retiree Health Plan
2009	2008	2009	2008
Change in Projected Benefit Obligations (PBO)
PBO at beginning of period	$56.3	$40.2	$6.2	$6.6
Service cost	0.3	0.3	—	—
Business combinations	—	17.4	—	—
Interest cost	3.2	2.9	0.4	0.4
Actuarial loss (gain)	3.2	(0.4)	(1.5)	0.2
Benefits paid	(4.3)	(4.1)	(0.5)	(1.0)
PBO at end of period	$58.7	$56.3	$4.6	$6.2

Change in Fair Value of Plan Assets
Plan assets at beginning of period	$42.1	$36.2	$—	$—
Actual return on plan assets	0.6	(6.6)	—	—
Business combinations	—	15.1	—	—
Company contributions	1.0	1.5	0.5	1.0
Benefits paid	(4.3)	(4.1)	(0.5)	(1.0)
Plan assets at end of period	39.4	42.1	—	—
Funded status	$(19.3)	$(14.2)	$(4.6)	$(6.2)
Unrecognized net actuarial loss/gain	—	—	—	—
Net amount recognized	$(19.3)	$(14.2)	$(4.6)	$(6.2)

The following table presents significant weighted-average assumptions used to determine benefit obligation and benefit cost for the fiscal years ended:
	Defined Benefit Pension Plans		Retiree Health Plan
(Percents)	2009	2008	2009	2008
Weighted-average assumptions:
Discount rate for benefit obligation	5.25	6.0	5.0	6.0
Discount rate for net benefit cost	6.0	6.0	6.0	6.0
Expected return on plan assets for net benefit costs	8.0	8.0	8.0	8.0

In evaluating the expected return on plan assets, Berry considered its historical assumptions compared with actual results, an analysis of current market conditions, asset allocations, and the views of advisers.  Health-care-cost trend rates were assumed to increase at an annual rate of 7.0% in 2009 and thereafter.  A one-percentage-point change in these assumed health care cost trend rates would not have a material impact on our postretirement benefit obligation.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid for the fiscal years ending as follows:

	Defined Benefit Pension Plans	Retiree Health Plan
2010	$4.5	$0.9
2011	4.4	0.6
2012	4.4	0.4
2013	4.4	0.4
2014	4.4	0.4
2015-2019	21.2	1.1

In fiscal 2010, Berry expects to contribute approximately $3.0 million to its retirement plans to satisfy minimum funding requirements for the year.

Net pension and retiree health benefit expense included the following components as of fiscal 2009 and 2008

	2009	2008
Defined Benefit Pension Plans
Service cost	$0.3	$0.3
Interest cost	3.2	2.9
Amortization	0.6	—
Expected return on plan assets	(3.2)	(3.4)
Net periodic benefit cost	$0.9	$(0.2)

Retiree Health Benefit Plan
Interest and Net periodic benefit cost	$0.4	$0.4

Our defined benefit pension plan asset allocations as of fiscal year end 2009 and 2008 are as follows:

	2009	2008
Asset Category
Equity securities and equity-like instruments	46%	45%
Debt securities	48	46
Other	6	9
Total	100%	100%

The Company’s retirement plan assets are invested with the objective of providing the plans the ability to fund current and future benefit payment requirements while minimizing annual Company contributions.  The plans’ asset allocation strategy reflects a long-term growth strategy with approximately 40-50% allocated to growth investments and 40-50% allocated to fixed income investments and 5-10% in other, including cash. During fiscal 2009, the retirement plans purchased $5.5 million principal of the Company’s 10 ¼% Senior Subordinated Notes.  The Company re-addresses the allocation of its investments on an annual basis.

10.  Restructuring and Impairment Charges

The Company announced various restructuring plans in the last three fiscal years which included shutting down facilities in all four of the Company’s operating segments.

During February 2007, Covalence conducted a facilities utilization review and approved a plan to close a manufacturing operation within its Tapes and Coatings division in Meridian, Mississippi. This facility was closed during the fourth quarter of fiscal 2007.  The affected business accounted for less than $25.0 million of annual net sales with certain segments of its operations transferred to other facilities.

In April 2007, the Company announced its intention to shut down a manufacturing facility within its closed top division located in Oxnard, California. The business from this facility has been moved to other existing facilities. Also in April 2007, the Company announced that it would close the Covalence corporate headquarters in Bedminster, NJ and one of the Company’s division headquarters in Shreveport, LA.  The reorganization was part of the integration plan to consolidate certain corporate functions at the Company’s headquarters in Evansville, Indiana and to consolidate the adhesives and coatings segments into one new segment called Tapes and Coatings.

During July and September 2007 the Company announced a restructuring of the operations within its Flexible Films division, including the closure of five manufacturing facilities in Yonkers, New York; Columbus, Georgia; City of Industry, California; Santa Fe Springs, California and Sparks, Nevada.  The affected business accounted for less than $110.0 million of annual net sales with certain segments of its operations transferred to other facilities.

In March 2008 the Company announced the intention to shut down a manufacturing facility within its Tapes and Coatings division located in San Luis Potosi, Mexico.

During fiscal 2009, the Company announced the intention to shut down one manufacturing facility within its Flexible Films division located in Bloomington, Minnesota and one manufacturing facility within its Rigid Open Top division located in Toluca, Mexico.  The $7.8 million of non-cash asset impairment costs recognized in fiscal 2009 related to these restructuring plans has been reported as Restructuring expense in the Consolidated Statements of Operations. The remaining liability has been included within Accrued expenses and other current liabilities on the Consolidated Balance Sheet.  The affected business accounted for less than $64.8 million of annual net sales with majority of the operations transferred to other facilities.

The table below sets forth the Company’s estimate of the total cost of the restructuring programs, the portion recognized through fiscal year end 2009 and the portion expected to be recognized in a future period:

	Expected Total Costs	Cumulative charges through Fiscal 2009	To be Recognized in Future
Severance and termination benefits	$8.7	$8.4	$0.3
Facility exit costs	22.1	22.1	—
Asset impairment	25.9	25.9	—
Other	7.0	3.6	3.4
Total	$63.7	$60.0	$3.7

The tables below sets forth the significant components of the restructuring charges recognized for the fiscal years ended 2009 and 2008, by segment:

Fiscal 2009	Tapes and Coatings	Flexible Films	Rigid Open Top	Total
Severance and termination benefits	$—	$0.2	$0.4	$0.6
Facility exit costs	0.3	0.8	1.8	2.9
Asset impairment	—	2.6	5.2	7.8
Restructuring and impairment charges	$0.3	$3.6	$7.4	$11.3

Fiscal 2008	Tapes and Coatings	Flexible Films	Total
Severance and termination benefits	$0.8	$(0.5)	$0.3
Facility exit costs	0.6	7.3	7.9
Asset impairment	—	—	—
Other	1.2	0.2	1.4
Restructuring and impairment charges	$2.6	$7.0	$9.6

Fiscal 2007	Tapes and Coatings	Flexible Films	Corporate	Rigid Closed Top	Total
Severance and termination benefits	$0.8	$3.0	$3.5	$0.2	$7.5
Facility exit costs	0.3	4.2	1.9	4.9	11.3
Asset impairment	3.4	14.7	—	—	18.1
Other	1.6	0.2	—	0.4	2.2
Restructuring and impairment charges	$6.1	$22.1	$5.4	$5.5	$39.1

The table below sets forth the activity with respect to the restructuring accrual at fiscal year end 2009 and 2008:

	Employee Severance and Benefits		Facilities Exit Costs	Other		Non-cash charges		Total
Balance at fiscal year end 2007		$3.0	$10.4	$	―	$	―	$13.4
Charges		0.3	7.9		1.4		―	9.6
Cash payments		(3.3)	(14.2)		(1.4)		―	(18.9)
Balance at fiscal year end 2008		―	4.1		―		―	4.1
Charges		0.6	2.9		―		7.8	11.3
Non-cash asset impairment		―	―		―		(7.8)	(7.8)
Cash payments		(0.6)	(4.2)		―		―	(4.8)
Balance at fiscal year end 2009	$	―	$2.8	$	―	$	―	$2.8

The restructuring costs accrued as of fiscal year end 2009 will result in future cash outflows, which are not expected to be material.

11.  Related Party Transactions

Management Fee

The Company is charged a management fee by Apollo Management, L.P., an affiliate of its principal stockholder and Graham Partners, for the provision of management consulting and advisory services provided throughout the year.  The management fee is the greater of $3.0 million or 1.25% of adjusted EBITDA.  In addition, Apollo and Graham have the right to terminate the agreement at any time, in which case Apollo and Graham will receive additional consideration equal to the present value of $21 million less the aggregate amount of annual management fees previously paid to Apollo and Graham, and the employee stockholders will receive a pro rata payment based on such amount.

Total management fees charged by Apollo and Graham were $6.4 million, $6.0 million and $5.9 million for the fiscal years ended 2009, 2008 and 2007, respectively.  The Company paid $4.4 million, $2.6 million and $2.5 million to entities affiliated with Apollo Management and $0.6 million, $0.4 million and $0.5 million to entities affiliated with Graham for fiscal 2009, 2008 and 2007, respectively.

Berry Group Indebtedness

On June 5, 2007, the Company’s parent, Berry Group, entered into a $500.0 million senior unsecured term loan agreement (“Senior Unsecured Term Loan”) with a syndicate of lenders.  The Senior Unsecured Term Loan matures on June 5, 2014 and was sold at a 1% discount, which is being amortized over the life of the loan.  Interest on the agreement is payable on a quarterly basis and bears interest at the Company’s option based on (1) a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Credit Suisse as its “prime rate” plus 525 basis points or (2) LIBOR (0.28% at fiscal year end 2009) plus 625 basis points.  The Senior Unsecured Term Loan contains a payment in kind (“PIK”) option which allows Berry Group to forgo paying cash interest and to add the PIK interest to the outstanding balance of the loan.  This option expires on the five year anniversary of the loan and if elected increases the rate per annum by 75 basis points for the specific interest period.  Berry Group at its election may make the quarterly interest payments in cash, may make the payments by paying 50% of the interest in cash and 50% in PIK interest or 100% in PIK interest for the first five years.  The Senior Unsecured Term Loan is unsecured and there are no guarantees by Berry Plastics Corporation or any of its subsidiaries and therefore this financial obligation is not recorded in the Consolidated Financial Statements of Berry Plastics Corporation.  Berry Group elected to exercise the PIK interest option during 2008 and 2009.

Berry Group at its election may call the notes up to the first anniversary date for 100% of the principal balance plus accrued and unpaid interest and an applicable premium.  Berry Group’s call option for the notes between the one year and two year and two year and three year anniversary dates changes to 102% and 101% of the outstanding principal balance plus accrued and unpaid interest, respectively.  The notes also contain a put option which allows the lender to require Berry Group to repay any principal and applicable PIK interest that has accrued if Berry Group has an applicable high yield discount obligation (“AHYDO”) within the definition outlined in the Internal Revenue Code, section 163(i)(1) at each payment period subsequent to the five year anniversary date.

In fiscal 2009, BP Parallel LLC, a non-guarantor subsidiary of the Company invested $165.9 million to purchase assignments of $514.5 million principal of the Senior Unsecured Term Loan.  The Company has accounted for this investment as a held-to-maturity investment in accordance with the investment accounting standards of the FASB.  The Company has the intent and ability to hold the security to maturity.  The investment is stated at amortized cost and the discount is being accreted under the effective interest method to interest income until the maturity of the debt on June 5, 2014.  The Company has recorded the investment in Other assets in the Consolidated Balance Sheet and are recording the interest income and the income from the discount on the purchase of Senior Unsecured Term Loan in Interest income in the Consolidated Statements of Operations.  The Company has recognized $17.6 million of interest and accretion income in fiscal 2009.

Other Related Party Transactions

Certain of our management, stockholders and related parties and its affiliates have independently acquired and hold financial debt instruments of the Company.  During fiscal 2009 and 2008, interest expense includes $7.5 million and $1.2 million related to this debt, respectively.

12.  Stockholders’ Equity

2006 Equity Incentive Plan

In connection with Apollo’s acquisition of the Company, Berry Group adopted an equity incentive plan pursuant to which options to acquire up to 577,252 shares of Group’s common stock may be granted.  Prior to fiscal 2009, the plan was amended to allow for an additional 230,000 options to be granted.  Options granted under the 2006 Equity Incentive Plan may not be assigned or transferred, except to Berry Group or by will or the laws of descent or distribution.  The 2006 Equity Incentive Plan terminates ten years after adoption and no options may be granted under the plan thereafter.  The 2006 Equity Incentive Plan allows for the issuance of non-qualified options, options intended to qualify as “incentive stock options” within the meaning of the Internal Revenue Code of 1986, as amended, and stock appreciation rights.  The employees participating in the 2006 Equity Incentive Plan receive options and stock appreciation rights under the 2006 Equity Incentive Plan pursuant to individual option and stock appreciation rights agreements, the terms and conditions of which are substantially identical.  Each option agreement provides for the issuance of options to purchase common stock of Berry Group.  Options granted under the 2006 Equity Incentive Plan prior to the merger with Covalence had an exercise price per share that either (1) was fixed at the fair market value of a share of common stock on the date of grant or (2) commenced at the fair market value of a share of common stock on the date of grant and increases at the rate of 15% per year during the term.  Some options granted under the plan become vested and exercisable over a five-year period based on continued service.  Other options become vested and exercisable based on the achievement by the Company of certain financial targets.  Upon a change in control, the vesting schedule with respect to certain options accelerate for a portion of the shares subject to such options.  Since Berry Group’s common stock is not highly liquid, except in certain limited circumstances, the stock options may not be redeemable.

In connection with the merger with Covalence, Group modified its outstanding stock options to provide for (i) the vesting of an additional twenty percent (20%) of the total number of shares underlying such outstanding options; (ii) the conversion of options with escalating exercise prices to a fixed priced option, with no increase in the exercise price as of the date of grant of such escalating priced option; and (iii) with respect to each outstanding option, the vesting of which was contingent upon the achievement of performance goals, the deemed achievement of all such performance goals.

During fiscal 2007, the Group also clarified the anti-dilution provisions of its stock option plans to require payment of special dividends to holders of outstanding stock options.   In June 2007, Group’s Board of Directors declared a special one-time dividend of $77 per common share to shareholders of record as of June 6, 2007.  The 2007 dividend reduced Group’s shareholders’ equity for owned shares by approximately $530.2 million.  In connection with this dividend, the Company paid a dividend of approximately $87.0 million to Berry Group and used the proceeds from the Senior Unsecured Term Loan of Berry Group to fund this dividend payment.

In connection with the fiscal 2007 paid dividend, holders of vested stock options received $13.7 million, while an additional $34.5 million was paid to nonvested option holders on the second anniversary of the dividend grant date (assuming the nonvested option holders remain employed by the Company).  In December 2008, the Executive Committee of Berry Group modified the vesting provisions related to the amounts held in escrow.  This resulted in the immediate vesting and accelerating the recognition of the remaining unrecorded stock compensation expense of $11.4 million in selling, general and administrative expenses recorded in the first fiscal quarter of 2009.

The Company recognized total stock based compensation of $12.4 for fiscal 2009 and $19.6 million for the fiscal years ended 2008 and 2007.  The stock based compensation recognized in fiscal 2009 was comprised of stock based compensation of $11.4 million related to the unvested stock options associated with special one-time dividend and $1.0 million of stock based compensation for the time based and performance based options that were granted after the special one-time dividend.

Information related to the 2006 Equity Incentive Plan as of the fiscal year end 2009 and 2008 is as follows:

	2009		2008
	Number Of Shares	Weighted Average Exercise Price	Number Of Shares	Weighted Average Exercise Price
Options outstanding, beginning of period	781,097	$102.38	618,620	$100.00
Options granted	36,104	37.21	204,416	109.90
Options exercised or cash settled	―	―	(5,068)	98.10
Options forfeited or cancelled	(16,198)	103.44	(36,871)	104.20
Options outstanding, end of period	801,003	$99.45	781,097	$102.38

Option price range at end of period	$37.21 - $112.80	$53.50 - $112.80
Options exercisable at end of period	448,850	322,951
Options available for grant at period end	6,249	34,295
Weighted average fair value of options granted during period	$23	$36

The fair value for options granted have been estimated at the date of grant using a Black-Scholes model, generally with the following weighted average assumptions:

	2009	2008	2007
Risk-free interest rate	1.7-2.5%	2.7-4.2%	4.5 – 4.9%
Dividend yield	0.0%	0.0%	0.0%
Volatility factor	.36 - .37	.31 - .34	.20 - .45
Expected option life	5 years	5 years	3.73 – 6.86 years

The following table summarizes information about the options outstanding at fiscal year end 2009:

Range of Exercise Prices	Number Outstanding at September 26, 2009	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at September 26, 2009
$37.21 - $112.80	801,003	7 years	$99.45	448,850

Notes Receivable from Management

Berry Group has adopted an employee stock purchase program pursuant to which a number of non-executive employees had the opportunity to invest in Berry Group on a leveraged basis. In the event that an employee defaults on a promissory note used to purchase such shares, Berry Group’s only recourse is to the shares of Berry Group securing the note. In this manner, non-executive management acquired 98,052 shares in the aggregate.  Certain of these amounts were repaid by the employees in connection with the special one-time dividend.  The receivable was $2.3 million and $2.5 million at the end of fiscal 2009 and 2008, respectively.

13.  Segment and Geographic Data

Berry’s operations are organized into four reportable segments: Rigid Open Top, Rigid Closed Top, Flexible Films, and Tapes and Coatings.  The Company has manufacturing and distribution centers in the United States, Canada, Mexico, Belgium and India.  The Company evaluates the performance of and allocates resources to these segments based on revenue and other segment profit measures.  The North American operation represents 94% of the Company’s net sales and 97% of the total assets.  Selected information by reportable segment is presented in the following table:
	2009	2008	2007
Net Sales
Flexible Films	$838.8	$1,092.2	$1,042.8
Tapes and Coatings	427.9	514.3	536.7
Rigid Open Top	1,062.9	1,053.2	881.3
Rigid Closed Top	857.5	853.4	598.0
Less intercompany revenue	—	—	(3.8)
	$3,187.1	$3,513.1	$3,055.0
Operating income
Flexible Films	$5.8	$(10.3)	(23.6)
Tapes and Coatings	3.0	6.0	(10.6)
Rigid Open Top	117.8	73.7	69.9
Rigid Closed Top	59.2	42.0	31.7
	$185.8	$111.4	67.4

Depreciation and amortization
Flexible Films	44.2	42.3	51.2
Tapes and Coatings	33.4	35.7	38.4
Rigid Open Top	83.4	88.0	77.3
Rigid Closed Top	92.5	90.8	53.3
	253.5	256.8	220.2

Total Assets	2009	2008
Flexible Films	$703.2	$637.8
Tapes and Coatings	352.1	417.9
Rigid Open Top	1,822.7	2,019.6
Rigid Closed Top	1,523.0	1,648.8
	$4,401.0	$4,724.1
Goodwill
Flexible Films	$16.8	$23.3
Tapes and Coatings	—	5.8
Rigid Open Top	646.3	646.3
Rigid Closed Top	768.1	773.9
	$1,431.2	$1,449.3

14.  Guarantor and Non-Guarantor Financial Information

The Company has First Priority Notes, Second Priority Fixed and Floating Rate Notes and 10 ¼% Senior Subordinated Notes outstanding which are fully, jointly, severally, and unconditionally guaranteed by substantially all of Berry’s domestic subsidiaries.  Separate narrative information or financial statements of the guarantor subsidiaries have not been included because they are 100% wholly owned by the parent company and the guarantor subsidiaries unconditionally guarantee such debt on a joint and several basis.  Presented below is condensed consolidating financial information for the parent company, guarantor subsidiaries and non-guarantor subsidiaries.  The equity method has been used with respect to investments in subsidiaries.  The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

Condensed Supplemental Consolidated Statements of Operations

	Fiscal 2009
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net sales	$736.4	$2,252.2	$198.5	—	$3,187.1
Cost of sales	670.4	1,802.3	168.4	—	2,641.1
Gross profit	66.0	449.9	30.1	—	546.0
Selling, general and administrative expenses	74.9	230.2	20.1	—	325.2
Restructuring and impairment charges, net	3.6	0.3	7.4	—	11.3
Other operating expenses	4.6	15.3	3.8	—	23.7
Operating income (loss)	(17.1)	204.1	(1.2)	—	185.8
Other (income) expense	(36.9)	6.5	—	—	(30.4)
Interest expense, net	60.0	185.7	(1.2)	—	244.5
Equity in net income of subsidiaries	(20.7)	—	—	20.7	—
Gain (loss) from continuing operations before income taxes	(19.5)	11.9	—	(20.7)	(28.3)
Income tax expense (benefit)	2.5	(12.2)	3.4	—	(6.3)
Income (loss) from continuing operations	(22.0)	24.1	(3.4)	(20.7)	(22.0)
Discontinued operations, net of income taxes	4.2	—	—	—	4.2
Net income (loss)	$(26.2)	$24.1	$(3.4)	(20.7)	$(26.2)

	Fiscal 2008
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net sales	$974.3	$2,287.1	$251.7	—	$3,513.1
Cost of sales	900.2	1,894.2	224.9	—	3,019.3
Gross profit	74.1	392.9	26.8	—	493.8
Selling, general and administrative expenses	91.0	224.9	24.1	—	340.0
Restructuring and impairment charges, net	6.2	3.4	—	—	9.6
Other operating expenses	18.4	10.2	4.2	—	32.8
Operating income (loss)	(41.5)	154.4	(1.5)	—	111.4
Other (income) expense	—	(0.1)	0.1	—	—
Interest expense, net	72.1	170.8	18.8	—	261.7
Equity in net income of subsidiaries	(12.8)	—	—	12.8	—
Gain (loss) from continuing operations before income taxes	(100.8)	(16.3)	(20.4)	(12.8)	(150.3)
Income tax expense (benefit)	0.3	(54.0)	4.5	—	(49.2)
Net income (loss)	$(101.1)	$37.7	$(24.9)	(12.8)	$(101.1)

	Fiscal 2007
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net sales, including related party revenue	$973.4	$1,910.4	$187.0	$(15.8)	$3,055.0
Cost of sales	888.1	1,542.2	168.9	(15.8)	2,583.4
Gross profit	85.3	368.2	18.1	—	471.6
Selling, general and administrative expenses	(78.6)	388.0	12.6	(0.5)	321.5
Restructuring and impairment charges, net	39.1	—	—	—	39.1
Other operating expenses	18.1	23.6	1.9	—	43.6
Operating income (loss)	106.7	(43.4)	3.6	0.5	67.4
Loss on extinguished debt	15.4	21.9	—	—	37.3
Interest expense, net	93.2	150.0	14.6	(20.2)	237.6
Equity in net income of subsidiaries	135.0	2.0	—	(137.0)	—
Income (loss) before income taxes	(136.9)	(217.3)	(11.0)	157.7	(207.5)
Minority interest	(2.7)	—	—	—	(2.7)
Income tax expense (benefit)	(18.0)	(72.7)	2.1	—	(88.6)
Net income (loss)	$(116.2)	$(144.6)	$(13.1)	$157.7	$(116.2)

Condensed Supplemental Consolidated Balance Sheet
As of fiscal year end 2009
($ in millions)
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$6.6	$0.1	$3.3	$—	$10.0
Accounts receivable, net of allowance	85.6	223.1	24.5	—	333.2
Inventories	66.9	286.7	20.4	—	374.0
Prepaid expenses and other current	0.9	62.3	11.2	—	74.4
Total current assets	160.0	572.2	59.4	—	791.6
Property, plant and equipment, net	183.5	657.0	35.1	—	875.6
Intangible assets, net	185.3	2,296.1	58.1	(0.9)	2,538.6
Investment in Subsidiaries	3,295.3	—	—	(3,295.3)	—
Other assets	5.0	3.8	210.9	(24.5)	195.2
Total Assets	3,829.1	3,529.1	363.5	(3,320.7)	4,401.0
Liabilities and Equity
Current liabilities:
Accounts payable	$41.5	$180.7	$7.6	$—	$229.8
Accrued and other current liabilities	52.7	129.5	11.1	(0.4)	192.9
Long-term debt—current portion	12.0	5.5	—	—	17.5
Total current liabilities	106.2	315.7	18.7	(0.4)	440.2
Long-term debt	3,365.0	23.1	3.7	(49.6)	3,342.2
Deferred tax liabilities	—	194.9	—	—	194.9
Other long term liabilities	36.2	65.5	0.3	—	102.0
Total long-term liabilities	3,401.2	283.5	4.0	(49.6)	3,639.1
Total Liabilities	3,507.4	599.2	22.7	(50.0)	4,079.3
Total Equity	321.7	2,929.9	340.8	(3,270.7)	321.7
Total Liabilities and Equity	3,829.1	3,529.1	363.5	(3,320.7)	4,401.0

Condensed Supplemental Consolidated Balance Sheet
As of fiscal year end 2008
($ in millions)
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$172.6	$8.7	$8.4	$—	$189.7
Accounts receivable, net of allowance	116.1	266.1	40.3	—	422.5
Inventories	140.7	327.3	32.3	—	500.3
Prepaid expenses and other current	3.8	70.1	10.7	—	84.6
Total current assets	433.2	672.2	91.7	—	1,197.1
Property, plant and equipment, net	201.2	610.9	50.7	—	862.8
Intangible assets, net	216.2	2,378.3	67.7	—	2,662.2
Investment in Subsidiaries	3,224.6	—	—	(3,224.6)	—
Other assets	2.0	—	—	—	2.0
Total Assets	$4,077.2	$3,661.4	$210.1	$(3,224.6)	$4,724.1
Liabilities and Equity
Current liabilities:
Accounts payable	$61.0	$177.0	$15.8	$—	$253.8
Accrued and other current liabilities	72.3	122.5	11.8	—	206.6
Long-term debt—current portion	12.0	9.1	0.3	—	21.4
Total current liabilities	145.3	308.6	27.9	—	481.8
Long-term debt	3,548.9	28.6	0.7	—	3,578.2
Deferred tax liabilities	(2.0)	203.4	10.9	—	212.3
Other long term liabilities	33.1	64.7	2.1	—	99.9
Total long-term liabilities	3,580.0	296.7	13.7	—	3,890.4
Total Liabilities	3,725.3	605.3	41.6	—	4,372.2
Total Equity	351.9	3,056.1	168.5	(3,224.6)	351.9
Total Liabilities and Equity	$4,077.2	$3,661.4	$210.1	$(3,224.6)	$4,724.1

Condensed Supplemental Consolidated Statements of Cash Flows

	Fiscal 2009
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Cash Flow from Operating Activities	$287.8	$133.6	$(7.0)	$—	$414.4

Cash Flow from Investing Activities
Additions to property, plant, and equipment	(47.3)	(143.0)	(4.1)	—	(194.4)
Proceeds from disposal of assets	—	0.8	2.8	—	3.6
Investment in Berry Group	—	—	(168.8)	—	(168.8)
Acquisition of business net of cash acquired	(4.6)	—	—	—	(4.6)
Net cash used in investing activities	(51.9)	(142.2)	(170.1)	—	(364.2)

Cash Flow from Financing Activities
Proceeds from long-term debt	—	—	4.5	—	4.5
Equity contributions	(169.2)	—	168.8	—	(0.4)
Repayment of long-term debt	(232.2)	—	(1.1)	—	(233.4)
Deferred financing costs	(0.4)	—	—	—	(0.4)
Net cash provided by (used in) financing activities	(401.9)	—	172.2	—	(229.7)
Effect of currency translation on cash	—	—	(0.2)	—	(0.2)
Net increase in cash and cash equivalents	(166.0)	(8.6)	(5.1)	—	(179.7)
Cash and cash equivalents at beginning of period	172.6	8.7	8.4	—	189.7
Cash and cash equivalents at end of period	$6.6	$0.1	$3.3	$—	$10.0

	Fiscal 2008
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Cash Flow from Operating Activities	$(32.5)	$37.5	$4.8	$—	$9.8

Cash Flow from Investing Activities
Additions to of property, plant, and equipment	(40.8)	(119.5)	(2.1)	—	(162.4)
Proceeds from disposal of assets	—	83.0	—	—	83.0
Acquisition of business net of cash acquired	(576.2)	—	—	—	(576.2)
Net cash used in investing activities	(617.0)	(36.5)	(2.1)	—	(655.6	) 3)

Cash Flow from Financing Activities
Proceeds from long-term debt	1,388.5	—	—	—	1,388.5
Equity contributions	(0.5)	—	—	—	(0.5)
Repayment of long-term debt	(542.8)	—	(0.2)	—	(543.0)
Deferred financing costs	(26.4)	—	—	—	(26.4)
Sales of interest rate hedges	2.4	—	—	—	2.4
Net cash provided by (used in) financing activities	821.2	—	(0.2)	—	821.0
Effect of currency translation on cash	—	—	(0.1)	—	(0.1)
Net increase in cash and cash equivalents	171.7	1.0	2.4	—	175.1
Cash and cash equivalents at beginning of period	0.9	7.7	6.0	—	14.6
Cash and cash equivalents at end of period	$172.6	$8.7	$8.4	$—	$189.7

	Fiscal 2007
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Cash Flow from Operating Activities	$23.6	$115.6	$(1.9)	$—	$137.3

Cash Flow from Investing Activities
Additions to property, plant, and equipment	(16.4)	(75.7)	(7.2)	—	(99.3)
Proceeds from disposal of assets	—	0.8	10.0	—	10.8
Acquisition of business net of cash acquired	(30.0)	(45.8)	—	—	(75.8)
Net cash used in investing activities	(46.4)	(120.7)	2.8	—	(164.3)

Cash Flow from Financing Activities
Proceeds from long-term debt	1,232.6	—	0.4	—	1,233.0
Equity contributions	(102.5)	—	—	—	(102.5)
Repayment of long-term debt	(1,159.0)	(2.2)	—	—	(1,161.2)
Deferrede financing costs	(9.7)	—	—	—	(9.7)
Net cash provided by (used in) financing activities	(38.6)	(2.2)	0.4	—	(40.4)
Effect of currency translation on cash	—	—	(1.1)	—	(1.1)
Net increase (decrease) in cash and cash equivalents	(61.4)	(7.3)	0.2	—	(68.5)
Cash and cash equivalents at beginning of period	62.3	15.0	5.8	—	83.1
Cash and cash equivalents at end of period	$0.9	$7.7	$6.0	$—	$14.6

15.  Quarterly Financial Data (Unaudited)

The following table contains selected unaudited quarterly financial data for fiscal years 2009 and 2008.

	2009				2008
	First	Second	Third	Fourth	First	Second	Third	Fourth

Net sales	$865.0	$757.8	$769.7	$794.6	$762.7	$844.3	$939.9	$966.2
Cost of sales	738.1	635.3	612.6	655.1	653.9	731.9	800.8	832.7
Gross profit	$126.9	$122.5	$157.1	$139.5	$108.8	$112.4	$139.1	$133.5

Net income (loss)	$(29.4)	$(7.4)	$1.3	$9.3	$(31.3)	$(29.3)	$(11.2)	$(29.3)

16.  Subsequent Events

In December 2009, the Company acquired the equity of Pliant Corporation (“Pliant”) upon its emergence from reorganization pursuant to a proceeding under Chapter 11 of the Bankruptcy Code. Pliant is a leading manufacturer of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications with annual net sales of $1,127.6 million in calendar 2008. Pliant manufactures key components in a wide variety of flexible packaging products for use in end-use markets such as coffee, confections, snacks, fresh produce, lidding, and hot-fill liquids as well as providing printed rollstock, bags and sheets used to package consumer goods. Pliant also offers a diverse product line of film industry-related products and has achieved leading positions in many of these product lines.

In November 2009, in order to fund the $561.0 million Pliant acquisition estimated purchase price, the Company completed a private placement of $370.0 million aggregate principal amount of 8¼% First Priority Senior Secured Notes due on November 15, 2015 and $250.0 million aggregate principal amount of 8⅞% Second Priority Senior Secured Notes due on September 15, 2014.  In light of the conditions required to effect the proposed Pliant acquisition including customary antitrust approvals, the gross proceeds of $596.3 million, before fees and expenses, from this offering were placed into segregated escrow collateral accounts within two of our unrestricted subsidiaries pending our right to acquire the equity of Pliant upon emergence from bankruptcy.  Therefore, if the Pliant acquisition does not occur prior to January 29, 2010, or such earlier date as we determine at our sole discretion that any of the offering escrow conditions cannot be satisfied, then these Notes will be subject to a special mandatory redemption at a price equal to 100% of the gross proceeds of such Notes, plus accrued and unpaid interest to, but not including, the date of redemption.  As part of acquisition of Pliant, the Company expects to increase the amount of our lender commitments under our revolving credit facility by $100 million.

    In November 2009, the Company entered into a definitive agreement to acquire 100% of the outstanding common stock of Superfos Packaging, Inc., a manufacturer of injection molded plastic rigid open top containers and other plastic packaging products for the food, industrial and household chemical, building materials and personal care end markets which had 2008 annual net sales of $46.8 million.  The purchase price is approximately $82 million and will be funded from cash on hand or existing credit facilities.

Berry Plastics Corporation
Consolidated Balance Sheets
 (In Millions of Dollars)

	April 3, 2010	September 26, 2009
	(Unaudited)
Assets
Current assets:
Cash	$23.3	$10.0
Accounts receivable (less allowance for doubtful accounts of $10.3 at April 3, 2010 and $9.0 at September 26, 2009)	468.4	333.2
Inventories, net:
Finished goods	334.1	219.6
Raw materials and work in process	253.1	154.4
	587.2	374.0
Deferred income taxes	52.5	44.0
Prepaid expenses and other current assets	41.9	30.4
Total current assets	1,173.3	791.6

Property and equipment:
Land	39.8	38.9
Buildings and improvements	219.8	173.2
Equipment and construction in progress	1,443.6	1,126.2
	1,703.2	1,338.3
Less accumulated depreciation	558.8	462.7
	1,144.4	875.6

Goodwill	1,700.2	1,431.2
Intangible assets, net	1,223.1	1,107.5
Other assets	250.5	195.1
	3,173.80	2,733.8
Total assets	$5,491.50	$4,401.0

Berry Plastics Corporation
Consolidated Balance Sheets (continued)
(In Millions of Dollars)

	April 3, 2010	September 26, 2009
	(Unaudited)
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$401.2	$229.8
Accrued expenses and other current liabilities	246.8	192.9
Current portion of long-term debt	23.7	17.5
Total current liabilities	671.7	440.2

Long-term debt, less current portion	4,135.0	3,342.2
Deferred income taxes	259.3	194.9
Other long-term liabilities	125.5	102.0
Total liabilities	5,191.5	4,079.3

Commitments and contingencies

Stockholders' equity:
Parent company investment, net	628.7	629.2
Accumulated deficit	(312.5)	(279.2)
Accumulated other comprehensive loss	(16.2)	(28.3)
Total stockholders’ equity	300.0	321.7
Total liabilities and stockholders’ equity	$5,491.5	$4,401.0

See notes to consolidated financial statements.

Berry Plastics Corporation
Consolidated Statements of Operations
(Unaudited)
 (In Millions of Dollars)

	Quarterly Period Ended		Two Quarterly Periods Ended
	April 3, 2010	March 28, 2009	April 3, 2010	March 28, 2009
Net sales	$1,055.6	$757.8	$1,935.3	$1,622.8
Cost of goods sold	912.9	635.3	1,660.0	1,373.4
Selling, general and administrative	87.8	74.0	176.0	163.5
Restructuring charges	2.9	0.2	9.1	0.8
Acquisition transaction costs	0.9	—	20.1	—
Other operating expenses	5.4	5.8	12.7	11.2
Operating income	45.7	42.5	57.4	73.9

Other income, net	(2.7)	(18.8)	(7.1)	(14.8)
Interest expense	71.8	65.9	142.4	138.5
Interest income	(17.9)	(0.1)	(34.4)	(0.1)
Loss from continuing operations before income taxes	(5.5)	(4.5)	(43.5)	(49.7)
Income tax benefit	(1.7)	(1.3)	(10.2)	(17.1)
Net loss from continuing operations	$(3.8)	$(3.2)	$(33.3)	$(32.6)

Discontinued operations, net of income taxes	—	4.2	—	4.2
Net loss	$(3.8)	$(7.4)	$(33.3)	$(36.8)

See notes to consolidated financial statements.

Berry Plastics Corporation
Consolidated Statement of Changes in Stockholders' Equity
For the Two Quarterly Periods Ended April 3, 2010 and March 28, 2009
(Unaudited)
(In Millions of Dollars)

	Parent Company Investment	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total	Comprehensive Loss
Balance at September 27, 2008	$617.2	$(12.3)	$(253.0)	$351.9
Stock compensation expense	12.0	—	—	12.0
Net transfers to parent	(0.2)	—	—	(0.2)
Net loss	—	—	(36.8)	(36.8)	$(36.8)
Currency translation	—	(32.5)	—	(32.5)	(32.5)
Derivative valuation	—	(1.0)	—	(1.0)	(1.0)
Balance at March 28, 2009	$629.0	$(45.8)	$(289.8)	$293.4	$(70.3)

	Parent Company Investment	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total	Comprehensive Loss
Balance at September 26, 2009	$629.2	$(28.3)	$(279.2)	$321.7
Stock compensation expense	0.7	—	—	0.7
Net transfers to parent	(1.2)	—	—	91.2)
Derivative amortization	—	2.2	—	2.2
Net loss	—	—	(33.3)	(33.3)	$(33.3)
Currency translation	—	9.9	—	9.9	9.9
Balance at April 3, 2010	$628.7	$(16.2)	$(312.5)	$300.0	$(23.4)

See notes to consolidated financial statements.

Berry Plastics Corporation
Consolidated Statements of Cash Flows
(Unaudited)
(In Millions of Dollars)

	Two Quarterly Periods Ended
	April 3, 2010	March 28, 2009
Operating activities
Net loss	$(33.3)	$(36.8)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	151.1	124.9
Non-cash interest expense	11.5	18.1
Non-cash interest income	(34.4)	(0.1)
Non-cash gain on investment	—	(16.2)
Non-cash compensation	0.7	12.0
Other non-cash (income) expense	(6.2)	8.6
Deferred income tax benefit	(11.7)	(21.7)
Changes in operating assets and liabilities:
Accounts receivable, net	(18.9)	87.8
Inventories, net	(116.3)	121.9
Prepaid expenses and other assets	10.0	18.7
Accounts payable and other liabilities	90.5	(90.3)
Net cash provided by operating activities (a)	43.0	226.9
Investing activities
Additions to property and equipment	(129.0)	(98.7)
Proceeds from disposal of assets	27.5	2.4
Investment in Berry Plastics Group debt securities	(18.2)	—
Acquisition of businesses, net of cash acquired	(646.3)	(4.6)
Net cash used for investing activities	(766.0)	(100.9)
Financing activities
Proceeds from long-term borrowings	777.6	0.8
Repayments on long-term borrowings	(14.1)	(179.4)
Debt financing costs	(25.5)	(0.4)
Transfers to parent, net	(1.2)	(0.2)
Net cash provided by (used for) financing activities	736.8	(179.2)
Effect of exchange rate changes on cash	(0.5)	(1.2)
Net increase in cash	13.3	(54.4)
Cash at beginning of period	10.0	189.7
Cash at end of period	$23.3	$135.3
                     a) Includes $20.1 of acquisition transaction costs attributed to the Pliant and Superfos acquisitions

See notes to consolidated financial statements.

Berry Plastics Corporation
Notes to Consolidated Financial Statements
(Unaudited)
 (In millions of dollars, except as otherwise noted)

1.	Background and Nature of Operations

Berry Plastics Corporation (“Berry” or the “Company”) manufactures and markets plastic packaging products, plastic film products, specialty adhesives and coated products.  At April 3, 2010 the Company had over 80 production and manufacturing facilities, primarily located in the United States.  Berry is a wholly-owned subsidiary of Berry Plastics Group, Inc. (“Berry Group”).  Berry Group is primarily owned by affiliates of Apollo Management, L.P. ("Apollo") and Graham Partners ("Graham").  Berry, through its wholly owned subsidiaries operates four reporting segments:  Rigid Open Top, Rigid Closed Top,Specialty Films and Tapes, Bags and Coatings.  The Company’s customers are located principally throughout the United States, without significant concentration in any one region or with any one customer.

2.	Basis of Presentation

The accompanying unaudited Consolidated Financial Statements of Berry have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and the instructions for Form 10-Q and Article 10 of Regulation S-X of the Securities Act of 1934.  Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.  Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full fiscal year.  The accompanying financial statements include the results of the Company and its wholly owned subsidiaries.  For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 26, 2009.  All intercompany transactions have been eliminated.  The Company issued financial statements by filing with the Securities and Exchange Commission and has evaluated subsequent events up to the time of the filing.

Related Party Transactions and Allocations
The Company’s operating results for the quarterly period and two quarterly periods ended April 3, 2010 and March 28, 2009 represent the Consolidated Results of Operations of the Company.  The balance sheets as of April 3, 2010 and September 26, 2009 represent the Consolidated Balance Sheets of the Company as of the respective dates.  The Company has recorded expense in their financial statements of $0.4 million and $0.4 million for the quarterly period ended and $0.7 million and $12.0 million for the two quarterly periods ended as of April 3, 2010 and March 28, 2009, respectively, related to stock compensation of Berry Group.  The Company has recorded management fees of $1.8 million and $1.4 million for the quarterly period ended and $3.3 million and $2.8 million for the two quarterly periods ended April 3, 2010 and March 28, 2009, respectively, charged by Apollo and other investors to Berry Group and recorded income taxes to push down the respective amounts that relate to the consolidated operations of the Company.  Parent Company Investment includes the equity from Berry Group that was invested in Berry by Apollo and other shareholders.  As part of the acquisition of Pliant Corporation (“Pliant”) the Company paid to Apollo and Graham $5.5 million of transaction costs which has been recorded in Acquisition transaction costs in our Consolidated Statement of Operations.  In addition, as part of the Pliant transaction, Apollo and Graham received a combined cash liquidation settlement of approximately $22.0 million for their pre-bankruptcy investment position in Pliant which was paid by the Company as part of the purchase price of Pliant.

BP Parallel LLC, a non-guarantor subsidiary of the Company invested $16.2 million and $18.2 million to purchase assignments totaling $20.2 million and $23.9 million of Berry Group’s senior unsecured term loan (“Senior Unsecured Term Loan”) for the quarterly period and two quarterly periods ended April 3, 2010, respectively.  The Senior Unsecured Term Loan matures on June 5, 2014.  Interest on the loan is payable on a quarterly basis and bears interest at Berry Group’s option based on (1) a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus ½ of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Credit Suisse as its “prime rate” plus 525 basis points or (2) LIBOR (0.29% at April 3, 2010) plus 625 basis points.  The Senior Unsecured Term Loan contains a payment in kind (“PIK”) option which allows Berry Group to forgo paying cash interest and to add the PIK interest to the outstanding balance of the loan.  This expires on the five year anniversary of the loan and if elected increases the rate per annum by 75 basis points for the specific interest period.  Berry Group at its election may make the quarterly interest payments in cash, may make the payments by paying 50% of the interest in cash and 50% in PIK interest or 100% in PIK interest for the first five years.  The notes are unsecured and there are no guarantees by Berry Plastics Corporation.

The Company is accounting for its investments in the Senior Unsecured Term Loan as a held-to-maturity investment in accordance with the investment accounting standards of the Financial Accounting Standards Board (“FASB”).  The Company has the intent and ability to hold the security to maturity.  The investment is stated at amortized cost and the discount is being accreted under the effective interest method to interest income until the maturity of the debt.  The Company has recorded their investment in Other assets in the Consolidated Balance Sheet s and is recording the non-cash interest income and the accretion income from the discount on the purchase of Senior Unsecured Term Loan in Interest income in the Consolidated Statements of Operations.  As of April 3, 2010, BP Parallel LLC has invested $184.1 million to purchase assignments of $538.5 million principal of the Senior Unsecured Term Loan resulting in the Company recognizing $18.0 million and $34.2 million of interest and accretion income for the quarterly period and two quarterly periods ended April 3, 2010, respectively.  The outstanding balance of the Senior Unsecured Term Loan was $58.8 million at April 3, 2010.

3.  Acquisition

Pliant Corporation
On December 3, 2009, the Company obtained control of 100% of the capital stock of Pliant upon Pliant’s emergence from reorganization pursuant to a proceeding under Chapter 11 of the Bankruptcy Code for a purchase price of $602.7 million ($576.5 million, net of cash acquired).   Pliant is a leading manufacturer of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications.  The acquired business is primarily operated in Berry’s Specialty Films reporting segment.  To finance the purchase, the Company used proceeds from private placement offerings, consisting of $370.0 million aggregate principal amount of 8 1/4% first priority senior secured fixed rate notes (“First Priority Fixed Rate Notes”) due on November 15, 2015 and $250.0 million additional principal amount of 8 7/8% second priority senior secured fixed rate notes (“Second Priority Fixed Rate Notes”) due on September 15, 2014, as more fully described in footnote 6.

The acquisition was accounted for as a business combination using the purchase method of accounting. The Company has not yet completed the purchase price allocation and is subject to change.  The Company is still finalizing their allocation of the purchase price to intangible assets, the step-up to fair value on fixed assets, deferred income taxes and reviewing all of the working capital acquired.  The Company has recognized goodwill on this transaction as a result of expected synergies.  Goodwill will not be deductible for tax purposes.  The following table summarizes the preliminary allocation of purchase price and the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition:

Working capital	$143.8
Property plant & equipment	237.7
Intangible assets	118.9
Goodwill	221.2
Long-term liabilities	(118.9)
Net assets acquired	$602.7

For the quarterly period ended March 28, 2009 the pro forma net sales were 990.3 million and pro forma net loss, excluding the impact of changes in historical statutory tax rates, was $56.4 million.  Pro forma net sales were $2,097.0 million and $2,101.9 million and pro forma net losses, exluding the impact of changes in historical statutory tax rates, were $65.2 million and $256.1 million for the two quarterly periods ended April 3, 2010 and March 28, 2009, respectively.  The pro forma net sales and net loss assume that the Pliant acquisition had occurred as of the beginning of the respective periods.

The pro forma information presented above is for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Pliant Acquisition been consummated at the beginning of the respective period, nor is it necessarily indicative of future operating results.  Further, the information reflects only pro forma adjustments for additional interest expense, amortization and closing expenses, net of the applicable income tax effects.

Superfos Packaging, Inc.
In December 2009, the Company acquired 100% of the outstanding common stock of Superfos Packaging, Inc., a manufacturer of injection molded plastic rigid open top containers and other plastic packaging products primarily for food, industrial and personal care end markets.  Net sales for 2009 were $41.0 million.  The newly added business is primarily operated in the Company's Rigid Open Top reporting segment.  The preliminary purchase price was approximately $82.0 million ($79.9 million, net of cash acquired) and was funded from cash on hand and the revolving line of credit.  Pro forma results have not been presented, as they do not differ materially from reported historical results.

4.  Restructuring

The table below sets forth the Company’s estimate of the total cost of the 2007 and subsequent restructuring programs, the cumulative portion recognized through April 3, 2010 and the portion expected to be recognized in a future period:

	Expected Total Costs	Recognized through April 3, 2010	To be Recognized in Future
Severance and termination benefits	$13.0	$13.0	$—
Facility exit costs	30.0	26.6	3.4
Asset impairment	25.9	25.9	—
Other	3.6	3.6	—
Total	$72.5	$69.1	$3.4

The Company incurred restructuring costs of $2.9 million and $0.2 million for the quarterly period ended and $9.1 million and $0.8 million for the two quarterly periods ended as of April 3, 2010 and March 28, 2009, respectively.

The table below sets forth the activity with respect to the restructuring accrual at September 26, 2009 and April 3, 2010:

	Employee Severance and Benefits		Facilities Exit Costs	Non-cash		Total
Balance at fiscal year end 2008	$	―	$4.1	$	―	$4.1
Charges		0.6	2.9		7.8	11.3
Non-cash asset impairment		―	―		(7.8)	(7.8)
Cash payments		(0.6)	(4.2)		―	(4.8)
Balance at September 26, 2009		―	2.8		―	2.8
Charges		4.6	4.5		―	9.1
Acquisition liability assumed		0.8	―		―	0.8
Cash payments		(1.3)	(4.7)		―	(6.0)
Balance at April 3, 2010		$4.1	$2.6	$	―	$6.7

5.  Accrued Expenses and Other Current Liabilities

The following table sets forth the totals included in Accrued expenses and other current liabilities on the Consolidated Balance Sheet.

	April 3, 2010	September 26, 2009
Employee compensation, payroll and other taxes	$76.1	$80.1
Interest	35.8	17.7
Restructuring	6.7	2.8
Rebates	44.2	43.9
Pliant bankruptcy fees	14.3	―
Other	69.7	48.4
	$246.8	$192.9

6.      Long-Term Debt

Long-term debt consists of the following:

	Maturity Date	April 3, 2010	September 26, 2009
Term loan	April 3, 2015	$1,164.0	$1,173.0
Revolving line of credit	April 3, 2013	248.0	69.0
First Priority Senior Secured Floating Rate Notes	February 15, 2015	680.6	680.6
First Priority Senior Secured Fixed Rate Notes	November 15, 2015	370.0	―
Second Priority Senior Secured Fixed Rate Notes	September 15, 2014	775.0	525.0
Second Priority Senior Secured Floating Rate Notes	September 15, 2014	225.0	225.0
11% Senior Subordinated Notes	September 15, 2016	454.6	454.6
10 ¼% Senior Subordinated Notes	March 1, 2016	215.3	215.3
Debt discount, net		(36.3)	(15.1)
Capital leases and other	Various	62.5	32.3
		4,158.7	3,359.7
Less current portion of long-term debt		(23.7)	(17.5)
		$4,135.0	$3,342.2

The current portion of long-term debt consists of $12.0 million of principal payments on the term loan and $11.7 million of principal payments related to capital lease obligations.  The Company was in compliance with its covenants as of April 3, 2010.

In December 2009, the Company increased the amount of lender commitments under the revolving credit facility by $100 million which expands the capacity on our revolving credit facility to $481.7 million, net of defaulting lenders.  At April 3, 2010, there was $248.0 million outstanding on the revolving line of credit and $33.1 million in letters of credit outstanding.  At April 3, 2010, the Company had unused borrowing capacity of $200.6 million net of defaulting lenders under the revolving line of credit subject to the solvency of the Company’s lenders to fund their obligations and the Company’s borrowing base calculations.  In April 2010, the Company completed a $500 million private placement of second priority senior secured fixed rate notes, more fully described in Footnote 15, which materially impacted the Company's unused borrowing capacity as of the date of this filing.

In November 2009, the Company completed private placement offerings, consisting of $370.0 million aggregate principal amount of First Priority Fixed Rate Notes due on November 15, 2015 and $250.0 million additional principal amount of Second Priority Fixed Rate Notes due on September 15, 2014.  The Company received gross proceeds, before expenses and accrued interest, of $365.7 million and $230.6 million from the First Priority Fixed Rate Notes and Second Priority Fixed Rate Notes, respectively.  The proceeds were placed into escrow pending the fulfillment of certain conditions related to the Pliant acquisition.  On December 3, 2009 substantially simultaneously with the Pliant acquisition, the Company assumed the obligations under the existing notes and the proceeds of the existing notes were released from escrow .

7. Financial Instruments and Fair Value Measurements

As part of the overall risk management, the Company uses derivative instruments to reduce exposure to changes in interest rates attributed to the Company’s floating-rate borrowings.  For those derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge, or a hedge of a net investment in a foreign operation.  To the extent hedging relationships are found to be effective, as determined by FASB guidance, changes in fair value of the derivatives are offset by changes in the fair value of the related hedged item are recorded to Accumulated other comprehensive loss. Management believes hedge effectiveness is evaluated properly in preparation of the financial statements.

Cash Flow Hedging Strategy
For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of Accumulated other comprehensive loss and reclassified into earnings in the same line item associated with the forecasted transaction and in the same line item associated with the transaction and in the same period or periods during which the hedged transaction affects earnings .

In 2007, the Company entered into two separate interest rate swap transactions to protect $600.0 million of the outstanding variable rate term loan debt from future interest rate volatility.  The swap agreements became effective in November 2007.  The first agreement had a notional amount of $300.0 million and became effective November 5, 2007 and swaps three month variable LIBOR contracts for a fixed two year rate of 4.875% and expired on November 5, 2009.  The second agreement had a notional amount of $300.0 million and became effective November 5, 2007 and swaps three month variable LIBOR contracts for a fixed three year rate of 4.920% and expires on November 5, 2010.  The counterparty to these agreements is a global financial institution.

The Company’s term loan gives the option to elect different interest rate reset options.  On November 5, 2008, the Company began to utilize 1-month LIBOR contracts for the underlying senior secured credit facility.  The Company’s change in interest rate selection caused the Company to lose hedge accounting on both of the interest rate swaps entered into in August 2007.  The Company records changes in fair value from November 5, 2008 in the Consolidated Statement of Operations and is amortizing the previously recorded unrealized loss in Accumulated other comprehensive loss to Interest expense through the end of the respective swap agreement.

	Liability Derivatives
Derivatives not designated as hedging instruments under FASB guidance	Balance Sheet Location	April 3, 2010		September 26, 2009
Interest rate swaps	Other LT liabilities	$	―	$13.5
	Accrued exp and other current liabilities		8.1	1.4
			$8.1	$14.9

The effect of the derivative instruments on the Consolidated Statement of Operations for the quarterly period ended April 3, 2010, are as follows:

		Quarterly Period Ended	Two Quarterly Periods Ended
	Statement of Operations Location	April 3, 2010	April 3, 2010
Derivatives not designated as hedging instruments under FASB guidance
Interest rate swaps	Other (income) expense	$(2.7)	$6.9
	Interest expense	$1.7	$4.0

The Fair Value Measurements and Disclosures section of the Codification defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and establishes a framework for measuring fair value.  This section also establishes a three-level hierarchy (Level 1, 2 or 3) for fair value measurements based upon the observability of inputs to the valuation of an asset or liability as of the measurement date.  This section also requires the consideration of the counterparty’s or the Company’s nonperformance risk when assessing fair value.

The Company’s interest rate swap liabilities fair value was determined using Level 2 inputs as other significant observable inputs were not available.

The Company’s financial instruments consist primarily of cash, investments, long-term debt, interest rate swap agreements and capital lease obligations.  The fair value of our investments exceeded book value at April 3, 2010, by $217.1 million.  The following table summarized our long-term indebtedness for which the book value was in excess of the fair value based on quoted market prices:

April 3, 2010
First Priority Senior Secured Floating Rate Notes	$28.9
Second Priority Senior Secured Fixed Rate Notes	15.5
Second Priority Senior Secured Floating Rate Notes	29.3
11% Senior Subordinated Notes	25.0
10 ¼% Senior Subordinated Notes	11.8

8.      Stockholders’ Equity and Stock Option Plans

In connection with the merger of Berry Group and Covalence Specialty Materials Holding Corp. in April of 2007, Berry Group modified its outstanding stock options to provide for (i) the vesting of an additional twenty percent (20%) of the total number of shares underlying such outstanding options; (ii) the conversion of options with escalating exercise prices to a fixed priced option, with no increase in the exercise price as of the date of grant of such escalating priced option; and (iii) with respect to each outstanding option, the vesting of which was contingent upon the achievement of performance goals, the deemed achievement of all such performance goals.  On June 7, 2007, Berry Group’s Board of Directors declared a special one-time dividend of $77 per common share and option to shareholders of record as of June 6, 2007.  This dividend reduced Berry Group’s shareholders equity for owned shares by $530.2 million.  In connection with this dividend payment, $34.5 million related to unvested stock options was placed in escrow and was subject to time based vesting through June 7, 2009.  In December 2008, the Executive Committee of Berry Group modified the vesting provisions related to the remaining $33.0 million being held in escrow.  This resulted in the immediate vesting and accelerating the recognition of the remaining unrecorded stock compensation expense of $11.4 million in selling, general and administrative expenses recorded in the first fiscal quarter of 2009.

9. Income Taxes

The effective tax rate from continuing operations was 30.9% and 28.9% for the quarterly period ended April 3, 2010 and March 28, 2009, respectively.  A reconciliation of income tax benefit, computed at the federal statutory rate, to income tax benefit, as provided for in the financial statements, is as follows:

	Quarterly Period Ended		Two Quarterly Periods Ended
	April 3, 2010	March 28, 2009	April 3, 2010	March 28, 2009
Income tax benefit computed at statutory rate	$(1.9)	$(1.6)	$(15.2)	$(17.4)
State income tax benefit, net of federal taxes	(0.2)	(0.2)	(0.8)	(0.2)
Expenses not deductible for income tax purposes	0.1	0.2	0.2	0.3
Change in valuation allowance	0.4	0.3	1.2	0.3
Non-deductible ASC 805 costs	—	—	3.9	—
Other	(0.1)	—	0.5	(0.1)
Income tax benefit	$(1.7)	$(1.3)	$(10.2)	$(17.1)

10. Operating Segments

Berry’s operations are organized into four reporting segments: Rigid Open Top, Rigid Closed Top, Specialty Films and Tapes, Bags and Coatings.  The Company has manufacturing and distribution centers in the United States, Canada, Mexico, Belgium, Australia, Germany and India.  The Company evaluates the performance of and allocates resources to these segments based on revenue and other segment profit measures.  The North American operation represents 91% of the Company’s net sales and 95% of the total assets.  Selected information by reportable segment is presented in the following table:

	Quarterly Period Ended		Two Quarterly Periods Ended
	April 3, 2010	March 28, 2009	April 3, 2010	March 28, 2009
Net sales:
Rigid Open Top	$277.2	$250.2	$538.8	$527.2
Rigid Closed Top	232.5	210.2	462.2	440.8
Specialty Films	386.4	125.2	599.1	281.4
Tapes, Bags and Coatings	159.5	172.2	335.2	373.4
Total net sales	$1,055.6	$757.8	$1,935.3	$1,622.8
Operating income (loss):
Rigid Open Top	$28.2	$35.4	$49.6	$55.3
Rigid Closed Top	16.3	12.6	32.7	24.1
Specialty Films	3.3	(10.5)	(23.0)	(12.5)
Tapes, Bags and Coatings	(2.1)	5.0	(1.9)	7.0
Total operating income	$45.7	$42.5	$57.4	$73.9
Depreciation and amortization:
Rigid Open Top	$23.8	$20.3	$46.3	$40.2
Rigid Closed Top	23.1	23.8	46.1	45.9
Specialty Films	21.9	8.1	35.9	16.7
Tapes, Bags and Coatings	11.5	11.0	22.8	22.1
Total depreciation and amortization	$80.3	$63.2	$151.1	$124.9

	April 3, 2010	September 26, 2009
Total assets:
Rigid Open Top	$1,966.5	$1,830.7
Rigid Closed Top	1,618.3	1,601.4
Specialty Films	1,374.9	459.1
Tapes, Bags and Coatings	531.8	509.8
Total assets	$5,491.5	$4,401.0

The table below represents the reportable segments used in previous filings organized into five segments of Rigid Open Top, Rigid Closed Top, Flexible Films, Tapes and Coatings, and Specialty Films:

	Quarterly Period Ended		Two Quarterly Periods Ended
	April 3, 2010	March 28, 2009	April 3, 2010	March 28, 2009
Net sales:
Rigid Open Top	$277.2	$250.2	$538.8	$527.2
Rigid Closed Top	232.5	210.2	462.2	440.8
Specialty Films	240.5	—	311.5	—
Flexible Films	193.6	199.2	399.9	437.1
Tapes and Coatings	111.8	98.2	222.9	217.7
Total net sales	$1,055.6	$757.8	$1,935.3	$1,622.8
Operating income (loss):
Rigid Open Top	$28.0	$35.4	$49.5	$55.3
Rigid Closed Top	16.3	12.8	32.6	24.3
Specialty Films	2.7	—	(22.1)	—
Flexible Films	(2.8)	(4.7)	(5.8)	(4.4)
Tapes and Coatings	1.5	(1.0)	3.2	(1.3)
Total operating income	$45.7	$42.5	$57.4	$73.9
Depreciation and amortization:
Rigid Open Top	$23.8	$20.3	$46.3	$40.2
Rigid Closed Top	23.1	23.8	46.1	45.9
Specialty Films	13.8	—	19.4	—
Flexible Films	11.2	10.8	22.6	22.2
Tapes and Coatings	8.4	8.3	16.7	16.6
Total depreciation and amortization	$80.3	$63.2	$151.1	$124.9

	April 3, 2010	September 26, 2009
Total assets:
Rigid Open Top	$1,989.7	$1,822.7
Rigid Closed Top	1,643.9	1,523.0
Specialty Films	833.6	—
Flexible Films	603.8	703.2
Tapes and Coatings	420.5	352.1
Total assets	$5,491.5	$4,401.0

11.      Condensed Consolidating Financial Information

The Company has First Priority Senior Secured Fixed and Floating Rate Notes,  Second Priority Senior Secured Fixed and Floating Rate Notes and 10 ¼% Senior Subordinated Notes outstanding which are fully, jointly, severally, and unconditionally guaranteed by substantially all of Berry’s domestic subsidiaries.  Separate narrative information or financial statements of the guarantor subsidiaries have not been included because they are 100% wholly owned by the parent company and the guarantor subsidiaries unconditionally guarantee such debt on a joint and several basis.  Presented below is condensed consolidating financial information for the parent company, guarantor subsidiaries and non-guarantor subsidiaries.  The equity method has been used with respect to investments in subsidiaries.  The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

	April 3, 2010
	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Consolidating Balance Sheet
Current assets	$288.7	$761.3	$123.3	$—	$1,173.3
Net property and equipment	202.5	878.7	63.2	—	1,144.4
Other noncurrent assets	4,449.7	2,644.9	323.7	(4,244.5)	3,173.8
Total assets	$4,940.9	$4,284.9	$510.2	$(4,244.5)	$5,491.5

Current liabilities	$237.8	$389.3	$45.0	$(0.4)	$671.7
Noncurrent liabilities	4,403.1	149.4	16.9	(49.6)	4,519.8
Equity (deficit)	300.0	3,746.2	448.3	(4,194.5)	300.0
Total liabilities and equity (deficit)	$4,940.9	$4,284.9	$510.2	$(4,244.5)	$5,491.5

	September 26, 2009
	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Consolidating Balance Sheet
Current assets	$160.0	$572.2	$59.4	$—	$791.6
Net property and equipment	183.5	657.0	35.1	—	875.6
Other noncurrent assets	3,485.6	2,299.9	269.0	(3,320.7)	2,733.8
Total assets	$3,829.1	$3,529.1	$363.5	$(3,320.7)	$4,401.0

Current liabilities	$106.2	$315.7	$18.7	$(0.4)	$440.2
Noncurrent liabilities	3,401.2	283.5	4.0	(49.6)	3,639.1
Equity (deficit)	321.7	2,929.9	340.8	(3,270.7)	321.7
Total liabilities and equity (deficit)	$3,829.1	$3,529.1	$363.5	$(3,320.7)	$4,401.0

	Quarterly Period Ended April 3, 2010
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net sales	$180.7	$784.6	$90.3	$—	$1,055.6
Cost of sales	169.4	666.6	76.9	—	912.9
Selling, general and administrative expenses	14.2	65.6	8.0	—	87.8
Restructuring charges	0.1	2.8	—	—	2.9
Other operating expenses	1.5	4.3	0.5	—	6.3
Operating income (loss)	(4.5)	45.3	4.9	—	45.7
Other income	(2.7)	—	—	—	(2.7)
Interest expense (income), net	82.2	(13.9)	(14.4)	—	53.9
Equity in net income of subsidiaries	(80.2)	—	—	80.2	—
Income (loss) before income taxes	(3.8)	59.2	19.3	(80.2)	(5.5)
Income tax expense (benefit)	—	(2.1)	0.4	—	(1.7)
Net income (loss)	$(3.8)	$61.3	$18.9	$(80.2)	$(3.8)

	Quarterly Period Ended March 28, 2009
	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$175.3	$532.9	$49.6	$—	$757.8
Cost of goods sold	166.5	427.2	41.6	—	635.3
Selling, general, and administrative expense	14.6	54.2	5.2	—	74.0
Restructuring charges	0.2	—	—	—	0.2
Other operating expenses	1.7	3.9	0.2	—	5.8
Operating income (loss)	(7.7)	47.6	2.6	—	42.5
Other (income) expenses, net	(25.3)	6.5	—	—	(18.8)
Interest expense (income), net	75.5	(12.7)	3.0	—	65.8
Equity in net income of subsidiary	(57.0)	—	—	57.0	—
Income (loss) from continuing operations before income taxes	(0.9)	53.8	(0.4)	(57.0)	(4.5)
Income tax expense (benefit)	2.3	(4.1)	0.5	—	(1.3)
Net income (loss) from continuing operations	(3.2)	57.9	(0.9)	(57.0)	(3.2)
Discontinued operations, net of income taxes	4.2	—	—	—	4.2
Net income (loss)	$(7.4)	$57.9	$(0.9)	$(57.0)	$(7.4)

	Two Quarterly Periods Ended April 3, 2010
	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Consolidating Statement of Operations
Net sales	$376.3	$1,409.8	$149.2	$—	$1,935.3
Cost of goods sold	351.6	1,182.8	125.6	—	1,660.0
Selling, general, and administrative expense	30.4	130.8	14.8	—	176.0
Restructuring charges	0.5	7.1	1.5	—	9.1
Other operating expenses	3.0	27.0	2.8	—	32.8
Operating income (loss)	(9.2)	62.1	4.5	—	57.4
Other income	(6.9)	(0.2)	—	—	(7.1)
Interest expense (income), net	164.8	(29.3)	(27.5)	—	108.0
Equity in net income of subsidiary	(133.9)	—	—	133.9	—
Income (loss) before income taxes	(33.2)	91.6	32.0	(133.9)	(43.5)
Income tax expense (benefit)	0.1	(11.5)	1.2	—	(10.2)
Net income (loss)	$(33.3)	$103.1	$30.8	$(133.9)	$(33.3)

Consolidating Statement of Cash Flows
Net cash flow from operating activities	$(40.0)	$74.6	$8.4	$—	$43.0
Investing activities:
Purchase of property, plant, and equipment	(24.4)	(101.7)	(2.9)	—	(129.0)
Proceeds from disposal of assets	—	27.5	—	—	27.5
Investment in Berry Group, Inc.	—	—	(18.2)	—	(18.2)
Acquisition of business net of cash acquired	(646.3)	—	—	—	(646.3)
Net cash flow from investing activities	(670.7)	(74.2)	(21.1)	—	(766.0)
Financing activities:
Proceeds from long-term borrowings	775.7	—	1.9	—	777.6
Payments on long-term borrowings	(14.1)	—	—	—	(14.1)
Debt financing costs	(25.5)	—	—	—	(25.5)
Transfers to the parent, net	(19.4)	—	18.2	—	(1.2)
Net cash flow from financing activities	716.7	—	20.1	—	736.8
Effect of exchange rate changes on cash	—	—	(0.5)	—	(0.5)
Net increase (decrease) in cash	6.0	0.4	6.9	—	13.3
Cash at beginning of period	6.6	0.1	3.3	—	10.0
Cash at end of period	$12.6	$0.5	$10.2	$—	$23.3

Two Quarterly Periods Ended March 28, 2009
	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Consolidating Statement of Operations
Net sales	$389.7	$1,128.5	$104.6	$—	$1,622.8
Cost of goods sold	361.8	922.3	89.3	—	1,373.4
Selling, general, and administrative expense	42.9	109.5	11.1	—	163.5
Restructuring and impairment charges	0.7	0.1	—	—	0.8
Other operating expenses	2.6	8.0	0.6	—	11.2
Operating income (loss)	(18.3)	88.6	3.6	—	73.9
Other (income) expenses, net	(21.3)	6.5	—	—	(14.8)
Interest expense (income), net	159.3	(26.5)	5.6	—	138.4
Equity in net income of subsidiary	126.0	—	—	(126.0)	—
Gain (loss) from continuing operations before income taxes	(30.3)	108.6	(2.0)	(126.0)	(49.7)
Income tax expense (benefit)	2.3	(20.1)	0.7	—	(17.1)
Income (loss) from continuing operations	(32.6)	128.7	(2.7)	(126.0)	(32.6)
Discontinued operations, net of income taxes	4.2	—	—	—	4.2
Net income (loss)	$(36.8)	$128.7	$(2.7)	$(126.0)	$(36.8)

Consolidating Statement of Cash Flows
Net cash provided by operating activities	160.1	60.9	5.9	$—	$226.9
Investing activities:
Additions to property and equipment	(26.8)	(70.1)	(1.8)	—	(98.7)
Proceeds from disposal of assets	—	2.4	—	—	2.4
Acquisition of business, net of cash acquired	(4.6)	—	—	—	(4.6)
Net cash used for investing activities	(31.4)	(67.7)	(1.8)	—	(100.9)
Financing activities:
Proceeds from long-term borrowings	0.8	—	—	—	0.8
Repayments on long-term borrowings	(179.1)	—	(0.3)	—	(179.4)
Debt financing costs	(0.4)	—	—	—	(0.4)
Transfers to parent, net	(0.2)	—	—	—	(0.2)
Net cash used for financing activities	(178.9)	—	(0.3)	—	(179.2)
Effect of exchange rate changes on cash	—	—	(1.2)	—	(1.2)
Net increase (decrease) in cash and cash equivalents	(50.2)	(6.8)	2.6	—	54.4
Cash and cash equivalents at beginning of period	172.6	8.7	8.4	—	189.7
Cash and cash equivalents at end of period	$122.4	$1.9	$11.0	$—	$135.3

12.      Contingencies and Commitments

The Company is party to various legal proceedings involving routine claims which are incidental to the business.  Although the legal and financial liability with respect to such proceedings cannot be estimated with certainty, the Company believes that any ultimate liability would not be material to the business, financial condition, results of operations or cash flows of the Company.

13.      Recent Financial Accounting Standards

In December 2007, the FASB issued authoritative guidance that establishes the principles and requirements for how an acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This guidance makes significant changes to existing accounting practices for acquisitions, including the requirement to expense transaction costs and to reflect the fair value of contingent purchase price adjustments at the date of acquisition. In April 2009, the FASB issued an amendment to amend and clarify the guidance on business combinations to require that an acquirer recognize at fair value, at the acquisition date, an asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition-date fair value of such an asset acquired or liability assumed cannot be determined, the acquirer should apply the provisions of the guidance on business combinations to determine whether the contingency should be recognized at the acquisition date or after it. The guidance is effective for business combinations for which the acquisition date is after the beginning of the first annual reporting period beginning after December 15, 2008, which is effective for us in fiscal 2010 .  The Company accounted for the Pliant and Superfos acquisitions under this new authoritative guidance .

14. Sale-leaseback Transaction

In March 2010, the Company entered into a sale-leaseback transaction pursuant to which it sold the expansion of its Evansville, Indiana manufacturing facility.  The Company received proceeds of $27.0 million and used these proceeds to repay outstanding borrowings on the revolving credit facility.  The sale-leaseback transaction resulted in the Company realizing a deferred gain of $1.7 million which will be offset against the future lease payments over the life of the respective lease.

15. Subsequent Events

In April 2010, the Company completed a private placement of $500 million aggregate principle of  9½% second priority senior secured fixed rate notes due 2018.  The net proceeds from the offering are intended to be used for general corporate purposes, which may include the repayment of debt, capital expenditure projects and the funding of potential future acquisitions.  After giving effect to this private placement, the pro forma unused borrowing capacity was $448.6 million and the cash balance was $263.3 million.

Berry Plastics Corporation

[Missing Graphic Reference]

OFFER TO EXCHANGE

9½% Second Priority Senior Secured Notes due 2018
registered under the Securities Act

For

A Like Principal Amount of Second Priority Senior Secured
Notes

Prospectus

Dated August 6, 2010